As filed with the Securities and Exchange Commission on October 11, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)
Mississippi (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	64-0862173 (I.R.S. Employer Identification No.)
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Mark C. Kanaly William W. Hooper Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Robert D. Klingler Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, Georgia 30363 (404) 322-6000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and is subject to change. The First Bancshares, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED OCTOBER 11, 2022
Joint Proxy Statement/Prospectus

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of The First Bancshares, Inc. and Heritage Southeast Bancorporation, Inc.:
The boards of directors of The First Bancshares, Inc., or First Bancshares, and Heritage Southeast Bancorporation, Inc., or HSBI, have each unanimously approved the acquisition of HSBI by First Bancshares. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of July 27, 2022, which we refer to as the merger agreement, by and between First Bancshares and HSBI, whereby HSBI will be merged with and into First Bancshares, which we refer to as the merger. Immediately following the merger of HSBI with and into First Bancshares, Heritage Southeast Bank, the wholly owned bank subsidiary of HSBI, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First Bank, or The First, with The First as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each share of HSBI common stock, which we refer to as HSBI stock, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.965, or the exchange ratio, of a share of First Bancshares common stock, which we refer to as the merger consideration.
Although the number of shares of First Bancshares common stock that HSBI shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of First Bancshares common stock and will not be known at the time HSBI shareholders and First Bancshares shareholders vote on the merger. First Bancshares common stock is currently quoted on the NASDAQ Global Market. On July 26, 2022, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of First Bancshares common stock of $29.68 per share, the exchange ratio represented approximately $28.64 in value for each share of HSBI stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on [       ], 2022 of $[      ] per share, the exchange ratio represented $[      ] in value for each share of HSBI stock to be converted into First Bancshares common stock. Based on the exchange ratio and the number of shares of HSBI stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 6,962,435. We urge you to obtain current market quotations for the price of First Bancshares common stock (trading symbol “FBMS”) because the value of the per share stock consideration will fluctuate based on First Bancshares’ common stock price.
HSBI will hold a special meeting of its shareholders, referred to as the HSBI special meeting, where HSBI shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement, (2) a proposal to approve certain payments to be made to Brad Serff if the transaction is completed, so that these payments are not subject to Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the 280G proposal, and (3) a proposal to adjourn the HSBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The HSBI special meeting will be held at [                 ], on [           ], 2022, at [ ], Eastern Time, subject to any adjournment or postponement thereof. The board of directors of HSBI has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of HSBI, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of HSBI vote “FOR” the proposal to approve the merger agreement, “FOR” the 280G proposal and “FOR” the proposal to adjourn the HSBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
First Bancshares will hold a special meeting of its shareholders, referred to as the First Bancshares special meeting, where First Bancshares shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement, including the issuance of shares of First Bancshares common stock in the merger, and (2) a proposal to adjourn the First Bancshares special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The First Bancshares special meeting will be held at [                 ], on [           ], 2022, at [ ], Central Time, subject to any adjournment or postponement thereof. The board of directors of First Bancshares has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of First Bancshares, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of First Bancshares vote “FOR” the proposal to approve the merger agreement, including the issuance of shares of First Bancshares common stock in the merger, and “FOR” the proposal to adjourn the First Bancshares special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
Your vote is very important, regardless of the number of shares you own.   Whether or not you expect to attend your company’s special meeting, the details of which are described in the accompanying joint proxy statement/prospectus, please promptly submit your proxy by telephone, by the Internet or by completing, signing, dating and returning your signed proxy card(s) in the enclosed prepaid return envelope so that your shares may be represented at the applicable special meeting.
This document, which serves as a proxy statement for the First Bancshares and HSBI special meetings and as a prospectus for the shares of First Bancshares common stock to be issued to HSBI shareholders in the merger, describes each company’s special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 35, for a discussion of the risks relating to the proposed merger and owning First Bancshares common stock after the merger. You also can obtain information about First Bancshares from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.
If First Bancshares shareholders have any questions or require assistance in voting their shares of First Bancshares common stock, they should contact Chandra B. Kidd, Secretary, The First Bancshares, Inc., P.O. Box 15549, Hattiesburg, Mississippi, 39404 or by phone at (601) 268-8998 or by e-mail at ckidd@thefirstbank.com. If HSBI shareholders have any questions or require assistance in voting their shares of HSBI common stock, they should contact Phil Resch, Chief Financial Officer, Heritage Southeast Bancorporation, Inc., 125 Westridge Industrial Blvd., McDonough, Georgia, or by phone at (770) 515-7039 or by e-mail at phil.resch@myhsb.com.
Sincerely,
M. Ray “Hoppy” Cole, Jr. Chairman of the Board of Directors, President and Chief Executive Officer The First Bancshares, Inc.	Leonard Moreland Chief Executive Officer Heritage Southeast Bancorporation, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either First Bancshares or HSBI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [                 ], 2022, and it is first being mailed or otherwise delivered to the First Bancshares shareholders and HSBI shareholders on or about [           ], 2022.

6480 U.S. Highway 98 West
Hattiesburg, MS 39402

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [                 ], 2022
To the Shareholders of The First Bancshares, Inc., which we refer to as “First Bancshares”:
We are pleased to invite you to attend the special meeting of shareholders of First Bancshares, which we refer to as the “First Bancshares special meeting,” to be held at [•] local time, on [                 ], 2022, at [                 ]. At the First Bancshares Special Meeting, you will be asked to vote on the following proposals:
1.
Merger and Share Issuance Proposal.   To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 27, 2022, by and between First Bancshares and Heritage Southeast Bancorporation, Inc. which we refer to as “HSBI,” as it may be amended from time to time, which we refer to as the “merger agreement,” a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which HSBI will merge with and into First Bancshares, and the other transactions contemplated by the merger agreement, including the issuance of shares of First Bancshares common stock to shareholders of HSBI in connection with the merger, which we refer to as the “First Bancshares merger proposal”; and

2.
Adjournment Proposal.   To consider and vote on a proposal to adjourn the First Bancshares special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First Bancshares merger proposal, which we refer to as the “First Bancshares adjournment proposal.”

The First Bancshares board of directors has set [           ], 2022 as the record date for the First Bancshares special meeting. Only holders of record of First Bancshares common stock at the close of business on [           ], 2022 will be entitled to notice of and to vote at the First Bancshares special meeting and any adjournment or postponement thereof.
Your vote is very important, regardless of the number of shares of First Bancshares Common Stock that you own. We cannot complete the merger unless holders of First Bancshares common stock approve the First Bancshares merger proposal. The affirmative vote of a majority of the issued and outstanding shares of First Bancshares common stock entitled to vote on the proposal is required to approve the First Bancshares merger proposal. Approval of the First Bancshares adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present.
Regardless of whether you plan to attend the First Bancshares special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed joint proxy statement/prospectus provides a detailed description of the First Bancshares special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of First Bancshares common stock, please contact Chandra B. Kidd, Secretary, The First Bancshares, Inc., P.O. Box 15549, Hattiesburg, Mississippi, 39404 or by phone at (601) 268-8998 or by e-mail at ckidd@thefirstbank.com.
The board of directors of First Bancshares has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, including the issuance of shares of First Bancshares common stock to HSBI shareholders, are advisable and in the best interests of First Bancshares and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal and “FOR” the First Bancshares adjournment proposal.
By Order of the Board of Directors,
M. Ray “Hoppy” Cole, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer
The First Bancshares, Inc.
Hattiesburg, Mississippi
[                 ], 2022

101 North Main Street
Jonesboro, GA 30236

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [                 ], 2022
To the Shareholders of Heritage Southeast Bancorporation, Inc.:
Heritage Southeast Bancorporation, Inc., which we refer to as “HSBI”, will hold a special meeting of shareholders at [_:00 a.m.] local time, on [                 ], 2022, at [                                    ], for the following purposes:
1.
for holders of HSBI common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 27, 2022, by and between The First Bancshares, Inc. and HSBI pursuant to which HSBI will merge with and into The First Bancshares, Inc. and Heritage Southeast Bank will merge with and into The First Bank, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the “HSBI merger proposal”;

2.
for holders of HSBI common stock to consider and vote upon a proposal, which we refer to as the 280G proposal, to approve a portion of certain compensatory payments that Brad Serff is or may be entitled to receive in connection with the merger or certain subsequent events in order to avoid any potential adverse federal tax consequences for Mr. Serff under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the “280G proposal”; and

3.
for holders of HSBI common stock to consider and vote upon a proposal to adjourn the HSBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement, which we refer to as the “HSBI adjornment proposal”.

We have fixed the close of business on [                 ], 2022 as the record date for the HSBI special meeting. Only holders of record of HSBI stock at that time are entitled to notice of, and to vote at, the HSBI special meeting, or any adjournment or postponement of the HSBI special meeting. In order for the merger agreement to be approved, it must receive the affirmative vote by the holders of at least a majority of the outstanding shares of HSBI common stock. In order for the 280G proposal to be approved, more than 75% of the voting power of the outstanding shares of HSBI common stock must be voted in favor of the proposal (excluding shares held by Mr. Serff and certain related parties, collectively referred to as ineligible shareholders). The HSBI special meeting may be adjourned from time to time upon the affirmative vote by the holders of at least a majority of the HSBI common stock casting votes at the HSBI special meeting without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting. Certain holders of [      ]% of the outstanding shares of HSBI common stock have entered into voting and support agreements with The First Bancshares, Inc. pursuant to which holders have agreed to vote for approval of the merger agreement, subject to the terms of the voting and support agreements.
HSBI shareholders have dissenter rights under Georgia state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Georgia law, including not voting in favor of the merger agreement and providing notice to HSBI. For more information regarding dissenter rights, please see “The Merger — Dissenters’ Rights for HSBI Shareholders” beginning on page 109.

Your vote is very important. We cannot complete the merger unless HSBI’s shareholders approve the merger agreement.
Regardless of whether you plan to attend the HSBI special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. You also may vote your shares over the Internet, by telephone or fax by following the instructions included on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed joint proxy statement/prospectus provides a detailed description of the HSBI special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of HSBI stock, please contact Phil Resch, Chief Financial Officer, Heritage Southeast Bancorporation, Inc., 125 Westridge Industrial Blvd., McDonough, Georgia, or by phone at (770) 515-7039 or by e-mail at phil.resch@myhsb.com.
HSBI’s board of directors has determined and declared that the merger agreement, the merger and the transactions contemplated by the merger agreement, are advisable and in the best interests of HSBI and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that HSBI shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the 280G proposal and “FOR” the proposal to adjourn the HSBI special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
By Order of the Board of Directors,
Leonard Moreland
Chief Executive Officer
Heritage Southeast Bancorporation, Inc.
Jonesboro, Georgia
[                 ], 2022
The HSBI board of directors unanimously recommends that holders of HSBI common stock entitled to vote at the HSBI special meeting vote “FOR” the HSBI merger proposal, “FOR” the 280G proposal and “FOR” the HSBI adjournment proposal.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about First Bancshares from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Bancshares at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting First Bancshares at the contact information set forth below:
The First Bancshares, Inc.
6480 U.S. Hwy, 98 West
Hattiesburg, Mississippi 39402
Attention: Chandra B. Kidd, Secretary
Telephone: (601) 268-8998
E-Mail: ckidd@thefirstbank.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that holders of First Bancshares common stock requesting documents must do so by [           ], 2022 in order to receive them before the First Bancshares special meeting, and holders of HSBI common stock requesting documents must do so by [           ] in order to receive them before the HSBI special meeting.
You should rely only on the information contained in this joint proxy statement/prospectus. Neither First Bancshares nor HSBI has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. HSBI has supplied all of the information about HSBI and its subsidiaries contained in this joint proxy statement/prospectus and First Bancshares has supplied all of the information contained in this joint proxy statement/prospectus about First Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding HSBI has been provided by HSBI and information contained in this document regarding First Bancshares has been provided by First Bancshares. See “Where You Can Find More Information” for more details.
All references in this joint proxy statement/prospectus to “First Bancshares” or “FBMS” refer to The First Bancshares, Inc., a Mississippi corporation. All references in this joint proxy statement/prospectus to “The First” refer to The First Bank, a Mississippi state-chartered bank and the wholly owned bank subsidiary of First Bancshares.
All references in this joint proxy statement/prospectus to “HSBI” refer to Heritage Southeast Bancorporation, Inc., a Georgia corporation, and all references to “Heritage Southeast Bank” refer to Heritage Southeast Bank, a Georgia state-chartered bank and the wholly owned bank subsidiary of HSBI.
All references in this joint proxy statement/prospectus to the “merger” refer to the proposed merger of HSBI with and into First Bancshares, and all references to the “bank merger” refer to the proposed merger of Heritage Southeast Bank with and into The First immediately following the merger.
All references in this joint proxy statement/prospectus to the “combined company” refer to First Bancshares immediately following completion of the merger, and references to the “combined bank” refer to The First Bank following completion of the bank merger.
All references in this joint proxy statement/prospectus to “First Bancshares common stock” refer to the common stock of First Bancshares, par value $1.00 per share, and all references in this joint proxy statement/prospectus to “HSBI common stock” refer to the common stock of HSBI, no par value per share.

All references to “First Bancshares shareholders” or to the shareholders of First Bancshares refer to the stockholders of First Bancshares.
All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated July 27, 2022, by and between First Bancshares and HSBI, as it may be amended from time to time. All references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to First Bancshares and HSBI collectively, unless otherwise indicated or as the context requires.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that HSBI shareholders may have regarding the proposed transaction between First Bancshares and HSBI and the proposals being considered at the First Bancshares special meeting and HSBI special meeting. First Bancshares and HSBI urge you to read carefully this entire joint proxy statement/prospectus, including the annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Q:
What is the merger?

A:
First Bancshares and HSBI have entered into an Agreement and Plan of Merger, dated as of July 27, 2022, which we refer to as the “merger agreement”. Pursuant to the merger agreement, HSBI will merge with and into First Bancshares, with First Bancshares continuing as the surviving entity, in a transaction we refer to as the “merger.” Immediately following the merger, Heritage Southeast Bank, HSBI’s wholly owned subsidiary, will merge with and into The First Bank, the wholly owned subsidiary of First Bancshares, with The First Bank as the surviving bank, in a transaction we refer to as the “bank merger.”

First Bancshares will hold a special meeting of its shareholders, which we refer to as the “First Bancshares special meeting,” and HSBI will hold a special meeting of its shareholders, which we refer to as the “HSBI special meeting,” to obtain the required shareholder approvals, and you are being provided with this joint proxy statement/prospectus in connection with those meetings.
A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to carefully read this joint proxy statement/prospectus, the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.
Q:
Why am I receiving this joint proxy statement/prospectus?

A:
In order to complete the merger, among other things:

•
First Bancshares shareholders must approve the First Bancshares merger proposal; and

•
HSBI shareholders must approve the HSBI merger proposal.

Each of First Bancshares and HSBI is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their shares of common stock with respect to such matters to be considered at their respective special meetings of shareholders.
Information about these meetings, the merger and the other business to be considered by First Bancshares shareholders at its special meeting or by HSBI shareholders at its special meeting, as applicable, is contained in this joint proxy statement/prospectus and you should read it carefully.
This document constitutes both a joint proxy statement of First Bancshares and HSBI and a prospectus of First Bancshares. It is a joint proxy statement because each of the boards of directors of First Bancshares and HSBI is soliciting proxies from their shareholders using this document. It is a prospectus because First Bancshares, in connection with the merger, will issue shares of First Bancshares common stock to HSBI shareholders, and this joint proxy statement/prospectus contains information about that common stock.
Q:
What will HSBI shareholders receive in the merger?

A:
If the merger is completed, each share of HSBI common stock issued and outstanding immediately prior to the effective time of the merger (except for owned by First Bancshares or HSBI, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by HSBI shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 0.965, or the exchange ratio, of a share of First Bancshares common stock.

First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Rather, HSBI shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of First Bancshares common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of First Bancshares common stock on the NASDAQ Global Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the date that is five days prior to the closing of the merger.
All stock options awarded under the HSBI equity plans will fully vest at the closing of the merger and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the excess, if any, of (A) the product of (x) the exchange ratio multiplied by (y) $29.68 (representing the closing price of the First Bancshares’ common stock on the last trading day prior to the signing of the Merger Agreement), over (ii) the per share exercise price of the option to acquire shares of HSBI common stock prior to the effective time of the merger, multiplied by (B) the number of shares of HSBI common stock subject to such option prior to the effective time of the merger, rounding up to the nearest cent.
The merger agreement provides that outstanding and unvested restricted shares of HSBI pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive the merger consideration.
Additionally, HSBI previously entered into supplemental executive retirement benefits agreements with certain individuals, which we refer to as the “SERP agreements”, pursuant to which part or all of the retirement benefit would be paid in the form of cash or shares of HSBI common stock. Prior to the execution of the merger agreement, all individual parties to the SERP agreements entered into termination agreements, pursuant to which their respective SERP agreements will be terminated at the effective time of the merger in exchange for a lump sum payment with regard to the cash-based retirement benefit. Pursuant to those termination agreements, all obligations to issue any shares of HSBI common stock will be terminated at the effective time of the merger, and each share of HSBI common stock that would otherwise be issuable under the applicable SERP agreement, whether vested or unvested, shall be converted into the right to receive 0.965 of a share of First Bancshares common stock.
HSBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date, which we refer to as the average closing price, is less than $23.74, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $29.68) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $116.02); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate based upon the market value for First Bancshares common stock between the date of this joint proxy statement/prospectus and the completion of the merger. HSBI shareholders will receive 0.965 share of First Bancshares common stock for each share of HSBI common they hold. Any fluctuation in the market price of First Bancshares common stock after the date of this joint proxy statement/prospectus will change the value of the shares of First Bancshares common stock that HSBI shareholders may receive.

Based on the closing price of First Bancshares common stock on July 26, 2022, the last full trading day before the public announcement of the merger agreement, of $29.68 per share, the exchange ratio represented approximately $28.64 in value for each share of HSBI stock to be converted into First Bancshares common stock. Based on the most recent reported closing sale price of First Bancshares common stock on [           ], 2022 of $[      ] per share, the exchange ratio represented $[      ] in value for each share of HSBI stock to be converted into First Bancshares common stock. The market price of shares of First Bancshares common stock when HSBI shareholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of First

Bancshares common stock on the date of this joint proxy statement/prospectus or at the time of the HSBI special meeting or any adjournment of postponement thereof.
Q:
What will happen to shares of First Bancshares common stock in the merger?

A:
Nothing. Each share of First Bancshares common stock outstanding will remain outstanding as a share of First Bancshares common stock following the effective time of the merger.

Q:
What am I being asked to vote on?

A:
You are being asked to approve and adopt the merger agreement by and between First Bancshares and HSBI, which provides for the merger of HSBI with and into First Bancshares, and the transactions contemplated by the merger agreement. As part of their adoption of the merger agreement and the merger.

First Bancshares shareholders are also being asked to approve the issuance of stock in the merger to HSBI shareholders.
HSBI shareholders are also being asked to approve a proposal to approve certain compensatory payments that Brad Serff is or may be entitled to receive in connection with the merger or certain subsequent events, which we refer to as the 280G proposal.
Finally, shareholders of both First Bancshares and HSBI are also being asked to approve a proposal to adjourn their respective special meetings, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.
Q:
When and where are the First Bancshares special meeting and the HSBI special meeting?

A:
First Bancshares Special Meeting.   The First Bancshares special meeting will be held at [                 ] on [           ], 2022 at [           ] Central Time.

HSBI Special Meeting.   The HSBI special meeting will be held at [                 ] on [           ], 2022 at [           ] Eastern Time.
Q:
Who is entitled to vote at each special meeting?

A:
First Bancshares Special Meeting.   All holders of First Bancshares common stock who held shares at the close of business on [           ], 2022, which we refer to as the “First Bancshares record date,” are entitled to receive notice of and to vote at the First Bancshares special meeting.

HSBI Special Meeting.   All holders of HSBI common stock who held shares at the close of business on [           ], 2022, which we refer to as the “HSBI record date,” are entitled to receive notice of and to vote at the HSBI special meeting.
Q:
What constitutes a quorum at each special meeting?

A:
First Bancshares Special Meeting.   The shareholders present at the First Bancshares special meeting in person or by proxy who, as of the First Bancshares record date, were holders of at least a majority of the outstanding shares of First Bancshares common stock entitled to vote at the First Bancshares special meeting, constitutes a quorum.

Abstentions will be included in determining the number of shares present at the First Bancshares special meeting for the purpose of determining the presence of a quorum.
HSBI Special Meeting.   The shareholders present at the HSBI special meeting in person or by proxy who, as of the HSBI record date, were holders of at least a majority of the outstanding shares of HSBI common stock entitled to vote at the HSBI special meeting, constitutes a quorum.
Abstentions will be included in determining the number of shares present at the HSBI special meeting for the purpose of determining the presence of a quorum.

Q:
What vote is required to approve each proposal at the First Bancshares special meeting?

A:
First Bancshares merger proposal.   Approval of the First Bancshares merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of First Bancshares common stock entitled to vote. First Bancshares shareholders must approve the First Bancshares merger proposal in order for the merger to occur. If First Bancshares shareholders fail to approve the First Bancshares merger proposal, the merger will not occur.

If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the First Bancshares merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
First Bancshares adjournment proposal.   Approval of the First Bancshares adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present. If First Bancshares shareholders fail to approve the First Bancshares adjournment proposal, but approve the First Bancshares merger proposal, the merger may nonetheless occur.
Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the First Bancshares adjournment proposal. If you fail to vote or fail to instruct your bank or broker how to vote with respect to the First Bancshares adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.
Q:
What vote is required to approve each proposal at the HSBI special meeting?

A:
HSBI merger proposal.   Approval of the HSBI merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of HSBI common stock entitled to vote. HSBI shareholders must approve the HSBI merger proposal in order for the merger to occur. If HSBI shareholders fail to approve the HSBI merger proposal, the merger will not occur.

If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the HSBI merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
HSBI 280G proposal.   Approval of the 280G proposal requires the affirmative vote of more than 75% of the voting power of the issued and outstanding shares of HSBI common stock entitled to vote (excluding shares held by Mr. Serff and certain related parties, collectively referred to as ineligible shareholders). Unlike the HSBI merger proposal, HSBI’s and Heritage Southeast Bank’s directors have not entered into any agreement to vote their shares in favor of the 280G proposal. If HSBI shareholders fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the 280G proposal, it will have the same effect as a vote “AGAINST” the 280G proposal.
HSBI adjournment proposal.   Approval of the HSBI adjournment proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal, whether or not a quorum is present. If HSBI shareholders fail to approve the HSBI adjournment proposal, but approve the HSBI merger proposal, the merger may nonetheless occur.
Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, it will have the same effect as a vote “AGAINST” the HSBI adjournment proposal. If you fail to vote or fail to instruct your bank or broker how to vote with respect to the HSBI adjournment proposal, you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.
Q:
Will the payments to Brad Serff that are subject to the 280G proposal affect the amount of merger consideration to be paid to HSBI shareholders?

A:
No. The outcome of the vote on the 280G proposal, whether approved or not, will not affect the amount of the merger consideration that an HSBI shareholder will receive if the merger is completed. In addition, approval of the 280G proposal is not a condition to the completion of the merger.

Q:
What are the conditions to the completion of the merger?

A:
The obligations of First Bancshares and HSBI to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods, the receipt of tax opinions, approval by First Bancshares shareholders of the First Bancshares merger proposal and approval by HSBI shareholders of the HSBI merger proposal. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 125.

Q:
When will the merger be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods and approval by First Bancshares shareholders of the First Bancshares merger proposal and approval by HSBI shareholders of the HSBI merger proposal. While we expect the merger to be completed in the fourth quarter of 2022 or first quarter of 2023, because fulfillment of some of the conditions to completion of the merger are not entirely within our control, we cannot assure you of the actual timing.

Q:
How does the First Bancshares board of directors and the HSBI board of directors recommend that I vote?

A:
First Bancshares.   The First Bancshares board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of First Bancshares common stock in the merger, are advisable, fair to and in the best interests of First Bancshares and its shareholders and unanimously recommends that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal and “FOR” the First Bancshares adjournment proposal.

HSBI.   The HSBI board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of HSBI and its shareholders and unanimously recommends that HSBI shareholders vote “FOR” the HSBI merger proposal, “FOR” the 280G proposal and “FOR” the HSBI adjournment proposal.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting of shareholders. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your bank, broker or other nominee if your shares are held in “street name” by a bank, broker or other nominee.

Q:
If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee. Because your bank, broker, or nominee cannot vote your shares without instruction from you, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Q:
How do I vote?

A:
If you are a holder of record of First Bancshares common stock as of [           ], 2022, then you may have your shares of First Bancshares stock voted on the matters to be presented at the First Bancshares special meeting in either of the following ways:

•
You may vote online.   You may vote online by accessing [      ]. Have your proxy card available.

•
You may vote by telephone.   You may vote by telephone by calling toll-free [      ]. Have your proxy card available.

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card to Computershare Proxy Services, P.O. Box 505008, Louisville, KY 40233-9814.

•
You may vote in person at the meeting.You may vote by attending the meeting in person and casting your vote at the meeting.

If you are a holder of record of HSBI common stock as of [           ], 2022, then you may have your shares of HSBI stock voted on the matters to be presented at the HSBI special meeting in either of the following ways:
•
You may vote online.   You may vote online by accessing [      ]. Have your proxy card available.

•
You may vote by telephone.   You may vote by telephone by calling toll-free [      ]. Have your proxy card available.

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card to [                 ].

•
You may vote in person at the meeting.   You may vote by attending the meeting in person and casting your vote at the meeting.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before your respective company’s special meeting of shareholders. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting of shareholders.
If you are a beneficial owner (i.e., your shares are held in “street name”), please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at either the First Bancshares special meeting or the HSBI special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of First Bancshares common stock represented by your proxy will be voted as recommended by the First Bancshares board of directors with respect to such proposal or the shares of HSBI common stock represented by your proxy will be voted as recommended by the HSBI board of directors with respect to such proposal, as the case may be.

Q:
May I change my vote after I have submitted my proxy or voting instruction card?

A:
Yes. If you are a holder of record of either First Bancshares or HSBI common stock, then you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•
Timely delivering a signed written notice of revocation to the Corporate Secretary of First Bancshares or HSBI, as applicable;

•
Signing and returning a proxy card with a later date;

•
Attending and voting at the First Bancshares special meeting or the HSBI special meeting, as applicable; or

•
Voting by telephone or the Internet at a later time.

Simply attending the First Bancshares special meeting or HSBI special meeting without voting will not revoke any proxy that you have previously given or change your vote.
If you hold shares of either First Bancshares or HSBI common stock in “street name,” you must contact your bank, broker or other nominee to change your vote.

Q:
Are HSBI shareholders entitled to appraisal or dissenters’ rights?

A:
Yes. HSBI shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the Georgia Business Corporation Code, which we refer to as the “GBCC,” which is the law under which HSBI is incorporated, receive cash in the amount of the “fair value” of their shares of HSBI common stock instead of the merger consideration. This “fair value” could be the same or more than the merger consideration but could also be less. See “The Merger — Dissenters’ Rights” on page 109. A copy of the applicable sections of the GBCC is attached as Annex E to this joint proxy statement/prospectus.

Q:
Are First Bancshares shareholders entitled to appraisal or dissenters’ rights?

A:
No, under the Mississippi Business Corporation Act, which we refer to as the “MBCA,” which is the law under which First Bancshares is incorporated, the holders of First Bancshares common stock will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

Q:
What are the U.S. federal income tax consequences of the merger to HSBI shareholders?

A:
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” HSBI shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of HSBI stock for shares of First Bancshares common stock pursuant to the merger. However, HSBI shareholders may recognize gain or loss if they exercise dissenters’ rights or if they receive any cash in lieu of a fractional share of First Bancshares common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of HSBI stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
What happens if the merger is not completed?

A:
If the merger is not completed, HSBI shareholders will not receive any consideration for their shares of HSBI common stock that otherwise would have been received in connection with the merger. Instead, HSBI will remain an independent private company. In addition, if the merger agreement is terminated, in certain circumstances, HSBI may be required to pay First Bancshares a fee with respect to such termination of the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Effect of Termination” beginning on pages 126 and 127. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of HSBI stock.

Q:
What would happen if the 280G proposal is not approved by HSBI shareholders?

A:
Mr. Serff has waived any compensatory payment above the safe harbor amount that he may be entitled to receive in connection with the merger if the approval of the 280G proposal is not obtained which would operate to limit such amounts payable to Mr. Serff to three times his “base amount” as determined in connection with Section 280G of the Code minus $1.00, which we refer to as the “waived amount.” If the HSBI shareholders do not approve the 280G proposal, then Mr. Serff will forfeit his waived amount and he will not receive or retain any portion of the waived amount.

Q:
What happens if I sell my shares after the applicable record date before my company’s special meeting of shareholders?

A:
Each of the First Bancshares record date and HSBI record date is earlier than the date of the First Bancshares special meeting or HSBI special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First Bancshares common stock or HSBI common stock, as applicable, after the applicable record date but before the date of the applicable shareholder meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to HSBI common stock, you will not have the right to receive the merger consideration to be received by HSBI shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of HSBI common stock through completion of the merger.
Q:
What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:
First Bancshares shareholders and HSBI shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of First Bancshares or HSBI common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the applicable shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:
Should HSBI shareholders send stock certificates with their proxy card?

A:
No. HBSI shareholders should NOT send your HSBI stock certificates with your proxy card. First Bancshares, through its appointed exchange agent, will send HSBI shareholders separate instructions for exchanging HSBI stock certificates and HSBI stock held in book-entry form for the merger consideration.

Q:
Who will solicit proxies from First Bancshares and HSBI shareholders?

A:
First Bancshares, HSBI and their respective directors, officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them for such solicitation.

Q:
Do HSBI directors and executive officers have interests in the merger that are different from, or in addition to, the directors of other HSBI shareholders?

A:
Yes. In considering the recommendation of the HSBI board of directors with respect to the merger agreement, you should be aware that HSBI’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of HSBI’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of HSBI’s shareholders include but are not limited to the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, and cash payments to be made to certain executive officers and directors by HSBI or The First. See “The Merger — Interests of HSBI Directors and Executive Officers in the Merger” for a more detailed description of the interests.

Q:
What should I do if I hold my shares of HSBI stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of HSBI stock if your shares are held in book-entry form. After the completion of the merger, shares of HSBI stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of First Bancshares common stock in book-entry form, and any cash to be paid in lieu of fractional shares in the merger.

Q:
Whom may I contact if I cannot locate my HSBI stock certificate(s)?

A:
If you are unable to locate your original HSBI stock certificate(s), you should contact [•]. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as First Bancshares or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
Whom should I call with questions?

A:
First Bancshares shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:
The First Bancshares, Inc.
Chandra B. Kidd, Secretary
P.O. Box 15549,
Hattiesburg, Mississippi, 39404
Telephone: (601) 268-8998
E-mail: ckidd@thefirstbank.com
HSBI shareholders:   If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:
Heritage Southeast Bancorporation, Inc.
Phil Resch, Chief Financial Officer
125 Westridge Industrial Blvd.
McDonough, Georgia 30253
Telephone: (770) 515-7039
E-mail: phil.resch@myhsb.com

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 131)
The First Bancshares, Inc.
6480 U.S. Hwy, 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered bank holding company. As of June 30, 2022, First Bancshares had consolidated assets of approximately $6.0 billion, loans of $3.1 billion, deposits of $5.3 billion, and shareholders’ equity of $560 million. As of June 30, 2022, First Bancshares operated 87 full-service branches, one limited-service drive-in facility, and two loan production offices in Mississippi, Alabama, Louisiana, Georgia and Florida. The First’s deposits are insured by the FDIC. On August 1, 2022, First Bancshares completed its acquisition of Beach Bancorp, Inc. and its banking subsidiary, Beach Bank, which resulted in the addition of seven branches in Florida. As of June 30, 2022, Beach Bancorp, Inc. had consolidated assets of approximately $619 million in assets, loans of $485 million, and deposits of $486 million.
Additional information about First Bancshares and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”
Heritage Southeast Bancorporation, Inc.
101 North Main Street
P.O. Box 935
Jonesboro, GA 30236
(770) 824-9934
HSBI is a bank holding company and serves as the holding company for Heritage Southeast Bank. Heritage Southeast Bank is a Georgia state-chartered bank. HSBI’s results of operations are primarily dependent on the results of Heritage Southeast Bank. HSBI is a registered bank holding company. As of June 30, 2022, HSBI had consolidated total assets of $1.7 billion, loans of $1.1 billion, deposits of $1.5 billion and shareholders’ equity of $150 million. Heritage Southeast Bank operates through three divisions: Heritage Bank, The Heritage Bank, and Providence Bank. HSBI was organized in 1995 under the name CCF Holding Company, and became HSBI in connection with the combination of CCF Holding Company, Heritage Bancorporation, Inc. and Providence Bank in 2019. Both HSBI and Heritage Southeast Bank maintain their headquarters in Jonesboro, Georgia.
For additional financial information about HSBI and its subsidiaries, see the financial statements of HSBI attached as Annex D to this proxy statement/prospectus.
The Merger
The Merger Agreement (page 112)
First Bancshares and HSBI entered into an Agreement and Plan of Merger, dated as of July 27, 2022, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The Merger (page 51)
Pursuant to the merger agreement, HSBI will merge with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Heritage Southeast Bank, a wholly owned banking subsidiary of HSBI, will merge with and into First Bancshares’ wholly owned bank subsidiary, The First, with The First as the surviving bank, which we refer to as the bank merger.
Merger Consideration (page 113)
If the merger is completed, each share of HSBI common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenters’ shares) will be converted into the right to receive 0.965, or the exchange ratio, of a share of First Bancshares common stock.
The merger agreement provides that outstanding and unvested restricted shares of HSBI pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive the merger consideration.
All stock options awarded under the HSBI equity plans will fully vest at the closing of the merger and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the excess, if any, of (A) the product of (x) the exchange ratio multiplied by (y) $29.68 (representing the closing price of the First Bancshares’ common stock on the last trading day prior to the signing of the Merger Agreement), over (ii) the per share exercise price of the option to acquire shares of HSBI common stock prior to the effective time of the merger, multiplied by (B) the number of shares of HSBI common stock subject to such option prior to the effective time of the merger, rounding up to the nearest cent.
Additionally, HSBI previously entered into supplemental executive retirement benefits agreements with certain individuals, which we refer to as the “SERP agreements”, pursuant to which part or all of the retirement benefit would be paid in the form of cash or shares of HSBI common stock. Prior to the execution of the merger agreement, all individual parties to the SERP agreements entered into termination agreements, pursuant to which their respective SERP agreements will be terminated at the effective time of the merger in exchange for a lump sum payment with regard to the cash-based retirement benefit. Pursuant to those termination agreements, all obligations to issue any shares of HSBI common stock will be terminated at the effective time of the merger, and each share of HSBI common stock that would otherwise be issuable under the applicable SERP agreement, whether vested or unvested, shall be converted into the right to receive 0.965 of a share of First Bancshares common stock.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Rather, HSBI shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of First Bancshares common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of First Bancshares common stock on the NASDAQ Global Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the date that is five days prior to the closing of the merger.
The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either shares of First Bancshares common stock or HSBI common stock changes. Therefore, the value of the merger consideration will depend on the market price of shares of First Bancshares common stock at the time HSBI shareholders receive shares of First Bancshares common stock in the merger. First Bancshares common stock is listed on NASDAQ under the symbol “FBMS,” and HSBI common stock is quoted on the OTCQX Market under the symbol “HSBI.”
The following table shows the closing sale prices of First Bancshares common stock and HSBI common stock as reported on NASDAQ and the OTCQX Market, respectively, on July 26, 2022, the last trading day before the public announcement of the merger agreement, and on [           ], 2022, the latest practicable

trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of HSBI common stock, which we calculated by multiplying the closing price per share of First Bancshares common stock on those dates by the exchange ratio.
	First Bancshares Common Stock	HSBI Common Stock	Implied Value of One Share of First Bancshares Common Stock
July 26, 2022	$29.68	$21.70	$28.64
[ ], 2022
The market price of shares of First Bancshares common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the HSBI special meeting and the date the merger is completed and thereafter. The market price of shares of First Bancshares common stock when received by HSBI shareholders after the merger is completed could be greater than, less than or the same as the market price of shares of First Bancshares common stock on the date of this joint proxy statement/prospectus or at the time of the HSBI special meeting or any adjournment or postponement thereof.
Based on the exchange ratio and the number of shares of HSBI stock outstanding, the maximum number of shares of First Bancshares common stock offered by First Bancshares and issuable in the merger is 6,962,435.
Procedures for Converting Shares of HSBI Stock into Merger Consideration (page 114)
Promptly after the effective time of the merger, First Bancshares’ exchange agent will mail to each holder of record of HSBI stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s HSBI stock certificate(s) for the merger consideration (including cash in lieu of any fractional HSBI shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Ancillary Agreements
HSBI Voting Agreements (page 128)
As a condition to First Bancshares entering into the merger agreement, all directors of HSBI and Heritage Southeast Bank entered into voting agreements in the form attached as Exhibit A-1 to the merger agreement attached as Annex A to this document, which we refer to as the “HSBI voting agreements”, pursuant to which each such person agreed, among other things, to vote the shares of HSBI stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of HSBI in the merger agreement.
First Bancshares Voting Agreements (page 128)
As a condition to HSBI entering into the merger agreement, all directors of First Bancshares and The First entered into voting agreements in the form attached as Exhibit A-2 to the merger agreement attached as Annex A to this document, which we refer to as the “First Bancshares voting agreements”, pursuant to which each such person agreed, among other things, to vote the shares of First Bancshares stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of First Bancshares in the merger agreement.

Non-Competition and Non-Disclosure Agreements (page 129)
In addition, as a condition to First Bancshares entering into the merger agreement, each director of HSBI and Heritage Southeast Bank who was not already a party to an employment agreement with Heritage Southeast Bank, entered into non-competition and non-disclosure agreements with First Bancshares in the form attached as Exhibit C to the merger agreement attached as Annex A to this document, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of HSBI for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of one year after the effective time of the merger, to refrain from soliciting any customer of The First or Heritage Southeast Bank, and (3) for a period of two years after the effective time of the merger, to refrain from soliciting or recruiting any employee of The First or Heritage Southeast Bank.
Claims Letters (page 129)
At the time of the execution of the merger agreement, each director of HSBI and Heritage Southeast Bank executed a letter agreement with First Bancshares in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director released and discharged, effective upon the consummation of the merger, HSBI and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), from any and all liabilities or claims that the director has or claims to have as of the effective time of the merger, with certain exceptions.
Lock Up Agreement (page 130)
At the time of the execution of the merger agreement, one HSBI shareholder entered into a lock-up agreement with First Bancshares, in the form attached as Exhibit E to the merger agreement attached as Annex A to this document, pursuant to which such HSBI shareholder has agreed, with certain exceptions, not enter into any agreement to offer, pledge, sell, swap, hedge, grant any option or right, or otherwise transfer any of the shares of First Bancshares common stock to be received by such shareholder for a period of 90-days following the effective time of the merger.
Risk Factors Related to the Merger (page 35)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 35.
The First Bancshares Special Meeting of Shareholders (page 42)
The special meeting of First Bancshares shareholders will be held on [           ], 2022, at [           ], Central time, at [                 ]. At the First Bancshares special meeting, First Bancshares shareholders will be asked to:
•
approve the First Bancshares merger proposal; and

•
approve the First Bancshares adjournment proposal.

The First Bancshares board of directors has fixed the close of business on [           ], 2022 as the record date for determining the holders of First Bancshares common stock entitled to receive notice of, and to vote at, the First Bancshares special meeting. As of the First Bancshares record date, there were [           ] shares of First Bancshares common stock outstanding and entitled to vote at the First Bancshares special meeting held by [           ] holders of record.
Each share of First Bancshares common stock entitles the holder thereof to one vote on each proposal to be considered at the First Bancshares special meeting. As of the First Bancshares record date, directors and executive officers of First Bancshares and their affiliates owned and were entitled to vote [           ] shares of First Bancshares common stock, representing approximately [           ]% of the shares of

First Bancshares common stock issued and outstanding on that date. As of the First Bancshares record date, there were [           ] shares of First Bancshares common stock, representing approximately [           ]% of the shares of First Bancshares common stock issued and outstanding on that date, subject to First Bancshares voting agreements.
As of the First Bancshares record date, HSBI did not beneficially hold any shares of First Bancshares common stock.
The affirmative vote of a majority of the outstanding shares of First Bancshares common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of First Bancshares common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of First Bancshares stock entitled the holder thereof as of the record date for the First Bancshares special meeting to one vote at the First Bancshares special meeting on all matters properly presented at the meeting.
The HSBI Special Meeting of Shareholders (page 47)
The special meeting of HSBI shareholders will be held on [           ], 2022, at [  ]:00 a.m., local time, at [                 ]. At the HSBI special meeting, HSBI shareholders will be asked to:
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approve the HSBI merger proposal;

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approve the 280G proposal; and

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approve the HSBI adjournment proposal.

Only holders of record at the close of business on [                 ], 2022, the HSBI record date, will be entitled to vote at the HSBI special meeting. Each outstanding share of HSBI stock is entitled to one vote on each proposal to be considered at the HSBI special meeting (except that shares held by Mr. Serff and certain related parties will not count toward approval of the 280G proposal). As of the HSBI record date, there were [                 ] shares of HSBI common stock entitled to vote at the HSBI special meeting. All directors of HSBI and Heritage Southeast Bank have entered into voting agreements with First Bancshares, pursuant to which they have agreed, solely in their capacity as HSBI shareholders, to vote all of their shares of HSBI stock in favor of the proposals to be presented at the HSBI special meeting. As of the HSBI record date, the directors and their affiliates who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately [           ] shares of HSBI common stock, which represented approximately [           ]% of the shares of HSBI common stock outstanding on that date. As of the HSBI record date, the directors and executive officers of HSBI, Heritage Southeast Bank and their affiliates beneficially owned and were entitled to approximately [      ] shares of HSBI common stock, which represented approximately [           ]% of the shares of HSBI common stock outstanding on that date. As of the HSBI record date, First Bancshares did not own or have the right to vote any of the outstanding shares of HSBI stock.
The affirmative vote of a majority of the outstanding shares of HSBI common stock must vote in favor of the HSBI merger proposal. If you vote to “ABSTAIN” with respect to the HSBI merger proposal or if you fail to vote on the HSBI merger proposal, this will have the same effect as voting “AGAINST” the HSBI merger proposal.
In order to approve the 280G proposal, the holders of more than 75% of the voting power of the outstanding shares of HSBI common stock (excluding shares held by Mr. Serff and certain related parties) must vote in favor of the 280G proposal. If you vote to “ABSTAIN” with respect to the 280G proposal or if you fail to vote on the 280G proposal, this will have the same effect as voting “AGAINST” the 280G proposal.

The HSBI adjournment proposal will be approved if the votes of HSBI common stock cast in favor of the HSBI adjournment proposal exceed the votes cast against the HSBI adjournment proposal. If you vote to “ABSTAIN” with respect to the HSBI adjournment proposal or if you fail to vote on the HSBI adjournment proposal, this will have no effect on the outcome of the vote on the HSBI adjournment proposal.
Each share of HSBI common stock you own as of the record date for the HSBI special meeting entitles you to one vote at the HSBI special meeting on all matters properly presented at the meeting.
Recommendation of the First Bancshares Board of Directors (page 42)
The First Bancshares board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of First Bancshares common stock to holders of HSBI Common stock in connection with the merger, are advisable, fair to and in the best interests of First Bancshares and its shareholders and unanimously recommends that First Bancshares shareholders vote “FOR” the First Bancshares merger proposal and “FOR” the First Bancshares adjournment proposal. For a more detailed discussion of the First Bancshares board of directors’ recommendation, see “The Merger — First Bancshares’ Reasons for the Merger and Recommendations of the First Bancshares Board of Directors” beginning on page 56.
Recommendation of the HSBI Board of Directors (page 47)
HSBI’s board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of HSBI and its shareholders and unanimously recommends that HSBI shareholders vote “FOR” the HSBI merger proposal, “FOR” the 280G proposal, and “FOR” the HSBI adjournment proposal. See “The Merger — HSBI’s Reasons for the Merger and Recommendations of the HSBI Board of Directors beginning on page 57.”
Board Composition and Management of First Bancshares after the Merger (page 101)
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of First Bancshares. First Bancshares has also agreed to evaluate and consider the current directorate of HSBI in good faith, and, upon completion of such evaluation, consider expanding the board of directors of First Bancshares by one position and appointing one current member of the board of directors of HSBI to serve as a director of First Bancshares following the merger.
Interests of HSBI Directors and Executive Officers in the Merger (page 101)
HSBI shareholders should be aware that HSBI’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of HSBI shareholders generally. These interests and arrangements may create potential conflicts of interest. HSBI’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that HSBI shareholders vote in favor of the HSBI merger proposal.
These interests include:
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cash payments to be made to five executive officers who have employment agreements with HSBI and Heritage Southeast Bank in return for the termination of those employment agreements;

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new employment agreements offered by First Bancshares and the First Bank to four executive officers;

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a cash payment to be made to four executive officers who have a cash-based supplemental executive retirement benefit agreement (“SERP”) with Heritage Southeast Bank, and a cash and stock payment to one executive officer who has a cash-and-stock-based SERP agreement with Heritage Southeast Bank;

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the accelerated vesting of equity awards issued to certain directors and executive officers and cash payments to be made to holders of options to purchase HSBI common stock; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Merger — Interests of HSBI Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance.”
Dissenters’ Rights in the Merger (page 109)
Pursuant to Article 13 of the Georgia Business Corporation Code (the “GBCC”), a holder of record of HSBI stock who objects to the proposed merger and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise) shall be entitled to demand and receive payment of “fair value” for all (but generally not less than all) of his or her shares of HSBI stock if the proposed merger is consummated, as determined by a Georgia court of law. Under the GBCC, the “fair value” of HSBI stock is the “the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.” The closing price per share of HSBI common stock was $21.70 on July 26, 2022, the last full trading day prior to announcement of the proposed merger, and the closing price per share of HSBI common stock was $[           ] on [           ], the latest practicable day before the printing of this proxy statement/prospectus. In determining the “fair value” of HSBI shares immediately before the effectuation of the proposed merger with First Bancshares, management of HSBI believes that the fair value of HSBI shares would be between these trading prices.
For further information, see “The Merger — Dissenters’ Rights for HSBI Shareholders.”
Conditions to Completion of the Merger (page 125)
Currently, First Bancshares and HSBI expect to complete the merger in the fourth quarter of 2022 or first quarter of 2023. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
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approval of the merger agreement by the holders of at least a majority of the outstanding shares of HSBI common stock;

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approval of the merger agreement by the holders of at least a majority of the outstanding shares of First Bancshares common stock;

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the receipt of all required regulatory approvals for the merger, without the imposition of any material on-going conditions or restrictions, and the expiration of all regulatory waiting periods;

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the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the merger;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part;

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each party’s receipt of a U.S. federal income tax opinion from its outside legal counsel, dated the closing date of the merger, confirming the merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the shares of First Bancshares common stock to be issued to holders of HSBI stock being approved for listing on the NASDAQ Global Market;

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less than 10% of the issued and outstanding shares of HSBI stock exercising dissenters’ rights;

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the receipt of certain consents and approval from third parties; and

•
the absence of the occurrence of a material adverse effect on HSBI or First Bancshares.

Neither First Bancshares nor HSBI can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page 104)
Both First Bancshares and HSBI have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Mississippi Department of Banking and Consumer Finance, or the Mississippi Department, the Georgia Department of Banking and Finance, or the Georgia Department, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. First Bancshares intends to submit all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither First Bancshares nor HSBI knows of any reason why these regulatory approvals cannot be obtained, First Bancshares and HSBI cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page 123)
Under the merger agreement, HSBI has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to HSBI or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HSBI is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining HSBI’s required shareholder approval, HSBI may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). HSBI must notify First Bancshares promptly (but in no event later than 48 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining HSBI’s required shareholder approval, HSBI may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to HSBI’s shareholders under applicable law. However, HSBI cannot take any of those actions in response to a superior proposal unless it provides First Bancshares with a five-business day period to negotiate in good faith to enable First Bancshares to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 127)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
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if the merger is not consummated on or before April 30, 2023, subject to automatic extension to July 31, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of HSBI is not obtained at a meeting at which a vote was taken; or

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in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, First Bancshares may terminate the merger agreement in the following circumstances:
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if HSBI fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

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if HSBI withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if HSBI materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

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if HSBI approves or recommends an acquisition proposal (other than the merger agreement proposal);

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if HSBI fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares; or

•
if HSBI resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, HSBI may terminate the merger agreement if:
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HSBI’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if HSBI pays to First Bancshares an $8,000,000 termination fee;

•
First Bancshares materially breaches its obligations to properly call, give notice of, and commence a meeting of shareholders to vote on the merger or if the board of directors of First Bancshares fails to recommend that the shareholders of First Bancshares approve the merger and issuance of shares of First Bancshares common stock in connection with the merger; or

•
(i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $23.74, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $29.68) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $116.02); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.

Termination Fee (page 127)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by HSBI’s board of directors, HSBI may be required to pay First Bancshares a termination fee of $8,000,000. The termination fee could discourage other companies from seeking to acquire or merge with HSBI.
Expenses (page 127)
Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 105)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of First Bancshares and HSBI to complete the merger that each of First Bancshares and HSBI receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. Based upon a qualification of the merger as a reorganization under the Code, holders of HSBI stock who exchange their shares of HSBI stock for shares of First Bancshares common stock generally will not recognize gain or loss with respect to the receipt of First Bancshares common stock in the merger. Holders of HSBI stock generally will be subject to tax with respect to any cash consideration received, including cash received instead of fractional shares of First Bancshares common stock. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of HSBI stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment of the Merger (page 108)
First Bancshares will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.
The Rights of Holders of HSBI Common Stock Will Change as a Result of the Merger (see page 159)
The rights of holders of HSBI common stock are governed by Georgia law, as well as HSBI’s Articles of Incorporation (which we refer to as the HSBI articles), and HSBI’s Bylaws, as amended (which we refer to as the “HSBI bylaws”). After completion of the merger, the rights of former HSBI shareholders will be governed by Mississippi law and by First Bancshares’ Amended and Restated Articles of Incorporation, as amended (which we refer to as the “First Bancshares articles”), and First Bancshares’ Amended and Restated Bylaws (which we refer to as the “First Bancshares bylaws”).
The material differences between the organizational documents and the rights of shareholders of HSBI and shareholders of First Bancshares are explained under the section “Comparison of Rights of First Bancshares shareholders and HSBI shareholders” beginning on page 159.
Opinion of HSBI’s Financial Advisor (page 60 and Annex B)
Piper Sandler & Co., which we refer to as Piper Sandler, HSBI’s financial advisor, delivered its opinion, dated July 26, 2022, to HSBI’s board of directors to the effect that, as of the date of the opinion and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the common shareholders of HSBI.
The full text of the written opinion of Piper Sandler, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in connection with its opinion, is attached as Annex B to this joint proxy statement/prospectus. Piper Sandler’s opinion was for the information of, and directed to, HSBI’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. Piper Sandler’s opinion is not a recommendation as to how any holder of HSBI’s common stock should vote with respect to the proposal to approve the merger agreement or any other matter. It does not address the underlying business decision of HSBI to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for HSBI or the effect of any other transaction in which HSBI might engage.
For further information, please see the section entitled “The Merger — Opinion of HSBI’s Financial Advisor” beginning on page 60.
Opinions of First Bancshares’ Financial Advisors (page 70, Annex C and Annex D)
Opinion of Keefe, Bruyette & Woods, Inc.   In connection with the merger, Keefe, Bruyette & Woods, Inc. ( “KBW”) delivered a written opinion, dated July 27, 2022, to the First Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Bancshares of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached Annex C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the First Bancshares board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Bancshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Bancshares board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Bancshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of D.A. Davidson & Co.   In connection with the merger, D.A. Davidson & Co., which we refer to as D.A. Davidson, delivered a written opinion, dated July 27, 2022, to the First Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Bancshares of the merger consideration to be paid by First Bancshares in the proposed merger. The full text of D.A. Davidson’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson in preparing the opinion, is attached as Annex D to this joint proxy statement/prospectus. The opinion is directed only to First Bancshares’ board of directors and addresses only the fairness, from a financial point of view, to First Bancshares of the Merger Consideration. D.A. Davidson does not express any view on, and its opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by First Bancshares to engage in the Merger.
For further information, please see the section entitled “The Merger — Opinions of First Bancshares’s Financial Advisors” beginning on page 70.
Closing and Effective Time of the Merger (see page 112)
The closing date is currently expected to occur in the fourth quarter of 2022 or the first quarter of 2023. Simultaneously with the closing of the merger, First Bancshares will file the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither First Bancshares nor HSBI can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and shareholder approvals will be received.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of First Bancshares, HSBI and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to First Bancshares, HSBI, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require HSBI to pay a termination fee to First Bancshares;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of HSBI shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of First Bancshares and HSBI will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
First Bancshares’ ability to achieve the synergies and value creation contemplated by the proposed merger with HSBI;

•
the expected growth opportunities or costs savings from the merger with HSBI may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with First Bancshares’ integration of HSBI, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against First Bancshares or HSBI or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the States of Mississippi or Georgia, or in the specific markets in which First Bancshares or HSBI operate;

•
limitations placed on the ability of First Bancshares and HSBI to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on First Bancshares’ and HSBI’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the amount of any costs, fees, expenses, impairments and charges related to the merger;

•
fluctuations in the market price of First Bancshares common stock and the related effect on the market value of the merger consideration that HSBI shareholders will receive upon completion of the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which First Bancshares or HSBI are engaged, including potential changes resulting from currently proposed legislation;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting First Bancshares’ or HSBI’s ability to meet their respective obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in First Bancshares’ SEC filings.

Any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. First Bancshares and HSBI do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to First Bancshares, HSBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of First Bancshares and HSBI after giving effect to the merger, including the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting. Under this method, HSBI’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of First Bancshares. Any difference between the purchase price for HSBI and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by First Bancshares in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of First Bancshares issued after the acquisition will reflect the results attributable to the acquired operations of HSBI beginning on the date of completion of the acquisition.
If the merger is completed, each share of HSBI common stock issued and outstanding immediately prior to the effective time of the merger (except for owned by First Bancshares or HSBI, in each case, other than shares held on behalf of third parties or as a result of debts previously contracted, and shares held by HSBI shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 0.965, or the exchange ratio, of a share of First Bancshares common stock. All stock options awarded under the HSBI equity plans will fully vest at the closing of the merger and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the excess, if any, of (A) the product of (x) the exchange ratio multiplied by (y) $29.68 (representing the closing price of the First Bancshares’ common stock on the last trading day prior to the signing of the Merger Agreement), over (ii) the per share exercise price of the option to acquire shares of HSBI common stock prior to the effective time of the merger, multiplied by (B) the number of shares of HSBI common stock subject to such option prior to the effective time of the merger, rounding up to the nearest cent. The merger agreement also provides that outstanding and unvested restricted shares of HSBI common stock pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive the merger consideration.
Additionally, HSBI previously entered into supplemental executive retirement benefits agreements with certain individuals, which we refer to as the “SERP agreements”, pursuant to which part or all of the retirement benefit would be paid in the form of cash or shares of HSBI common stock. Prior to the execution of the merger agreement, all individual parties to the SERP agreements entered into termination agreements, pursuant to which their respective SERP agreements will be terminated at the effective time of the merger in exchange for a lump sum payment with regard to the cash-based retirement benefit. Pursuant to those termination agreements, all obligations to issue any shares of HSBI common stock will be terminated at the effective time of the merger, and each share of HSBI common stock that would otherwise be issuable under the applicable SERP agreement, whether vested or unvested, shall be converted into the right to receive 0.965 of a share of First Bancshares common stock.
The estimated purchase price for the merger is $214.1 million in the aggregate based upon the closing price per share of First Bancshares common stock of $30.66 on July 27, the date of the merger agreement. The transaction is expected to close during the fourth quarter of 2022 or first quarter of 2023, subject to the receipt of First Bancshares and HSBI shareholder approval, regulatory approvals and other customary closing conditions.
As further detailed in the notes below, effective August 1, 2022, First Bancshares acquired Beach Bancorp, Inc., which we refer to as BBI, pursuant to the merger of BBI with and into First Bancshares, which we refer to as the BBI merger. The financial condition and operating results of BBI are presented on a pro forma basis with the historical results of First Bancshares for purposes of the following unaudited pro forma combined financial information.
The unaudited pro forma combined consolidated balance sheet as of June 30, 2022 is presented as if the HSBI merger and BBI merger had been consummated on June 30, 2022. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2021 and for the six month period ended June 30, 2022 are presented as if the HSBI merger and BBI merger had been consummated occurred on January 1, 2021. The historical combined condensed financial information has been adjusted to reflect factually supportable items that are directly attributable to the BBI merger and the HSBI merger and, with respect to the income statement only,
The historical consolidated financial information has been adjusted in the unaudited pro forma combined condensed financial information to give effect to the pro forma events that are (i) directly related to the HSBI merger and BBI, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined condensed statement of income, expected to have a continuing effect on the results of the combined company. The unaudited pro forma combined condensed financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger. The following unaudited pro forma combined condensed financial information gives effect to the merger and includes adjustments for the following:
•
certain reclassifications to conform historical financial statement presentations between the companies; and

•
application of the acquisition method of accounting under the provisions of topic ASC 805, “Business Combinations,” to reflect merger consideration of approximately $214.1 million in exchange for all outstanding shares of First Bancshares common stock.

Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 35 and appearing under the caption “Risk Factors” in First Bancshares’ most recently filed Annual Reports on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this proxy statement/prospectus, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21. Among other factors, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed financial statements as a result of:
•
net cash used or generated in First Bancshares’ or HSBI’s operations between the signing of the merger agreement and the completion of the merger;

•
the timing of the completion of the merger, changes in total merger-related expenses, and integration costs, including costs associated with systems implementation, severance, and other costs related to exit or disposal activities;

•
other changes in First Bancshares’ or HSBI’s net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below; and

•
changes in the financial results of the combined company.

The risk of such variance is particularly significant with respect to the preliminary purchase price allocation, because such allocation is based, in large part, on the closing price per share of First Bancshares’ common stock as of the closing date. The preliminary purchase price allocation reflected in the unaudited pro forma combined condensed financial information assumes a closing price per share of First Bancshares’ common stock of $30.66, the closing price of First Bancshares common stock on July 27, 2022. The financial markets experience volatility due in part to national and global events and has contributed to fluctuations in the trading price of First Bancshares common stock and HSBI common stock. Continued financial market volatility, and its effect on the trading prices of First Bancshares common stock and HSBI common stock, will largely depend on future developments, which First Bancshares and HSBI cannot accurately predict or control. Given this volatility and uncertainty, the unaudited pro forma combined condensed financial information included in this proxy statement/prospectus may not be indicative of and does not purport to represent the combined company’s actual financial condition or results of operations as of the closing date or any future or other date or period.
The following unaudited pro forma combined condensed financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma combined consolidated financial statements should be read together with:
•
The accompanying notes to the unaudited pro forma combined consolidated financial statements;

•
First Bancshares’ unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2022, included in First Bancshares’ Quarterly Report on Form 10-Q for the six months ended June 30, 2022, which is incorporated by reference into this proxy statement/prospectus;

•
First Bancshares’ audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2021, included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this proxy statement/prospectus;

•
HSBI’s unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2022, beginning on page 26 in this proxy statement/prospectus; and

HSBI’s audited consolidated financial statements and accompanying notes as of the year ended December 31, 2021, are attached as Annex F to this proxy statement/prospectus.

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2022
(in thousands)
(unaudited)
	First Bancshares Historical	BBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and BBI Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$356,771	$42,312	$(12,300)	(12)	$386,783
Securities and Federal Home Loan Bank Stock	2,104,989	23,357	—		2,128,346
Loans, net	3,092,524	478,599	(2,808)	(2)(3)(4)	3,568,315
Mortgage loans held for sale	6,703	1,379	—		8,082
Other assets	123,329	31,292	—		154,621
Buildings, Furniture & Fixtures and Equipment	132,724	15,941	(802)	(8)	147,863
Deferred tax asset	36,062	25,972	1,491	(1)	63,525
Core deposit intangible	27,381	—	9,791	(5)	37,172
Goodwill	156,942	414	8,093	(7)	165,449
Total assets	$6,037,425	$619,266	$3,465		$6,660,156
Liabilities and Stockholders’ Equity
Deposits	$5,306,197	$486,111	$547	(9)	$5,792,855
Federal Home Loan Bank Advances and other borrowings	129,495	35,000	—		164,495
Trust Preferred	15,381	—	—		15,381
Other liabilities	25,900	14,802	—		40,702
Total Liabilities	5,476,973	535,913	547		6,013,433
Stockholders’ Equity
Equity	560,452	83,353	2,918	(6)	646,723
Total liabilities and stockholders’ equity	$6,037,425	$619,266	$3,465		$6,660,156

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2022
(in thousands)
(unaudited)
	Pro Forma First Bancshares and BBI Combined	HSBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and HSBI Combined
Assets
Cash, due from banks and interest-bearing bank balances and interest-bearing time deposits	$386,783	$298,424	$(21,125)	(12)(13)	$664,082
Securities and Federal Home Loan Bank Stock	2,128,346	193,809	—		2,322,155
Loans, net	3,568,315	1,095,963	(13,280)	(2)(3)(4)	4,650,998
Mortgage loans held for sale	8,082	—	—		8,082
Other assets	154,621	43,090	—		197,711
Buildings, Furniture & Fixtures and Equipment	147,863	33,812	1,400	(8)	183,075
Deferred tax asset	63,525	12,850	1	(1)	76,376
Core deposit intangible	37,172	6,809	19,100	(5)	63,081
Goodwill	165,449	28,275	42,628	(7)	236,352
Total assets	$6,660,156	$1,713,032	$28,724		$8,401,912
Liabilities and Stockholders’ Equity
Deposits	$5,792,855	$1,486,448	$1,900	(9)	$7,281,203
Federal Home Loan Bank Advances and other borrowings	164,495	56,954	—		221,449
Trust Preferred	15,381	9,480	(2,100)	(10)	22,761
Other liabilities	40,702	10,163	—		50,865
Total Liabilities	6,013,433	1,563,045	(200)		7,576,278
Stockholders’ Equity
Equity	646,723	149,987	28,924	(6)	825,634
Total liabilities and stockholders’ equity	$6,660,156	$1,713,032	$28,724		$8,401,912

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the six months ended June 30, 2022
(in thousands, except per share data)
(unaudited)
	First Bancshares Historical	BBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and BBI Combined
Interest Income
Loans	$68,817	$9,593	$1,032	(17)	$79,442
Investment Securities and Other Income	19,771	341	—		20,112
Total Interest Income	88,588	9,934	1,032		99,554
Interest Expense
Deposits	4,188	862	(275)	(14)	4,775
Borrowed Funds	3,660	154	—		3,814
Total Interest Expense	7,848	1,016	(275)		8,589
Net Interest Income	80,740	8,918	1,307		90,965
Provision for Loan Losses	600	—	3,145	(3)	3,745
Net interest income after provision for loan losses	80,140	8,918	(1,838)		87,220
Non-Interest Income
Fees and service charges	4,078	507	—		4,585
Other	15,743	3,539	—		19,282
Total non-interest income	19,821	4,046	—		23,867
Non-Interest Expense
Salaries and employee benefits	34,036	6,483	—		40,519
Occupancy and equipment	7,704	903	(3)	(15)	8,604
Other operating expense	14,097	2,804	—		16,901
Amortization of core deposit intangible	2,128	—	163	(16)	2,291
Merger related expense	1,580	—	—		1,580
Total non-interest expense	59,545	10,190	160		69,895
Income before provision for income taxes	40,416	2,774	(1,998)		41,192
Provision for income taxes	7,834	725	(505)	(18)	8,054
Net Income (loss)	32,582	2,049	(1,493)		33,138
Net income (loss) applicable to common shareholders	$32,582	$2,049	$(1,493)		$33,138
Net Income Per Share
Basic	$1.58				$1.37
Diluted	$1.57				$1.37
Dividends per common share	$0.35				$0.35
Weighted-average common shares outstanding:
Basic	20,602,698		3,498,936		24,101,634
Diluted	20,725,545				24,224,481

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the six months ended June 30, 2022
(in thousands, except per share data)
(unaudited)
	Pro Forma First Bancshares and BBI Combined	HSBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and HSBI Combined
Interest Income
Loans	$79,442	$25,535	$3,100	(17)	$108,077
Investment Securities and Other Income	20,112	2,116	—		22,228
Total Interest Income	99,554	27,651	3,100		130,305
Interest Expense	—
Deposits	4,775	1,320	(475)	(14)	5,620
Borrowed Funds	3,814	801	81	(19)	4,969
Total Interest Expense	8,589	2,121	(394)		10,316
Net Interest Income	90,965	25,530	3,494		118,877
Provision for Loan Losses	4,046	—	3,376	(3)	7,422
Net interest income after provision for loan losses	85,807	25,530	118		112,868
Non-Interest Income
Fees and service charges	4,585	5,960	—		10,545
Other	19,282	2,492	—		21,774
Total non-interest income	23,867	8,452	—		32,319
Non-Interest Expense
Salaries and employee benefits	40,519	14,318	—		54,837
Occupancy and equipment	8,604	2,775	—		11,379
Other operating expense	16,901	6,914	35	(15)	23,850
Amortization of core deposit intangible	2,291	—	955	(16)	3,246
Merger related expense	1,580	918	—		2,498
Total non-interest expense	69,895	24,925	990		95,810
Income before provision for income taxes	41,192	9,057	(872)		49,377
Provision for income taxes	8,054	1,888	(221)	(18)	9,721
Net Income (loss)	33,138	7,169	(651)		39,656
Net income (loss) applicable to common shareholders	$33,138	$7,169	$(651)		$39,656
Net Income Per Share
Basic	$1.37				$1.28
Diluted	$1.37				$1.27
Dividends per common share	$0.35				$0.27
Weighted-average common shares outstanding:
Basic	24,101,634		6,962,435		31,064,069
Diluted	24,224,481				31,186,916

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the year ended December 31, 2021
(in thousands, except per share data)
(unaudited)
	First Bancshares Historical	BBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and BBI Combined
Interest Income
Loans	$151,203	$18,579	$2,064	(17)	$171,846
Investment Securities and Other Income	25,542	436	—		25,978
Total Interest Income	176,745	19,015	2,064		197,824
Interest Expense
Deposits	12,062	2,125	(550)	(14)	14,737
Borrowed Funds	7,619	324	—		7,943
Total Interest Expense	19,681	2,449	(550)		22,680
Net Interest Income	157,064	16,566	2,614		176,244
Provision for Loan Losses	(1,104)	372	3,145	(3)	2,413
Net interest income after provision for loan losses	158,168	16,194	(531)		173,831
Non-Interest Income
Fees and service charges	20,334	1,023	—		21,357
Other	17,139	5,516	—		22,655
Total non-interest income	37,473	6,539	—		44,012
Non-Interest Expense
Salaries and employee benefits	65,856	12,344	—		78,200
Occupancy and equipment	12,713	1,712	(21)	(15)	14,404
Other operating expense	30,246	5,534	—		35,780
Amortization of core deposit intangible	4,137	—	326	(16)	4,463
Merger related expense	1,607	—	—		1,607
Total non-interest expense	114,559	19,590	305		134,454
Income before provision for income taxes	81,082	3,143	(836)		83,389
Provision for income taxes	16,915	850	(212)	(18)	17,553
Net Income (loss)	64,167	2,293	(624)		65,836
Preferred dividends and stock accretion
Net income (loss) applicable to common shareholders	$64,167	$2,293	$(624)		$65,836
Net Income Per Share
Basic	$3.05				$2.69
Diluted	$3.03				$2.67
Dividends per common share	$0.5800				$0.5800
Weighted-average common shares outstanding:
Basic	21,017,189		3,498,936		24,516,125
Diluted	21,166,709				24,665,645

THE FIRST BANCSHARES, INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the year ended December 31, 2021
(in thousands, except per share data)
(unaudited)
	First Bancshares and BBI Pro Forma Historical	HSBI Historical	Pro Forma Adjustments	Notes	Pro Forma First Bancshares and HSBI Combined
Interest Income
Loans	$171,846	$54,125	$6,200	(17)	$232,171
Investment Securities and Other Income	25,978	2,329	—		28,307
Total Interest Income	197,824	56,454	6,200		260,478
Interest Expense
Deposits	14,737	3,292	(950)	(14)	17,079
Borrowed Funds	7,943	1,880	162	(19)	9,985
Total Interest Expense	22,680	5,172	(788)		27,064
Net Interest Income	176,244	51,282	6,988		234,514
Provision for Loan Losses	2,413	—	3,376	(3)	5,789
Net interest income after provision for loan losses	173,831	51,282	3,612		228,725
Non-Interest Income
Fees and service charges	21,357	11,978	—		33,335
Other	22,655	6,991	—		29,646
Total non-interest income	44,012	18,969	—		62,981
Non-Interest Expense
Salaries and employee benefits	78,200	26,531	—		104,731
Occupancy and equipment	14,404	5,424	—		19,828
Other operating expense	35,780	14,383	70	(15)	50,233
Amortization of core deposit intangible	4,463	950	1,910	(16)	7,323
Merger related expense	1,607	5,160	—		6,767
Total non-interest expense	134,454	52,448	1,980		188,882
Income before provision for income taxes	83,389	17,803	1,632		102,824
Provision for income taxes	17,553	3,989	413	(18)	21,955
Net Income (loss)	65,836	13,814	1,219		80,869
Preferred dividends and stock accretion					—
Net income (loss) applicable to common shareholders	$65,836	$13,814	$1,219		80,869
Net Income Per Share
Basic	$2.69				$2.57
Diluted	$2.67				$2.56
Dividends per common share	$0.58				$0.5800
Weighted-average common shares outstanding:
Basic	24,516,125		6,962,435		31,478,560
Diluted	24,665,645				31,628,080

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(all amounts are in thousands, except per share data, unless otherwise indicated)
Note 1 — Basis of Presentation
The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading.
Note 2 — BBI Acquisition
On August 1, 2022, First Bancshares completed its acquisition of Beach Bancorp, Inc. (“BBI”) pursuant to an Agreement and Plan of Merger dated April 26, 2022 by and between First Bancshares and BBI (the “BBI Merger Agreement”). Upon the completion of the merger of BBI with and into the First Bancshares, Beach Bank, BBI’s wholly-owned subsidiary, was merged with and into The First Bank. Under the terms of the BBI Merger Agreement, each share of BBI common stock and each share of BBI preferred stock was converted into the right to receive 0.1711 of a share of Company common stock (the “BBI Exchange Ratio”), and all stock options awarded under the BBI equity plans were converted automatically into an option to purchase shares of Company common stock on the same terms and conditions as applicable to each such BBI option as in effect immediately prior to the effective time, with the number of shares underlying each such option and the applicable exercise price adjusted based on the BBI Exchange Ratio. First Bancshares paid consideration of approximately $101.5 million to the former BBI shareholders including 3,498,936 shares of the Company’s common stock and approximately $1 thousand in cash in lieu of fractional shares, and also assumed options entitling the owners thereof to purchase an additional 310,427 shares of the Company’s common stock. The acquisition of BBI does not constitute a business acquisition at the significance level that would require the filing of financial statements as contemplated by Rule 3-05 of Regulation S-X.
Note 3 — HSBI Acquisition
Under the terms of the merger agreement, holders of HSBI common stock have the right to receive a fixed exchange ratio of 0.965 shares of First Bancshares common stock for each share of HSBI common stock. For purposes of the unaudited pro forma combined condensed balance sheet, the estimated merger consideration is based on the total number of shares of HSBI common stock issued and outstanding as of June 30, 2022, [•] shares of HSBI common stock issuable under SERP agreements, and the closing price per share of First Bancshares common stock of $30.66 on July 27, the date of the merger agreement. The preliminary purchase price also takes into consideration the amount of cash that would be paid to holders stock options issued under HSBI equity plans, and the acceleration of vesting of any unvested restricted shares of HSBI common stock.
The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities of HSBI (in thousands, except per share data):
HSBI common shares outstanding as of June 30, 2022	7,020,849
HSBI common shares issuable under HSBI SERP Agreements	194,110
Price per share, based upon First Bancshares’ price of $30.66 on July 27, 2022	29.59
Total pro forma purchase price from common stock	213,490,637
Consideration to be paid to holders of HSBI options	647,914
Total Pro Forma Purchase Price	$214,138,551
551
The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of HSBI based on their preliminary estimated fair values. First Bancshares has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the HSBI assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which First Bancshares believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma combined condensed financial statements.
The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of HSBI using HSBI’s unaudited consolidated balance sheet as of June 30, 2022 (in thousands):
Preliminary Purchase Price:
Cash paid and value of stock issued		$214,138
Identifiable Assets
Cash and due from banks	$298,424
Securities, FHLB Stock and FNBB Stock	193,809
Loans (net), leases, and interest receivable	1,082,683
Core Deposit Intangible	25,909
Personal and Real Property	35,212
Other Assets	55,940
Total assets acquired	1,691,977
Fair value of liabilities acquired:
Deposits	1,488,348
Other borrowings	64,334
Other liabilities	10,163
Total liabilities assumed	1,562,845
Fair Value of net assets acquired		129,132
Preliminary pro forma goodwill		85,007
Note 4 — Pro Forma Adjustments
1 — Adjustment reflects the deferred tax impact of fair value adjustments and core deposit intangible.
2 — Adjustment reflects elimination of historical allowance for loan losses.
3 — CECL related adjustment to forecasted provision expense due to credit related discount recognized through day 2 adjustment.
4 — Adjustment reflects estimated fair value discount on purchased loans.
5 — Adjustment reflects estimated fair value of acquired core deposit intangible of $19.1 million for HSBI and $9.8 million for BBI. The anticipated core deposit intangible will be calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base. Deposit accounts that are evaluated as part of the core deposit intangible include demand deposit, money market and savings accounts
6 — Adjustment reflects common stock issued in merger, net of the elimination of the target company’s historical stockholder’s equity.
7 — Adjustment reflects the excess of the purchase price over the estimated fair value of net assets acquired.
8 — Adjustment reflects an adjustment for the fair value of buildings.

9 — Adjustment reflects the preliminary fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.
10 — Adjustment reflects fair value adjustment of trust preferred debentures.
11 — [Intentionally omitted]
12 — Total after tax merger expenses.
13 — Cash to be paid to option holders.
14 — Interest expense on deposits was adjusted to reflect the anticipated amortization of the time deposit fair value adjustment over the remaining life of the deposits.
15 — Adjustment to depreciation expense relating to the fair value of buildings over their estimated useful lives.
16 — Adjustment reflects the anticipated amortization of core deposit intangible over an estimated ten year useful life and calculated on a straight-line basis.
17 — Interest income on loans was adjusted to reflect the anticipated difference between the contractual interest rate earned on loans and estimated discount accretion over the remaining life of the acquired loans based on current market yields for similar loans.
18 — Adjustment reflects the tax impact of the pro forma acquisition accounting adjustments.
19 — Interest expense on borrowings was adjusted to reflect the anticipated amortization of the long term liabilities fair value adjustment.

RISK FACTORS
An investment in First Bancshares common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors included in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2021, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this joint proxy statement/prospectus titled “Special Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 175
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of First Bancshares common stock, HSBI shareholders will not know at the time of the special meeting the market value of the merger consideration they will receive at the effective time of the merger.
Pursuant to the merger agreement, each share of HSBI stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.965 shares of First Bancshares common stock.
The market value of the merger consideration may vary from the market value on the date HSBI and First Bancshares announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the HSBI special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of First Bancshares common stock. Any fluctuation in the market price of First Bancshares common stock after the date of this joint proxy statement/prospectus will change the value of the shares of First Bancshares common stock that HSBI shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of First Bancshares and HSBI, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the HSBI special meeting, HSBI shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. In addition, HSBI shareholders will not know the exact exchange ratio at the time of the HSBI special meeting, as it may be adjusted as a result of the measurement price. HSBI shareholders should obtain current sale prices for shares of First Bancshares common stock before voting their shares at the HSBI special meeting.
The merger may not be consummated unless important conditions are satisfied.
First Bancshares and HSBI expect the merger to close as early as the fourth quarter of 2022, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond First Bancshares’ and HSBI’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of First Bancshares and HSBI may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•
the approval of the merger agreement and merger by the requisite vote of First Bancshares shareholders and HSBI shareholders;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve, Mississippi Department, and Georgia Department which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit C to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of HSBI’s common stock exercising their dissenters’ right;

•
the absence of any material adverse effect in the financial condition, business or results of operations of HSBI, Heritage State Bank, First Bancshares, or The First;

•
the shares of First Bancshares common stock being approved for listing on the Nasdaq Stock Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either First Bancshares or HSBI may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 125.
Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of HSBI.
If the merger is not completed, the ongoing business of HSBI could be adversely affected and HSBI will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
HSBI being required, under certain circumstances, to pay to First Bancshares a termination fee equal to $8,000,000;

•
substantial costs incurred by HSBI in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of HSBI stock.
HSBI will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on HSBI. These uncertainties may impair HSBI’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with HSBI to seek to change existing business relationships with HSBI. Retention of certain employees by HSBI may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with HSBI or First Bancshares. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with HSBI or First Bancshares, HSBI’s business or the business assumed by First Bancshares following the merger could be harmed. In addition, HSBI has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to HSBI.
The merger agreement limits HSBI’s ability to pursue an alternative acquisition proposal and requires HSBI to pay a termination fee of $8,000,000 under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, HSBI has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 123. The merger agreement also provides for HSBI to pay to First Bancshares a termination fee in the amount of $8,000,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 127. These provisions could discourage a potential competing acquirer that might have an interest in acquiring HSBI from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both HSBI and First Bancshares the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to April 30, 2023 (subject to automatic extension to July 31, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of HSBI to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the HSBI board of directors. Additionally, HSBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $23.74, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $29.68) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $116.02); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
If the merger is not completed, the ongoing business of HSBI could be adversely affected and HSBI will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
First Bancshares and HSBI may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of First Bancshares and HSBI to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of First Bancshares and HSBI, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of First Bancshares and HSBI may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. First Bancshares and HSBI, however, generally do not expect any such waiver to be significant enough to require re‑solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, approvals or waivers must be obtained from various regulatory authorities, which include the Federal Reserve Board, the Mississippi Department, the Georgia Department, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by First Bancshares and HSBI, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “The Merger — Regulatory Approvals Required for the Merger” on page 104.
The directors and executive officers of HSBI have interests in seeing the merger completed that are different from, or in addition to, those of the other HSBI shareholders.
The directors and executive officers of HSBI have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of HSBI generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of HSBI to support or approve the merger and the merger agreement. See “The Merger — Interests of HSBI Directors and Executive Officers in the Merger” beginning on page 101.
The opinions delivered to the respective boards of directors of First Bancshares and HSBI by the parties’ respective financial advisors prior to the execution of the merger agreement will not reflect changes in circumstances since the date of such opinions.
The First Bancshares board of directors received a separate fairness opinion from each of KBW and D.A. Davidson, which was delivered on, and dated, July 27, 2022, and the HSBI board of directors received a fairness opinion from Piper Sandler, which was delivered on, and dated, July 27, 2022. Changes in the operations and prospects of First Bancshares and HSBI, general market and economic conditions and other factors that may be beyond the control of First Bancshares and HSBI may alter the value of First Bancshares or HSBI or the prices of shares of First Bancshares common stock or HSBI common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the opinions. Copies of the Piper Sandler, KBW, and D.A. Davidson fairness opinions are included as Annex B, Annex C, and Annex D, respectively, to this joint proxy statement/prospectus. For a description of the opinions that First Bancshares received from its financial advisors, please refer to “The Merger — Opinions of First Bancshares’ Financial Advisors” beginning on page 70. For a description of the opinion that HSBI received from its financial advisor, please refer to “The Merger — Opinion of HSBI’s Financial Advisor” beginning on page 60.
The merger may be completed even if First Bancshares or HSBI experiences adverse changes in its business.
In general, either First Bancshares or HSBI may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to First Bancshares or HSBI would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on First Bancshares or HSBI, including the following:
•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
any failure by HSBI or First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

•
changes in the trading price or trading volume of First Bancshares common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, HSBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock during a specified period prior to closing is less than $[•] and (ii) First Bancshares common stock underperforms the KBW Regional Banking Index by more than 20%, unless First Bancshares elects to make a compensating adjustment to the exchange ratio; and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that HSBI shareholders may file putative class action lawsuits against the boards of directors of First Bancshares and/or HSBI. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to First Bancshares and HSBI. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of HSBI and First Bancshares. Although First Bancshares and HSBI have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate HSBI’s business with First Bancshares successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
•
the inability to successfully combine HSBI’s business with First Bancshares in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. Following the execution of the merger agreement, First Bancshares offered employment agreements with certain key employees of HSBI, the effectiveness of which are conditioned upon the completion of the merger. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that HSBI or First Bancshares or, following the merger, the combined company will be able to retain key employees.
The voting power of HSBI shareholders will be diluted by the merger.
The merger will result in HSBI shareholders having an ownership stake in the combined company that is smaller than their current stake in HSBI. Upon completion of the merger of HSBI with First Bancshares, we estimate that HSBI shareholders will own approximately [•]% of the issued and outstanding shares of common stock of the combined company. Consequently, HSBI shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the merger than they currently exercise over the management and policies of HSBI.
Future capital needs could result in dilution of shareholder investment.
First Bancshares’ board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of First Bancshares common stock. New investors may also have rights, preferences and privileges senior to First Bancshares’ shareholders which may adversely impact its shareholders.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of First Bancshares common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting First Bancshares’ or HSBI’s results of operations and the market prices of shares of First Bancshares common stock. Accordingly, the historical financial results of First Bancshares and HSBI and the historical market prices of shares of First Bancshares common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of First Bancshares and HSBI and certain risks to consider in connection with evaluating the proposals to be considered at the HSBI special meeting, see the documents incorporated by reference by First Bancshares into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 175.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First Bancshares and HSBI shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current First Bancshares and HSBI shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, HSBI shareholders who receive shares of First Bancshares common stock in the merger will have different rights that may be less favorable than their current rights as HSBI shareholders.
After the closing of the merger, HSBI shareholders who receive shares of First Bancshares common stock in the merger will have different rights than they currently have as HSBI shareholders, which may be less favorable than their current rights as HSBI shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of HSBI and the rights of a shareholder of the combined company following the merger, see “Comparison of Rights of First Bancshares shareholders and HSBI Shareholders” beginning on page 159.
Risks Related to First Bancshares’ Business
There are certain risks relating to First Bancshares’ business.
You should read and consider risk factors specific to First Bancshares’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2021 and in other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 175 for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT THE FIRST BANCSHARES SPECIAL MEETING
This joint proxy statement/prospectus is being provided to the holders of First Bancshares common stock as part of a solicitation of proxies by the First Bancshares board of directors for use at the First Bancshares special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This joint proxy statement/prospectus provides the holders of First Bancshares common stock with information they need to know to be able to vote or instruct their vote to be cast at the First Bancshares special meeting.
General
This section contains information about the special meeting that First Bancshares has called to allow First Bancshares shareholders to vote on the approval of the merger agreement and the adjournment proposal. The First Bancshares board of directors is mailing this joint proxy statement/prospectus to you, as a HSBI shareholder, on or about [      ], 2022. Together with this joint proxy statement/prospectus, the First Bancshares board of directors is also sending you a notice of the special meeting of First Bancshares shareholders and a form of proxy that the First Bancshares board of directors is soliciting for use at the First Bancshares special meeting and at any adjournments or postponements of the First Bancshares special meeting.
Date, Time and Place
The First Bancshares special meeting is scheduled to be held on [      ], 2022 at [    ] a.m., local time, at [      ].
Matters to be Considered at the Meeting
At the First Bancshares special meeting, First Bancshares shareholders will be asked to consider and vote on:
•
a proposal to adopt the merger agreement, including the issuance of shares of First Bancshares common stock to shareholders of HSBI in connection with the merger, which we refer to as the “First Bancshares merger proposal”; and

•
a proposal to adjourn the First Bancshares special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First Bancshares merger proposal, which we refer to as the “First Bancshares adjournment proposal.”

At this time, the First Bancshares board of directors is unaware of any other matters that may be presented for action at the First Bancshares special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
First Bancshares shareholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 112. In addition, First Bancshares shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Recommendation of the First Bancshares Board of Directors
On July 21, 2022, the First Bancshares board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on First Bancshares’ reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger — First Bancshares’ Reasons for the Merger; Recommendation of the First Bancshares Board of Directors” beginning on page 56, the First Bancshares board of directors believes that the merger and the issuance of shares of First Bancshares common stock as merger consideration is in the best interests of First Bancshares shareholders. Accordingly, the First Bancshares board of directors unanimously recommends that its shareholders vote “FOR” the First Bancshares merger proposal and, if necessary, vote “FOR” the First Bancshares adjournment proposal.
Record Date and Quorum
The First Bancshares board of directors has fixed the close of business on [      ], 2022 as the First Bancshares record date, which is the date for determining the holders of First Bancshares common stock entitled to receive notice of and to vote at the First Bancshares special meeting. As of the First Bancshares record date, there were [      ] shares of First Bancshares common stock outstanding and entitled to notice of, and to vote at, the First Bancshares special meeting or any adjournment thereof, and such outstanding shares of First Bancshares common stock were held by [      ] holders of record. Each share of First Bancshares common stock entitles the holder to one vote at the First Bancshares special meeting on each proposal to be considered at the First Bancshares special meeting.
The holders of a majority of the shares of First Bancshares common stock issued and outstanding and entitled to vote at the First Bancshares special meeting must be present, either in person or by proxy, to constitute a quorum at the First Bancshares special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of First Bancshares common stock at the First Bancshares special meeting unless a quorum is present.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The First Bancshares Merger Proposal.   The affirmative vote of the holders of at least a majority of the outstanding shares of First Bancshares common stock is required to approve the First Bancshares merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, of if you mark “ABSTAIN” on your proxy card, with respect to the First Bancshares merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The First Bancshares Adjournment Proposal.   The number of votes cast in favor of “FOR” the First Bancshares adjournment proposal exceeding the number of votes cast “AGAINST” the First Bancshares adjournment proposal is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the First Bancshares adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The First Bancshares board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of First Bancshares common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.
Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the First Bancshares merger proposal and “FOR” the First Bancshares adjournment proposal, if applicable.
If you are a shareholder of record of First Bancshares as of [      ], 2022, the First Bancshares record date, you may submit your proxy before the First Bancshares special meeting in any of the following ways:
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You may vote online.   You may vote online by accessing [      ]. Have your proxy card available.

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You may vote by telephone.   You may vote by telephone by calling toll-free [      ]. Have your proxy card available.

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You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card to Computershare Proxy Services, P.O. Box 505008, Louisville, KY 40233-9814.

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You may vote in person at the meeting.   You may vote by attending the meeting in person and casting your vote at the meeting.

If you intend to submit your proxy by telephone or via the internet, you must do so by 11:59 P.M. Eastern Time on the day before the First Bancshares special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the First Bancshares special meeting.
If you are the record holder of your First Bancshares shares, you may revoke your proxy at any time before it is voted at the First Bancshares special meeting by:
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delivering written notice of revocation to the Corporate Secretary of First Bancshares;

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timely submitting another proxy online or by telephone or mail prior to the First Bancshares special meeting; or

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attending the First Bancshares special meeting and notifying the election officials that you wish to revoke your proxy and vote at the meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Post Office Box 15549, Hattiesburg, Mississippi, 39404 Attn: Corporate Secretary, Attention: Corporate Secretary. Attendance at the First Bancshares special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers and other nominees who hold shares of First Bancshares common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the First Bancshares special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the First Bancshares special meeting.
If your broker, bank or other nominee holds your shares of First Bancshares common stock in “street name,” your broker, bank or other nominee will vote your shares of First Bancshares common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
All directors and executive officers of First Bancshares, solely in their capacity as shareholders of First Bancshares, have entered into voting agreements with HSBI pursuant to which they have agreed to vote their shares of First Bancshares common stock in favor of the approval of the merger agreement and the transactions contemplated thereby, including the issuance of shares of First Bancshares common stock as merger consideration in the merger. As of the First Bancshares record date, [      ] shares of First Bancshares common stock, or approximately [  ]% of the outstanding shares of First Bancshares common stock entitled to vote at the First Bancshares special meeting, are bound by the voting agreements.
Solicitation of Proxies; Expenses
This proxy solicitation is made by the First Bancshares board of directors. First Bancshares is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of First Bancshares intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. First Bancshares will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, First Bancshares retains the discretion to engage a third-party proxy solicitor to assist First Bancshares in soliciting proxies from the First Bancshares shareholders.
Attending the First Bancshares Special Meeting
All shareholders of First Bancshares as of the First Bancshares record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the First Bancshares record date, are invited to attend the First Bancshares special meeting. Shareholders of record of First Bancshares common stock can vote in person at the First Bancshares special meeting. If you are not a shareholder of record as of the First Bancshares record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the First Bancshares special meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the First Bancshares special meeting is prohibited without First Bancshares’ express written consent.
A First Bancshares shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the First Bancshares special meeting must provide proof of beneficial ownership as of the First Bancshares record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
First Bancshares Merger Proposal
First Bancshares is asking its shareholders to approve the First Bancshares merger proposal. Holders of First Bancshares common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the First Bancshares board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of First Bancshares common stock as merger consideration, to be advisable and in the best interest of First Bancshares and its shareholders. See “The Merger — First Bancshares’ Reasons for the Merger; Recommendation of the First Bancshares Board of Directors” beginning on page 56 of this joint proxy statement/prospectus for a more detailed discussion of the First Bancshares board of directors’ recommendation.
The First Bancshares board of directors unanimously recommends a vote “FOR” the First Bancshares merger proposal.
First Bancshares Adjournment Proposal
The First Bancshares special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the First Bancshares special meeting to approve the First Bancshares merger proposal.
If, at the First Bancshares special meeting, the number of shares of First Bancshares common stock present or represented and voting in favor of the First Bancshares merger proposal is insufficient to approve the First Bancshares merger proposal, First Bancshares intends to move to adjourn the First Bancshares special meeting in order to enable the First Bancshares board of directors to solicit additional proxies for approval of the First Bancshares merger proposal. In that event, First Bancshares will ask the holders of First Bancshares common stock to vote upon the adjournment proposal, but not the First Bancshares merger proposal.
In this proposal, First Bancshares is asking the holders of First Bancshares common stock to authorize the holder of any proxy solicited by the First Bancshares board of directors on a discretionary basis to vote in favor of adjourning the First Bancshares special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from First Bancshares shareholders who have previously voted.

The First Bancshares board of directors unanimously recommends a vote “FOR” the First Bancshares adjournment proposal.
Questions and Additional Information
If you need assistance in completing your proxy card, have questions regarding First Bancshares’ special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Chandra B. Kidd, Secretary, The First Bancshares, Inc., P.O. Box 15549, Hattiesburg, Mississippi, 39404 or by phone at (601) 268-8998 or by e-mail at ckidd@thefirstbank.com.

INFORMATION ABOUT THE HSBI SPECIAL MEETING
This joint proxy statement/prospectus is being provided to the holders of HSBI common stock as part of a solicitation of proxies by the HSBI board of directors for use at the HSBI special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This joint proxy statement/prospectus provides the holders of HSBI common stock with information they need to know to be able to vote or instruct their vote to be cast at the HSBI special meeting.
General
This section contains information about the special meeting that HSBI has called to allow HSBI shareholders to vote on the approval of the merger agreement, the 280G proposal and the HSBI adjournment proposal. The HSBI board of directors is mailing this joint proxy statement/prospectus to you, as a HSBI shareholder, on or about [      ], 2022. Together with this joint proxy statement/prospectus, the HSBI board of directors is also sending you a notice of the special meeting of HSBI shareholders and a form of proxy that the HSBI board of directors is soliciting for use at the HSBI special meeting and at any adjournments or postponements of the HSBI special meeting.
Date, Time and Place
The HSBI special meeting is scheduled to be held on [      ], 2022 at [  :00] a.m., local time, at [       ].
Matters to be Considered at the Meeting
At the HSBI special meeting, HSBI shareholders will be asked to consider and vote on:
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a proposal to approve the merger agreement, which we refer to as the HSBI merger proposal;

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a proposal to approve certain compensatory payments that Brad Serff is or may be entitled to receive in connection with the merger and bank merger, or certain subsequent events, which we refer to as the 280G proposal,

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a proposal of the HSBI board of directors to adjourn or postpone the HSBI special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the HSBI special meeting to approve the merger agreement, which we refer to as the HSBI adjournment proposal; and

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any other matters as may properly be brought before the HSBI special meeting or any adjournment or postponement of the HSBI special meeting.

At this time, the HSBI board of directors is unaware of any other matters that may be presented for action at the HSBI special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
HSBI shareholders should carefully read this document in its entirety, including the annexes and the documents incorporated by reference, for more detailed information concerning the merger agreement and the merger. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 112. In addition, HSBI shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Recommendation of the HSBI Board of Directors
The HSBI board of directors recommends that HSBI shareholders vote “FOR” the HSBI merger proposal, “FOR” the 280G proposal and “FOR” the HSBI adjournment proposal. See “The Merger — HSBI’s Reasons for the Merger and Recommendations of the HSBI Board of Directors.”

Record Date and Quorum
[     ], 2022 has been fixed as the record date for the determination of HSBI shareholders entitled to notice of, and to vote at, the HSBI special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [      ] shares of HSBI common stock outstanding and entitled to vote at the HSBI special meeting, held by approximately [      ] holders of record.
A quorum is necessary to transact business at the HSBI special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of HSBI common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of HSBI stock represented at the HSBI special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of HSBI stock is represented at the HSBI special meeting, it will be counted for the purpose of determining a quorum not only at the HSBI special meeting but also at any adjournment or postponement of the HSBI special meeting. In the event that a quorum is not present at the HSBI special meeting, it is expected that the HSBI special meeting will be adjourned or postponed.
Required Vote
The affirmative vote of a majority of the outstanding shares of HSBI common stock must vote in favor of the HSBI merger proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the HSBI merger proposal or if you fail to vote on the HSBI merger proposal, this will have the same effect as voting “AGAINST” the HSBI merger proposal.
In order to approve the 280G proposal, the holders of more than 75% of the voting power of the outstanding shares of HSBI common stock (excluding shares held by Mr. Serff and certain related parties) must vote in favor of the 280G proposal. If you vote to “ABSTAIN” with respect to the 280G proposal or if you fail to vote on the 280G proposal, this will have the same effect as voting “AGAINST” the 280G proposal.
Mr. Serff and his related shareholders (collectively, “ineligible shareholders”) may not vote on the 280G proposal. Any votes received from an ineligible shareholder on the 280G proposal will be disregarded. For purposes of Section 280G, the term “ineligible shareholder” includes each individual whose payments are subject to the vote, his or her parents, children and grandchildren, and certain entities in which he or she has a direct or indirect ownership interest. If you are an “ineligible shareholder,” a separate notice concerning your status has been mailed to you at the same time as the delivery to you of your copy of the proxy statement/prospectus. As an ineligible shareholder, any vote (whether in favor or in opposition) that you cast on the 280G proposal will be disregarded. Approval of the 280G proposal is not a condition of the merger, and these proposals are separate from the vote on the HSBI merger proposal.
The HSBI adjournment proposal will be approved if the votes of HSBI common stock cast in favor of the HSBI adjournment proposal exceed the votes cast against the HSBI adjournment proposal. If you vote to “ABSTAIN” with respect to the HSBI adjournment proposal or if you fail to vote on the HSBI adjournment proposal, this will have no effect on the outcome of the vote on the HSBI adjournment proposal.
Each share of HSBI common stock you own as of the record date for the HSBI special meeting entitles you to one vote at the HSBI special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the HSBI special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the HSBI special meeting. This will ensure that your vote is received. If you attend the HSBI special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. To vote over the Internet, by fax or telephone, please follow the instructions included on your proxy card. If you vote over the Internet, by fax or by telephone, you do not need to complete and mail a proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy (whether by mail, Internet, fax or telephone) without instruction on how to vote your shares, your shares will be voted “FOR” the HSBI merger proposal, “FOR” the 280G proposal and “FOR” the HSBI adjournment proposal. At this time, the HSBI board of directors is unaware of any other matters that may be presented for action at the HSBI special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your HSBI stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE HSBI SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE YOUR SHARES OVER THE INTERNET, BY FAX OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS INCLUDED ON YOUR PROXY CARD. SHAREHOLDERS WHO ATTEND THE HSBI SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
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submitting another valid proxy card bearing a later date;

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attending the HSBI special meeting and voting your shares in person; or delivering prior to the HSBI special meeting a written notice of revocation to HSBI’s Chief Financial Officer at the following address: Heritage Southeast Bancorporation, Inc., 125 Westridge Industrial Blvd., McDonough, Georgia 30253.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the HSBI special meeting. Attendance at the HSBI special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of HSBI, Heritage Southeast Bank and their affiliates owned and were entitled to vote [      ] shares of HSBI common stock, representing approximately [  ]% of the outstanding shares of HSBI common stock entitled to vote on that date.
A total of [3,406,991] shares of HSBI common stock, representing approximately [  ]% of the outstanding shares of HSBI common stock entitled to vote at the HSBI special meeting are subject to a voting agreement between First Bancshares and certain of HSBI’s and Heritage Southeast Bank’s directors who held shares of HSBI stock as of the date of the merger agreement. Pursuant to the voting agreement, these directors of HSBI and Heritage Southeast Bank who held shares of HSBI stock as of the date of the merger agreement, have agreed to, at any meeting of HSBI shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions):
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vote (or cause to be voted) all shares of HSBI’s stock beneficially owned by such director or holder, as applicable, and which such director or holder has the right to vote in favor of the approval of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

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not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

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vote (or cause to be voted) their shares against any competing transaction.

Pursuant to the voting agreement, without the prior written consent of First Bancshares, each party to the voting agreement has further agreed not to sell or otherwise transfer any shares of HSBI stock. The foregoing summary of the voting agreements entered into by HSBI’s and Heritage Southeast Bank’s directors and their affiliates who held shares of HSBI stock as of the date of the merger agreement, does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Appendix A-1 to this document.
For more information about the beneficial ownership of HSBI stock by each director and executive officer, directors and executive officers as and their affiliates a group, and holders of 5% or more of the outstanding shares of HSBI common stock, see “Beneficial Ownership of HSBI Stock by Management and Principal Shareholders of HSBI.”
Solicitation of Proxies
The proxy for the HSBI special meeting is being solicited on behalf of the HSBI board of directors. HSBI will bear the entire cost of soliciting proxies from you. HSBI will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of HSBI stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of HSBI in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of HSBI stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the HSBI special meeting. Shareholders of record can vote in person at the HSBI special meeting. If you are not a shareholder of record and would like to vote in person at the HSBI special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the HSBI special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HSBI special meeting is prohibited without HSBI’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact HSBI at:
Heritage Southeast Bancorporation, Inc.
125 Westridge Industrial Blvd.
McDonough, Georgia 30253
Telephone: (770) 515-7039
Attn: Phil Resch, Chief Financial Officer

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus. We urge you to carefully read this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of First Bancshares’ and HSBI’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of HSBI by First Bancshares pursuant to the merger of HSBI with and into First Bancshares, with First Bancshares as the surviving company, which we refer to as the merger. Immediately after the merger, Heritage Southeast Bank, a wholly owned bank subsidiary of HSBI, will be merged with and into The First, a wholly owned bank subsidiary of First Bancshares, with The First as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each share of HSBI stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.965, or the exchange ratio, of a share of First Bancshares common stock.
Before deciding how to vote, you should obtain more recent prices of First Bancshares common stock, which trades on the NASDAQ Global Market under the symbol “FBMS”.
The exchange ratio was arrived at through arm’s-length negotiations between HSBI and First Bancshares. The merger agreement provides that if First Bancshares effects a stock dividend, reclassification, recapitalization, split, or combination of the shares of First Bancshares common stock, then an appropriate adjustment to the exchange ratio will be made.
HSBI may terminate the merger agreement if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $23.74, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $29.68) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $116.02); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
First Bancshares shareholders and HSBI shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
HSBI’s board of directors and senior management have from time to time engaged in reviews and discussions of long-term strategies and objectives and have considered ways to enhance the company’s performance and long-term shareholder value. These reviews have included periodic discussions with respect to potential business combination transactions that would further the company’s long-term strategic objectives and the potential benefits and risks of any such transaction. As part of these strategic reviews and discussions, HSBI has considered a number of factors, including, among others, that additional scale could enhance operating efficiencies, growth and profitability, the technological and regulatory challenges faced by smaller community banks, and the competitive landscape for financial institutions.
HSBI has periodically had discussions with various financial institutions and investment bankers regarding potential business combination transactions. These discussions have occurred during contacts through both scheduled and impromptu meetings at banking industry conferences, social settings at such conferences and other meetings and telephone calls.
In October of 2020, HSBI’s significant shareholder, Mr. Ken Lehman, was approached by representatives of VyStar Credit Union (“VyStar”) indicating potential interest of VyStar with respect to a transaction with HSBI and Heritage Southeast Bank. Over the remainder of 2020 and in January 2021, VyStar and HSBI continued discussions regarding a potential transaction, including preliminary due diligence reviews and pricing expectations.
On January 28, 2021, an investment banking firm known to both Messrs. Leonard Moreland, Chief Executive Officer of HSBI, and Ray “Hoppy” Cole, President and Chief Executive Officer of First Bancshares arranged for a meeting at the offices of the investment banking firm. Mr. Moreland and Mr. Cole discussed each bank’s organizational culture and history, business lines and strategy, and respective views on the industry outlook and future plans. Mr. Moreland noted from the meeting that there were significant similarities, with considerable geographic and strategic alignment between HSBI and First Bancshares. Mr. Moreland and Mr. Cole agreed to follow up the meeting in April 2021 after each bank had completed their first quarter.
In connection with the discussions with VyStar, HSBI’s board created a special committee of outside directors, consisting of Jeff Arnold, Roy Hall, John Mansour, David Rupp and John Presley (the “Special Committee”). In late January 2021, VyStar submitted a draft letter of intent proposing a purchase price that would result in a net price available to HSBI shareholders of approximately $27.00 per outstanding HSBI share. The letter of intent included a number of additional deal terms, including terms dealing with transaction structure, management change-in-control agreements, employees, benefit plans, contingencies, indemnification and deal protection, including a requirement that HSBI negotiate exclusively with VyStar.
Following a few modifications to the letter of intent, HSBI and VyStar executed a non-binding letter of intent on February 3, 2021, commenced additional due diligence on each other, and negotiated a definitive agreement. On March 31, 2021, following unanimous approval by HSBI’s Special Committee and board of directors, HSBI executed a definitive agreement with VyStar for the proposed purchase of substantially all of the assets of Heritage Southeast Bank. The definitive agreement between HSBI and VyStar provided for a net purchase price to HSBI’s shareholders of $27.00 per share, with a potential increase to reflect HSBI’s per share net income after October 1, 2021 in the event the transaction was not closed prior to October 31, 2021. The definitive agreement including a number of customary closing conditions, including HSBI shareholder approval and receipt of necessary regulatory approvals by HSBI and VyStar. The definitive agreement restricted HSBI’s ability to solicit any competing offer. The definitive agreement provided that either party could terminate the definitive agreement in the event that the transaction did not close by December 31, 2021, but in the event that the regulatory approvals were the only condition not satisfied, VyStar had the right to extend the definitive agreement through March 31, 2022.
In light of the announced proposed transaction between HSBI and VyStar, HSBI and First Bancshares did not schedule a follow-up meeting as previously agreed upon. Following the announcement of the proposed VyStar transaction, Mr. Cole reached out to Mr. Moreland to congratulate him on the announcement, and both parties wished the other the best.
HSBI and VyStar subsequently diligently sought satisfaction of the closing conditions for the proposed transaction, submitting all necessary regulatory applications and seeking HSBI shareholder approval. On July 12, 2021, HSBI’s shareholders approved the proposed transaction between HSBI and VyStar.
Throughout the remainder of 2021 and into 2022, HSBI and VyStar continued to pursue the necessary regulatory approvals from the FDIC, the NCUA, the Georgia Department of Banking and Finance and the Florida Office of Financial Regulation. On October 29, 2021, the parties mutually agreed to waive their respective rights to terminate the definitive agreement on or after December 31, 2021 until February 28, 2022. On February 28, 2022, the parties again agreed to extend the time available to obtain regulatory approvals and satisfy other closing conditions. This waiver aligned with the terms originally negotiated in the definitive agreement, which provided for an outside date of March 31, 2022, if receipt of regulatory approvals remains the only material outstanding condition to closing.

As the potential transaction with VyStar continued to be extended, from time to time, various third parties approached management of HSBI in a perceived effort to determine if the VyStar transaction was going to receive regulatory approval, and to indicate potential interest in a negotiated transaction with HSBI in the event that the VyStar transaction did not close. First Bancshares was among the institutions, commencing in 2022, that reached out to Mr. Moreland seeking to discuss a potential future transaction. In light of the exclusivity requirements contained in the agreement with VyStar, in each instance, Mr. Moreland indicated that HSBI was continuing to work diligently with VyStar to obtain the necessary regulatory approvals.
While the parties continued to seek the necessary regulatory approvals, no assurances could be obtained that the regulatory approvals would be forthcoming, or forthcoming in a timely manner. As the board of HSBI felt that the definitive agreement continued to provide an attractive result for HSBI’s shareholders if regulatory approvals could be obtained, the Special Committee and board of HSBI was reluctant to terminate the agreement without some comfort that an alternative transaction may be available.
In March 2022, as the outside date of the definitive agreement approached, HSBI sought permission from VyStar to solicit third party interest while VyStar sought a further extension from HSBI to allow for the continued pursuit of regulatory approvals. On March 31, 2022, following approvals by the Special Committee and board, HSBI and VyStar agreed to: (i) extend the outside date for consummation of the transaction from March 31, 2022 to June 30, 2022, (ii) permit either party to terminate the definitive agreement in the event that all regulatory approvals were not in hand by April 30, 2022, and (iii) permit HSBI to solicit third party interest in an alternative transaction, provided that HSBI was prohibited from entering into an agreement with a third party so long as the agreement with VyStar remained in place.
On April 1, 2022, management of HSBI provided a request for proposals from five investment banks familiar with HSBI to facilitate HSBI’s identification of a strategic partner for a possible transaction. HSBI also prepared a data room with additional information regarding HSBI to facilitate the investment bankers’ ability to assess HSBI’s condition and prospects. Management of HSBI also reached out to a few banks, including First Bancshares, to invite them to join the data room.
On April 6, 2022, HSBI and First Bancshares executed a non-disclosure agreement and First Bancshares was granted access to HSBI’s initial data room.
On April 11, 2022, the board of directors, including the Special Committee, met with representatives of each of the invited investment banks. The presentations typically include formal and informal presentations from each firm regarding the overall banking industry and markets, nationally and in Georgia; representative engagements of the firm; and the proposed scope of services to HSBI. Following the presentations and further discussions with representatives of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), HSBI’s legal counsel, the board selected Piper Sandler to serve as its exclusive financial advisor.
During the period of April 11 through May 5, 2022, members of HSBI’s management team advanced the prospective sale process preparations, including preparation of a confidential information memorandum and key, customary due diligence materials on HSBI as commonly requested by prospective buyers.
Beginning on May 5, 2022, Piper Sandler began its outreach to prospective buyers, which included 35 potentially interested parties, including First Bancshares, seeking non-binding indications of interest by June 6, 2022. The communication was intended to verify the list of interested parties, obtain signed non-disclosure agreements from interested parties, provide initial information, and advance discussions. During this time, Piper Sandler and management provided updates to the Strategic Committee and HSBI board as to process status and initial feedback regarding interest in advancing strategic dialogue. Eight parties, including First Bancshares, ultimately signed non-disclosure agreements, and three parties, again including First Bancshares, submitted non-binding indications of interest.
On May 18, 2022, Mr. Lehman met with Mr. Cole at First Bancshares’ offices in Hattiesburg, Mississippi to discuss a potential business combination between HSBI and First Bancshares, at which meeting Mr. Cole presented Mr. Lehman with an initial preliminary term sheet for the acquisition of HSBI by First Bancshares, which contemplated a proposed implied deal value of $29.00 per share or approximately $210 million in the aggregate.

On June 3, 2022, at a meeting of the executive committee of the board of directors of First Bancshares, First Bancshares’ management team discussed the opportunity to bid on a potential business combination transaction with HSBI, and previewed the proposed indication of interest for the executive committee.
On June 6, 2022, three banks approached by Piper Sandler submitted non-binding indications of interest to acquire HSBI. First Bancshares’ indication of interest provided for a fixed exchange ratio of 0.9500 shares, which implied a deal value of $28.59 per share or $206.9 million in the aggregate. Another Southeastern based Bank (“Bank A”) that was larger than First Bancshares in total assets, submitted a non-binding indication of interest with a proposed fixed exchange ratio in a range which implied a deal value of between $24.59 and $27.02 per share, or $177.9 million to $195.6 million in the aggregate. Another Southeast based bank (“Bank B”) that was smaller than First Bancshares in total assets, submitted a non-binding indication of interest with a proposed fixed exchange ratio which implied a deal value of $27.95 per share or $202.0 million in the aggregate. Each of non-binding indication of interests included other comparable customary provisions, and each required termination of the definitive agreement with VyStar prior to execution of the indication of interest.
On June 8, 2022, HSBI’s board of directors met with representatives of Piper Sandler and Nelson Mullins to discuss the received indications of interest. Representatives of Piper Sandler reviewed the process that resulted in the three indications of interest, including some of the reasons offered by those that declined to submit indications of interest, noting that in Piper Sandler’s opinion, none of the potential buyers who did not submit indications of interest were likely to become a legitimate alternative in the near future. Representatives of Piper Sandler then provided a bid overview analysis to the board and management of HSBI, including a review of each of the potential parties that submitted indications of interests, key terms of each of the indications of interest, including pricing metrics and terms, management related terms, overall transaction value to the HSBI, various metrics, including pricing multiples, earn-back periods, earnings accretion/dilution and proforma dividend analysis, historical pricing range analysis based upon the exchange ratios contained in the indications of interest, preliminary pro-forma financial impacts, contribution analysis, peer analysis, merger and acquisition precedent transactions analysis and comparisons (national and regional), and price performance and merger reaction analysis, as well as third party equity analyst recommendations the stock of each of the potential acquirers.
Representatives of Nelson Mullins and management provided an update to the board regarding the latest discussions with VyStar and the regulators, as well as potential timing for any regulatory approval of the proposed transaction with VyStar. Following discussion of the regulatory process and challenges, the HSBI board determined that it was unlikely that the VyStar transaction would receive the necessary regulatory approvals within a reasonable time period, and concluded that based on the competitive indications of interest from good and well-qualified strategic buyers, it was in HSBI’s interest to terminate the VyStar Transaction.
The board of HSBI discussed the pros and costs of each indication of interest before unanimously deciding that the indication of interest provided by First Bancshares was the preferred indication. Following discussions with representatives of Nelson Mullins and Piper Sandler, the board unanimously authorized management to (i) terminate the VyStar definitive agreement and (ii) negotiate and enter into an indication of interest with First Bancshares.
On June 9, 2022, representatives of Piper Sandler informed Banks A and B that HSBI was moving forward with a different party. At that time, Bank B submitted a revised proposal with terms felt by management to be slightly improved, but still likely inferior to the indication of interest received from First Bancshares. Representatives of Piper Sandler asked First Bancshares to submit its best and final indication of interest.
On June 10, 2022, First Bancshares submitted an updated indication of interest, increasing the fixed exchange ratio to 0.965 shares of First Bancshares for each outstanding share of HSBI.
On June 15, 2022, HSBI and VyStar mutually agreed to terminate their definitive agreement.
On June 16, 2022, HSBI and First Bancshares executed the non-binding indication of interest.

During the period from June 16, 2022 through July 27, 2022, First Bancshares conducted due diligence across all aspects of HSBI. Due diligence information was provided to First Bancshares and its advisors across multiple venues, including, but not limited to, a virtual data room, conference calls, in person meetings, in person review of physical assets, and direct loan file reviews.
During this same period First Bancshares afforded HSBI certain reverse due diligence access. The due diligence was provided to HSBI and its advisors across customary venues including the virtual data room and conference calls. On July 22, 2022, a reverse due diligence conference call was held and included First Bancshares’ and HSBI’s senior management teams, legal counsels and financial advisors, with responses and resulting diligence deemed satisfactory by HSBI.
During the period from June 16, 2022, through July 27, 2022, legal counsel for HSBI and legal counsel for First Bancshares, Alston & Bird LLP, or Alston & Bird, along with management of both companies, prepared, exchanged drafts and negotiated the terms of the merger agreement and the related ancillary documents and agreements (including disclosure schedules, the claims letter, form of voting agreement, form of director non-compete and non-disclosure agreement, and form of lock-up agreement).
On July 21, 2022, the First Bancshares board of directors held a meeting that was also attended by the management team of First Bancshares and representatives of KBW, Alston & Bird, and D.A. Davidson. At the meeting, the management team of First Bancshares provided the board of directors with an update regarding the status of the negotiation of the definitive agreements with HSBI, along with an overview of the results of the due diligence that First Bancshares conducted in respect of HSBI. Representatives of Alston & Bird also reviewed with the First Bancshares board of directors the terms of the proposed merger agreement and support agreements and presented proposed resolutions for the boards of directors of First Bancshares and The First approving, among other things, the merger agreement and transactions contemplated by the merger agreement. KBW reviewed and discussed, among other matters, the financial aspects of the proposed merger, and advised the First Bancshares board of directors that, assuming no material changes in the proposed merger or KBW’s financial analysis, KBW would be in a position to deliver, in connection with the execution of the merger agreement, a written opinion (which was subsequently delivered on and dated July 27, 2022) to the First Bancshares board of directors, to the effect that, as of the date of such opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Bancshares. See “— Opinions of First Bancshares’ Financial Advisors.” D.A. Davidson also reviewed and discussed with the First Bancshares board of directors the financial aspects of the proposed merger, and advised the First Bancshares board of directors that, assuming no material changes in the proposed merger or D.A. Davidson’s financial analysis, D.A. Davidson would be in a position to deliver, in connection with the execution of the merger agreement, a written opinion (which was subsequently delivered on and dated July 27, 2022) to the First Bancshares board of directors, to the effect that, as of the date of such opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, the merger consideration to be paid by First Bancshares in the proposed merger was fair, from a financial point of view, to First Bancshares. See “— Opinions of First Bancshares’ Financial Advisors.”
At the July 21, 2022 meeting of the board of directors of First Bancshares, the First Bancshares board of directors, taking into consideration the matters discussed during the meeting and in prior meetings of the First Bancshares board of directors, including consideration of the factors described under “— Recommendation of the First Bancshares Board of Directors and Reasons for the Merger,” determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and issuance of shares of First Bancshares common stock in connection with the merger, were advisable and in the best interests of First Bancshares and its shareholders and approved the execution, delivery and performance of the merger agreement, and recommended that the First Bancshares shareholders approve the First Bancshares merger proposal.
On July 26, 2022, a meeting of the Special Committee and board was held by HSBI, including management, representatives of Piper Sandler, and representatives of Nelson Mullins. The Special Committee and HSBI board reviewed a draft of the Merger Agreement, with summary and key matters presented by representatives of Nelson Mullins. HSBI’s management provided a summary of the reverse due diligence performed on First Bancshares. Representative of Piper Sandler provided an update as to the valuation metrics, current market conditions and First Bancshares stock price.
During this meeting, legal counsel’s review of the merger agreement included major provisions regarding purchase price, representations and warranties and disclosure schedules, interim operating covenants, registration statement and proxy statement process, fiduciary out, employee benefits, indemnification, conditions to closing and termination provisions and fees, as well as the related Director agreements. Representatives of Nelson Mullins provided a review of director fiduciary duties, the final Merger Agreement and director agreements, as well as the form of resolutions to be considered for approval by the Special Committee, HSBI board and Heritage Southeast Bank board.
HSBI management’s review of reverse due diligence was presented and concluded there were no extraordinary concerns or unknown matters uncovered during the diligence of First Bancshares. The review included corporate strategy, earnings, asset quality, deposit franchise, sensitivity and interest rate risk, legal and regulatory matters, and capital adequacy.
Representative of Piper Sandler provided additional market context and analysis regarding the current valuation and stock price metrics. Representatives of Piper Sandler presented its review of its fairness opinion analysis and fairness opinion.
The Special Committee, HSBI board and Heritage Southeast Bank board voted unanimously to approve the resolutions approving the merger agreement (including the annexes, schedules and exhibits thereto). The forms voting agreements, claims letter agreement, director non-compete and non-disclosure agreement, and lock-up agreement were unanimously approved.
On July 27, 2022, HSBI delivered the fully signed merger agreement documents and related agreements (including the annexes, schedules and exhibits thereto), as well as the signed voting agreements, claims letter agreements, director non-compete and non-disclosure agreements, and lock-up agreement, to First Bancshares counsel, and copies of First Bancshares’s signature pages to the various agreements were delivered to HSBI’s counsel. After the close of markets, the transaction was publicly announced by First Bancshares, and related communications were initiated.
First Bancshares’ Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as the merger consideration, the First Bancshares board of directors considered a number of factors, including the following material factors:
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each of First Bancshares’ and HSBI’s business, operations, financial condition, asset quality, earnings and prospects;

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the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

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the opportunity to strategically expand into new markets in Georgia and Florida;

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the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of First Bancshares following the merger;

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its understanding of the current and prospective environment in which First Bancshares and HSBI operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Bancshares both with and without the proposed transaction;

•
its review and discussions with First Bancshares’ management concerning the due diligence investigation of HSBI, including its review of HSBI’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the structure of the transaction as a combination in which the combined company would operate under the First Bancshares HSBI and First Bancshares’ board of directors and management would have substantial participation in the combined company;

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the opinion, dated July 27, 2022, of KBW to the First Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Bancshares of the exchange ratio in the merger, as more fully described below under “Opinions of First Bancshares’ Financial Advisors;”

•
the opinion, dated July 27, 2022, of D.A. Davidson to the First Bancshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to First Bancshares of the merger consideration to be paid by First Bancshares in the merger, as more fully described below under “Opinions of First Bancshares’ Financial Advisors;”

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

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the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of HSBI’s business between the date of the merger agreement and the date of completion of the merger.

First Bancshares’ board of directors also considered potential risks relating to the merger including the following:
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First Bancshares management’s attention and First Bancshares resources may be diverted from the operation of First Bancshares’ business and towards the completion of the merger;

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First Bancshares may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of HSBI’s operations with First Bancshares;

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the nature and amount of payments and other benefits to be received by HSBI management in connection with the merger pursuant to existing HSBI plans and compensation arrangements and the merger agreement;

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the substantial costs that First Bancshares will incur in connection with the merger even if it is not consummated;

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approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs; and

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the possibility of litigation in connection with the merger.

The foregoing discussion of the factors considered by the First Bancshares board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the First Bancshares board of directors. In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of First Bancshares common stock as the merger consideration, the First Bancshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Bancshares board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.
The foregoing discussion of the information and factors considered by the First Bancshares board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”
HSBI’s Reasons for the Merger
After careful consideration, HSBI’s board of directors, at a meeting held on July 26, 2022, determined that the merger agreement is advisable, fair to and in the best interests of HSBI and its shareholders.

Accordingly, HSBI’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that HSBI shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the HSBI board of directors evaluated the merger and the merger agreement in consultation with HSBI’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
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each of HSBI’s, First Bancshares’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the HSBI board of directors considered its view that First Bancshares’s business and operations complement those of HSBI and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base;

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the perceived value of the consideration to be received by HSBI’s shareholders, including in relation to the then-current value of HSBI in relation to recent trading activity;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the fact that the merger consideration will consist of shares of First Bancshares common stock, resulting in pro forma ownership by HSBI shareholders in First Bancshares following the closing of the merger in an approximate range of 23% of the outstanding First Bancshares shares, which would allow HSBI shareholders to participate in a significant portion of the future performance of the combined HSBI and First Bancshares business and synergies resulting from the merger, and the value to HSBI shareholders represented by that consideration;

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its understanding of the current and prospective environment in which HSBI and First Bancshares operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on HSBI both with and without the proposed transaction;

•
the expectation that the combined company will have a strong capital position upon completion of the transaction, and the expectation that the necessary regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

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the recommendation of the Special Committee, consisting of all of the outside directors of HSBI, that the transaction with First Bancshares was in the best interest of HSBI and its shareholders;

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the financial analyses of Piper Sandler, HSBI’s financial advisor, and the opinion delivered by Piper Sandler to HSBI’s board of directors on July 26, 2022, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the merger consideration was fair to the holders of HSBI common stock from a financial point of view, as more fully described in the section entitled “The Merger — Opinion of HSBI’s Financial Advisor”;

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potential alternative exit strategies for HSBI in light of the shrinking number of potential buyers for community banks;

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the fact that the merger consideration paid in the form of First Bancshares common stock is expected to be tax-free to HSBI shareholders;

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the greater liquidity in the trading market for First Bancshares common stock relative to the market for HSBI stock due to the listing of First Bancshares’s shares on the Nasdaq Global Select Market, and the comparative prospects for gaining shareholder liquidity;

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the opportunity for HSBI shareholders to receive First Bancshares common stock which has historically paid a cash dividend as compared to the HSBI shares for which no cash dividend has been paid;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;
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its review and discussions with HSBI’s management regarding strategic alternatives available to HSBI for enhancing value over the long term, including continuing to operate independently, and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by First Bancshares compared to such other alternatives;

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the exchange ratio is fixed so that if the market price of First Bancshares common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by HSBI shareholders in exchange for their shares of HSBI stock will also be higher;

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of HSBI’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to HSBI shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

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that HSBI’s directors and executive officers have financial interests in the merger in addition to their interests as HSBI shareholders, including financial interests that are the result of compensation arrangements with HSBI, and the manner in which such interests would be affected by the merger; and

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the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of HSBI and Heritage Southeast Bank, and on the communities within which Heritage Southeast Bank operates.

The HSBI board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

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the potential risk of diverting management attention and resources from the operation of HSBI’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

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the requirement that HSBI conduct its business in the ordinary course and the other restrictions on the conduct of HSBI’s business prior to the completion of the merger, which may delay or prevent HSBI from undertaking business opportunities that may arise pending completion of the merger;

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that under the merger agreement, subject to certain exceptions, HSBI cannot solicit competing acquisition proposals;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating HSBI’s business, operations and workforce with those of First Bancshares and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that HSBI will have to pay a $8 million termination fee to First Bancshares if the merger agreement is terminated under certain circumstances;

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that the exchange ratio is fixed so that if the market price of First Bancshares common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by HSBI shareholders in exchange for their shares of common stock will also be lower; and

•
the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the HSBI board, you should be aware that certain directors and officers of HSBI may have interests in the merger that are different from, or in addition to, interests of HSBI shareholders generally and may create potential conflicts of interest. HSBI’s board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to HSBI’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of HSBI Executive Officers and Directors in the Merger.”
The foregoing discussion of the factors considered by the HSBI board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the HSBI board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the HSBI board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The HSBI board of directors considered all these factors as a whole, including discussions with, and questioning of, HSBI’s management and HSBI’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the HSBI board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the HSBI merger proposal, “FOR” the 280G proposal and “FOR” the HSBI adjournment proposal.
Each of the directors of HSBI and Heritgage Southeast Bank has entered into a voting agreement with First Bancshares, pursuant to which they have agreed to vote in favor of the HSBI merger proposal and the other proposals to be voted on at the HSBI special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the HSBI Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
Opinion of HSBI’s Financial Advisor
HSBI retained Piper Sandler to act as financial advisor to HSBI’s board of directors in connection with HSBI’s consideration of a possible business combination. HSBI selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to HSBI’s board of directors in connection with the proposed merger with The First Bancshares, Inc., which is referred to in this section as “FBMS”, and participated in certain of the negotiations leading to the execution of the agreement and plan of merger. At the July 26, 2022 meeting at which HSBI’s board of directors considered the merger and the agreement and plan of merger, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on July 26, 2022, to the effect that, as of such date, the merger consideration is fair to the holders of HSBI’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as [•] to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HSBI common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of HSBI in connection with its consideration of the merger and the agreement and plan of merger and does not constitute a recommendation to any shareholder of HSBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the agreement and plan of merger. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of HSBI common stock and did not address the underlying business decision of HSBI to engage in the merger, the form or structure of the merger or any other transactions contemplated in the agreement and plan of merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HSBI or the effect of any other transaction in which HSBI might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of HSBI or FBMS, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
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a draft of the agreement and plan of merger, dated July 25, 2022;

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certain publicly available financial statements and other historical financial information of HSBI and its banking subsidiary, Heritage Southeast Bank, that Piper Sandler deemed relevant;

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certain publicly available financial statements and other historical financial information of FBMS that Piper Sandler deemed relevant;

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internal net income estimates for HSBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of HSBI;

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publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS;

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the pro forma financial impact of the merger on FBMS based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for HSBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS;

•
the publicly reported historical price and trading activity for HSBI common stock and FBMS common stock, including a comparison of certain stock trading information for HSBI common stock and FBMS common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

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a comparison of certain financial and market information for HSBI and FBMS with similar financial institutions for which information is publicly available;

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the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

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the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Piper Sandler also discussed with certain members of the senior management of HSBI and its representatives the business, financial condition, results of operations and prospects of HSBI and held similar discussions with certain members of the senior management of FBMS and its representatives regarding the business, financial condition, results of operations and prospects of FBMS.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by HSBI or FBMS or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of HSBI and FBMS that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to its analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HSBI or FBMS, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of HSBI or FBMS.

Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of HSBI or FBMS, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to HSBI or FBMS. Piper Sandler assumed, with HSBI’s consent, that the respective allowances for loan losses for both HSBI and FBMS were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal net income estimates for HSBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of HSBI. In addition, Piper Sandler used publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for HSBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS. With respect to the foregoing information, the respective senior managements of HSBI and FBMS confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of HSBI and FBMS, respectively, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of HSBI or FBMS since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that HSBI and FBMS would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with HSBI’s consent, that (i) each of the parties to the agreement and plan of merger would comply in all material respects with all material terms and conditions of the agreement and plan of merger and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HSBI, FBMS, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the agreement and plan of merger without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with HSBI’s consent, Piper Sandler relied upon the advice that HSBI received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the agreement and plan of merger. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of HSBI common stock or FBMS common stock at any time or what the value of FBMS common stock would be once it is actually received by the holders of HSBI common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to HSBI’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to HSBI or FBMS and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of HSBI and FBMS and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of HSBI common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of HSBI, FBMS, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to HSBI’s board of directors at its July 26, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of HSBI common stock or FBMS common stock or the prices at which HSBI or FBMS common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by HSBI’s board of directors in making its determination to approve the agreement and plan of merger and the analyses described below should not be viewed as determinative of the decision of HSBI’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the agreement and plan of merger, at the effective time of the merger each share of HSBI common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the agreement and plan of merger, shall be converted into the right to receive 0.965 shares of FBMS common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $203.6 million (based on 7,020,849 shares of HSBI common stock (including 6,000 unvested restricted stock awards), 194,110 HSBI Supplemental Executive Retirement Plan shares and 35,236 options with a weighted average strike price of $10.25 as of July 22, 2022), and an implied purchase price per share of $28.13 based on the closing price of FBMS common stock on July 22, 2022. Based upon financial information for HSBI as of or for the last twelve months (“LTM”) ended June 30, 2022 and the closing price of HSBI’s common stock on July 22, 2022, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / 6/30/2022 Tangible Book Value Per Share	177%
Transaction Price Per Share / LTM Earnings per Share.	14.7x
Transaction Price Per Share / 2022 Est. Earnings per Share(1)	12.5x
Tangible Book Premium(2) / Core Deposits (CDs > $100k)	6.5%
Market Premium as of July 22, 2022	30.5%

(1)
Based on HSBI management projections

(2)
Core deposits equal to total deposits less CDs greater than $100k

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of HSBI common stock and FBMS common stock for the one-year and three-year period ended July 22, 2022. Piper Sandler then compared the relationship between the movements in the price of HSBI common stock and FBMS common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
HSBI’s One-Year Stock Performance
	Beginning Value 7/22/2021	Ending Value 7/22/2022
HSBI	100%	85.7%
HSBI Peer Group	100%	97.3%
S&P 500 Bank Index	100%	84.8%
NASDAQ Bank Index	100%	95.2%
HSBI’s Three-Year Stock Performance
	Beginning Value 7/22/2019	Ending Value 7/22/2022
HSBI	100%	86.3%
HSBI Peer Group	100%	99.9%
S&P 500 Bank Index	100%	100.5%
NASDAQ Bank Index	100%	113.0%
FBMS’s One-Year Stock Performance
	Beginning Value 7/22/2021	Ending Value 7/22/2022
FBMS	100%	79.4%
FBMS Peer Group	100%	110.4%
S&P 500 Bank Index	100%	84.8%
NASDAQ Bank Index .	100%	95.2%
FBMS’s Three-Year Stock Performance
	Beginning Value 7/22/2019	Ending Value 7/22/2022
FBMS	100%	97.4%
FBMS Peer Group	100%	122.6%
S&P 500 Bank Index	100%	100.5%
NASDAQ Bank Index	100%	113.0%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for HSBI with a group of financial institutions selected by Piper Sandler. The HSBI peer group included major exchange traded banks and thrifts headquartered in the Southeast region with total assets between $1.0 billion and $2.5 billion, but excluded mutual holding companies and targets of announced merger transactions (the “HSBI Peer Group”). The HSBI Peer Group consisted of the following companies:
C&F Financial Corp.	National Bankshares Inc.
John Marshall Bancorp Inc.	First Community Corp.
FVCBankcorp Inc.	Peoples Bancorp of NC Inc.
USCB Financial Holdings Inc.	First National Corp.
Virginia National Bankshares Corp.	Citizens Holding Co.
Southern States Bancshares	Old Point Financial Corp.
MainStreet Bancshares	Auburn National Bancorp.
The analysis compared publicly available financial information for HSBI with corresponding data for the HSBI Peer Group as of or for the year ended March 31, 2022 (unless otherwise noted) with pricing data as of July 22, 2022. The table below sets forth the data for HSBI and the median, mean, low and high data for the HSBI Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in HSBI’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
HSBI Comparable Company Analysis
	HSBI	HSBI Peer Group Median	HSBI Peer Group Mean	HSBI Peer Group Low	HSBI Peer Group High
Total assets ($mm)	1,713	1,746	1,764	1,110	2,334
Loans / Deposits (%)	74.8	68.6	69.0	42.1	99.4
Non-performing assets / Total assets (%)(1)(2)	0.17	0.20	0.22	0.00	0.40
Tangible common equity/Tangible assets (%)	6.85	7.68	7.61	3.70	9.76
Leverage Ratio (%)(3)(4)	9.89	9.33	9.70	7.70	14.47
Total RBC Ratio (%)(5)(7)	13.73	15.42	15.40	13.15	18.90
CRE / Total RBC Ratio (%)(6)	—	226.9	253.3	153.2	386.1
LTM Return on average assets (%)	0.81	1.02	0.99	0.55	1.38
LTM Return on average equity (%)	9.2	11.0	10.5	6.2	14.5
LTM Net interest margin (%)	—	3.13	3.13	2.49	4.10
LTM Efficiency ratio (%)	51.4	63.2	63.1	45.6	81.9
Price/Tangible book value (%)	135	127	131	96	202
Price/LTM Earnings per share (x)	11.2	11.4	10.9	6.3	17.3
Current Dividend Yield (%)	—	3.3	3.1	0.9	5.4
Market value ($mm)	151	163	174	93	339

(1)
Bank level data as of March 31, 2022 used for FVCBankcorp Inc. and Citizens Holding Co.

(2)
Consolidated Financials as of March 31, 2022 used for C&F Financial Corporation

(3)
Bank level data as of March 31, 2022 used for John Marshall Bancorp, Inc., Mainstreet Bancshares, National Bankshares Inc., First Community Corp., First National Corp., and Old Point Financial Corp.

(4)
Bank level data as of June 30, 2022 used for FVCBankcorp Inc. and HSBI

(5)
Bank level data as of March 31, 2022 used for John Marshall Bancorp, Inc., Mainstreet Bancshares, National Bankshares Inc., First Community Corp., First National Corp., and Old Point Financial Corp.

(6)
Bank level data as of March 31, 2022 used for all companies except for Peoples Bancorp of NC Inc., which shows consolidated numbers as of March 31, 2022

(7)
Bank level data as of June 30, 2022 used for HSBI

Note: Consolidated financial data shown for HSBI, C&F Financial Corp., John Marshall Bancorp, Inc., FVCBankcorp Inc, National Bankshares Inc., and First Community Corp. as of or for the period ending June 30, 2022.
Piper Sandler used publicly available information to perform a similar analysis for FBMS by comparing selected financial information for FBMS with a group of financial institutions selected by Piper Sandler. The FBMS peer group included nationwide major exchange traded banks and thrifts with total assets between $6.0 billion and $7.25 billion and a tangible common equity to tangible assets ratio less than 10.0%, but excluded targets of announced merger transactions and mutual holding companies (the “FBMS Peer Group”). The FBMS Peer Group consisted of the following companies:
Peoples Bancorp Inc.	German American Bancorp, Inc.
Westamerica Bancorporation	First Mid Bancshares, Inc.
National Bank Holdings Corporation	Lakeland Financial Corporation
Allegiance Bancshares, Inc.	Peapack-Gladstone Financial Corp.
Southside Bancshares, Inc.	City Holding Company(1)
Univest Financial Corporation	Preferred Bank(1)
The Bancorp, Inc.	TrustCo Bank Corp NY(1)
Metropolitan Bank Holding Corp.	Old Second Bancorp, Inc.
Byline Bancorp, Inc.	QCR Holdings, Inc.
Hanmi Financial Corporation
The analysis compared publicly available financial information for FBMS with corresponding data for the FBMS Peer Group as of or for the year ended March 31, 2022 (unless otherwise noted) with pricing data as of July 22, 2022. The table below sets forth the data for FBMS and the median, mean, low and high data for the FBMS Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in FBMS’s historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.
FBMS Comparable Company Analysis
	FBMS	FBMS Peer Group Median	FBMS Peer Group Mean	FBMS Peer Group Low	FBMS Peer Group High
Total assets ($mm)	6,037	6,737	6,726	6,176	7,239
Loans / Deposits (%)	59.0	75.7	75.1	15.6	99.7
Non-performing assets / Total assets (%)(1)	0.43	0.31	0.31	0.01	0.74
Tangible common equity/Tangible assets (%)	6.43	8.35	8.29	5.95	9.86
Leverage Ratio (%)(2)	—	9.45	9.44	7.00	10.78
Total RBC Ratio (%)(2)	—	14.64	15.04	12.78	20.60
CRE / Total RBC Ratio (%)	—	221.5	221.2	17.4	415.8
LTM Return on average assets (%)	1.08	1.25	1.28	0.47	1.78
LTM Return on average equity (%)	10.3	11.5	12.2	5.3	18.2
LTM Net interest margin (%)	3.06	3.08	3.13	2.48	3.87
LTM Efficiency ratio (%)	58.3	53.2	52.6	29.4	63.3
Price/Tangible book value (%)	159	170	180	102	321
Price/LTM Earnings per share (x)	9.6	10.7	12.3	7.0	24.1
Price/2022E Earnings per share (x)	9.3	9.9	11.2	7.9	17.8
Price/2023E Earnings per share (x)	8.5	9.2	10.3	6.9	17.0
Current Dividend Yield (%)	2.5	2.3	2.3	0.0	5.5
Market value ($mm)	597	908	984	529	1,784

(1)
Consolidated financial data as of March 31, 2022 shown for Westamerica Bancorporation, Metropolitan Bank Holding Corp., and Preferred Bank

(2)
Consolidated financial data as of March 31, 2022 shown for Westamerica Bancorporation and TrustCo Bank Corp NY

Note: Consolidated financial data shown for FBMS, Westamerica Bancorporation, National Bank Holdings corporation, Metropolitan Bank Holding Corp., City Holding Company, Preferred Bank, and TrustCo Bank Corp NY as of or for the period ending June 30, 2022
Analysis of Precedent Transactions.
Piper Sandler reviewed a nationwide group of merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2021 and July 22, 2022 where the target’s total assets were between $1.0 billion and $2.0 billion at announcement, but excluded transactions with non-disclosed deal values, transactions with private buyers or credit union buyers, and transactions where cash made up over 50% of the total consideration (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
First Bancorp	GrandSouth Bancorporation
F.N.B. Corp.	UB Bancorp
Brookline Bancorp Inc.	PCSB Financial Corp.
Seacoast Bnkg Corp. of FL	Drummond Banking Co.
United Community Banks Inc.	Progress Financial Corp.
National Bank Holdings Corp.	Bancshares of Jackson Hole Inc
Nicolet Bankshares Inc.	Charter Bankshares Inc.
Seacoast Bnkg Corp. of FL	Apollo Bancshares/Apollo Bank
Farmers National Banc Corp.	Emclaire Financial Corp
Fulton Financial Corp.	Prudential Bancorp Inc.
Origin Bancorp Inc.	BT Holdings Inc.
QCR Holdings Inc.	Guaranty Federal Bcshs Inc.
OceanFirst Financial Corp.	Partners Bancorp
German American Bancorp Inc.	Citizens Union Bancorp
Stock Yards Bancorp Inc.	Commonwealth Bancshares Inc.
CVB Financial Corp.	Suncrest Bank
TriCo Bancshares	Valley Republic Bancorp
Lakeland Bancorp	1st Constitution Bancorp
Mid Penn Bancorp Inc.	Riverview Financial Corp.
Valley National Bancorp	Westchester Bank Holding Corp.
Columbia Banking System Inc.	Bank of Commerce Holdings
Nicolet Bankshares Inc.	County Bancorp Inc.
Simmons First National Corp.	Landmark Community Bank
United Bankshares Inc.	Community Bankers Trust Corp
First Bancorp	Select Bancorp Inc.
Nicolet Bankshares Inc.	Mackinac Financial Corp
Peoples Bancorp Inc.	Premier Financial Bancorp Inc.
Banc of California Inc.	Pacific Mercantile Bancorp
Stock Yards Bancorp Inc.	Kentucky Bancshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	FBMS/ HSBI	Nationwide Precedent Transactions
		Median	Mean	Low	High
Deal Value ($M)	204	191	208	107	320
Transaction Price / LTM EPS (x)	14.7	14.1	15.6	9.2	29.2
Transaction Price / TBV Per Share (%)	177	157	158	107	203
Core Deposit Premium (%)	6.5	6.8	6.9	1.7	11.7
1-Day Market Premium (%)	30.5	20.1	26.6	9.5	69.4
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of HSBI common stock assuming HSBI performed in accordance with internal net income estimates for HSBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of HSBI. To approximate the terminal value of a share of HSBI common stock at December 31, 2026, Piper Sandler applied price to LTM earnings multiples ranging from 9.00x to 12.75x and multiples of June 30, 2022 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HSBI common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of HSBI common stock of $19.01 to $31.67 when applying multiples of earnings and $17.86 to $31.51 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.00x	9.75x	10.50x	11.25x	12.00x	12.75x
9.0%	22.36	24.22	26.08	27.95	29.81	31.67
10.0%	21.46	23.24	25.03	26.82	28.61	30.40
11.0%	20.60	22.32	24.03	25.75	27.47	29.18
12.0%	19.79	21.43	23.08	24.73	26.38	28.03
13.0%	19.01	20.59	22.18	23.76	25.35	26.93
Tangible Book Value Per Share Multiples
Discount Rate	100%	110%	120%	130%	140%	150%
9.0%	21.00	23.10	25.20	27.30	29.40	31.51
10.0%	20.16	22.17	24.19	26.21	28.22	30.24
11.0%	19.35	21.29	23.22	25.16	27.09	29.03
12.0%	18.59	20.45	22.31	24.16	26.02	27.88
13.0%	17.86	19.64	21.43	23.22	25.00	26.79
Piper Sandler also considered and discussed with HSBI’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming HSBI’s earnings varied from 10% above projections to 10% below projections. This analysis resulted in the following range of per share values for HSBI’s common stock, applying the price to LTM earnings multiples range of 9.00x to 12.75x referred to above and a discount rate of 11.36%.

Earnings Per Share Multiples
Annual Estimate Variance	9.00x	9.75x	10.50x	11.25x	12.00x	12.75x
(10.0%)	18.27	19.79	21.32	22.84	24.36	25.89
(5.0%)	19.29	20.89	22.50	24.11	25.72	27.32
0.0%	20.30	21.99	23.69	25.38	27.07	28.76
5.0%	21.32	23.09	24.87	26.65	28.42	30.20
10.0%	22.33	24.19	26.05	27.92	29.78	31.64
Piper Sandler also performed an analysis that estimated the net present value per share of FBMS common stock, assuming FBMS performed in accordance with publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS. To approximate the terminal value of a share of FBMS common stock at December 31, 2026, Piper Sandler applied price to LTM earnings multiples ranging from 8.0x to 15.5x and multiples of June 30, 2022 tangible book value ranging from 120% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FBMS common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FBMS common stock of $20.37 to $43.44 when applying multiples of earnings and $24.36 to $49.85 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	8.0x	9.5x	11.0x	12.5x	14.0x	15.5x
9.0%	23.76	27.70	31.63	35.57	39.51	43.44
10.0%	22.85	26.63	30.41	34.18	37.96	41.74
11.0%	21.98	25.61	29.24	32.86	36.49	40.12
12.0%	21.16	24.64	28.12	31.61	35.09	38.57
13.0%	20.37	23.72	27.06	30.41	33.76	37.10
Tangible Book Value Per Share Multiples
Discount Rate	120%	140%	160%	180%	200%	220%
9.0%	28.45	32.73	37.01	41.29	45.57	49.85
10.0%	27.35	31.46	35.56	39.67	43.78	47.89
11.0%	26.30	30.25	34.19	38.13	42.08	46.02
12.0%	25.31	29.09	32.88	36.67	40.46	44.24
13.0%	24.36	28.00	31.63	35.27	38.91	42.55
Piper Sandler also considered and discussed with HSBI’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming FBMS’s earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for FBMS common stock, applying the price to LTM earnings multiples range of 8.0x to 15.5x referred to above and a discount rate of 10.31%.

Earnings Per Share Multiples
Annual Estimate Variance	8.0x	9.5x	11.0x	12.5x	14.0x	15.5x
(10.0%)	20.59	23.95	27.30	30.66	34.02	37.37
(5.0%)	21.58	25.13	28.67	32.21	35.76	39.30
0.0%	22.58	26.31	30.04	33.77	37.50	41.23
5.0%	23.57	27.49	31.41	35.32	39.24	43.15
10.0%	24.57	28.67	32.77	36.88	40.98	45.08
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on FBMS assuming the transaction closes December 31, 2022. Piper Sandler utilized the following information and assumptions: (a) internal net income estimates for HSBI for the years ending December 31, 2022 through December 31, 2024 with an estimated net income growth rate for HSBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS, (b) publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings. The analysis indicated that the transaction could be accretive to FBMS’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2026 and dilutive to FBMS’s estimated tangible book value per share at December 31, 2022 and through December 31, 2024 and accretive at December 31, 2025 and December 31, 2026.
In connection with this analysis, Piper Sandler considered and discussed with the HSBI’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as HSBI’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.20% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $2.48 million. Piper Sandler also received a $250,000 fee from HSBI upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the merger. HSBI has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
In the two years preceding the date of Piper Sandler’s opinion Piper Sandler did not provide any other investment banking services to HSBI. Piper Sandler did not provide any investment banking services to FBMS in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to HSBI and FBMS. Piper Sandler may also actively trade the equity and debt securities of HSBI and FBMS for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Opinions of First Bancshares’ Financial Advisors
Opinion of Keefe, Bruyette & Woods, Inc.
First Bancshares engaged Keefe, Bruyette & Woods, Inc., which we refer to as KBW, to render financial advisory and investment banking services to First Bancshares, including an opinion to the First

Bancshares board of directors as to the fairness, from a financial point of view, to First Bancshares of the exchange ratio in the proposed merger. First Bancshares selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, KBW rendered a written opinion, dated July 27, 2022, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Bancshares.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Bancshares board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to First Bancshares. It did not address the underlying business decision of First Bancshares to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Bancshares board in connection with the merger, and it does not constitute a recommendation to any holder of First Bancshares common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Bancshares and HSBI and bearing upon the merger, including, among other things:
•
a draft of the Agreement dated July 26, 2022 (the most recent draft made available to KBW);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of First Bancshares;

•
the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 of First Bancshares;

•
certain preliminary and unaudited quarterly financial results for the quarter ended June 30, 2022 of First Bancshares (provided by First Bancshares);

•
the audited financial statements for the three fiscal years ended December 31, 2021 of HSBI;

•
the unaudited quarterly financial statements for the quarter ended March 31, 2022 of HSBI;

•
certain preliminary and unaudited quarterly financial results for the quarter ended June 30, 2022 of HSBI (provided by HSBI);

•
certain regulatory filings of First Bancshares and HSBI and their respective subsidiaries, including, as applicable, the quarterly or semi-annual reports on Form FR Y-9C or Y-9SP and quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 and the quarter ended March 31, 2022;

•
certain other interim reports and other communications of First Bancshares and HSBI to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of First Bancshares and HSBI furnished to KBW by First Bancshares and HSBI or which KBW was otherwise directed to use for purposes of KBW’s analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of First Bancshares and HSBI;

•
the assets and liabilities of First Bancshares and HSBI;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of First Bancshares and HSBI with similar information for certain other companies, the securities of which were publicly traded;

•
financial and operating forecasts and projections of HSBI with respect to fiscal years 2022, 2023 and 2024 that were prepared by HSBI management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of First Bancshares management and with the consent of the First Bancshares board;

•
publicly available consensus “street estimates” of First Bancshares, as well as assumed First Bancshares and HSBI long-term growth rates provided to KBW by First Bancshares management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the First Bancshares board;

•
pro forma balance sheet and capital data of First Bancshares as of June 30, 2022, as adjusted for First Bancshares’s then pending acquisition of Beach Bancorp, Inc., that was prepared by First Bancshares management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of First Bancshares management and with the consent of the First Bancshares board; and

•
estimates regarding certain pro forma financial effects of the merger on First Bancshares (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by First Bancshares management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the First Bancshares board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of First Bancshares and HSBI regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of First Bancshares, upon the management of HSBI as to the reasonableness and achievability of the financial and operating forecasts and projections of HSBI with respect to fiscal years 2022, 2023 and 2024 as referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon the management of First Bancshares as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Bancshares, the assumed First Bancshares and HSBI long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on First Bancshares (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of First Bancshares referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Bancshares management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of First Bancshares and HSBI that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Bancshares referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of First Bancshares and HSBI and with the consent of the First Bancshares board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact, which was assumed to be limited, on First Bancshares and HSBI. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Bancshares or HSBI since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with First Bancshares’s consent, that the aggregate allowances for loan and lease losses for each of First Bancshares and HSBI are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Bancshares or HSBI, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Bancshares or HSBI under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of HSBI common stock;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First

Bancshares, HSBI or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.
KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of First Bancshares that First Bancshares relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Bancshares, HSBI, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to First Bancshares. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to First Bancshares, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, voting, support, lock-up, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been and is currently significant volatility in the stock and other financial markets arising from global tensions, economic uncertainty and the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of First Bancshares to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Bancshares or the First Bancshares board;

•
any business, operational or other plans with respect to HSBI or the pro forma entity that may be currently contemplated by First Bancshares or the First Bancshares board or that may be implemented by First Bancshares or the First Bancshares board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of First Bancshares’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of First Bancshares common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Bancshares, HSBI or any other party to any transaction contemplated by the merger agreement;

•
any adjustment (as provided in the merger agreement) to the exchange ratio assumed to be paid in the merger for purposes of KBW’s opinion;

•
the actual value of First Bancshares common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which First Bancshares common stock or HSBI common stock would trade following the public announcement of the merger or the prices, trading range or volume at which First Bancshares common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to First Bancshares, HSBI, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.
In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Bancshares and HSBI. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Bancshares board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Bancshares board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Bancshares and HSBI and the decision of First Bancshares to enter into the merger agreement was solely that of the First Bancshares board.
The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation provided by KBW to the First Bancshares board, but summarizes the material analyses performed in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $28.64 per share of outstanding HSBI common stock, or $207.5 million in the aggregate (inclusive of the implied value of in-the-money options to purchase shares of HSBI common stock), based on the 0.965x exchange ratio in the proposed merger and the closing price of First Bancshares common stock on July 26, 2022 of $29.68. In addition to the financial analyses described below, KBW reviewed with the First Bancshares board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the proposed merger of $207.5 million in the aggregate) of 12.8x HSBI’s estimated 2022 net income and 10.4x HSBI’s estimated 2023 net income using financial and operating forecasts and projections of HSBI provided by HSBI management.
First Bancshares Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Bancshares to 16 selected major exchange-traded banks that were headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia with total assets between $5.0 billion and $20.0 billion. Live Oak Bancshares, Inc. was excluded from the selected companies because it is a digital, cloud-based bank.
The selected companies were as follows (shown by column in descending order of total assets):
Atlantic Union Bancshares Corporation	First Bancorp
Trustmark Corporation	Amerant Bancorp Inc.
WesBanco, Inc.	Origin Bancorp, Inc.
Renasant Corporation	Stock Yards Bancorp, Inc.

TowneBank	City Holding Company
ServisFirst Bancshares, Inc.	Republic Bancorp, Inc.
FB Financial Corporation	Community Trust Bancorp, Inc.
Seacoast Banking Corporation of Florida	Business First Bancshares, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or the most recent completed fiscal quarter (“MRQ”) available or as of the end of such periods and market price information as of July 26, 2022. KBW also used 2022 and 2023 earnings per share (“EPS”) estimates taken from publicly available consensus “street” estimates for First Bancshares and the selected companies. Data necessary to calculate the CET1 Ratio and the Total Capital Ratio was unreported for one of the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in First Bancshares’s historical financial statements, or the data presented under the section “The Merger — Opinion of HSBI’s Financial Advisor” or under the section “The Merger — Opinions of First Bancshares’ Financial Advisors — Opinion of D.A. Davidson,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of First Bancshares and the selected companies:
		Selected Companies
	First Bancshares	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.14%	1.13%	1.28%	1.25%	1.38%
LTM Core Return on Average Tangible Common Equity(1)	13.6%	12.6%	14.6%	14.1%	16.3%
LTM Core Return on PTPP ROAA(2)	1.46%	1.43%	1.62%	1.58%	1.85%
LTM Net Interest Margin	3.07%	2.92%	3.13%	3.12%	3.20%
LTM Fee Income / Revenue Ratio	18.0%	19.6%	24.4%	24.7%	30.3%
LTM Efficiency Ratio	56.4%	63.6%	58.0%	58.3%	53.2%

(1)
Core net income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment

(2)
Reflected core net income excluding provision for loan losses and taxes

KBW’s analysis also showed the following concerning the financial condition of First Bancshares and, to the extent publicly available, the selected companies:
	March 31, 2022 First Bancshares	March 31, 2022 PF First Bancshares(1)	June 30, 2022 PF First Bancshares(1)	Selected Companies
				25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	6.74%	7.24%	6.96%	7.27%	7.81%	8.36%	8.60%
CET1 Ratio	13.00%	13.63%	13.97%	10.72%	11.23%	11.99%	12.51%
Total Capital Ratio	17.80%	17.99%	18.33%	13.37%	14.64%	14.67%	16.29%
Loans / Deposits	54.6%	57.8%	62.3%	71.0%	75.2%	77.4%	82.5%
Loan Loss Reserve / Loans	1.06%	1.10%	0.98%	0.92%	1.20%	1.14%	1.38%
Nonperforming Assets / Loans + OREO(2)	1.09%	—	—	0.66%	0.53%	0.61%	0.37%
LTM Net Charge-offs / Average Loans	(0.01)%	—	—	0.09%	0.05%	0.10%	0.02%

(1)
Adjusted pro forma for First Bancshares’s then pending acquisition of Beach Bancorp, Inc.

(2)
Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of First Bancshares and the selected companies:
	March 31, 2022 First Bancshares	March 31, 2022 PF First Bancshares(1)	June 30, 2022 PF First Bancshares(1)	Selected Companies
				25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(21.3)%	—	—	(3.7)%	2.2%	5.4%	12.4%
Year-To-Date Stock Price Change	(23.1)%	—	—	(11.3)%	(5.6)%	(8.2)%	(3.1)%
Price / Tangible Book Value per Share	150%	150%	160%	149%	158%	191%	198%
Price / LTM EPS	9.7x	9.7x	9.7x	10.2x	11.5x	13.4x	14.5x
Price / 2022 EPS Estimate	9.4x	9.4x	9.4x	11.2x	12.0x	13.1x	14.3x
Price / 2023 EPS Estimate	8.6x	8.6x	8.6x	9.7x	11.0x	11.4x	13.0x
Dividend Yield(2)	2.4%	—	—	1.6%	2.6%	2.5%	3.0%
MRQ Dividend Payout Ratio(2)	22.2%	—	—	29.1%	36.0%	38.7%	42.0%

(1)
Adjusted pro forma for First Bancshares’s then pending acquisition of Beach Bancorp, Inc.

(2)
Dividend yield calculated as most recent quarterly dividend annualized as a percentage of stock price and dividend payout ratio calculated as most recent quarterly dividend annualized as a percentage of annualized MRQ EPS

No company used as a comparison in the above selected companies analysis is identical to First Bancshares. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
HSBI Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of HSBI to 20 selected major exchange-traded banks that were headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee or Virginia with total assets between $1.0 billion and $3.0 billion.
The selected companies were as follows (shown by column in descending order of total assets):
First Guaranty Bancshares, Inc.	Southern States Bancshares, Inc.
Professional Holding Corp.	MainStreet Bancshares, Inc.
Colony Bankcorp, Inc.	National Bankshares, Inc.
Blue Ridge Bankshares, Inc.	First Community Corporation
Investar Holding Corporation	Peoples Bancorp of North Carolina, Inc.
C&F Financial Corporation	Limestone Bancorp, Inc.
John Marshall Bancorp, Inc.	First National Corporation
FVCBankcorp, Inc.	Old Point Financial Corporation
USCB Financial Holding, Inc.	Citizens Holding Company
Virginia National Bankshares Corporation	Auburn National Bancorporation, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months or the most recent completed fiscal quarter available or as of the end of such periods (which were the periods ended March 31, 2022 in the case of HSBI), and market price information as of July 26, 2022. KBW also used 2022 and 2023 EPS estimates taken from financial and operating forecasts and projections of HSBI provided by HSBI management and consensus “street” estimates for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for nine of the selected companies). Data necessary to calculate the CET1 Ratio and the Total Capital Ratio was unreported for 11 of the selected companies. In addition, LTM EPS data necessary to calculate a closing stock price-to-LTM EPS multiple was not available for USCB Financial Holding, Inc. Certain financial data presented in the tables below may not correspond to the data presented in HSBI’s historical financial statements, or the data presented under the section “The Merger — Opinion of HSBI’s Financial Advisor” or under the section “The Merger — Opinions of First Bancshares’ Financial Advisors — Opinion of D.A. Davidson,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of HSBI and the selected companies:
		Selected Companies
	HSBI	25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.14%	0.81%	1.05%	0.99%	1.21%
LTM Core Return on Average Tangible Common Equity(1)	16.4%	10.1%	12.7%	12.1%	13.4%
LTM Core Return on PTPP ROAA(2)	1.46%	1.16%	1.36%	1.36%	1.63%
LTM Net Interest Margin	3.34%	2.90%	3.18%	3.21%	3.53%
LTM Fee Income / Revenue Ratio	26.8%	9.2%	15.9%	18.3%	24.0%
LTM Efficiency Ratio	65.3%	68.2%	62.0%	63.4%	58.9%

(1)
Core net income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment

(2)
Reflected core net income excluding provision for loan losses and taxes

KBW’s analysis also showed the following concerning the financial condition of HSBI and, to the extent publicly available, the selected companies:
		Selected Companies
	HSBI	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	6.95%	6.75%	7.41%	7.30%	8.29%
CET1 Ratio	—	10.99%	11.95%	12.60%	13.79%
Total Capital Ratio	—	13.39%	14.49%	14.97%	15.66%
Loans / Deposits	73.7%	62.4%	73.0%	72.3%	85.2%
Loan Loss Reserve / Loans	1.42%	0.89%	1.05%	1.06%	1.17%
Nonperforming Assets / Loans + OREO(1)	0.33%	0.59%	0.32%	0.41%	0.20%
LTM Net Charge-offs / Average Loans	(0.01)%	0.11%	0.03%	0.10%	0.00%

(1)
Nonperforming assets included nonaccrual loans, restructured loans and OREO

In addition, KBW’s analysis showed the following concerning the market performance of HSBI and, to the extent publicly available, the selected companies:
		Selected Companies
	HSBI	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(13.7)%	(11.6)%	(2.5)%	1.8%	10.2%
Year-To-Date Stock Price Change	(17.2)%	(15.7)%	(7.6)%	(1.8)%	7.9%

		Selected Companies
	HSBI	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	135%	121%	132%	163%	143%
Price / LTM EPS	11.7x	9.4x	11.0x	11.2x	12.3x
Price / 2022 EPS Estimate	—	9.0x	9.7x	9.9x	10.4x
Price / 2023 EPS Estimate	—	8.5x	8.7x	9.0x	9.1x
Dividend Yield(1)	—	2.0%	2.9%	2.9%	3.6%
MRQ Dividend Payout Ratio(1)	—	14.7%	28.1%	29.0%	37.5%

(1)
Dividend yield calculated as most recent quarterly dividend annualized as a percentage of stock price and dividend payout ratio calculated as most recent quarterly dividend annualized as a percentage of annualized MRQ EPS

No company used as a comparison in the above selected companies analysis is identical to HSBI. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 20 selected Southeast U.S. bank transactions announced since December 31, 2020 with announced total transaction values between $100 million and $400 million. Merger-of-equal transactions were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company	Date Announced
First Bancorp	GrandSouth Bancorporation	6/21/22
F.N.B. Corporation	UB Bancorp	6/1/22
DFCU Financial	First Citrus Bancorporation, Inc.	5/12/22
United Community Banks, Inc.	Progress Financial Corporation	5/4/22
Seacoast Banking Corporation of Florida	Drummond Banking Company	5/4/22
The First Bancshares, Inc.	Beach Bancorp, Inc.	4/26/22
Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc.	3/29/22
BancPlus Corporation	First Trust Corporation	9/29/21
German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.	9/20/21
Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.	8/3/21
Simmons First National Corporation	Landmark Community Bank	6/7/21
Simmons First National Corporation	Triumph Bancshares, Inc.	6/7/21
First Foundation Inc.	TGR Financial, Inc.	6/3/21
United Bankshares, Inc.	Community Bankers Trust Corporation	6/3/21
First Bancorp	Select Bancorp, Inc.	6/1/21
United Community Banks, Inc.	Aquesta Financial Holdings, Inc.	5/27/21
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.	3/29/21
Seacoast Banking Corporation of Florida	Legacy Bank of Florida	3/23/21
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.	1/27/21
BancorpSouth Bank	FNS Bancshares, Inc.	1/13/21
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements at the announcement of the respective transaction, information taken from the acquiror’s investor presentation regarding the respective transaction and, to the extent publicly available, the one-year forward net income consensus “street estimate” for the acquired company at the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Pay-to-trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the case of 18 selected transactions;

•
Total transaction consideration to LTM core net income of the acquired company;

•
Total transaction consideration to estimated one-year forward net income of the acquired company in case of the three selected transactions in which consensus “street estimates” for the acquired company were available at announcement; and

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $28.64 per outstanding share of HSBI common stock, or $207.5 million in the aggregate, and using historical financial information for HSBI as of or for the 12 months ended June 30, 2022, financial and operating forecasts and projections of HSBI with respect to fiscal year 2023 provided by HSBI management and the closing price of HSBI common stock on July 26, 2022.The results of the analysis are set forth in the following (excluding the impact of the LTM core net income multiple for one of the selected transactions, which multiple was considered not meaningful because it was greater than 35.0x):
	First Bancshares / HSBI	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	181%	154%	167%	172%	185%
Pay-to-Trade	1.13x	0.79x	0.87x	0.88x	0.93x
Price / LTM Core Net Income(1)	10.8x	13.1x	14.8x	14.8x	17.5x
Price / 1-Year Fwd. Net Income	10.4x	13.9x	17.0x	15.2x	17.4x
Core Deposit Premium	6.9%	7.0%	8.5%	8.7%	9.9%
One-Day Market Premium	32.0%	11.2%	31.8%	34.7%	57.9%

(1)
Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment

No company or transaction used as a comparison in the above selected transaction analysis is identical to HSBI or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of First Bancshares and HSBI to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) pro forma balance sheet and income statement data as of June 30, 2022 for First Bancshares (adjusted for First Bancshares’s then pending acquisition of Beach Bancorp, Inc.) provided by First Bancshares management and historical balance sheet and income statement data as of June 30, 2022 for HSBI, (ii) publicly available consensus “street estimates” of First Bancshares, (iii) financial and operating forecasts and projections of HSBI provided by HSBI management, and (iv) market price data as of July 26, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of First Bancshares and HSBI shareholders in the combined company based on the 0.965x exchange ratio provided for in the merger agreement:
	First Bancshares % of Total	HSBI % of Total
Ownership at 0.965x merger exchange ratio:	78%	22%
Balance Sheet:
Assets	79%	21%
Gross Loans Held for Investment	76%	24%
Deposits	80%	20%
Tangible Common Equity	80%	20%
Income Statement:
LTM Core Net Income(1)	77%	23%
LTM Core PTPP Net Income(2)	74%	26%
2022 Estimated Earnings	81%	19%
2023 Estimated Earnings	80%	20%
Market Information:
Pre-Deal Market Capitalization	82%	18%

(1)
Core Income excluded extraordinary items, non-recurring items and gains / (losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment

(2)
Income before taxes excluding provision for loan losses and extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill impairment and nonrecurring items

Pro Forma Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of First Bancshares and HSBI. Using (i) closing balance sheet estimates assumed as of December 31, 2022 for First Bancshares (pro forma for First Bancshares’s acquisition of Beach Bancorp, Inc.) taken from publicly available consensus “street estimates” of First Bancshares, and closing balance sheet estimates assumed as of December 31, 2022 for HSBI provided by HSBI management, (ii) publicly available consensus “street estimates” of First Bancshares and assumed First Bancshares long-term growth rates provided by First Bancshares management, (iii) financial and operating forecasts and projections of HSBI provided by HSBI management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by First Bancshares management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to each of First Bancshares’s 2023 estimated EPS and 2024 estimated EPS and could be dilutive to First Bancshares’s estimated tangible book value per share at closing assumed as of December 31, 2022. Furthermore, the analysis indicated that, pro forma for the merger, each of First Bancshares’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower at closing assumed as of December 31, 2022. For all of the above analysis, the actual results achieved by First Bancshares following the merger may vary from the projected results, and the variations may be material.
First Bancshares Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis to estimate a range for the implied equity value of First Bancshares. In this analysis, KBW used publicly available consensus “street estimates” of First Bancshares and assumed First Bancshares long-term growth rates provided by First Bancshares management, and KBW assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that First Bancshares could generate over the period from July 1, 2022 through December 31, 2027 and (ii) the present value of First Bancshares’s implied terminal value at the end of such period. KBW assumed that First Bancshares would maintain a tangible common equity to tangible assets ratio of 8.00% and First Bancshares would retain sufficient earnings to maintain that level. In calculating the terminal value of First Bancshares, KBW applied a range of 8.0x to 12.0x First Bancshares’s estimated 2028 earnings. This dividend discount model analysis resulted in a range of implied values per share of First Bancshares common stock of $22.92 to $37.80.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Bancshares or the pro forma combined company.
HSBI Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis to estimate a range for the implied equity value of HSBI, taking into account the cost savings and related expenses expected to result from the merger as well as the HSBI restructuring charge assumed with respect thereto. In this analysis, KBW used financial and operating forecasts and projections relating to the earnings and assets of HSBI with respect to fiscal years 2022, 2023 and 2024 provided by HSBI management, assumed HSBI long-term growth rates provided by First Bancshares management and assumptions regarding cost savings and related expenses expected to result from the merger and the HSBI restructuring charge with respect thereto provided by First Bancshares management, and KBW assumed discount rates ranging from 12.0% to 16.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that HSBI could generate over the period from January 1, 2023 through December 31, 2027 (assuming the HSBI restructuring charge) and (ii) the present value of HSBI’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses. KBW assumed that HSBI would maintain a tangible common equity to tangible assets ratio of 8.00% and HSBI would retain sufficient earnings to maintain that level. In calculating the terminal value of HSBI, KBW applied a range of 7.0x to 11.0x HSBI’s estimated 2028 earnings (inclusive of estimated cost savings and related expenses). This dividend discount model analysis resulted in a range of implied values per share of HSBI common stock, taking into account the cost savings and related expenses expected to result from the merger as well as the HSBI restructuring charge assumed with respect thereto, of $30.86 to $49.37.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of HSBI.
Miscellaneous.   KBW acted as financial advisor to First Bancshares in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to an existing sales and trading relationship of KBW with First Bancshares, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, First Bancshares and HSBI. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Bancshares or HSBI for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, First Bancshares has agreed to pay KBW a cash fee of $2,000,000, $350,000 of which became payable with the rendering of KBW’s opinion, and the balance of which is contingent upon the consummation of the merger. First Bancshares also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to First Bancshares and received compensation for such services. KBW acted as lead placement agent to First Bancshares in connection with its September 2020 offering of subordinated debt. KBW currently acts as broker for First Bancshares’ stock repurchase plan. In connection with acting as lead placement agent in First Bancshares’s September 2020 offering and broker for First Bancshares’ stock repurchase plan, KBW received fees from First Bancshares of approximately $655,000 in the aggregate in the two years preceding the date of KBW’s opinion. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to HSBI. KBW may in the future provide investment banking and financial advisory services to First Bancshares or HSBI and receive compensation for such services.
Opinion of D.A. Davidson
On July 19, 2022, First Bancshares entered into an engagement agreement with D.A. Davidson to render financial advisory services to First Bancshares. As part of its engagement, D.A. Davidson agreed to provide First Bancshares’ board of directors with an opinion as to the fairness, from a financial point of view, of the Merger Consideration in the Merger. First Bancshares engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with First Bancshares and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On July 21, 2022, First Bancshares’ board of directors held a meeting to evaluate the Merger. At this meeting, D.A. Davidson reviewed the financial aspects of the Merger and rendered an opinion to First Bancshares’ board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Merger Consideration was fair, from a financial point of view, to First Bancshares in the Merger.
The full text of D.A. Davidson’s written opinion, dated July 27, 2022, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. First Bancshares’ shareholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to First Bancshares’ board of directors and addresses only the fairness, from a financial point of view, to First Bancshares of the Merger Consideration. D.A. Davidson does not express any view on, and its opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by First Bancshares to engage in the Merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of HSBI or First Bancshares, or any class of such persons, relative to the Merger Consideration to be paid to the holders of HSBI Stock in the Merger, or with respect to the fairness of any such compensation to First Bancshares.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to First Bancshares’ board of directors as Annex D to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.3 to the registration statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:
•
a draft of the Agreement, dated July 22, 2022;

•
certain financial statements and other financial and business information about First Bancshares and HSBI made available to D.A. Davidson from published sources and/or from the internal records of First Bancshares and HSBI that it deemed relevant;

•
certain financial statements and business information about First Bancshares and HSBI in draft form, as of or for the quarter ended June 30, 2022;

•
certain publicly available analyst earnings estimates for First Bancshares for the years ending December 31, 2022 through December 31, 2024, and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and approved for D.A. Davidson’s use by, senior management of First Bancshares;

•
certain financial projections for HSBI for the years ending December 31, 2022 through December 31, 2024, and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and approved for D.A. Davidson’s use by, senior management of First Bancshares;

•
the current market environment generally and the banking environment in particular;

•
the market and trading characteristics of selected public companies and selected public banks and bank holding companies in particular that D.A. Davidson deemed relevant;

•
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•
the pro forma financial impact of the Merger, taking into consideration the amounts and timing of transaction costs, potential cost savings, and other financial and accounting considerations in connection with the Merger;

•
the expected relative financial contributions of First Bancshares and HSBI to the combined company;

•
the net present value of First Bancshares, HSBI, and the combined entity with consideration of projected financial results; and

•
other such financial studies, analyses, investigations and financial, economic and market information that it considered relevant including discussions with management and other representatives and advisors of First Bancshares and HSBI concerning the business, financial condition, results of operations and prospects of First Bancshares and HSBI.

In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson did not independently verify (nor did D.A. Davidson assume responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson relied on the assurances of management of First Bancshares that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. D.A. Davidson did not undertake, and was not provided with an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Bancshares or HSBI. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct any physical inspection of the properties or facilities of First Bancshares or HSBI and has not been provided with any reports of such physical inspections. D.A. Davidson assumed that there has been no material change in First Bancshares’ or HSBI’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.
With respect to the financial projections and estimates (including information relating to the amounts and timing of merger costs, purchase accounting adjustments, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, it has been advised by management of First Bancshares that such projections and estimates were, as applicable, reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of First Bancshares as to the future financial performance of First Bancshares and HSBI and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and expresses no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson relied on the assurances of management of First Bancshares that they are not aware of any facts or circumstances that would make any such information, projections or estimates inaccurate or misleading. The following table summarizes the unaudited prospective financial information regarding HSBI that D. A. Davidson used for purposes of its analysis:

	For the Years Ending December 31,
	2022	2023	2024	2025	2026	2027
Assets (in thousands)	$1,738	$1,821	$1,919	$2,022	$2,130	$2,244
Net Income (in thousands)	$16.7	$20.5	$21.9	$23.1	$24.4	$25.7
D.A. Davidson is not an expert in the evaluation of loan and lease portfolios, classified loans, or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HSBI or First Bancshares or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to HSBI or First Bancshares. D.A. Davidson has assumed, with First Bancshares’ consent, that the respective allowances for loan and lease losses for both HSBI and First Bancshares are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of HSBI’s or First Bancshares’ deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of HSBI or First Bancshares. D.A. Davidson did not make an independent evaluation of the quality of HSBI’s or First Bancshares’ investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of HSBI or First Bancshares.
D.A. Davidson assumed that all representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on First Bancshares or HSBI or the contemplated benefits of the Merger. Further, D.A. Davidson assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated July 22, 2022, reviewed by D.A. Davidson.
D.A. Davidson assumed in all respects material to its analysis that First Bancshares and HSBI will remain as going concerns for all periods relevant to its analysis. D.A. Davidson expressed no opinion regarding the liquidation value of First Bancshares and HSBI or any other entity.
D.A. Davidson expressed no view as to, and its opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which it understands that First Bancshares obtained such advice as it deemed necessary from qualified professionals.
D.A. Davidson expressed no opinion as to the actual value of First Bancshares’ Common Stock when issued in the Merger or the prices at which First Bancshares’ Common Stock will trade following announcement of the Merger or at any future time.
D.A. Davidson has not evaluated the solvency or fair value of First Bancshares or HSBI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. D.A. Davidson’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Bancshares or HSBI. D.A. Davidson is not expressing any opinion as to the impact of the Merger on the solvency or viability of First Bancshares or HSBI or the ability of First Bancshares or HSBI to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. These tables should be read together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of July 26, 2022, the last trading day prior to the date on which D.A. Davidson delivered the fairness opinion letter to First Bancshares’ board of directors, and is not necessarily indicative of market conditions after such date.
Implied Valuation Multiples
D.A. Davidson reviewed the financial terms of the Merger. As described in the Agreement, each share of HSBI Stock (excluding Dissenting Shares and HSBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.965 shares of First Bancshares Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement. For purposes of the financial analyses described below, based on the 10 trading day VWAP of First Bancshares Common Stock of $28.71, as of July 26, 2022, the Merger Consideration represented an implied value of $27.71 per share of HSBI Stock, or approximately $201 million in aggregate. Aggregate Merger Consideration includes consideration for restricted stock units, supplemental executive retirement plans, and outstanding and unexercised stock options. Based upon financial information as of or for the twelve-months ended June 30, 2022 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:
Merger Ratios
Aggregate
Aggregate Deal Value / LTM Net Income	14.6x
Aggregate Deal Value / LTM Core Net Income(1)	10.8x
Aggregate Deal Value / 2022E Core Net Income(1)(2)	10.9x
Aggregate Deal Value / 2023E Net Income(2)	9.8x
Aggregate Deal Value / 2023E Net Income + Cost Savings(2)	6.2x
Aggregate Deal Value / Tangible Book Value	174%
Tangible Book Premium / Core Deposits(3)	6.0%
Aggregate Deal Value / HSBI’s Closing Stock Price as of 7/26/2022	27.7%

Source: S&P Capital IQ Pro for historical financial and market data
(1)
Core earnings excludes extraordinary transaction costs associated with HSBI’s terminated transaction with VyStar Credit Union, as well as other non-recurring income and expense items

(2)
Financial projections in 2022 and 2023 for HSBI as discussed with, and approved for D.A. Davidson’s use by, senior management of First Bancshares

(3)
Tangible book premium / core deposits calculated by dividing the excess or deficit of the Merger Consideration compared to tangible book value by core deposits

Stock Price Performance of First Bancshares and HSBI
D.A. Davidson reviewed the history of the reported trading prices and volume of First Bancshares and HSBI Stock and certain stock indices, including the S&P Bank Index and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of First Bancshares or HSBI with the performance of the S&P Bank Index and the NASDAQ Bank Index as follows:
One Year Stock Performance
	Beginning Index Value on 7/26/2021	Ending Index Value on 7/26/2022
S&P Bank Index	100.0%	83.5%
NASDAQ Bank Index	100.0%	95.2%
First Bancshares	100.0%	78.7%
HSBI	100.0%	86.3%

Five Year Stock Performance
	Beginning Index Value on 7/26/2017	Ending Index Value on 7/26/2022
S&P Bank Index	100.0%	108.6%
NASDAQ Bank Index	100.0%	110.8%
First Bancshares	100.0%	108.5%
HSBI	100.0%	111.3%

Source: S&P Capital IQ Pro
Contribution Analysis
D.A. Davidson analyzed the relative contribution of First Bancshares and HSBI to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) core net income in 2021; (ii) core net income during the preceding six months ended June 30, 2022; (iii) projected core net income for First Bancshares in 2022 and 2023 based on publicly available analyst earnings estimates, as discussed with and approved for D.A. Davidson’s use by First Bancshares management, and projected net income for HSBI in 2022 and 2023 prepared by D.A. Davidson, as discussed with and approved for D.A. Davidson’s use by First Bancshares management; (iv) projected net income for First Bancshares in 2023 based on publicly available analyst earnings estimates and projected net income with synergies for HSBI in 2023 in each case as discussed with and approved for D.A. Davidson’s use by First Bancshares management; (v) projected total assets at December 31, 2022; (vi) projected gross loans at December 31, 2022; (vii) projected total deposits at December 31, 2022; (viii) projected core deposits at December 31, 2022; and (ix) projected tangible common equity at December 31, 2022. Projected synergies for 2023 reflect 100% realization of estimated 30% cost savings and other purchase accounting adjustments. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of First Bancshares or HSBI shareholders in the combined company:
Contribution Analysis
	First Bancshares Stand-alone	First Bancshares % of Total	HSBI Stand-alone	HSBI % of Total	Implied Exchange Ratio
Balance Sheet (Estimated 12/31/2022)
Total Assets	$6,853,133	80%	$1,738,456	20%	0.8452
Gross Loans (Incl. HFS)	$3,723,987	76%	$1,149,945	24%	1.0288
Total Deposits	$5,943,797	80%	$1,503,036	20%	0.8425
Core Deposits	$5,432,631	79%	$1,452,384	21%	0.8907
Tangible Common Equity	$475,492	79%	$124,937	21%	0.8754
Income Statement
Standalone Core Net Income (2021A)(1)	$63,177	78%	$18,077	22%	0.9533
Standalone Core Net Income (YTD 1H 2022A)(1)	$31,614	78%	$8,821	22%	0.9296
Standalone Core Net Income (2022E)(1)	$66,753	78%	$18,387	22%	0.9178
Standalone Net Income (2023E)	$77,610	79%	$20,533	21%	0.8815
Net Income 2023E with Synergies(2)	$77,610	71%	$31,039	29%	1.3325
Pro Forma Ownership
Implied Shares Outstanding	24,038,746	78%	6,962,435	22%	0.9650

Source: S&P Capital IQ Pro for historical financial data
Note: All dollars in thousands

Note: Pro forma contribution excludes purchase accounting and merger adjustments
(1)
Core earnings excludes non-recurring income and expense items and extraordinary transaction costs associated with HSBI’s terminated transaction with VyStar Credit Union

(2)
Synergies reflect 100% realization of estimated 30% cost savings of HSBI’s adjusted non-interest expenses, and other purchase accounting adjustments

First Bancshares Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for First Bancshares and a group of 13 financial institutions selected by D.A. Davidson which: (i) were headquartered in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, or West Virginia; (ii) had their common stock listed on the NYSE or NASDAQ exchanges; (iii) had assets between $3.0 billion and $10.0 billion; (iv) had a core return on average assets over the last twelve months between 0.50% and 2.00%; (v) had a tangible common equity to tangible assets ratio between 5.0% and 10.0%; (vi) had a nonperforming assets to total assets ratio below 2.00%; and (vii) were not pending merger targets. The 13 financial institutions were as follows:
Amerant Bancorp Inc.	Origin Bancorp, Inc.
American National Bankshares Inc.	Primis Financial Corp.
Business First Bancshares, Inc.	Red River Bancshares, Inc.
Capital City Bank Group, Inc.	SmartFinancial, Inc.
City Holding Company	Southern First Bancshares, Inc.
First Community Bankshares, Inc.	Summit Financial Group, Inc.
Home Bancorp, Inc.
Note: Does not reflect impact from pending acquisitions or acquisitions announced after July 26, 2022
The analysis compared the financial condition and market performance of First Bancshares and the 13 financial institutions identified above based on publicly available financial and market trading information for First Bancshares as of and for the twelve-month or three-month period ended June 30, 2022 and the 13 financial institutions as of and for the twelve-month or three month period ended March 31, 2022. The analysis also compared the 2023 earnings per share multiples for First Bancshares and the 13 financial institutions identified above based on publicly available analyst earnings estimates. The table below shows the results of this analysis.
Financial Condition and Performance
	First Bancshares	Comparable Companies
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$6,037	$3,644	$4,633	$3,212	$8,151
Loan / Deposit Ratio	61%	77%	78%	53%	99%
Non-Performing Assets / Total Assets	0.43%	0.36%	0.40%	0.07%	1.03%
Tangible Common Equity Ratio	6.4%	7.8%	7.8%	6.5%	9.6%
Net Interest Margin (LTM)	3.10%	3.03%	3.15%	2.50%	3.70%
Efficiency Ratio (LTM)	56%	58%	61%	49%	76%
Core Return on Average Assets (LTM)(1)	1.05%	1.28%	1.20%	0.82%	1.59%
Core Return on Average Tangible Common Equity (LTM)(1)	14.3%	14.7%	14.1%	9.1%	19.7%

Market Performance Multiples
	First Bancshares	Comparable Companies
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$609	$423	$556	$313	$1,254
Price Change (LTM)	(21.3)%	5.1%	7.3%	(13.7)%	34.1%
Price Change (YTD)	(23.1)%	(7.3)%	(7.1)%	(29.4)%	21.4%
Price / LTM Core Earnings Per Share(1)	9.9x	11.3x	10.9x	7.7x	14.0x
Price / 2023E Earnings Per Share(2)	9.2x	10.1x	9.8x	7.2x	13.0x
Price / Tangible Book Value	162%	146%	153%	109%	246%
Dividend Yield (LTM)	2.43%	2.30%	2.18%	0.52%	3.48%
One Year Daily Avg. Vol.	71,089	27,541	36,437	7,030	104,125

Source: S&P Capital IQ Pro for historical financial and market data
Note:
Financial data as of 3/31/2022 for comparable companies and as of 6/30/2022 for First Bancshares per company draft documents

(1)
Core earnings excludes non-recurring income and expense items

(2)
Comparable companies’ earnings per share estimates based on publicly available analyst earnings estimates

HSBI Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for HSBI and a group of 14 financial institutions selected by D.A. Davidson which: (i) were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, or West Virginia; (ii) had their common stock listed on the NYSE or NASDAQ exchanges; (iii) had assets between $1.0 billion and $3.0 billion; (iv) had a core return on average assets over the last twelve months between 0.50% and 2.00%; (v) had a tangible common equity to tangible assets ratio between 5.0% and 10.0%; (vi) had a nonperforming assets to total assets ratio below 2.00%; (vii) had a one year average daily trading volume greater than 1,000 shares; and (viii) were not pending merger targets. The 14 financial institutions were as follows:
Auburn National Bancorporation, Inc.	National Bankshares, Inc.
C&F Financial Corporation	Old Point Financial Corporation
Colony Bankcorp, Inc.	Peoples Bancorp of North Carolina, Inc.
First Community Corporation	Professional Holding Corp.
First National Corporation	Southern States Bancshares, Inc.
FVCBankorp, Inc.	USCB Financial Holdings, Inc.
John Marshall Bancorp, Inc.	Virginia National Bankshares Corporation
Note: Does not reflect impact from pending acquisitions or acquisitions announced after July 26, 2022
The analysis compared the financial condition and market performance of HSBI and the 14 financial institutions identified above based on publicly available financial and market trading information for HSBI as of and for the twelve-month or three-month period ended June, 30, 2022 and the 14 financial institutions as of and for the twelve-month or three-month period ended March 31, 2022. The analysis also compared the 2023 earnings per share multiples for HSBI prepared by D.A. Davidson, as discussed with and approved for D.A. Davidson’s use by First Bancshares management, and the 14 financial institutions identified above based on publicly available analyst earnings estimates. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance
		Comparable Companies
	HSBI	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,713	$1,919	$1,948	$1,084	$2,867
Loan / Deposit Ratio	74%	68%	67%	42%	85%
Non-Performing Assets / Total Assets	0.17%	0.20%	0.21%	0.02%	0.41%
Tangible Common Equity Ratio	6.8%	7.3%	7.5%	6.1%	9.8%
Net Interest Margin (LTM)	3.31%	3.13%	3.14%	2.49%	4.16%
Efficiency Ratio (LTM)	65%	63%	64%	48%	82%
Core Return on Average Assets (LTM)(1)	1.10%	1.02%	1.02%	0.57%	1.33%
Core Return on Average Tangible Common Equity (LTM)(1)	15.9%	12.4%	11.8%	6.3%	16.2%
Market Performance Multiples
		Comparable Companies
	HSBI	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$152	$180	$197	$95	$367
Price Change (LTM)	(13.7)%	(6.4)%	(0.8)%	(22.9)%	45.4%
Price Change (YTD)	(17.2)%	(11.5)%	(4.1)%	(17.9)%	31.9%
Price / LTM Core Earnings Per Share(1)	8.4x	10.9x	11.0x	5.6x	16.8x
Price / 2023E Earnings Per Share(2)	7.7x	9.0x	9.3x	7.4x	11.1x
Price / Tangible Book Value	133%	124%	127%	93%	179%
Dividend Yield (LTM)	—	3.01%	3.10%	1.57%	4.58%
One Year Daily Avg. Vol.	3,672	8,489	18,346	3,042	53,889

Source: S&P Capital IQ Pro for historical financial and market data
(1)
Core earnings excludes non-recurring income and expense items and extraordinary transaction costs associated with HSBI’s terminated transaction with VyStar Credit Union

(2)
Comparable companies’ earnings per share estimates based on publicly available analyst earnings estimates; HSBI earnings per share estimates based on D.A Davidson projections, as discussed with and confirmed by First Bancshares management

Precedent Transactions Analysis
D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Georgia Transactions,” (2) “Southeastern United States Transactions,” and (3) “United States Transactions.”
“Georgia Transactions” included 10 transactions where:
•
the selling company was a bank or bank holding company headquartered in Georgia;

•
the transaction was announced between January 1, 2018 and July 26, 2022;

•
the selling company’s total assets were between $500 million and $5.0 billion;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals or an acquisition by an international buyer or a private investor group.

“Southeastern United States Transactions” included 11 transactions where:
•
the selling company was a bank or bank holding company headquartered in the Southeastern United States;

•
the transaction was announced between January 1, 2020 and July 26, 2022;

•
the selling company’s total assets were between $1.0 billion and $3.0 billion;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals or an acquisition by an international buyer or a private investor group.

“United States Transactions” included 16 transactions where:
•
the selling company was a bank or bank holding company headquartered in the United States;

•
the transaction was announced between January 1, 2021 and July 26, 2022;

•
the selling company’s total assets were between $1.0 billion and $2.0 billion;

•
the selling company’s LTM ROAA ratio was between 0.80% and 1.50%;

•
the selling company’s TCE ratio was between 5.0% and 10.0%;

•
the transaction’s pricing information was publicly available; and

•
the transaction was not a merger of equals or an acquisition by an international buyer or a private investor group.

The following tables set forth the transactions included in “Georgia Transactions,” “Southeastern U.S. Transactions,” and “United States Transactions,” and are sorted by announcement date:
Georgia Transactions
Announcement Date	Acquirer	Target
7/25/2022*	HomeTrust Bancshares, Inc.	Quantum Capital Corp.
7/23/2021	South State Corporation	Atlantic Capital Bancshares, Inc.
4/22/2021	Colony Bankcorp, Inc.	SouthCrest Financial Group, Inc.
12/18/2019	First Bancshares, Inc.	Southwest Georgia Financial Corporation
12/17/2018	Ameris Bancorp	Fidelity Southern Corporation
5/13/2018	Cadence Bancorporation	State Bank Financial Corporation
4/24/2018	CenterState Bank Corporation	Charter Financial Corporation
4/24/2018	National Commerce Corporation	Landmark Bancshares, Inc.
3/28/2018	Renasant Corporation	Brand Group Holdings, Inc.
1/26/2018	Ameris Bancorp	Hamilton State Bancshares, Inc.
Southeastern U.S. Transactions
Announcement Date	Acquirer	Target
6/21/2022*	First Bancorp	GrandSouth Bancorporation
6/01/2022*	F.N.B. Corporation	UB Bancorp
5/04/2022*	Seacoast Banking Corporation of Florida	Drummond Banking Company
5/04/2022*	United Community Banks, Inc.	Progress Financial Corporation
3/29/2022*	Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc./Apollo Bank
6/07/2021	Simmons First National Corporation	Landmark Community Bank
6/03/2021	First Foundation Inc.	TGR Financial, Inc.
6/03/2021	United Bankshares, Inc.	Community Bankers Trust Corporation
6/01/2021	First Bancorp	Select Bancorp, Inc.
3/29/2021	Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
3/09/2020	United Community Banks, Inc.	Three Shores Bancorporation, Inc.

United States Transactions
Announcement Date	Acquirer	Target
6/21/2022*	First Bancorp	GrandSouth Bancorporation
6/01/2022*	F.N.B. Corporation	UB Bancorp
5/04/2022*	Seacoast Banking Corporation of Florida	Drummond Banking Company
5/04/2022*	United Community Banks, Inc.	Progress Financial Corporation
4/01/2022*	National Bank Holdings Corporation	Bancshares of Jackson Hole, Incorporated
3/30/2022*	Nicolet Bankshares, Inc.	Charter Bankshares, Inc.
3/29/2022*	Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc./Apollo Bank
3/24/2022*	Farmers National Banc Corp.	Emclaire Financial Corp
9/20/2021	German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.
8/03/2021	Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.
7/27/2021	CVB Financial Corp.	Suncrest Bank
7/27/2021	TriCo Bancshares	Valley Republic Bancorp
7/12/2021	Lakeland Bancorp, Inc.	1st Constitution Bancorp
6/23/2021	Columbia Banking System, Inc.	Bank of Commerce Holdings
4/12/2021	Nicolet Bankshares, Inc.	Mackinac Financial Corporation
1/27/2021	Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.

*
Indicates the transaction was pending as of July 26, 2022

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•
transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction; and

•
transaction price compared to tangible book value divided by acquirer’s trading price to tangible book value multiple

D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the Merger multiples and other operating financial data of HSBI as of or for the twelve-month period ended June 30, 2022. The table below sets forth the results of this analysis.

	Financial Condition and Performance
		Georgia				Southeastern U.S.				United States
	HSBI	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,713	$1,715	$2,183	$548	$4,892	$1,699	$1,544	$1,007	$2,274	$1,254	$1,348	$1,025	$1,860
Return on Average Assets (Last Twelve Months)	1.10%	1.03%	1.15%	0.51%	2.49%	1.14%	1.09%	0.79%	1.40%	1.15%	1.13%	0.91%	1.40%
Return on Average Equity (Last Twelve Months)	12.2%	11.3%	11.1%	6.3%	24.8%	10.9%	11.2%	6.2%	17.8%	11.1%	11.8%	8.2%	17.8%
Tangible Common Equity Ratio	6.8%	8.8%	9.3%	6.5%	11.5%	8.8%	8.9%	6.6%	11.1%	9.0%	8.6%	6.6%	9.9%
Efficiency Ratio (Last Twelve Months)	65%	62%	62%	43%	79%	59%	59%	51%	65%	63%	61%	44%	72%
Non-Performing Assets / Total Assets	0.17%	0.46%	0.71%	0.00%	2.51%	0.40%	0.45%	0.00%	1.16%	0.40%	0.45%	0.19%	0.97%
	Transaction Multiples
		Georgia				Southeastern U.S.				United States
	HSBI(1)	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Aggregate Deal Value / Tangible Book Value	174%	188%	196%	146%	272%	168%	168%	133%	195%	164%	164%	119%	204%
Aggregate Deal Value / Last Twelve Months EPS	10.8x	16.0x	17.5x	4.2x	28.7x	13.9x	14.9x	9.2x	23.8x	12.9x	13.6x	9.2x	20.0x
Tangible Book Premium / Core Deposits(2)	6.0%	15.7%	13.5%	4.5%	25.1%	8.0%	8.2%	4.4%	11.7%	7.1%	7.1%	4.1%	9.7%
One Day Market Premium	27.7%	11.2%	17.3%	(5.2)%	59.2%	10.2%	13.7%	(17.1)%	41.9%	14.1%	27.0%	9.7%	69.4%
Pay-to-Trade(3)	110%	99%	102%	72%	145%	93%	94%	75%	114%	93%	92%	67%	120%

Source: S&P Capital IQ Pro for historical financial and market data
(1)
Core earnings excludes extraordinary transaction costs associated with HSBI’s terminated transaction with VyStar Credit Union, as well as other non-recurring income and expense items

(2)
Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits

(3)
Pay -to-trade defined as deal value / TBV divided by First Bancshares’ trading P/TBV; includes First Bancshares’ pending acquisition of Beach Bancorp, Inc.

Net Present Value Analysis
Net Present Value Analysis for HSBI
D.A. Davidson performed an analysis that estimated the net present value per share of HSBI Stock under various circumstances. The financial projections for HSBI [are based on D.A. Davidson assumptions], as discussed with and approved for D.A. Davidson’s use by First Bancshares management. To approximate the terminal value of HSBI Stock at December 31, 2027, D.A. Davidson applied price to earnings multiples of 9.0x to 15.0x and multiples of tangible book value ranging from 70% to 190%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HSBI’s Stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Kroll normalized risk-free rate, the published Kroll Industry Equity Risk Premium and the published Kroll Size Premium.
The net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $15.85 to $31.54 per share of HSBI Stock when applying the price to earnings multiples to the financial projections and $12.77 to $41.39 per share of HSBI Stock when applying the multiples of tangible book value to the financial projections.
Earnings per Share Multiples
	Earnings Per Share Multiple
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
11.0%	$18.93	$21.03	$23.13	$25.23	$27.34	$29.44	$31.54
11.5%	$18.51	$20.56	$22.62	$24.67	$26.73	$28.79	$30.84
12.0%	$18.10	$20.11	$22.12	$24.13	$26.14	$28.15	$30.16
12.5%	$17.70	$19.66	$21.63	$23.60	$25.56	$27.53	$29.50
13.0%	$17.31	$19.23	$21.16	$23.08	$25.00	$26.92	$28.85
13.5%	$16.93	$18.81	$20.69	$22.57	$24.46	$26.34	$28.22
14.0%	$16.56	$18.40	$20.24	$22.08	$23.92	$25.76	$27.60
14.5%	$16.20	$18.00	$19.80	$21.60	$23.41	$25.21	$27.01
15.0%	$15.85	$17.62	$19.38	$21.14	$22.90	$24.66	$26.42
Tangible Book Value per Share Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	70%	90%	110%	130%	150%	170%	190%
11.0%	$15.25	$19.60	$23.96	$28.32	$32.67	$37.03	$41.39
11.5%	$14.91	$19.17	$23.43	$27.69	$31.95	$36.21	$40.47
12.0%	$14.58	$18.74	$22.91	$27.07	$31.24	$35.40	$39.57
12.5%	$14.26	$18.33	$22.40	$26.48	$30.55	$34.62	$38.70
13.0%	$13.94	$17.93	$21.91	$25.90	$29.88	$33.86	$37.85
13.5%	$13.64	$17.54	$21.43	$25.33	$29.23	$33.12	$37.02
14.0%	$13.34	$17.16	$20.97	$24.78	$28.59	$32.40	$36.22
14.5%	$13.05	$16.78	$20.51	$24.24	$27.97	$31.70	$35.43
15.0%	$12.77	$16.42	$20.07	$23.72	$27.37	$31.02	$34.67
D.A. Davidson also considered how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar sensitivity analysis assuming HSBI estimated earnings per share in 2027, as discussed with and approved for D.A. Davidson’s use by First Bancshares management, varied from 20.0% above projections to 20.0% below projections. As illustrated in the following table, the analysis resulted in the following range of $13.85 to $34.62 per share of HSBI Stock, using price to earnings multiples of 9.0x to 15.0x and a discount rate of 13.0%.

Sensitivity to 2027 EPS	Earnings Per Share Multiple
	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
20.0%	$20.77	$23.08	$25.39	$27.69	$30.00	$32.31	$34.62
15.0%	$19.91	$22.12	$24.33	$26.54	$28.75	$30.96	$33.18
10.0%	$19.04	$21.16	$23.27	$25.39	$27.50	$29.62	$31.73
5.0%	$18.17	$20.19	$22.21	$24.23	$26.25	$28.27	$30.29
0.0%	$17.31	$19.23	$21.16	$23.08	$25.00	$26.92	$28.85
(5.0%)	$16.44	$18.27	$20.10	$21.92	$23.75	$25.58	$27.41
(10.0%)	$15.58	$17.31	$19.04	$20.77	$22.50	$24.23	$25.96
(15.0%)	$14.71	$16.35	$17.98	$19.62	$21.25	$22.89	$24.52
(20.0%)	$13.85	$15.39	$16.92	$18.46	$20.00	$21.54	$23.08
Net Present Value Analysis for First Bancshares
D.A. Davidson performed an analysis that estimated the net present value per share of First Bancshares Common Stock under various circumstances. The financial projections for First Bancshares are based on publicly available analyst earnings estimates for the years ended December 31, 2022 through December 31, 2024 and D.A. Davidson assumptions for the years thereafter, as discussed with and approved for D.A. Davidson’s use by First Bancshares management. To approximate the terminal value of First Bancshares Common Stock at December 31, 2027, D.A. Davidson applied price to earnings multiples of 9.0x to 15.0x and multiples of tangible book value ranging from 90% to 210%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares’ Common Stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Kroll normalized risk-free rate, the published Kroll Industry Equity Risk Premium and the published Kroll Size Premium.
The net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $21.30 to $39.98 per share of First Bancshares when applying the price to earnings multiples to the financial projections and $18.96 to $48.23 per share of First Bancshares when applying the multiples of tangible book value to the financial projections.
Earnings per Share Multiples
	Earnings Per Share Multiple
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.0%	$25.22	$27.68	$30.14	$32.60	$35.06	$37.52	$39.98
10.5%	$24.68	$27.09	$29.49	$31.90	$34.30	$36.71	$39.11
11.0%	$24.16	$26.51	$28.86	$31.21	$33.56	$35.91	$38.26
11.5%	$23.65	$25.95	$28.25	$30.55	$32.84	$35.14	$37.44
12.0%	$23.15	$25.40	$27.65	$29.90	$32.15	$34.39	$36.64
12.5%	$22.67	$24.87	$27.07	$29.27	$31.46	$33.66	$35.86
13.0%	$22.20	$24.35	$26.50	$28.65	$30.80	$32.95	$35.10
13.5%	$21.74	$23.85	$25.95	$28.05	$30.15	$32.26	$34.36
14.0%	$21.30	$23.35	$25.41	$27.47	$29.52	$31.58	$33.64

Tangible Book Value per Share Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	90%	110%	130%	150%	170%	190%	210%
10.0%	$22.43	$26.73	$31.03	$35.33	$39.63	$43.93	$48.23
10.5%	$21.95	$26.16	$30.36	$34.56	$38.77	$42.97	$47.17
11.0%	$21.49	$25.60	$29.71	$33.82	$37.93	$42.04	$46.15
11.5%	$21.04	$25.06	$29.08	$33.10	$37.11	$41.13	$45.15
12.0%	$20.60	$24.53	$28.46	$32.39	$36.32	$40.25	$44.18
12.5%	$20.18	$24.02	$27.86	$31.70	$35.55	$39.39	$43.23
13.0%	$19.76	$23.52	$27.28	$31.04	$34.79	$38.55	$42.31
13.5%	$19.36	$23.03	$26.71	$30.38	$34.06	$37.74	$41.41
14.0%	$18.96	$22.56	$26.15	$29.75	$33.35	$36.94	$40.54
D.A. Davidson also considered how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar sensitivity analysis assuming First Bancshares estimated earnings per share in 2027, as discussed with and approved for D.A. Davidson’s use by First Bancshares management, varied from 20.0% above projections to 20.0% below projections. As illustrated in the following table, the analysis resulted in the following range of and $19.11 to $43.38 per share of First Bancshares, using price to earnings multiples of 9.0x to 15.0x and a discount rate of 12.0%.
Sensitivity to 2027 EPS	Earnings Per Share Multiple
	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
20.0%	$27.20	$29.90	$32.59	$35.29	$37.99	$40.69	$43.38
15.0%	$26.19	$28.77	$31.36	$33.94	$36.53	$39.11	$41.70
10.0%	$25.18	$27.65	$30.12	$32.59	$35.07	$37.54	$40.01
5.0%	$24.17	$26.53	$28.89	$31.25	$33.61	$35.97	$38.33
0.0%	$23.15	$25.40	$27.65	$29.90	$32.15	$34.39	$36.64
(5.0%)	$22.14	$24.28	$26.41	$28.55	$30.68	$32.82	$34.96
(10.0%)	$21.13	$23.15	$25.18	$27.20	$29.22	$31.25	$33.27
(15.0%)	$20.12	$22.03	$23.94	$25.85	$27.76	$29.67	$31.58
(20.0%)	$19.11	$20.91	$22.70	$24.50	$26.30	$28.10	$29.90
Net Present Value Analysis for Pro Forma First Bancshares
For illustrative purposes, D.A. Davidson performed an analysis that estimated the net present value per share of First Bancshares Common Stock under various circumstances, including the impact of the Merger. The analysis assumed (i) First Bancshares performed in accordance with financial projections based on publicly available analyst earnings estimates for the years ended December 31, 2022 through December 31, 2024 and an estimated long-term growth rate for the years thereafter, as discussed with and approved for D.A. Davidson’s use by First Bancshares management; and (ii) the pro forma financial impact of the Merger including the cost savings estimates, revenue enhancements, purchase accounting adjustments and transaction expenses, as discussed with and approved for D.A. Davidson’s use by First Bancshares management. The analysis also assumed HSBI performed in accordance with financial projections based on financial projections for the years ended December 31, 2022 through December 31, 2024 based on D.A. Davidson assumptions and an estimated long-term growth rate for the years thereafter, as discussed with and approved for D.A. Davidson’s use by First Bancshares management. To approximate the terminal value of First Bancshares Common Stock at December 31, 2027, D.A. Davidson applied price to earnings multiples of 9.0x to 15.0x and multiples of tangible book value ranging from 90% to 210%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancshares’ common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the Kroll normalized risk-free rate, the published Kroll Industry Equity Risk Premium and the published Kroll Size Premium.
The net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates a range of $23.09 to $43.56 per share of First Bancshares when applying the price to earnings multiples to the financial projections and $19.51 to $49.76 per share of First Bancshares when applying the multiples of tangible book value to the financial projections.
Earnings per Share Multiples
	Earnings Per Share Multiple
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
10.0%	$27.37	$30.07	$32.77	$35.47	$38.17	$40.86	$43.56
10.5%	$26.78	$29.42	$32.06	$34.70	$37.34	$39.98	$42.62
11.0%	$26.21	$28.79	$31.37	$33.95	$36.53	$39.11	$41.69
11.5%	$25.66	$28.18	$30.70	$33.23	$35.75	$38.27	$40.79
12.0%	$25.12	$27.59	$30.05	$32.52	$34.99	$37.45	$39.92
12.5%	$24.59	$27.01	$29.42	$31.83	$34.24	$36.65	$39.07
13.0%	$24.08	$26.44	$28.80	$31.16	$33.52	$35.88	$38.24
13.5%	$23.58	$25.89	$28.20	$30.50	$32.81	$35.12	$37.43
14.0%	$23.09	$25.35	$27.61	$29.87	$32.12	$34.38	$36.64
Tangible Book Value per Share Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	90%	110%	130%	150%	170%	190%	210%
10.0%	$23.09	$27.53	$31.98	$36.42	$40.87	$45.32	$49.76
10.5%	$22.60	$26.94	$31.29	$35.64	$39.98	$44.33	$48.67
11.0%	$22.12	$26.37	$30.62	$34.87	$39.12	$43.37	$47.62
11.5%	$21.66	$25.81	$29.97	$34.12	$38.28	$42.43	$46.58
12.0%	$21.21	$25.27	$29.33	$33.39	$37.46	$41.52	$45.58
12.5%	$20.77	$24.74	$28.71	$32.68	$36.66	$40.63	$44.60
13.0%	$20.34	$24.22	$28.11	$31.99	$35.88	$39.77	$43.65
13.5%	$19.92	$23.72	$27.52	$31.32	$35.12	$38.92	$42.73
14.0%	$19.51	$23.23	$26.95	$30.67	$34.39	$38.10	$41.82
D.A. Davidson also considered how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar sensitivity analysis assuming First Bancshares’ pro forma estimated earnings per share in 2027, as discussed with and approved for D.A. Davidson’s use by First Bancshares management, varied from 20.0% above projections to 20.0% below projections. As illustrated in the following table, the analysis resulted in the following range of and $20.68 to $47.32 per share of First Bancshares Common Stock, using the price to earnings multiples of 9.0x to 15.0x and a discount rate of 12.0%.

Sensitivity to 2027 EPS	Earnings Per Share Multiple
	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
20.0%	$29.56	$32.52	$35.48	$38.44	$41.40	$44.36	$47.32
15.0%	$28.45	$31.29	$34.12	$36.96	$39.79	$42.63	$45.47
10.0%	$27.34	$30.05	$32.77	$35.48	$38.19	$40.90	$43.62
5.0%	$26.23	$28.82	$31.41	$34.00	$36.59	$39.18	$41.77
0.0%	$25.12	$27.59	$30.05	$32.52	$34.99	$37.45	$39.92
(5.0%)	$24.01	$26.35	$28.70	$31.04	$33.38	$35.72	$38.07
(10.0%)	$22.90	$25.12	$27.34	$29.56	$31.78	$34.00	$36.22
(15.0%)	$21.79	$23.89	$25.98	$28.08	$30.18	$32.27	$34.37
(20.0%)	$20.68	$22.65	$24.63	$26.60	$28.57	$30.55	$32.52
Control Premium Analysis
D.A. Davidson used publicly available information to compare the average control premiums paid in merger and acquisition transactions in OTC-traded banks and NASDAQ-traded banks since 2010 to the Merger premium.
Control Premium Analysis
	HSBI	OTC	NASDAQ & NYSE	All Public Banks
Average Control Premium 2010 – Present	27.7%	49.0%	25.7%	38.7%

Source: S&P Capital IQ Pro for historical financial and market data
Note: HSBI control premium based on HSBI’s closing stock price as of 7/26/2022
Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of First Bancshares and HSBI. Assumptions regarding the accounting treatment, acquisition adjustments, cost savings and revenue enhancements were used to calculate the financial impact that the Merger would have on certain projected financial results of HSBI. The financial projections for First Bancshares are based on publicly available analyst earnings estimates for the years ended December 31, 2022 through December 31, 2024 and an estimated long-term growth rate for the years thereafter, as discussed with and approved for D.A. Davidson’s use by First Bancshares management. The financial projections for HSBI are based on certain financial projections for the years ended December 31, 2022 through December 31, 2024 based on D.A. Davidson assumptions and an estimated long-term growth rate for the years thereafter, as discussed with and approved for D.A. Davidson’s use by First Bancshares management. This analysis indicated that the Merger is expected to be accretive to First Bancshares’ estimated earnings per share beginning in 2023, after excluding non-recurring Merger-related expenses. The analysis also indicated that the Merger is expected to be dilutive to tangible book value per share for First Bancshares and that First Bancshares would maintain capital ratios in excess of those required for First Bancshares to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Bancshares and HSBI prior to and following the Merger will vary from the projected results, and the variations may be material.
Other Information
D.A. Davidson prepared its analyses for purposes of providing its opinion to First Bancshares’ board of directors as to the fairness, from a financial point of view, of the Merger Consideration in the Merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of First Bancshares, HSBI or D.A. Davidson or any other person assumes responsibility if future results are materially different from those projected.
D.A. Davidson’s opinion was one of many factors considered by First Bancshares’ board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the board of directors of First Bancshares or management with respect to the Merger or the Merger Consideration.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to First Bancshares, HSBI and their respective affiliates, may actively trade or hold the securities of First Bancshares and HSBI for its own account and for the accounts of its customers and may at any time hold long and short positions of such securities. First Bancshares selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement executed on July 19, 2022, First Bancshares engaged D.A. Davidson as its financial advisor in connection with the Merger and agreed to pay D.A. Davidson a cash fee of $350,000 concurrently with the rendering of its opinion. First Bancshares has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.
D.A. Davidson has not had any other material financial advisory or other material commercial or investment banking relationships with First Bancshares or HSBI during the two years preceding the date of the fairness opinion letter. Additionally, D.A. Davidson may seek to provide investment banking services to the combined company in the future and would expect to receive future compensation.
Certain Unaudited Prospective Financial Information
First Bancshares and HSBI do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, First Bancshares and HSBI are including in this proxy statement/prospectus certain unaudited prospective financial information for First Bancshares and HSBI that was made available as described below. The inclusion of this information should not be regarded as an indication that any of HSBI, First Bancshares, Piper Sandler, KBW, D.A. Davidson, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual or future results, or that it should be construed as financial guidance, and it should not be relied on as such.
For purposes of financial analyses performed by each of Piper Sandler and KBW in connection with their respective opinions as described in “The Merger — Opinion of HSBI’s Financial Advisor” and in “The Merger — Opinions of First Bancshares’ Financial Advisors”, each of Piper Sandler and KBW used certain internal financial projections for HSBI for the years ending December 31, 2022 through December 31, 2024, as provided by the senior management of HSBI, and applied an assumed 5% annual long term growth rate to the assets and an 8% annual long term growth rate for net income and earnings per share, in each case as provided by the senior management of First Bancshares, for years ending December 31, 2025 and December 31, 2026. The following table summarizes this unaudited prospective financial information for the years ending December 31, 2022 through December 31, 2024 with respect to HSBI used by each of Piper

Sandler and KBW (except for dividends per share in the case of KBW) at the direction of HSBI or First Bancshares, respectively, for their analyses.
	For the Year Ending December 31,
	2022	2023	2024
Assets (in thousands)	$1,688	$1,734	$1,782
Net Income (in thousands)	$16.2	$19.9	$22.9
Dividend Per Share	$0.00	$0.00	$0.00
For purposes of financial analyses performed by each of Piper Sandler, KBW, and D.A. Davidson in connection with each of their opinions as described in “The Merger — Opinion of HSBI’s Financial Advisor” and in “The Merger — Opinions of First Bancshares’ Financial Advisors”, each of Piper Sandler, KBW, and D.A. Davidson used certain internal financial projections for First Bancshares for the years ending December 31, 2024 through December 31, 2026 derived from applying a 5% annual long term growth rate, in the case of Piper Sander and KBW, and a 3-5% annual long term growth rate, in the case of D.A. Davidson, as provided by the senior management of First Bancshares, to publicly-available analyst estimates for the assets, net income, and earnings, per share of First Bancshares for years ending December 31, 2022 and December 31, 2023.
This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the respective businesses of First Bancshares and HSBI, all of which are difficult to predict and many of which are beyond the control of First Bancshares and HSBI. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to First Bancshares’ and HSBI’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other facts that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in First Bancshares’ and HSBI’s respective historical GAAP financial statements. Neither First Bancshares’ nor HSBI’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports incorporated by reference in this proxy statement/prospectus relate to historical financial information of each of First Bancshares and HSBI. They do not extend to the unaudited prospective financial information and should not be read to do so.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date of their preparation. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither First Bancshares nor HSBI intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on First Bancshares and HSBI of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on First Bancshares or HSBI of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on First Bancshares or HSBI of any possible failure of the merger to occur. By inclusion of the unaudited prospective financial information in this document, none of First Bancshares, HSBI, Piper Sandler, KBW, D.A. Davidson, or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of First Bancshares or HSBI or any other person regarding First Bancshares’ and HSBI’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by First Bancshares or HSBI that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote to approve the merger, but is being provided solely because it was made available to Piper Sandler, KBW, and D.A. Davidson, as discussed above, in connection with the merger.
In light of the foregoing, and considering that the First Bancshares special meeting and the HSBI Special Meeting will each be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and First Bancshares and HSBI urge all shareholders to review First Bancshares’ and HSBI’s financial statements and other information contained elsewhere in this joint proxy statement/prospectus for a description of First Bancshares’ and HSBI’s respective businesses and reported financial results. See “Where You Can Find More Information.” Please see the full text of Piper Sandler’s opinion which is attached as Annex B hereto for more details about the information that Piper Sandler relied on in rendering its opinion. Please see the full text of KBW’s opinion which is attached as Annex C hereto for more details about the information that KBW relied on in rendering its opinion. Please see the full text of D.A. Davidson’s opinion which is attached as Annex D hereto for more details about the information that D.A. Davidson relied on in rendering its opinion.
Board Composition and Management of First Bancshares after the Merger
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and the First Bancshares Bylaws. Likewise, each of the officers and directors of The First Bank immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger. First Bancshares has also agreed to evaluate and consider the current directorate of HSBI in good faith, and, upon completion of such evaluation, consider expanding the board of directors of First Bancshares by one position and appointing one current member of the board of directors of HSBI to serve as a director of First Bancshares following the merger.
Interests of HSBI Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of HSBI will receive the same merger consideration for their HSBI shares as the other HSBI shareholders. In considering the recommendation of the HSBI board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of HSBI may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of HSBI shareholders generally. HSBI’s board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that HSBI shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — HSBI’s Reasons for the Merger and Recommendations of the HSBI Board of Directors.” HSBI’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Offer of New Employment Agreements
Each of Leonard Moreland (a HSBI director and Chief Executive Officer of HSBI), Brad Serff (a HSBI director and President and Chief Banking Officer of Heritage Southeast Bank), Paul Hoerig (Executive Vice President, Chief Risk and Credit Officer of HSBI and Heritage Southeast Bank) and Kathy S. Zovlonsky (Executive Vice President and Chief Administrative Officer of Heritage Southeast Bank) has been offered an employment agreement with The First Bank, which agreements would become effective as of the closing of the merger. Under the terms of the offered agreements, Mr. Moreland would serve as Market President for the State of Georgia, Mr. Serff would serve as Senior Vice President and Senior Lender, Mr. Hoerig would serve as Senior Vice President, Regional Credit Officer and Ms. Zovlonsky would serve as Senior Vice President, Regional Administration. Each offered employment agreement has a term of 18 months commencing with the closingof the merger, and provides for an annual base salary of $315,000, in the case of Mr. Moreland, $275,000, in the case of Mr. Serff, $225,000, in the case of Mr. Hoerig, and $150,000, in the case of Ms. Zovlonsky, as well as participation in The First Bank’s retirement and incentive plans. Each employment agreement also provides for the opportunity to receive an annual bonus (up to a maximum of 10% of base salary) based upon the achievement of performance goals established from year to year by First Bancshares’s Compensation Committee of its Board of Directors, and reimbursement of reasonable business expenses incurred. The employment agreements offered to Mr. Moreland and Mr. Serff also provide that if The First Bank terminates their employment following a “change in control” other than for “cause”, death or disability or they resign from their employment following a change in control for “good reason” (as those terms are defined in their respective employment agreement), then they will be entitled to their accrued base salary up to the date of termination of employment plus a severance amount equal to 2.0 times their then-current base salary payable in a single lump sum, subject to certain limitations under the Internal Revenue Code. The offered employment agreements also include confidentiality provisions and other restrictive covenants whereby the employees would have to agree not to compete for 18 months, or to solicit customers and employees for 3 years, in each case following termination of their employment. The First Bank and the employees are continuing to negotiate the terms of the employment agreements, and may ultimately agree on terms different from those described above, or may not reach agreement.
Change in Control Payments under Existing Employment Agreements
HSBI and Heritage Southeast Bank is currently a party to an employment agreement with certain employees, including each of Mr. Hoerig, Mr. Moreland, Mr. Resch, Mr. Serff, and Ms. Zovlonsky. In connection with the closing of the transaction, each of these employment agreements will be terminated pursuant to a termination agreement and a change of control cash payment will be made to each executive officer. As of the date of this proxy statement, it is anticipated that 8 employment agreements will be terminated for approximately $3.7 million in payments with each payment to a director or executive officer being reflected in the table below.
Supplemental Executive Retirement Plan (“SERP”) Payment and Stock Conversion
Heritage Southeast Bank is currently a party to a SERP agreement with certain employees, including each of Mr. Hoerig, Mr. Moreland, Mr. Resch, Mr. Serff, and Ms. Zovlonsky. These agreements provide for the payment of retirement benefits (in cash and, in certain agreements, stock) to each of the directors or executive officers over a period of 20 years in certain circumstances. Prior to the execution of the merger agreement, all individual parties to the SERP agreements entered into termination agreements, pursuant to which their respective SERP agreements will be terminated at the effective time of the merger in exchange for a lump sum payment with regard to the cash-based retirement benefit. The total lump sum payments to be paid to the directors and executive officers is approximately $4.5 million with each payment to a director or executive officer being reflected in the table below.
In addition, pursuant to those termination agreements, all obligations to issue any shares of HSBI common stock will be terminated at the effective time of the merger, and each share of HSBI common stock that would otherwise be issuable under the applicable SERP agreement, whether vested or unvested, will be converted into the right to receive 0.965 of a share of First Bancshares common stock, with any fractional share being paid in cash in lieu thereof. Mr. Moreland is the only director or executive officer whose SERP agreement provides for both a cash-based retirement benefit and a stock-based retirement benefit.
Under the terms of the merger agreement and Mr. Moreland’s termination agreement, Mr. Moreland will receive 29,316 shares of First Bancshares common stock shortly following the closing of the merger.
Treatment of Outstanding HSBI Equity Awards
The merger agreement provides that outstanding restricted stock awarded by HSBI pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive a number of First Bancshares common stock equal to the product of (i) the number of HSBI restricted shares subject to such award multiplied by (ii) 0.965, with cash being paid in lieu of any fractional share. The merger agreement also provides that, at the time of closing, each stock option awarded under the HSBI equity plans will be converted into the right to receive a cash payment equal to the product of (A) the excess, if any, of (1) the product of (x) 0.965, multiplied by (y) $29.68, over (2) the per share exercise price of the HSBI option prior to the closing of the merger, multiplied by (B) the number of shares of HSBI common stock subject to such HSBI option prior to the closing of the merger, rounded up to the nearest cent.
Quantification of Payments
The table below sets forth the estimated amount of payments and benefits that each of HSBI’s directors and executive officers would receive in connection with the merger, assuming that the merger were consummated on December 31, 2022. The amounts in the table are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. The amounts below do not reflect compensation actions that may occur after the date of this proxy statement but before the effective time of the merger. In addition, consistent with SEC guidance, the amounts below do not take into account the impact of the new employment agreements between The First Bank and certain of the executive officers. As a result of the foregoing assumptions, the actual amounts, if any, to be received by HSBI’s directors and executive officers may materially differ from the amounts set forth below.
Name	Employment Agreement: Change-in- Control Payment ($)	SERP: Cash-Based Retirement Benefit($)	SERP: Stock-Based Retirement Benefit($)(1)	Value of Restricted Shares($)(2)	Option Cash-Out Consideration($)(3)
Directors
Jeff Arnold	—	—	—	—	—
Roy Hall	—	—	—	—	—
Ken Lehman	—	—	—	—	—
John Mansour	—	—	—	—	58,257
Leonard Moreland	1,202,838	828,087	898,850	—	—
John Presley	—	—	—	—	—
David Rupp	—	—	—	—	—
Brad Serff	821,102	1,553,826	—	—	197,974

Name	Employment Agreement: Change-in- Control Payment ($)	SERP: Cash-Based Retirement Benefit($)	SERP: Stock-Based Retirement Benefit($)(1)	Value of Restricted Shares($)(2)	Option Cash-Out Consideration($)(3)
Non-Director Executive Officers
Paul Hoerig	388,592	975,862	—	177,521	—
Phil Resch	332,599	664,842	—	—	—
Kathy Zovlonsky	278,557	480,000	—	—	29,806
					—

(1)
Reflects the estimated value of 29,316 shares of First Bancshares common stock based on the closing price per share on July 27, 2022 ($30.66).

(2)
Reflects the estimated value of 5,790 shares of restricted First Bancshares common stock based on the closing price per share on July 27, 2022 ($30.66).

(3)
Reflects the product of (i) the excess, if any, of the product of 0.965 multiplied by $29.68 over the exercise price of each such HSBI stock option, multiplied by (ii) the number of shares of HSBI common stock subject to such stock option. Messrs. Mansour and Serff and Ms. Zovlonsky hold 3,646, 11,235 and 1,344 HSBI stock options, respectively.

280G Proposal
As provided herein, if the 280G proposal is not approved by the holders of more than 75% of the outstanding shares of HSBI common stock (excluding shares held by Mr. Serff and certain related parties), the total payments to Mr. Serff are subject to reduction. See See “280G Proposal” for a more detailed description.
Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” for a period of six years after the effective time of the merger, First Bancshares will indemnify and defend the present and former directors, officers and employees of HSBI and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger to the fullest extent permitted by law. First Bancshares also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of HSBI pursuant to HSBI’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by HSBI. In no event shall First Bancshares be required to expend for the tail insurance an aggregate premium amount in excess of 250% of the current annual premiums paid by HSBI for such insurance.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, HSBI and First Bancshares have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals and waivers include, among others, approvals of the Federal Reserve Board and Mississippi Department. First Bancshares and/or HSBI have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.
Federal Reserve Board
The merger of HSBI with First Bancshares must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. First Bancshares anticipates filing a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of HSBI.
The merger of Heritage Southeast Bank with and into The First Bank will be subject to approval by the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (3) the convenience and needs of the communities to be served, (4) the depository institutions’ effectiveness in combating money-laundering activities and (5) the risk to the stability of the United States banking and financial system. The First’s establishment and operation of branches at Heritage Southeast Bank’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act. In considering an application under Bank Merger Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the CRA. The First anticipates filing an application with the Federal Reserve Board under the Bank Merger Act requesting approval of the bank merger.
Mississippi Department of Banking and Consumer Finance
Certain of the transactions contemplated by the merger agreement are subject to approval by the Mississippi Department of Banking and Consumer Finance, or Mississippi Department pursuant to Section 81-5-85 of the Mississippi Code (Miss. Code Ann § 81-5-85). In evaluating an application filed under Section 81-5-85, the Mississippi Department considers criteria essentially similar to the criteria that the FDIC uses in considering applications under the Bank Merger Act. In addition, First Bancshares will file articles of merger with the Mississippi Department and the Mississippi Secretary of State. The First has filed an application with the Mississippi Department pursuant to Section 81-5-85 requesting approval of the bank merger.
Georgia Department of Banking and Finance
To complete the merger, First Bancshares and The First are required to submit an application to, and receive approval from, the Georgia Department. The Georgia Department will review the application to determine whether the merger and the bank merger comply with Georgia law. The First anticipates filing an application with the Georgia Department approval of the bank merger.
First Bancshares and HSBI believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Bancshares nor HSBI can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that First Bancshares will not be required, and HSBI and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on First Bancshares and its subsidiaries or HSBI and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. First Bancshares and HSBI will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither First Bancshares nor HSBI is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of HSBI stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to differing interpretations by the Internal Revenue Servivce (the “IRS”) or the courts. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion applies only to U.S. holders of shares of HSBI stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of HSBI stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate that is subject toU.S. federal income tax regardless of its source.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of HSBI stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment. In addition, discussion does not address any tax consequences arising under the laws of any U.S. state, local, or foreign jurisdiction, the Medicare contribution tax, or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws), nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds HSBI stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds HSBI stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this joint proxy statement/prospectus.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Nelson Mullins Riley & Scarborough LLP, counsel to HSBI, has rendered its tax opinion to HSBI and Alston & Bird LLP, counsel to First Bancshares, has rendered its tax opinion to First Bancshares, in each case to the effect that, as of the date of such opinions and subject to the qualifications and assumptions therein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by First Bancshares and HSBI of opinions from Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP provided to First Bancshares and HSBI, respectively, will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. In rendering their opinions, Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP will rely upon representations and covenants of First Bancshares and HSBI, including those representations contained in certificates of officers of First Bancshares and HSBI, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but will not be binding on the IRS or any court, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues described herein. In addition, neither HSBI nor First Bancshares has requested nor does either of them intend to request a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange HSBI Stock Solely for First Bancshares Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of a fractional share, a U.S. holder that exchanges HSBI stock solely for shares of First Bancshares common stock:
•
would generally not recognize any gain or loss upon the exchange of shares of HSBI stock for shares of First Bancshares common stock in the merger;

•
would generally have an aggregate tax basis in the First Bancshares common stock received in the merger (including fractional shares of First Bancshares common stock deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the HSBI stock surrendered in exchange therefor; and

•
would generally have a holding period for shares of First Bancshares common stock received in the merger that includes its holding period for its shares of HSBI stock surrendered in exchange therefor.

If you acquired different blocks of HSBI stock at different times or at different prices, the adjusted tax basis and holding period of each block of First Bancshares common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of HSBI stock surrendered in exchange therefor. Holders should consult their tax advisors regarding the manner in which shares of First Bancshares common stock should be allocated among different blocks of their HSBI stock surrendered in the merger.
Exercise of Dissenters’ Rights
As part of the exercise of dissenters’ rights, a U.S. holder will exchange all of its HSBI stock for cash. A U.S. holder that receives only cash in exchange for its HSBI stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its HSBI stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for its shares of HSBI stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.
Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to U.S. holders of HSBI stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on Form W-9 (or a successor form) included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives First Bancshares common stock in the merger is considered a “significant holder,” such U.S. holder generally will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the HSBI stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any HSBI shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of HSBI or (z) owned HSBI securities with a basis for U.S. federal income tax purposes of at least $1.0 million.
This discussion of material U.S. federal income tax consequences does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. This discussion is for general information purposes only and is not tax advice. Holders of HSBI stock are urged to consult their tax advisors as to the U.S. federal income tax consequences, in light of their particular situations, of the merger (or exercise of dissenters’ rights, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of HSBI stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, HSBI’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for HSBI and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Bancshares in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of First Bancshares issued after the merger will reflect the results attributable to the acquired operations of HSBI beginning on the date of completion of the merger.
Dissenters’ Rights for HSBI Shareholders
Under the terms of the merger agreement, holders of HSBI common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of their shares of HSBI common stock. Set forth below is a summary of the procedures that must be followed by the holders of HSBI common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable Georgia statutes, a copy of which is attached to this proxy statement as Annex C.
Any holder of record of HSBI common stock who objects to the merger, and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise), will be entitled to demand and receive payment for all of his or her shares of HSBI common stock if the merger is consummated.
A shareholder of HSBI who objects to the merger and desires to receive payment of the “fair value” of his or her HSBI common stock: (i) must deliver to HSBI, prior to the time the shareholder vote on the HSBI merger proposal is taken, a written notice of such shareholder’s intent to demand payment for those shares registered in the dissenting shareholder’s name if the merger is completed; and (ii) must not vote his or her shares in favor of the approval of the HSBI merger proposal.
A failure to vote against the HSBI merger proposal will not constitute a waiver of dissenters’ rights. A vote against the approval of the HSBI merger proposal alone will not constitute the separate written notice and demand for payment referred to immediately above. Dissenting shareholders must separately comply with the above conditions.
Any notice required to be given to HSBI must be sent to HSBI’s chief executive office at 125 Westridge Industrial Blvd., McDonough, Georgia 30253 Attn: Phil Resch, Chief Financial Officer. References to HSBI following the completion of the merger as described in this — Dissenters’ Rights for HSBI Shareholders section shall refer to First Bancshares as the surviving corporation in merger.
If the HSBI merger proposal is approved and the merger is completed, HSBI will mail, no later than 10 days after the effective date of the merger, by certified mail to each shareholder who has timely submitted a written notice of intent to dissent in accordance with Article 13 of the GBCC, written notice addressed to the shareholder at such address as the shareholder has furnished HSBI in writing or, if none, at the shareholder’s address as it appears on the records of HSBI. This notice, known as the dissenters’ notice will: (i) state where the dissenting shareholder must send a payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which HSBI must receive the shareholder’s payment demand (which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice is delivered); and (iv) be accompanied by a copy of Article 13 of the GBCC.
Within 10 days after the later of the effective date of the merger, or the date on which HSBI receives a payment demand, HSBI will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that HSBI estimates to be the fair value of those shares, plus accrued interest. The offer of payment will be accompanied by: (i) HSBI’s balance sheet as of the end of a fiscal year ending not more than 16 months before the offer of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of HSBI’s estimate of the fair value of the shares; (iii) an explanation of how any interest was calculated; (iv) a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and (v) a copy of Article 13 of the GBCC.
A dissenting shareholder choosing to accept HSBI’s offer of payment must do so by written notice to HSBI within 30 days after receipt of HSBI’s offer of payment. A dissenting shareholder not responding to that offer within the 30 day period will be deemed to have accepted the offer of payment. HSBI must make payment to each shareholder who accepts HSBI’s offer of payment (by written notice to HSBI within 30 days after receipt of HSBI’s offer) or is deemed to have accepted HSBI’s offer of payment (by failure to respond within said 30 days) within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of HSBI common stock.
If a dissenting shareholder believes the amount offered by HSBI under HSBI’s written offer of payment is less than the fair value of his shares or that the interest due is incorrectly calculated, the dissenting shareholder may notify HSBI in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due. The dissenting shareholder waives his or her right to demand payment and is deemed to have accepted HSBI’s offer unless he or she notifies the corporation in writing, within 30 days after HSBI’s offer, of his or her demand of some other estimate of the fair value of the shares and interest due thereon.
If a dissenting shareholder does not accept, within 30 days after HSBI’s offer, the estimate of fair value in payment for such shares and interest due thereon and demands payment of some other estimate of the fair value of the shares and interest due thereon, then HSBI, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must commence a proceeding in superior court of the county where its registered office is located to determine the rights of the dissenting shareholder and the fair value of his or her shares and accrued interest. If HSBI does not commence the proceedings within the 60 day period, then it must pay each dissenter whose demand remains unsettled the amount demanded by the dissenting shareholder.
In the event of a court proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against HSBI, except that the court may assess these costs against all or some of the dissenters in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the dissenters’ provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (i) against HSBI and in favor of any or all dissenters if the court finds HSBI did not substantially comply with the dissenters’ provisions; or (ii) against HSBI or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters’ provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against HSBI, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
HSBI shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of HSBI common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
Failure by a HSBI shareholder to follow the steps required by the GBCC for perfecting dissenters’ rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold HSBI common stock and are considering dissenting from the approval of the merger exercising your dissenters’ rights under the GBCC, you should consult your legal advisors.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF GEORGIA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Exchange of Shares in the Merger
The conversion of HSBI stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of HSBI common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for exchanging your shares of HSBI stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of HSBI Stock into Merger Consideration” below.
Listing of First Bancshares Common Stock
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of First Bancshares common stock issuable in connection with the merger be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of First Bancshares and HSBI have each unanimously approved the merger agreement, which provides for the merger of HSBI with and into First Bancshares, with First Bancshares as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, Heritage Southeast Bank, which is a Georgia state-chartered bank and a direct wholly owned subsidiary of HSBI, will merge with and into The First, a direct wholly owned subsidiary of First Bancshares, with The First as the surviving bank of such merger. The terms and conditions of the merger of The First and Heritage Southeast Bank are set forth in a separate merger agreement and plan of merger, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of The First and Heritage Southeast Bank may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of The First and Heritage Southeast Bank as the bank merger.
The merger agreement allows First Bancshares to change the structure of the merger at any time and without the approval of HSBI if and to the extent that First Bancshares reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount or kind of merger consideration to be provided under the merger agreement, (ii) materially impede or delay consummation of the merger, (iii) adversely affect the U.S. federal income tax treatment of HSBI shareholders in connection with the merger, or (iv) require submission to or the approval of HSBI shareholders after the HSBI merger proposal has already been approved by HSBI’s shareholders.
Closing and Effective Time of the Merger
The closing will take place immediately prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia by First Bancshares, (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which shall be within thirty days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with their terms.
We currently expect that the merger will be completed in the fourth quarter of 2022 or first quarter of 2023, subject to obtaining the requisite approvals from the shareholders of HSBI, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, First Bancshares and HSBI will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, the First Bancshares Articles and the First Bancshares Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Board Composition and Management of Surviving Company
Each of the officers and directors of First Bancshares immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the First Bancshares Articles and the First Bancshares Bylaws. First Bancshares has also agreed to evaluate and consider the current directorate of HSBI in good faith, and, upon completion of such evaluation, consider expanding the board of directors of First Bancshares by one position and appointing one current member of the board of directors of HSBI to serve as a director of First Bancshares following the merger.
Merger Consideration
Under the terms of the merger agreement, each share of HSBI common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.965, or the exchange ratio, shares of First Bancshares common stock. To the extent that any shares of HSBI stock are subject to vesting restrictions, such shares will fully vest upon the closing of the merger and will also be converted into receive 0.965, or the exchange ratio, shares of First Bancshares common stock.
If First Bancshares or HSBI change the number of shares of First Bancshares common stock or HSBI stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to First Bancshares common stock or HSBI stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give HSBI shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
All restricted stock awarded under the HSBI equity plans will fully vest at the closing of the merger and be converted automatically into a number of shares of First Bancshares common stock equal to the product (with the result rounded down to the nearest whole share) of (i) the number of restricted shares of HSBI common stock subject to such award multiplied by (ii) 0.965, with any fractional share being paid in cash in lieu thereof.
All stock options awarded under the HSBI equity plans will, automatically and without any action on the part of the holder of the stock option, be converted into the right to receive an amount of cash equal to the product of (A) the excess, if any, of (1) the product of (x) 0.965, multiplied by (y) $29.68, over (2) the per share exercise price of the HSBI stock option prior to the effective time of the merger, multiplied by (B) the number of shares of HSBI common stock subject to such HSBI stock option prior to the effective time (rounded up to the nearest whole cent).
Additionally, HSBI previously entered into supplemental executive retirement benefits agreements with certain individuals, which we refer to as the “SERP agreements”, pursuant to which part or all of the retirement benefit would be paid in the form of cash or shares of HSBI common stock. Prior to the execution of the merger agreement, all individual parties to the SERP agreements entered into termination agreements, pursuant to which their respective SERP agreements will be terminated at the effective time of the merger in exchange for a lump sum payment with regard to the cash-based retirement benefit. Pursuant to those termination agreements, all obligations to issue any shares of HSBI common stock will be terminated at the effective time of the merger, and each share of HSBI common stock that would otherwise be issuable under the applicable SERP agreement, whether vested or unvested, shall be converted into the right to receive 0.965 of a share of First Bancshares common stock, with any fractional share being paid in cash in lieu thereof.
The value of the shares of First Bancshares common stock to be issued to HSBI shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the First Bancshares common stock.
First Bancshares will not issue any fractional shares of First Bancshares common stock in the merger. Rather, HSBI shareholders who would otherwise be entitled to a fractional share of First Bancshares common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of First Bancshares common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of First Bancshares common stock on the NASDAQ Global Market for the ten trading days ending on the trading day immediately prior to the determination date. The determination date is defined as the date that is five days prior to the closing of the merger.
Procedures for Converting Shares of HSBI Stock into Merger Consideration
Exchange Agent
First Bancshares will designate a third party to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for HSBI shareholders for the purpose of receiving their HSBI stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, First Bancshares will deposit, or cause to be deposited, with the exchange agent the aggregate merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the aggregate merger consideration payable.
Transmittal Materials and Procedures
Promptly (but not more than five business days) after the effective time of the merger, First Bancshares will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of HSBI common stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of HSBI stock in exchange for the merger consideration. After the effective time of the merger, when a HSBI shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of HSBI common stock will be entitled to receive, (i) the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.
Surrender of HSBI Stock Certificates
The exchange agent will mail to each holder of record of HSBI common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of HSBI stock held by the shareholder.
Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of HSBI stock, accompanied by a properly completed letter of transmittal, a HSBI shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate or book-entry share will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to First Bancshares common stock after completion of the merger will be paid to the holder of any unsurrendered HSBI stock certificates or book-entry shares with respect to the shares of HSBI stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered HSBI stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of First Bancshares common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of First Bancshares common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of First Bancshares common stock issuable in exchange for that certificate or book-entry shares.

None of First Bancshares, the exchange agent or any other person will be liable to any former HSBI shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
In the event any HSBI stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by First Bancshares or the exchange agent, post a bond in such amount as First Bancshares or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
First Bancshares and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any HSBI shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of HSBI other than to settle transfers of HSBI stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of HSBI stock. The shares of First Bancshares common stock issued in accordance with the merger agreement upon conversion of the shares of HSBI stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of HSBI stock.
If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of First Bancshares that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of First Bancshares common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of First Bancshares and HSBI relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of First Bancshares and HSBI have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by First Bancshares and HSBI to each other primarily relate to:
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corporate organization, existence, power and authority;

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capitalization;

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corporate authorization to enter into the merger agreement and to consummate the merger;

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regulatory approvals and consents required in connection with the merger and the bank merger;

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the accuracy of financial statements and effectiveness of internal controls;

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absence of material adverse effect on each party since December 31, 2021;

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litigation and legal proceedings;

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compliance with laws and the absence of regulatory agreements;

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taxes and tax returns;

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absence of state takeover laws applicability;

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fees paid to financial advisors; and

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accuracy of the information supplied by each party for inclusion or incorporation by reference in this joint proxy statement/prospectus.

HSBI has also made representations and warranties to First Bancshares with respect to:
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material contracts;

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receipt of fairness opinion;

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employee benefit plans;

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labor and employee relations;

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environmental matters;

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investment portfolio;

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derivative transactions;

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loan portfolio;

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adequacy of allowances for loan losses;

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investment management and related activities;

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repurchase agreements;

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deposit insurance;

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regulatory compliance and information security;

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transactions with affiliates;

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real and personal property matters;

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intellectual properties;

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insurance policies; and

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transaction costs.

Definition of “Material Adverse Effect”
Certain representations and warranties of First Bancshares and HSBI are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either First Bancshares or HSBI, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
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changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

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changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

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changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

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public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

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any failure by HSBI or First Bancshares to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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changes in the trading price or trading volume of First Bancshares common stock or HSBI common stock (it being understood and agreed that the facts and circumstances giving rise to such change in trading price or trading volume that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

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the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel; and

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the impact of the “day one accounting” adjustments required to be made by HSBI pursuant to FASB ASC Topic 805 “Business Combinations”;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, First Bancshares and HSBI have agreed to certain restrictions on their activities until the effective time of the merger. First Bancshares has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. HSBI has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, HSBI has agreed that it will use commercially reasonable efforts to:
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preserve its business organization and assets intact;

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keep available to itself and First Bancshares the present services of the current officers and employees of HSBI and its subsidiaries;

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preserve for itself and First Bancshares the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

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continue all commercially reasonable collection efforts with respect to any delinquent loans.

First Bancshares has also agreed that until the effective time of the merger, it and its subsidiaries will not take any or knowingly fail to take any action that is intended or is reasonably likely to:
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prevent, delay or impair First Bancshares’ ability to consummate the merger or the transactions contemplated by the merger agreement;

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prevent, delay or impair The First’s ability to perform its obligations under the bank plan of merger; or

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agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement.

HSBI has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of First Bancshares, except as previously agreed to by the parties:
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Subject to certain exceptions related to the HSBI SERP agreements and the pledge of Heritage Southeast Bank stock to secure HSBI’s outstanding loan from First Tennessee Bank, N.A, (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the HSBI stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as permitted in the merger agreement, accelerate the vesting of any existing warrants, options or other rights, or (iii) except as permitted in the merger agreement or pursuant to a net settlement to cover exercise price and/or tax withholding, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

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make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, for dividends from wholly owned subsidiaries to HSBI;

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enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of HSBI or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 10% for any individual or 4% in the aggregate for all employees of HSBI or its subsidiaries, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, or (iv) as previously disclosed to First Bancshares;

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hire any person as an employee of HSBI or any of its subsidiaries, except for at-will employment at an annual base salary not to exceed the lesser of $125,000 and 110% of the base salary of the former employee to fill vacancies that may arise from time to time in the ordinary course of business;

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enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with First Bancshares, (ii) to satisfy contractual obligations existing as of the date of the merger agreement and as previously disclosed to First Bancshares, (iii) as previously disclosed to First Bancshares, or (iv) as may be required pursuant to the terms of the merger agreement) any HSBI benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HSBI or any of its subsidiaries;

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take action to accelerate the vesting of any shares of restricted HSBI stock (except as previously disclosed to First Bancshares);

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors except in certain circumstances;

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except in the ordinary course of business or as previously disclosed to First Bancshares, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to HSBI or any of its subsidiaries;

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acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any substantial portion of the assets, debt, business, deposits or properties of all other entity or person, except for purchases specifically approved by First Bancshares;

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make any capital expenditures in amounts exceeding $100,000 individually, or $500,000 in the aggregate, provided that First Bancshares shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) business days of its receipt of a written request from HSBI;

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amend the HSBI Articles or the HSBI Bylaws or any equivalent documents of HSBI’s subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

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except as previously disclosed to First Bancshares, enter into, amend, modify, terminate, extend, or waive any material provision of, any HSBI material contract (or any contract that would be an HSBI material contract if it were in effect on the date of the agreement), material lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers or changes not materially adverse to HSBI or any of its subsidiaries, except, in all such cases, as reasonably requested by First Bancshares;

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other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HSBI or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by HSBI or any of its subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of HSBI or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations;

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(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

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enter into any derivative transaction other than pursuant to customer hedging program activity consistent with past practice and in a value not to exceed $5,000,000;

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except as previously disclosed to First Bancshares, incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;
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(i) other than in accordance with HSBI’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, or (ii) change the classification method for any of the HSBI investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in specified accounting literature;

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make any material changes to deposit pricing other than such changes made in the ordinary course of business or consistent with peer financial institutions, taking into account changes in interest rates after the date of the merger agreement;

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except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and disclosed to First Bancshares, (i) make, increase, or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by HSBI or any of its subsidiaries to such borrower or its affiliates, would be in excess of $150,000, in the aggregate, (B) loan secured by other than a first lien in excess of $750,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,250,000, (E) any loan that is not made in conformity with HSBI’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, (F) any secured loan in excess of $5,000,000, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced and inclusive of any government guaranteed loans), would result in the aggregate outstanding loans to any borrower of HSBI or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) being in excess of $5,000,000, (ii) renew or extend any loan or extension of credit outstanding as of the date hereof with a principal balance in excess of $10,000,000, (iii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iv) acquire any servicing rights, or, except for SBA guaranteed loans sold in the ordinary course of business, sell or otherwise transfer any loan where HSBI or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by HSBI or its subsidiaries;

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except as required by applicable law, make or change any tax election, file any amended tax return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local law) with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file or surrender any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or fail to timely pay any taxes (including estimated taxes) or fail to file any tax returns that become due;

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commit any act or omission which constitutes a material breach or default by HSBI or any of its subsidiaries under any agreement with any governmental authority or under any HSBI material contract, material lease or material license to which HSBI or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

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foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;
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take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair HSBI’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

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directly or indirectly repurchase, redeem or otherwise acquire any shares of HSBI capital stock or any securities convertible into or exercisable for any shares of HSBI capital stock, except that HSBI may repurchase, redeem or otherwise acquire shares of HSBI stock in connection with the payment of the withholding taxes owed by a holder of a HSBI restricted share upon the vesting of a HSBI restricted share, except that HSBI may repurchase, redeem or otherwise acquire shares of HSBI common stock in connection with the payment of the withholding taxes owed by a holder of restricted shares of HSBI common stock upon the vesting of such restricted shares or upon the settlement of the HSBI SERP termination agreements;

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except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by First Bancshares;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law; or

•
take any action that is intended or is reasonably likely to result in either the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code.

HSBI has also agreed to cause to be delivered to First Bancshares resignations of all the directors of HSBI and its subsidiaries to be effective as of the effective time of the merger.
Regulatory Matters
First Bancshares and HSBI agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. First Bancshares has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
First Bancshares and HSBI and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require First Bancshares or any of its subsidiaries or HSBI or any of its subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to HSBI) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of First Bancshares, HSBI, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).

First Bancshares and HSBI will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of First Bancshares or HSBI to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, First Bancshares and HSBI agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
NASDAQ Listing
First Bancshares has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
General
Following the effective time of the merger, First Bancshares must maintain employee benefit plans and compensation opportunities for those persons who are full-time employees of HSBI and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of First Bancshares or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of First Bancshares or its subsidiaries). First Bancshares shall give the covered employees credit for their prior service with HSBI and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by First Bancshares in which covered employees may be eligible to participate.
With respect to any First Bancshares health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year in which the covered employee is first eligible to participate, First Bancshares or its applicable subsidiary must use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the HSBI benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (2) recognize any health, dental, vision or other welfare expenses incurred by such covered employee and his or her covered dependents in the year that includes the closing date (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out of pocket expense requirements under any such health, dental, vision or other welfare plan.
Employees of HSBI (other than those who will enter into termination agreements with First Bancshares and/or The First in connection with the transaction) who (i) become employees of The First Bancshares or The First at the effective time of the merger and (ii) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service with HSBI and the employees’ weekly rate of pay.
Prior to the effective time of the merger, HSBI will effectuate the termination or discontinuation of certain benefits plans maintained by HSBI, as requested by First Bancshares.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that, for a period of six years after the effective time of the merger, First Bancshares shall indemnify and hold harmless the present and former directors and officers of HSBI and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for HSBI or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of HSBI in effect as of the date of the merger agreement to the extent permitted by applicable law. First Bancshares will also advance expenses in connection with such indemnification.
For a period of six years after the effective time of the merger, First Bancshares will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of HSBI or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by HSBI; provided, however, that: (i) if First Bancshares is unable to obtain or maintain the directors’ and officers’ liability insurance, then First Bancshares will provide as much comparable insurance as is reasonably available, and (ii) officers and directors of HSBI or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. First Bancshares will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by HSBI for director and officer insurance in effect as of the date of this Agreement.
First Bancshares has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of First Bancshares and its subsidiaries will assume the obligations of indemnification under the merger agreement.
No Solicitation
HSBI has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of HSBI or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than First Bancshares) any information or data with respect to HSBI or any of its subsidiaries in connection with a potential acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HSBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving HSBI or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of HSBI or any of its subsidiaries, constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of HSBI; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of HSBI or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of HSBI or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to HSBI special meeting, HSBI may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if (i) HSBI receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the HSBI board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable law, (iii) HSBI has provided First Bancshares with at least three business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to HSBI or any of its subsidiaries or otherwise relating to an acquisition proposal, HSBI receives from such person a confidentiality agreement with terms no less favorable to HSBI than those contained in the confidentiality agreement with First Bancshares. HSBI must promptly provide to First Bancshares any non-public information regarding HSBI or any of its subsidiaries provided to any other person which was not previously provided to First Bancshares, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and HSBI or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding HSBI stock or more than 50% of the assets of HSBI and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of HSBI), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of HSBI reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by First Bancshares in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of HSBI from a financial point of view than the merger.
HSBI must promptly (and in any event within 48 hours) notify First Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HSBI or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). HSBI has agreed that it will keep First Bancshares informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of HSBI nor any committee thereof shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to First Bancshares or publicly propose to withdraw, modify, or qualify in any manner adverse to First Bancshares) the HSBI recommendation, or the determination of the advisability to its shareholders of the approval of the merger agreement and the transactions contemplated by the merger agreement (including the merger); (ii) adopt, approve or publicly recommend, endorse or otherwise declare advisable any acquisition proposal; (iii) fail to include the HSBI recommendation in whole or in part in the proxy statement prospectus or any filing or amendment or supplement relating thereto; (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced; (v) fail to reaffirm the HSBI recommendation within three business days following a request by First Bancshares, or make any statement, filing or release, in connection with the HSBI meeting or otherwise, inconsistent with the HSBI recommendation; or (vi) resolve to do any of the foregoing.
Notwithstanding the foregoing, prior to the receipt of the requisite HSBI shareholder approval, the board of directors of HSBI may withdraw, qualify, amend or modify the HSBI recommendation (“HSBI subsequent determination”) or cause or permit HSBI to terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal after the fifth business day following First Bancshares’ receipt of a notice (the “notice of superior proposal”) from HSBI advising First Bancshares that the board of directors of HSBI has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of HSBI has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to HSBI’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by First Bancshares (the “notice period”), HSBI and the board of directors of HSBI shall have cooperated and negotiated in good faith with First Bancshares to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable HSBI to proceed with the HSBI recommendation in favor of the merger with First Bancshares without a HSBI subsequent determination; provided, however, that First Bancshares does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Bancshares since its receipt of such notice of superior proposal, the board of directors of HSBI has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, HSBI is required to deliver a new notice of superior proposal to First Bancshares and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.
Conditions to Completion of the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
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the required approval by the shareholders of HSBI and less than 10% of the issued and outstanding shares of HSBI stock exercising dissenters’ rights;

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the required approval by the shareholders of First Bancshares;

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the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions (as such term is defined in the merger agreement);

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the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

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the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act, and the approval for listing on NASDAQ of the First Bancshares’ common shares stock to be issued in connection with the transactions contemplated in the merger agreement;

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the receipt of opinions from Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP that the merger qualifies as a reorganization under Section 368(a) of the Code;

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the accuracy, subject to varying degrees of materiality, of First Bancshares’ and HSBI’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

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performance in all material respects by First Bancshares and HSBI of their respective obligations under the merger agreement;

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the Plan of Bank Merger is executed and delivered;

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the receipt of certain third-party consents, waivers and terminations, including in respect of the termination of certain agreements between HSBI and its investors; and

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the absence of any event which has resulted in a material adverse effect on the other party, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other party.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination
The merger agreement may be terminated at any time prior to the effective time of the merger:
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by mutual written consent of First Bancshares and HSBI;

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by First Bancshares or HSBI if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

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by First Bancshares or HSBI if the approval of the shareholders of HSBI or First Bancshares is not obtained;

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by First Bancshares or HSBI in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

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by First Bancshares or HSBI if the merger is not consummated on or before April 30, 2023, subject to automatic extension to July 31, 2023 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

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by First Bancshares if HSBI materially breaches its covenant not to solicit other offers;

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by First Bancshares if HSBI withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

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by First Bancshares if HSBI fails to properly call, give notice of, and commence a meeting of shareholders to vote on the merger;

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by First Bancshares if HSBI approves or recommends an acquisition proposal;

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by First Bancshares if HSBI fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by First Bancshares or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by First Bancshares;

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by HSBI if First Bancshares materially breaches its obligations to properly call, give notice of, and commence a meeting of shareholders to vote on the merger or if the board of directors of First Bancshares fails to recommend that the shareholders of First Bancshares approve the merger and issuance of shares of First Bancshares common stock in connection with the merger;

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by HSBI if (i) the average closing price of First Bancshares common stock over the 10 trading days preceding the date that is five days prior to the closing date is less than $23.74, and (ii) the decline in the price of First Bancshares common stock (as measured by the average closing price divided by $29.68) is more than 20% greater than the decline in the KBW Regional Banking Index (KRX) (as measured by dividing the average closing price of the KBW Regional Banking Index over the 10 trading days preceding the date that is five days prior to the closing date by $116.02); provided, however, that First Bancshares has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement; or

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by HSBI if HSBI’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if HSBI pays to First Bancshares the $8,000,000 termination fee.

Termination Fee
HSBI will pay First Bancshares a termination fee equal to $8,000,000 in the event of any of the following:
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First Bancshares terminates the merger agreement because: (i) HSBI materially breached its covenant not to solicit other offers; (ii) HSBI withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) HSBI failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) HSBI approved or recommended an acquisition proposal; (v) HSBI failed to publicly recommend against a publicly announced acquisition proposal within five (5) business days of being requested to do so by First Bancshares or failed to publicly reconfirm its recommendation to its shareholders within (3) business days of being requested to do so by First Bancshares; or (vi) HSBI resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

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in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of HSBI or has been made directly to HSBI’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) First Bancshares or HSBI because the requisite HSBI shareholder approval was not obtained or (B) First Bancshares because of HSBI’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) within 12 months of such termination, HSBI enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above);

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HSBI terminates the merger agreement after following the requisite procedures in the merger agreement for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
A termination of the merger agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of the merger agreement giving rise to such termination or resulting from fraud or any willful and material breach. Notwithstanding the foregoing, the parties have agreed that if HSBI pays or causes to be paid to First Bancshares the termination fee in accordance with the merger agreement, HSBI (or any successor in interest of HSBI) will not have any further obligations or liabilities to First Bancshares with respect to the merger agreement or the transactions contemplated by it.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the HSBI special meeting no amendment may be made which by law requires further approval by the shareholders of First Bancshares or HSBI without obtaining such approval.
Expenses
All expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby, including fees and expenses of financial consultants, accountants and counsel, will be paid by the party incurring the expenses. Nothing in the merger agreement limits either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of the merger agreement.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreements
HSBI Voting Agreements
In connection with, and as a condition to, First Bancshares entering into the merger agreement, each of the directors of HSBI and Heritage Southeast Bank entered into a voting agreement with First Bancshares. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A-1 to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the HSBI special meeting (in person or by proxy) and to vote his or her shares of HSBI common stock:
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in favor of adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

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in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement and the merger;

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against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HSBI contained in the merger agreement;

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against any acquisition proposal other than the merger; and

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against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each shareholder party to a voting agreement will not:
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directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of HSBI common stock; and

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take any actions that HSBI is prohibited from taking by the non-solicitation provisions in the merger agreement.

The voting agreements will automatically terminate upon the earlier of (i) the effective date of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any of the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) two years from the date the voting agreements are executed.
As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [           ] shares of HSBI common stock, which represented approximately [      ]% of the shares of HSBI common stock outstanding on that date.
First Bancshares Voting Agreements
In connection with, and as a condition to, HSBI entering into the merger agreement, each of the directors of First Bancshares and The First entered into a voting agreement with HSBI. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A-2 to the merger agreement attached as Annex A to this document.
Pursuant to the voting agreements, each party to a voting agreement has agreed to appear at the First Bancshares special meeting (in person or by proxy) and to vote his or her shares of First Bancshares common stock:
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in favor of adoption and approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

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in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the merger agreement and the merger;

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against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Bancshares contained in the merger agreement;

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against any acquisition proposal other than the merger; and

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against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each shareholder party to a voting agreement will not directly or indirectly sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of such shareholder’s shares of First Bancshares common stock.
The voting agreements will automatically terminate upon the earlier of (i) the effective date of the merger, (ii) the amendment of the merger agreement in any manner that materially and adversely affects any of the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) two years from the date the voting agreements are executed.
As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [           ] shares of First Bancshares common stock, which represented approximately [      ]% of the shares of First Bancshares common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to First Bancshares entering into the merger agreement, each of the directors of HSBI and Heritage Southeast Bank entered into a non-competition and non-disclosure agreements with First Bancshares. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.
Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
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from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of HSBI for any purpose for so long as such information remains confidential information or a trade secret, except as required by law;

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for a period of two years following the closing the merger, on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of First Bancshares, The First, HSBI or Heritage Southeast Bank.

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for a period of one year following the closing of the merger, on such director’s own behalf or on behalf of others, not solicit or attempt to solicit any customers of First Bancshares, The First, HSBI or Heritage Southeast Bank, including actively sought prospective customers of Heritage Southeast Bank as of the effective time of the merger; and

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, or (ii) two years after the effective date of the merger.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each director of HSBI and Heritage Southeast Bank executed a claims letter with First Bancshares. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.

Pursuant to the claims letter, each director of HSBI and Heritage Southeast Bank released and discharged, effective upon the consummation of the merger, HSBI and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including First Bancshares and The First), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of HSBI or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation and related benefits for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of HSBI or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by Heritage Southeast Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of HSBI or any of its subsidiaries, claims in his or her capacity of a shareholder of HSBI and claims as a holder of any check issued by any other depositor of Heritage Southeast Bank; (iii) any claims that the director may have under the merger agreement; or (iv) any right to indemnification that the director may have under the HSBI Articles of HSBI Bylaws or similar documents or any of its subsidiaries, Georgia law or the merger agreement.
Lock-Up Agreements
At the time of the execution of the merger agreement, one HSBI shareholder entered into a lock-up agreement with First Bancshares, pursuant to which such HSBI shareholder has agreed, with certain exceptions, not enter into any agreement to offer, pledge, sell, swap, hedge, grant any option or right, or otherwise transfer any of the shares of First Bancshares common stock to be received by such shareholder for a period of 90-days following the effective time of the merger.

THE COMPANIES
The First Bancshares, Inc.
First Bancshares was incorporated in Mississippi on June 23, 1995 and serves as the bank holding company for The First, headquartered in Hattiesburg, Mississippi. First Bancshares is a registered bank holding company. As of June 30, 2022, First Bancshares had consolidated assets of approximately $6.0 billion, loans of $3.1 billion, deposits of $5.3 billion, and shareholders’ equity of $560 million. As of June 30, 2022, First Bancshares operated 87 full-service branches, one limited-service drive-in facility, and two loan production offices in Mississippi, Alabama, Louisiana, Georgia and Florida. The First’s deposits are insured by the FDIC. On August 1, 2022, First Bancshares completed its acquisition of Beach Bancorp, Inc. and its banking subsidiary, Beach Bank, which resulted in the addition of seven branches in Florida. As of June 30, 2022, Beach Bancorp, Inc. had consolidated assets of approximately $619 million in assets, loans of $485 million, and deposits of $486 million.
First Bancshares is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
First Bancshares and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board and the Mississippi Department of Banking and Consumer Finance, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
First Bancshares’ headquarters are located at 6480 U.S. Hwy, 98 West, Hattiesburg, Mississippi 39402, and its telephone number is (601) 268-8998. First Bancshares’ website can be found at www.thefirstbank.com. The contents of First Bancshares’ website are not incorporated into this joint proxy statement/prospectus.
For more information about First Bancshares’ business, see “Where You Can Find More Information” below.
Heritage Southeast Bancorporation, Inc.
General
HSBI serves as the bank holding company for Heritage Southeast Bank, headquartered in Jonesboro, Georgia. HSBI is a registered bank holding company. As of June 30, 2022, HSBI had consolidated assets of approximately $1.7 billion, loans of $1.1 billion, deposits of $1.5 billion, and shareholders’ equity of $150 million. As of June 30, 2022, Heritage Southeast Bank has 22 full-service branches in Georgia and one full-service branch in Florida. Heritage Southeast Bank’s deposits are insured by the FDIC. Heritage Southeast Bank operates through three divisions: Heritage Bank, The Heritage Bank and Providence Bank.
HSBI was organized as a Georgia corporation in 1994 under the name CCF Holding Company, and was renamed Heritage Southeast Bancorporation, Inc. in 2019 in connection with the combination of CCF Holding Company, Heritage Bancorporation, Inc. and Providence Bank.
Heritage Southesat Bank is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, safe deposit services and brokerage services.
HSBI and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, the FDIC and the Georgia Department of Banking and Finance, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

HSBI’s headquarters are located at 101 North Main Street, Jonesboro, GA 30236, an its telephone number is (770) 824-9934.
HSBI’s website can be found at www.myhsbi.com. The contents of HSBI’s website are not incorporated into this joint proxy statement/prospectus.
Employees
As of June 30, 2022, Heritage Southeast Bank employed 263 full-time employees and 14 part-time employees. The employees are not represented by a collective bargaining unit. Heritage Southeast Bank considers relations with employees to be good.
Properties
The main office of HSBI is located at 101 North Main Street, Jonesboro, Georgia 30236. Heritage Southeast Bank has 22 full-service branches in Georgia and one full-service branch in Florida.
Legal Proceedings
Heritage Southeast Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Heritage Southeast Bank which, if determined adversely, would have a material adverse effect on Heritage Southeast Bank’s financial position, liquidity, or results of operations.
Competition
Heritage Southeast Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Heritage Southeast Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Heritage Southeast Bank does not currently provide. In addition, many of Heritage Southeast Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Heritage Southeast Bank’s operations.
Management
Directors.   The Boards of Directors of HSBI are comprised of the individuals listed below. The directors of HSBI are divided into three classes, and each class serves a three year term expiring at the third succeeding annual meeting applicable to each class and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of HSBI.

HSBI Board of Directors
Name	Principal Occupation
Ken Lehman	Chairman, Heritage Southeast Bank and HSBI, Private Investor
Leonard Moreland	CEO, HSBI, and Chief Executive Officer of Heritage Southeast Bank
Brad Serff	President and Chief Banking Officer of Heritage Southeast Bank
David Rupp	Chief Executive Officer of Movement Bank
John Presley	Principal, Presley Consulting
Jeff Arnold	Attorney
John Mansour	Pharmacist
Roy Hall	Retired CPA
Executive Officers.   The following sets forth information regarding the executive officers of HSBI and Heritage Southeast Bank. The officers of HSBI and Heritage Southeast Bank serve at the pleasure of their respective Board of Directors.
Name	Principal Occupation
Leonard Moreland	CEO, HSBI, and Chief Executive Officer of Heritage Southeast Bank
Phil Resch	Executive Vice President and Chief Financial Officer
Paul Hoerig	Executive Vice President and Chief Credit & Risk Officer
Brad Serff	President and Chief Banking Officer of Heritage Southeast Bank
Kathy Zovlonsky	Executive Vice President and Chief Administration Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HERITAGE SOUTHEAST BANCORPORATION, INC.
In this section, unless the context suggests otherwise, references to “we,” “us,” and “our” mean the combined business of Heritage Southeast Bancorporation Inc. (“Heritage”) and its wholly-owned subsidiary, Heritage Southeast Bank.
The following discussion and analysis of Heritage’s consolidated financial condition at June 30, 2022, compared to December 31, 2021, and results of operations for the three and six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020 should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this joint proxy statement/prospectus. Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate trends in operations or results of operations for any future periods.
Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 21 of this joint proxy statement/prospectus.
Overview
Heritage Southeast Bancorporation, Inc., headquartered in Jonesboro, Georgia, is the bank holding company for Heritage Southeast Bank, a Georgia state-chartered bank, which operates as Heritage Bank, Providence Bank, and The Heritage Bank.
We offer a range of lending services, including consumer, real estate and commercial loans to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in our market areas, with a branch network in metro Atlanta, southeast Georgia, and Jacksonville, Florida. Our product line includes residential mortgage loans, commercial loans and commercial real estate loans and a variety of commercial and consumer deposit products, including non-interest bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a network of ATMs for our customers.
COVID-19 Pandemic
Our historically careful underwriting practices and diverse loan portfolio has helped minimize the adverse impact of the COVID-19 pandemic on Heritage. In addition, the combination of the vaccine rollout, government stimulus payments, and reduced spending during the pandemic are likely contributing factors mitigating the impact of the pandemic on our business, financial condition, results of operations, and our customers as of June 30, 2022. While vaccine availability and uptake has increased, the longer term macro-economic effects on global supply chains, inflation, labor shortages and wage increases continue to impact many industries. The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including new COVID-19 cases, hospitalizations and deaths leading to additional government imposed restrictions; refusals to receive the vaccine along with concerns related to new strains of the virus; supply chain issues remaining unresolved longer than anticipated; labor shortages and wage increases continuing to impact many industries; consumer confidence and spending falls; and rising geopolitical tensions. Given the ongoing and dynamic nature of the circumstances surrounding the pandemic, it is difficult to predict its future adverse financial impact on us, although we expect to continue to be impacted by the pandemic throughout the remainder of 2022.
Critical Accounting Estimates
Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgements, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.
Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for loan losses, valuation of deferred tax assets and the fair value of purchase accounting adjustments to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included in this joint proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements.
Allowance for loan losses
We maintain the allowance for loan losses, or allowance, at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Determining the allowance is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses based on risk characteristics of loans and consideration of other qualitative factors, all of which may be susceptible to significant change. In addition, events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause the allowance to be overstated or understated. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for loan losses charged to earnings, which increases the allowance. In determining the provision for loan losses, management monitors fluctuations in the allowance for loan losses resulting from actual charge-offs and recoveries and reviews the size and composition of the loan portfolio in light of current and anticipated economic conditions.
Income Taxes
The assessment of income tax assets and liabilities involves the use of estimates, assumptions, interpretation, and judgment concerning certain accounting pronouncements and federal and state tax codes. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment, the impact of which could be significant to the results of operations and reported earnings.
We file federal and a state income tax returns. Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax law rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income tax expense. Valuation allowances are established when it is more likely than not that a portion of the full amount of the deferred tax asset will not be realized. In assessing the ability to realize deferred tax assets, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies. We may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Penalties related to unrecognized tax benefits are classified as income tax expense.

Business Combinations
We account for transactions that meet the definition of a purchase business combination by recording the assets acquired and liabilities assumed at their fair value upon acquisition. Intangible assets, indemnification contracts and contingent consideration are identified and recognized individually. If the fair value of the assets acquired exceeds the purchase price plus the fair value of the liabilities assumed, a bargain purchase gain is recognized. Conversely, if the purchase price plus the fair value of the liabilities assumed exceeds the fair value of the assets acquired, goodwill is recognized.
Accounting for Acquired Loans
We record purchased loans at fair value at the date of acquisition based on a discounted cash flow methodology that considers various factors, including the type of loan and related collateral, classification status, whether the loan has a fixed or variable interest rate, its term and whether or not the loan was amortizing, and our assessment of risk inherent in the cash flow estimates. These cash flow evaluations are inherently subjective as they require material estimates, all of which may be susceptible to significant change. Purchased loans are segregated into two categories upon purchase: (1) loans purchased without evidence of deteriorated credit quality since origination, referred to as purchased non-credit impaired (“non-PCI”) loans, and (2) loans purchased with evidence of deteriorated credit quality since origination for which it is probable that all contractually required payments will not be collected, referred to as purchased credit impaired (“PCI”) loans.
Loans acquired in a business combination, with respect to which there is evidence of credit deterioration since origination and it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for PCI loans. For each acquisition, we have aggregated the PCI loans into pools of loans with common risk characteristics. Over the life of these acquired loans, we continue to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. For each pool of loans, we estimate cash flows expected to be collected over the remaining life of the pool’s loans, based on assumptions about yields, prepayments and magnitude and timing of credit losses, and discount those cash flows to present value using effective interest rates to calculate the carrying value. The difference between our carrying value in the loans and our estimates of cumulative lifetime undiscounted expected cash flows represents the accretable yield. The accretable yield represents the amount we expect to recognize as interest income over the remaining life of the loans. The difference between the cash flows that our customers legally owe us under the contractual terms of their loan agreements and our cumulative lifetime expected cash flows represents the nonaccretable difference. The nonaccretable difference of a pool is a measure of the expected credit loss, prepayments and other factors affecting expected cash flows for that pool.
Each quarter, we estimate the expected cash flows for each pool or specifically reviewed loan and evaluate whether the present value of future expected cash flows for each pool or loan has decreased below its carrying value and, if so, we recognize a provision for credit loss in our consolidated statement of operations for that pool or loan and appropriately adjust the amount of accretable yield. The expected cash flows are estimated based on factors which include loan grades established in our ongoing credit review program, past due status, likelihood of default based on observations of specific loans during the credit review process as well as applicable industry data, loss severity based on updated evaluation of cash flow from available collateral, and the contractual terms of the underlying loan agreement. For any pool or loan where the present value of our most recent estimate of future cumulative lifetime cash flows has increased above its recorded investment, we transfer appropriate estimated cash flows from non-accretable difference to accretable yield, which is then recognized in income first in the reversal of any impairment, then on a prospective basis through an increase in the pool’s or individual loan yield over its remaining life.
Results of Operations
General
Our results of operations depend substantially on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of interest income on loans, investment securities and other short-term investments, as well as accretion income on purchased loans, and interest expense on interest-bearing liabilities, consisting primarily of deposits and borrowings. Our results of operations are also dependent on our generation of non-interest income, consisting primarily of income from service charges on deposit accounts, interchange and ATM fees, wealth management advisory fees, gains on sales of SBA loans and mortgage banking activities. Other factors contributing to our results of operations include our provisions for loan losses, income taxes, and non-interest expenses, such as salaries and employee benefits, occupancy, amortization of intangible assets and other operating costs.
We had net income of $3.3 million for the second quarter of 2022, compared to $2.9 million for the second quarter of 2021. The $460,000 increase in net income for the second quarter of 2022, compared to the same period in 2021, was primarily due to higher net interest income. We had net income of $7.2 million for both the six months June 30, 2022 and 2021.
We had net income of $13.8 million for the year ended December 31, 2021, compared to $4.4 million for the year ended December 31, 2020. The $9.4 million increase in net income for the year ended December 31, 2021, compared to the year ended 2020, was primarily due to a $9.4 million reduction in our provision for loan losses in 2021. Our provision for credit losses in 2020 considered the forecasted impact of COVID-19 and related uncertainty. The decrease in provision expense for 2021 reflected improved economic conditions in 2021 and the projected impact of the COVID-19 pandemic on our future loan losses was anticipated to be less than our prior projections.
Net Interest Income
Net interest income, representing interest income less interest expense, is a significant contributor to our revenues and earnings. We generate interest income from interest and dividends on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits and other borrowings. To evaluate net interest income, we measure and monitor (a) yields on our loans and other interest-earning assets, (b) the costs of our deposits and other funding sources, (c) our net interest spread and (d) our net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources.
Interest earned on our loan portfolio is the largest component of our interest income. Our originated and purchased non-credit impaired loan (“non-PCI”) portfolios are presented at the principal amount outstanding net of deferred origination fees and unamortized discounts and premiums. Interest income is recognized based on the principal balance outstanding and the stated rate of the loan. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Non-PCI loans acquired through our acquisitions were initially recorded at fair value. Discounts or premiums created when the loans were recorded at their estimated fair values at acquisition are being accreted over the remaining term of the loan as an adjustment to the related loan’s yield.
The performance of loans within our purchased credit impaired (“PCI”) portfolio impacts interest income as the remaining discounts and proceeds received in excess of expected cash flow are realized in interest income when these loans are closed through payoff, charge off, workout, sale or foreclosure. At acquisition, the expected shortfall in future cash flows on our PCI portfolio, as compared to the contractual amount due, was recognized as a non-accretable discount. Any excess of expected cash flows over the acquisition date fair value is known as the accretable discount, and is recognized as accretion income over the life of each pool or individual PCI loan. Expected cash flows over the acquisition date fair value are re-estimated quarterly utilizing the same cash flow methodology used at the time of acquisition. Any subsequent decreases to the expected cash flows will generally result in a provision for credit losses charge in the consolidated statements of income. Conversely, subsequent increases in expected cash flows result in a transfer from the non-accretable discount to the accretable discount, which has a positive impact on accretion income prospectively.
Our net interest income can be significantly influenced by a variety of factors, including overall loan demand, economic conditions, credit risk, the amount of nonearning assets including nonperforming loans and OREO, the amounts of and rates at which assets and liabilities reprice, variances in prepayment of loans and securities, early withdrawal of deposits, exercise of call options on borrowings or securities, a general rise or decline in interest rates, changes in the slope of the yield-curve, and balance sheet growth or contraction.
Quarter Ended June 30, 2022 and 2021
Our net interest income was $13.2 million for the second quarter of 2022, an increase of $478,000, from the same period in 2020. This increase was primarily attributable to increases in income on loans, investment securities, deposits with other banks and a decrease in interest expense, partially offset by a $910,000 decrease in PPP loan income.
Average earning assets for the second quarter of 2022 were $1.6 billion, reflecting an increase of $70.2 million, or 4.6%, compared to the second quarter of 2021. Total average loans totaled $1.1 billion in the second quarter of 2022, which reflected an increase of $22.9 million compared to the second quarter of 2021. All loan segments contributed to the growth in average loan balances. For the second quarter of 2022, the yield on average loans decreased to 4.79%, compared to the yield on average loans of 5.10% for the second quarter of 2021. Securities reflected an increase in interest income year over year, due to growth in volume and improved yield on portfolio. Total average securities for the second quarter of 2022 increased $35.5 million from the second quarter of 2021. The yield on average securities improved to 1.28% for the second quarter of 2022 up from 0.91% in the second quarter of 2021.
Average interest-bearing liabilities increased $13.6 million, or 1.3% in the second quarter of 2022 from the second quarter of 2021. In addition, we experienced growth in average noninterest bearing deposits of $39.5 million, compared to the second quarter of 2021, as reductions in market interest rates over the past year have provided less incentive to maintain funds in interest bearing deposits.
Our net interest margin was 3.34% for the second quarter of 2022, compared to 3.37% for the second quarter of 2021, a decrease of 3 basis points. Loan yields were down 31 basis points which was partially offset by improved performance in the investment portfolio, higher interest received from deposits in banks, lower cost on interest bearing deposits and a higher level of demand deposits.
Excluding the impact of our PPP lending, the net interest margin was up 5 basis points in the second quarter of 2022 as compared to second quarter of 2021 (3.31% versus 3.26%).
The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of liabilities for the periods presented. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.
	For the Three Months Ended June 30, 2022			For the Three Months Ended June 30, 2021
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest earning assets:
Loans, excluding PPP	$1,092,048	$12,939	4.75%	$993,380	$12,592	5.08%
PPP loans	1,521	114	30.15%	77,291	1,024	5.32%
Total loans(1)	1,093,569	13,053	4.79%	1,070,671	13,616	5.10%
Investment securities	204,316	654	1.28%	168,884	376	0.91%
Deposits with banks	288,146	593	0.83%	276,318	79	0.11%
Total interest-earning assets	1,586,031	14,300	3.62%	1,515,873	14,071	3.72%
Other assets	124,825			141,872
Total assets	1,710,856			1,657,745

	For the Three Months Ended June 30, 2022			For the Three Months Ended June 30, 2021
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest-bearing liabilities:
Deposits:
NOW accounts	280,090	42	0.06%	272,642	47	0.07%
Money market and savings	462,612	168	0.14%	427,499	151	0.14%
Time deposits	216,435	455	0.84%	257,303	645	1.01%
Total deposits	959,137	665	0.28%	957,444	843	0.35%
Repurchase agreements	24,688	9	0.15%	12,914	6	0.20%
Other borrowings	44,150	421	3.83%	25,676	205	3.20%
Subordinated debt	—	—		18,309	290	6.36%
Total interest-bearing liabilities	1,027,975	1,095	0.43%	1,014,343	1,344	0.53%
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	526,808			487,335
Other liabilities	6,319			8,653
Shareholders’ equity	149,754			147,414
Total liabilities and shareholders’ equity	$1,710,856			$1,657,745
Net interest income		$13,205			$12,727
Net interest spread			3.19%			3.19%
Net interest margin			3.34%			3.37%

(1)
Includes non-accruing loans.

Six Months Ended June 30, 2022 and 2021
Our net interest income was $25.5 million for the six months ended June 30, 2022, an increase of $34,000, from the same period in 2021. This increase was due to higher interest income received on balances held with banks, improved investment securities income and lower interest expense. These favorable variances were partly offset by lower interest on loans (principally PPP).
Average earning assets for the first six months of 2022 were $1.6 billion, reflecting an increase of $81.5 million, or 5.5%, compared to the same six months of 2021. Total average loans totaled $1.1 billion in the first half of 2022, up $7.8 million when compared to the same period of 2021. For the first six months of 2022, the yield on average loans decreased to 4.77%, compared to the yield on average loans of 5.14% for the same period of 2021. Securities reflected an increase in interest income period over period, due to growth in volume and improved yield on the portfolio. Total average securities for the first half of 2022 increased $28.5 million from the same period of 2021. The yield on average securities improved to 1.40% for the first six months of 2022 up from 1.03% in the same period of 2021.
Average interest-bearing liabilities increased $13.6 million, or 1.3% in the first half of 2022 from the same period of 2021. In addition, we experienced growth in average noninterest bearing deposits of $50.3 million, compared to the first six months of 2021.
Our net interest margin was 3.29% for the first half of 2022, compared to 3.47% for the six months ended June 30, 2021, a decrease of 18 basis points. Loan yields were down 37 basis points which was partially offset by improved performance in the investment portfolio, higher interest received on deposits with banks, lower cost on interest bearing deposits and a higher level of demand deposits.
Excluding the impact of our PPP lending, the net interest margin was up 7 basis points in the first half of 2022 as compared to the same period in 2021 (3.26% versus 3.19%).

The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of liabilities for the periods presented. We derived these yields and costs by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.
	For the Six Months Ended June 30, 2022			For the Six Months Ended June 30, 2021
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest earning assets:
Loans, excluding PPP	$1,074,257	$25,186	4.73%	$990,791	$25,217	5.13%
PPP loans	4,780	350	14.75%	80,401	2,095	5.26%
Total loans(1)	1,079,037	25,536	4.77%	1,071,192	27,312	5.14%
Investment securities	201,114	1,410	1.40%	172,633	892	1.03%
Deposits with banks	282,372	705	0.50%	237,223	134	0.11%
Total interest-earning assets	1,562,523	27,651	3.57%	1,481,048	28,338	3.86%
Other assets	129,179			143,544
Total assets	1,691,702			1,624,592
Interest-bearing liabilities:
Deposits:
NOW accounts	275,176	79	0.06%	272,866	121	0.09%
Money market and savings	455,311	325	0.14%	415,166	353	0.17%
Time deposits	219,916	916	0.84%	263,445	1355	1.04%
Total deposits	950,403	1,320	0.28%	951,477	1,829	0.39%
Repurchase agreements	27,876	24	0.17%	13,401	16	0.25%
Other borrowings	44,003	777	3.56%	24,821	397	3.23%
Subordinated debt	—	—		18,976	600	6.37%
Total interest-bearing liabilities	1,022,282	2,121	0.42%	1,008,675	2,842	0.57%
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	511,712			461,435
Other liabilities	6,192			8,612
Shareholders’ equity	151,516			145,870
Total liabilities and shareholders’ equity	$1,691,702			$1,624,592
Net interest income		$25,530			$25,496
Net interest spread			3.15%			3.29%
Net interest margin			3.29%			3.47%

(1)
Includes non-accruing loans.

Years Ended December 31, 2021 and 2020
Our net interest income was $51.3 million for the year ended December 31, 2021, an increase of $3.1 million, from the same period in 2020. The increase was primarily due to earnings on the PPP portfolio and lower interest expense as all other earning asset categories reflected slight declines.
Average earning assets for 2021 were $1.5 billion, reflecting an increase of $186.9 million, or 14.3%, compared to the year ended December 31, 2020. Total average loans totaled $1.1 billion in 2021, up $48.1 million when compared to the same period of 2020. For the year ended December 31, 2021, the yield on average loans decreased to 5.08%, compared to the yield on average loans of 5.31% for the same period of 2020. Securities reflected a slight increase in interest income year over year as growth in volume was offset by a lower yield on the portfolio. Total average securities for the year 2021 increased $35.2 million from the same period of 2020. The yield on average securities declined to 1.12% for the year ended December 31, 2021, down from 1.30% in the same period of 2020.
Average interest-bearing liabilities increased $80.9 million, or 8.8% for the year ended December 31, 2021 as compared to the same period of 2020. In addition, we experienced growth in average noninterest bearing deposits of $89.6 million when compared to year ended December 31, 2020.
Our net interest margin was 3.43% in 2021, compared to 3.68% for the full year 2020, a decrease of 25 basis points. Declines were noted in loan yields (23 basis points), investment securities yields (18 basis points) and interest received from deposits with banks (20 basis points). These reductions were partially offset by lower cost on interest bearing deposits and a higher level of demand deposits.
Excluding the impact of our PPP lending, the net interest margin was down 42 basis points in 2021 as compared to the same period in 2020 (3.31% versus 3.73%).
The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of liabilities for the periods presented. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated.
	For the Year Ended December 31, 2021			For the Year Ended December 31, 2020
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Interest earning assets:
Loans, excluding PPP	$1,010,986	50,588	5.00%	$945,784	51,805	5.48%
PPP loans	54,004	3,537	6.55%	71,072	2,154	3.03%
Total loans(1)	1,064,990	54,125	5.08%	1,016,856	53,959	5.31%
Investment securities	177,021	1,975	1.12%	141,803	1,831	1.30%
Deposits with banks	254,495	354	0.14%	150,985	524	0.34%
Total interest-earning assets	1,496,506	56,454	3.77%	1,309,644	56,314	4.30%
Other assets	140,659			149,061
Total assets	1,637,165			1,458,705
Interest-bearing liabilities:
Deposits:
NOW accounts	268,835	199	0.07%	229,354	341	0.15%
Money market and savings	422,657	656	0.16%	334,588	1,501	0.45%
Time deposits	250,190	2,437	0.97%	302,423	4,566	1.51%
Total deposits	941,682	3,292		866,365	6,408	0.74%
Repurchase agreements	17,571	33	0.19%	15,152	107	0.70%
Other borrowings	30,565	1,003	3.28%	30,352	1,034	3.41%
Subordinated debt	13,104	844	6.44%	9,926	622	6.27%
Total interest-bearing liabilities	1,002,922	5,172	0.52%	921,795	8,171	0.89%

	For the Year Ended December 31, 2021			For the Year Ended December 31, 2020
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Non-interest-bearing liabilities and shareholders’ equity:
Demand deposits	477,470			387,822
Other liabilities	8,254			8,366
Shareholders’ equity	148,519			140,722
Total liabilities and shareholders’ equity	$1,637,165			$1,458,705
Net interest income		51,282			48,143
Net interest spread			3.26%			3.41%
Net interest margin			3.43%			3.68%

(1)
Includes non-accruing loans.

Rate-Volume Analysis
The tables below present the effect of volume and rate changes on interest income and expense. Changes in volume are changes in in the average balance multiplied by the previous period’s average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous period. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.
	Three Months Ended June 30, 2022 vs. June 30, 2021
	Net Interest Income		Increase (Decrease)	Changes Due To
	2022	2021		Rate	Volume
Interest earning assets:
Interest and fees on loans:
Loans, excluding PPP	$12,939	$12,592	$347	$(904)	$1,251
PPP loans	114	1,024	(910)	94	(1,004)
Total loans	13,053	13,616	(563)	(810)	247
Interest on securities	654	376	278	220	58
Interest on deposits with banks	593	79	514	510	4
Expense from interest-bearing liabilities
Interest on NOW accounts	42	47	(5)	(6)	1
Interest on money market and savings accounts	168	151	17	7	10
Interest on time deposits	455	645	(190)	(87)	(103)
Interest on other borrowings	430	211	219	74	145
Interest on subordinated debt	—	290	(290)	—	(290)

	Six Months Ended June 30, 2022 vs. June 30, 2021
	Net Interest Income		Increase (Decrease)	Changes Due To
	2022	2021		Rate	Volume
Interest earning assets:
Interest and fees on loans:
Loans, excluding PPP	$25,186	$25,217	$(31)	$(2,155)	$2,124
PPP loans	350	2,095	(1,745)	225	(1,970)
Total loans	25,536	27,312	(1,776)	(1,930)	154
Interest on securities	1,410	892	517	399	118
Interest on deposits with banks	705	134	571	552	19
Expense from interest-bearing liabilities
Interest on NOW accounts	79	121	(43)	(44)	1
Interest on money market and savings accounts	325	353	(28)	(56)	28
Interest on time deposits	916	1355	(439)	(215)	(224)
Interest on other borrowings	801	413	388	80	308
Interest on subordinated debt	—	600	(600)	—	(600)
	Years Ended December 31, 2021 vs. December 31, 2020
	Net Interest Income		Increase (Decrease)	Changes Due To
	2021	2020		Rate	Volume
Interest earning assets:
Interest and fees on loans:
Loans, excluding PPP	$50,588	$51,805	$(1,488)	$(5,078)	$3,590
PPP loans	3,537	2,154	1,383	1,900	(517)
Total loans	54,125	53,959	(105)	(3,178)	3,073
Interest on securities	1,975	1,831	145	(303)	448
Interest on deposits with banks	354	524	(170)	(456)	286
Expense from interest-bearing liabilities
Interest on NOW accounts	199	341	(142)	(201)	59
Interest on money market and savings accounts	656	1,501	(845)	(1,241)	396
Interest on time deposits	2,437	4,566	(2,129)	(1,340)	(789)
Interest on other borrowings	1,036	1,141	(105)	(171)	66
Interest on subordinated debt	844	622	222	23	199
Provision for Loan Losses
We established an allowance for loan losses through a provision for loan losses charged as an expense in our consolidated statements of income. The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under GAAP. Our determination of the amount of the allowance for loan losses and corresponding provision for loan losses considers ongoing evaluations of the credit quality and level of credit risk inherent in our loan portfolio, levels of nonperforming loans and charge-offs, statistical trends and economic and other relevant factors. The allowance for loan losses is increased by the provision for loan losses and is decreased by charge-offs, net of recoveries on prior loan charge-offs.
We did not record an allowance for loan losses at acquisition for acquired loans as these loans were recorded at fair value, based on a discounted cash flow methodology, upon acquisition. We re-estimate expected cash flows on a quarterly basis for all PCI loans. We record a provision for loan losses during the period for any decline in expected cash flows on such loans. Conversely, any improvement in expected cash flows is recognized prospectively as an adjustment to the yield on the loan once any previously recorded impairment is recaptured.
We did not record any provision expense for the three and six months ended June 30, 2022 and 2021.
We did not record any provision expense for the year-ended 2021, compared to $9.4 million of provision expense for the year-ended 2020. The decrease in the year over year was primarily due to improved asset quality and continued clarity on the economic and pandemic climate.
For a further discussion of the allowance for loan losses, refer to the “Allowance for Loan Losses” section of this financial review.
Noninterest Revenue
The following table presents our noninterest revenue for the three and six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020.
	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(dollars in thousands)	2022	2021	2022	2021	2021	2020
Service charges and fees	$1,482	$1,291	$2,959	$2,574	$5,753	$5,923
Interchange and ATM fees	1,548	1,665	3,001	3,201	6,225	5,774
Bank owned life insurance income	233	249	470	440	900	797
Securities gains, net	—	—	—	—	—	1,313
Gain on sale of loans, net	430	738	849	1,644	3,817	1,811
Other	632	664	1,173	1,244	2,274	2,000
Total noninterest income	$4,325	$4,607	$8,452	$9,103	$18,969	$17,618
Our noninterest revenue decreased $282,000 to $4.3 million in the second quarter of 2022, from $4.6 million for the like period in 2021, primarily due to a $308,000 reduction in gain on the sale of SBA loans as the timing of sale closings impacted both periods. This decrease was partially offset by a $191,000 increase in service charges and fees in the second quarter of 2022, compared to the like period in 2021, due to deposit growth and transaction activity.
Our noninterest revenue decreased $651,000 to $8.5 million for the six months ended June 30, 2022, from $9.1 million for the like period in 2021, primarily due to a $794,000 reduction in gain on the sale of SBA loans as market conditions and timing of sale closings impacted both periods. This decrease was partially offset by a $385,000 increase in service charges and fees in the first half of 2022, compared to the like period in 2021, due to deposit growth and transaction volume.
Our noninterest revenue increased $1.4 million for the year ended December 31, 2021 to $19.0 million from $17.6 million for the year 2020. Increases in gain on sale of SBA loans ($2.0 million) and higher interchange and ATM fees ($451,000) being partly offset by reduced securities gains ($1.3 million) accounted for the change. The increase in SBA activity in 2021 was due to additional resources being allocated to the product line.

Operating Expense
The following table presents our operating expenses for the three and six months ended June 30, 2022 and 2021 and the years ended December 31, 2021 and 2020.
	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
(dollars in thousands)	2022	2021	2022	2021	2021	2020
Salaries and employee benefits	$7,977	$6,551	$14,318	$13,079	$26,531	$27,525
Occupancy	1,425	1,443	2,775	2,845	5,424	5,312
Communications, data processing and equipment	1,730	1,732	3,465	3,504	7,108	7,036
Professional fees	309	466	581	887	1,487	1,989
FDIC assessment and other regulatory charges	217	247	406	507	965	1,003
Other real estate expenses, including losses on sales and impairments, net	6	165	13	172	292	1,196
Advertising and public relations	66	190	167	383	580	1,011
Postage, printing and supplies	149	119	314	300	626	925
Amortization of intangibles	237	237	475	475	950	950
Transaction costs	315	1,612	919	1,612	5,160	—
Other	751	729	1,492	1,572	3,325	3,972
Total noninterest expense	$13,182	$13,491	$24,925	$25,336	$52,448	$50,919
Our operating expense decreased $309,000 to $13.2 million for the second quarter of 2022, from $13.5 million for the second quarter of 2021, primarily due to a $1.3 million decrease in transaction costs related to the recently terminated VyStar purchase and assumption agreement. This decrease was partially offset by a $1.4 million increase in salary and employee benefits expense, due primarily to employee separation accruals recorded in the second quarter of 2022.
Our operating expense decreased $411,000 to $24.9 million for the six months ended June 30, 2022, from $25.3 million for the same period of 2021. Decreases noted in transaction costs, professional fees, advertising and other real estate owned expenses were partially offset by higher salaries and benefits associated with employee separation accruals recognized in the second quarter in 2022.
Our operating expense increased $1.5 million to $52.4 million for the year ended December 31, 2021, from $50.9 million for the year 2020. Higher VyStar transaction costs of $5.2 million were partly offset by lower salaries and benefits ($1.0 million — headcount), other real estate owned expenses ($904,000), professional fees ($502,000) and advertising costs ($431,000).
Income Taxes
We had income tax expense for the second quarter of 2022 of $1.0 million, compared to $974,000 for the second quarter of 2021. The increase in income tax expense was primarily due to higher pre-tax earnings in the current period. Our effective tax rate was 23.4% and 25.3% for the second quarter of 2022 and 2021, respectively.
We had income tax expense for the six months ended June 30, 2022 of $1.9 million, compared to $2.1 million for the six months ended June 30, 2021. The decrease in income tax expense was primarily due to lower pre-tax income for the six months ended June 30, 2022. Our effective tax rate was 20.8% and 22.2% for the six months ended June 30, 2022 and 2021, respectively.
We had income tax expense for the year-ended 2021 of $4.0 million, compared to $1.1 million for the year-ended 2020. The increase in income tax expense was primarily due to improved earnings in 2021. Our effective tax rate was 22.4% and 19.1% for the year-ended 2021 and 2020, respectively.

Further information on income taxes is presented in Note 17 of our consolidated financial statements.
Financial Condition
Balance Sheet
Our total assets were $ 1.713 billion at June 30, 2022, compared to $1.655 billion at December 31, 2021. Our total assets increased by $83.4 million as of December 31, 2021 compared to December 31, 2020.
Investment Securities
Our securities portfolio is used to make various term investments, maintain a source of liquidity and serve as collateral for certain types of deposits and borrowings. We manage our investment portfolio according to written investment policies approved by our board of directors. Investment in our securities portfolio may change over time based on our funding needs and interest rate risk management objectives. Our liquidity levels take into account anticipated future cash flows and other available sources of funds and are maintained at levels that we believe are appropriate to provide the necessary flexibility to meet our anticipated funding requirements.
Our investment securities portfolio consists of securities classified as available-for-sale. There were no held-to-maturity or trading securities in our investment portfolio as of June 30, 2022, December 31, 2021 and 2020. All available-for sale securities are carried at fair value and may be used for liquidity purposes should management consider it to be in our best interest.
The carrying value of the securities portfolio was $193 million, or 11.3% of total assets at June 30, 2022 as compared to $197 million, or 11.9% of total assets at December 31, 2021 and $169 million, or 10.8% of total assets at December 31, 2020.
The amortized cost and fair value of our securities available-for-sale by category were as follows.
	June 30, 2022		December 31, 2021		December 31, 2020
(dollars in thousands)	Amortized cost	Fair Value	Amortized cost	Fair Value	Amortized cost	Fair Value
Available for sale:
State and political subdivisions	$26,376	$22,536	$26,438	$26,043	$25,126	$25,629
Residential mortgage-backed	148,954	137,800	141,719	139,886	86,087	86,634
Collateralized mortgage obligations	29,760	27,524	26,558	26,061	49,857	50,464
Commercial mortgage-backed	2,854	2,686	3,275	3,294	4,971	5,102
Corporate debt securities	2,500	2,436	2,000	2,025	1,500	1,500
Total available-for-sale	$210,444	$192,982	$199,990	$197,309	$167,541	$169,329
The amortized cost of our securities available for sale by final contractual maturity at June 30, 2022 were as follows. The final contractual maturities do not consider possible prepayments or repricing and therefore expected maturities may differ because borrowers may have the right to prepay. The average yield represents the weighted average of securities within the respective timeframes. Generally, all state and political securities are taxable and as such no tax equivalent adjustment was required.
	One year or less		After one to five years		After five to ten years		After ten years
(dollars in thousands)	Amount	Average Yield	Amount	Average Yield	Amount	Average Yield	Amount	Average yield
Available for sale:
State and political subdivisions	$—	—	$1,784	1.42%	$21,007	1.71%	$3,585	1.96%
Residential mortgage-backed	—	—	2,846	1.83%	2,303	0.65%	143,805	1.94%
Collateralized mortgage obligations	—	—	8,231	2.21%	4,820	1.27%	16,709	2.32%
Commercial mortgage-backed	232	2.32%	—	—	2,622	2.03%	—	—
Corporate debt securities	—	—	—	—	2,500	5.04%	—	—
Total available-for-sale	$232	2.32%	$12,861	2.02%	$33,252	1.85%	$164,099	1.98%
Loans
We make loans and extensions of credit to individuals and a variety of firms and corporations located primarily in our markets in North and South metro Atlanta, Georgia, Southeastern Georgia and Northeastern Florida. Although we have a diversified loan portfolio, a substantial portion of our loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market and the interest rate environment. Total loans, net of unearned income, as of June 30, 2022 were $1.111 billion compared to $1.055 billion as of December 31, 2021 and $1.068 billion as of December 31, 2020.
During 2020 and 2021, we modified loans for certain customers by extending payments for 90 days or granting interest only payments for some period as a result of the COVID-19 pandemic. Accordingly, under the CARES Act and related regulatory guidance, such loans were not classified as troubled debt restructurings. As of December 31, 2021, the extension period for these loans had expired with customers resuming their regular payment schedule.
The following table sets forth the composition of our loan portfolio, including both originated and acquired, as of June 30, 2022, December 31, 2021 and 2020:
	At June 30, 2022		At December 31, 2021		At December 31, 2020
(dollars in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Real estate loans
Construction and land development	$182,601	16.41%	$159,630	15.10%	$142,513	13.31%
Single-family	160,335	14.41%	158,667	15.01%	171,153	15.98%
Commercial	532,592	47.85%	512,486	48.48%	466,571	43.57%
Commercial loans (not secured by real estate)	226,819	20.38%	214,202	20.27%	273,968	25.58%
Consumer loans (not secured by real estate)	10,614	0.95%	12,081	1.14%	16,677	1.56%
Total loans	1,112,961		1,057,066		1,070,882
Unearned income	(1,702)		(1,741)		(2,850)
Total	1,111,259		1,055,325		1,068,032

Maturities and Sensitivity of Loans to Changes in Interest Rates
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes the loan maturity distribution by type and related interest rate characteristics at June 30, 2022:
		After One Year Through Five Years		After Five Years Through 15 Years		After 15 Years
(In thousands)	One Year or Less	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Fixed Rate	Floating Rate	Total
Construction and land development	$82,776	$32,135	$16,962	$22,568	$11,719	$99	$16,342	$182,601
Single-family	24,174	54,297	12,567	20,227	19,572	6,351	23,147	160,335
Commercial	37,530	180,427	19,612	117,346	86,528	4,427	86,722	532,592
Commercial loans (not secured by real estate)	27,563	52,047	123,555	7,887	14,048	869	850	226,819
Consumer loans (not secured by real estate)	2,237	5,841	883	848	804	1	—	10,614
Total	$174,280	$324,747	$173,579	$168,876	$132,671	$11,747	$127,061	$1,112,961
Allowance for Loan Losses
We maintain the allowance for loan losses at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Events that are not within our control, such as changes in economic factors, could change subsequent to the reporting date and could cause increases or decreases to the allowance. The amount of the allowance is affected by loan charge-offs, which decrease the allowance; recoveries on loans previously charged off, which increase the allowance; and the provision for credit losses charged to earnings, which increases the allowance.
In determining the provision for credit losses, management monitors fluctuations in the allowance resulting from actual charge-offs and recoveries and reviews the size and composition of the loan portfolio in light of current and anticipated economic conditions (see Notes 1 and 6 to our audited consolidated financial statements). This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as events change.
At June 30, 2022, the allowance was $15.3 million, or 1.38% of loans, a change from $15.2 million, or 1.44% of loans when compared to December 31, 2021 and $14.1 million, or 1.32% of loans at December 31, 2020. At June 30, 2022, management believes the allowance for loan losses was adequate and should any of the factors considered by management in determining the allowance for loan losses change, management’s estimate of losses in the portfolio could also change, which would affect the level of future provisions for loan losses.

The following tables present, by loan type, the changes in the allowance for loan losses for the periods presented.
	As of and for the three months endedJune 30		As of and for the six months ended June 30		As of and for the year ended December 31,
(dollars in thousands)	2022	2021	2022	2021	2021	2020
Balance at beginning of period	$15,396	$15,256	$15,228	$14,117	$14,117	$5,946
Loan charge-offs:
Construction and land development	—	—	—	—	—	111
Single-family	—	—	—	—	—	29
Commercial	—	—	—	86	86	418
Commercial loans (not secured by real estate)	585	82	593	122	541	752
Consumer loans (not secured by real estate)	66	113	157	185	463	430
Total loan charge-offs	651	195	750	393	1,090	1,740
Recoveries of loans previously charged-off:
Construction and land development	7	—	212	712	717	40
Single-family	2	7	5	233	321	51
Commercial	44	11	52	316	820	105
Commercial loans (not secured by real estate)	479	67	508	151	266	246
Consumer loans (not secured by real estate)	19	13	41	23	77	119
Total loan recoveries	551	98	818	1,435	2,201	561
Net (charge-offs) recoveries	(100)	(97)	68	1,042	1,111	(1,179)
Provision for loan losses	—	—	—	—	—	9,350
Balance at end of period	$15,296	$15,159	$15,296	$15,159	$15,228	$14,117
Allowance for loan losses to total loans	1.38%	1.43%	1.38%	1.43%	1.44%	1.32%
Nonaccrual loans to total loans	0.19%	0.13%	0.19%	0.13%	0.16%	0.92%
Allowance for loan losses to nonaccrual loans	736.1%	1,113.0%	736.1%	1,113.0%	877.7%	143.1%
The following table summarizes, for the years indicated, net (charge-offs) recoveries per loan class and the percentage of total average loans per class:
	June 30,		June 30,
(dollars in thousands)	2022	% of total average loans per class	2021	% of total average loans per class
Construction and land development	$212	0.12%	$712	0.48%
Single-family	5	0.00%	233	0.14%
Commercial	52	0.01%	230	0.05%
Commercial loans (not secured by real estate)	(85)	-0.04%	29	0.01%
Consumer loans (not secured by real estate)	(116)	-1.04%	(162)	-1.09%
Total loan charge-offs	$68	0.01%	$1,042	0.10%

	December 31,		December 31,
(dollars in thousands)	2021	% of total average loans per class	2020	% of total average loans per class
Construction and land development	$717	0.48%	$(71)	-0.05%
Single-family	321	0.20%	22	0.01%
Commercial	734	0.15%	(313)	-0.07%
Commercial loans (not secured by real estate)	(275)	-0.11%	(506)	-0.21%
Consumer loans (not secured by real estate)	(386)	-2.72%	(311)	-1.80%
Total loan charge-offs	$1,111	-0.10%	$(1,179)	-0.12%
Allocation of Allowance for Loan Losses
The following tables present the allocation of the allowance for loan losses and the percentage of the total amount of loans in each loan category listed as of the dates indicated.
	At June 30, 2022		At December 31, 2021		At December 31, 2020
(dollars in thousands)	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Balance at End of Period Applicable to:
Construction and land development	$2,820	0.25%	$2,807	0.27%	$2,499	0.23%
Single-family	1,902	0.17%	1,894	0.18%	1,981	0.18%
Commercial	6,526	0.59%	6,497	0.61%	5,315	0.50%
Commercial loans (not secured by real estate)	3,606	0.32%	3,590	0.34%	3,574	0.33%
Consumer loans (not secured by real estate)	302	0.03%	300	0.03%	449	0.04%
Unallocated	140		140		299
Nonperforming Assets
We have established policies and procedures to guide us in originating, monitoring and maintaining the credit quality of our loan portfolios. These policies and procedures are required to be followed by our bankers and underwriters and exceptions to these policies require elevated levels of approval and are reported to our board of directors.
Nonperforming assets include all loans categorized as nonaccrual, other real estate owned and other repossessed assets. The accrual of interest on loans is discontinued, or the loan is placed on nonaccrual, when the full collection of principal and interest is in doubt. We do not accrue interest on loans that are 90 days or more past due. When a loan is placed on nonaccrual, previously accrued but unpaid interest is reversed and charged against interest income and future accruals of interest are discontinued. Payments by borrowers for loans on nonaccrual are applied to loan principal. Loans are returned to accrual status when, in our judgment, the borrower’s ability to satisfy principal and interest obligations under the loan agreement has improved sufficiently to reasonably assure recovery of principal and the borrower has demonstrated a sustained period of repayment performance. In general, we require a minimum of six consecutive months of timely payments in accordance with the contractual terms before returning a loan to accrual status. We do not consider our PCI loans to be nonperforming assets as long as their cash flows and the timing of such cash flows continue to be estimable and probable of collection, because we recognize interest income on these loans through accretion of the difference between the carrying value of these loans and the present value of expected future cash flows. As a result, management has excluded PCI loans from our presentation of nonperforming assets.
A loan is identified as a troubled debt restructuring, or TDR, when we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrower. The concessions may be granted in various forms including interest rate reductions, principal forgiveness, extension of maturity date, waiver or deferral of payments and other actions intended to minimize potential losses. A loan that has been restructured in a TDR may not be disclosed as a TDR in years subsequent to the restructuring if certain conditions are met. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a period no less than six months to demonstrate that the borrower can meet the restructured terms. However, the borrower’s performance prior to the restructuring or other significant events at the time of restructuring may be considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan.
The CARES Act, as extended by certain provisions of the Consolidated Appropriations Act, 2021, permitted banks to suspend requirements under GAAP for loan modifications to borrowers affected by COVID-19 that may otherwise be characterized as a TDR and suspended any determination related thereto if (i) the borrower was not more than 30 days past due as of December 31, 2019, (ii) the modifications were related to COVID-19, and (iii) the modification occurred between March 1, 2020 and January 1, 2022. Federal bank regulatory authorities also issued guidance to encourage banks to make loan modifications for borrowers affected by COVID-19. As of December 31, 2020, $10.3 million of restructured loans were exempt from the accounting guidance for TDRs as a result of loans which are included in the COVID-19 related loan payment deferral total. All of these customers returned to regular payment schedules prior to December 31, 2021.
The following table sets forth our nonperforming assets as of June 30, 2022, and as of December 31, 2021 and 2020:
	June 30, 2022	December 31,
(dollars in thousands)		2021	2020
Nonperforming assets:
Nonaccrual loans:
Construction and land development	$24	$27	$33
Single-family	471	363	1,651
Commercial	354	277	7,772
Commercial loans (not secured by real estate)	1,229	1,059	406
Consumer loans (not secured by real estate)	—	8	4
Total nonaccrual loans	$2,078	$1,734	$9,866
Loans 90 days past due and accruing	—	4	—
Total nonperforming loans	2,078	1,738	9,866
Other real estate owned	857	857	2,593
Total nonperforming assets	$2,935	$2,595	$12,459
Troubled debt restructurings:
TDRs included in nonperforming loans	—	—	147
TDRs in compliance with modified terms	833	866	6,004
Percentage of nonperforming loans to total loans.	0.19%	0.16%	0.92%
Allowance for loan losses as a percentage of nonperforming loans	736.1%	875.7%	143.1%
Total nonperforming assets were $2.9 million as of June 30, 2022, compared to $2.6 million at December 31, 2021. The $343,000 increase was primarily a result of one workout relationship migrating to nonaccrual.
Total nonperforming assets were $2.6 million as of December 31, 2021, compared to $12.5 million at December 31, 2020. The $9.9 million decrease was primarily a result of the successful resolution of legacy problem loans in our coastal division and sales of various parcels of other real estate owned.

The amount of interest that would have been recorded on nonaccrual loans, had the loans not been classified as nonaccrual, totaled $195,000 for the six months ended June 30, 2022, compared to $395,000 and $453,000 for the years ended December 31, 2021 and 2020, respectively. No interest income was recognized on nonaccrual loans for the six months ended June 30, 2022, or for the years ended December 31, 2021 and 2020.
Deposits
Deposits represent our primary source of funds. We are focused on growing our core deposits through relationship-based banking with our business and consumer clients. Total deposits increased to $1.486 billion at June 30, 2022, compared to $1.427 billion and $1.363 billion at December 31, 2021 and 2020, respectively. The growth was realized in our core transaction account base throughout the footprint as we intentionally exited from our single service, higher cost certificate of deposit clients.
The following table sets forth the average balance amounts and the average rates paid on deposits held by us for the periods ended June 30, 2022, December 31, 2021 and December 31, 2020:
	June 30, 2022		December 31, 2021		December 31, 2020
(dollars in thousands)	Average amount	Average rate paid	Average amount	Average rate paid	Average amount	Average rate paid
Non-interest bearing demand	$511,711	—	$477,470	—	$387,822	—
NOW	275,176	0.06%	268,835	0.07%	229,354	0.15%
Money market	312,998	0.20%	294,807	0.21%	233,110	0.57%
Savings	142,313	0.02%	127,850	0.03%	101,478	0.16%
Time	219,916	0.84%	250,190	0.97%	302,422	1.51%
Total deposits	$1,462,114	0.28%	$1,419,152	0.35%	$1,254,186	0.74%
Maturities of time certificates of deposit and other time deposits of $250,000 or more outstanding at June 30, 2022 and December 31, 2021 are summarized as follows:
(dollars in thousands)	June 30, 2022	December 31, 2021
Three months or less	$3,735	$4,688
Over three through twelve months	18,116	12,848
Over twelve months through three years	27,848	28.927
Over three years	—	4,391
Total	$49,700	$50,854
The following table sets forth the portion of the Bank’s time deposits, by account, that are in excess of the FDIC insurance limit, by remaining time until maturity, as June 30, 2022:
(dollars in thousands)	June 30, 2022
Three months or less	$735
Over three through twelve months	8,616
Over twelve months through three years	10,598
Over three years	—
Total	$19,950
Borrowings and Other Interest-Bearing Liabilities
Other than deposits, we also utilize Federal Home Loan Bank (FHLB) advances as a supplementary funding source to finance our operations. Our advances from the FHLB are collateralized by residential, multi-family real estate loans and securities. At June 30, 2022, December 31, 2021 and December 31, 2020, we

had maximum borrowing capacity from the FHLB of $424 million, $410 million and $389 million, respectively, subject to the availability of collateral. We did not have any advances outstanding from December 31, 2020 through June 30, 2022.
The following tables outline our various sources of borrowed funds during the six months ended June 30, 2022 and the year ended December 31, 2021, and the amounts outstanding at the end of each period, the maximum month end amount for each component during the periods, the average amounts for each period, and the average interest rate that we paid for each borrowing source. The maximum month-end balance represents the high indebtedness for each component of borrowed funds at any time during each of the periods shown.
	Ending Balance	Period End Rate	Maximum Month End Balance	Period Average
(dollars in thousands)				Balance	Rate
At or for the six months ended June 30, 2022:
Securities sold under agreements to repurchase	$22,266	0.10%	$33,212	$27,877	0.17%
Line of credit	34,688	4.54%	34,688	34,561	3.44%
Total	$56,954		$67,900	$62,438	1.98%
At or for year ended December 31, 2021:
Securities sold under agreements to repurchase	$23,988	0.05%	$27,098	$17,571	0.19%
Line of credit	34,188	3.14%	34,188	21,239	3.19%
Total	$58,176		$61,286	$38,810	1.83%
Liquidity
Liquidity refers to our ability to maintain cash flow that is adequate to fund operations, support asset growth, maintain reserve requirements and meet present and future obligations of deposit withdrawals, lending obligations and other contractual obligations. Our asset and liability management policy, or ALM policy, provides the framework that we use to maintain adequate liquidity and sources of available liquidity at levels that enable us to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. Our Asset and Liability Management Committee, or ALCO, is responsible for oversight of our liquidity risk management activities in accordance with the provisions of our ALM Policy and applicable bank regulatory capital and liquidity laws and regulations. Our liquidity risk management process includes (i) ongoing analysis and monitoring of our funding requirements under various economic and interest rate scenarios, (ii) review and monitoring of lenders, depositors, brokers and other liability holders to ensure appropriate diversification of funding sources and (iii) liquidity contingency planning to address liquidity needs in the event of unforeseen market disruption, including appropriate allocation of funds to a liquid portfolio of marketable securities and investments. We continuously monitor our liquidity position in order for our assets and liabilities to be managed in a manner that will meet our immediate and long-term funding requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders. We also monitor our liquidity requirements in light of interest rate trends, changes in the economy, and the scheduled maturity and interest rate sensitivity of our securities and loan portfolios and deposits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions. Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of certainty.
Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers and capital expenditures. These liquidity requirements are met primarily through our deposits, FHLB advances and the principal and interest payments we receive on loans and investment securities. Cash, interest-bearing deposits in third party banks, securities available for sale and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets. Other sources of liquidity that are available to us include the sale of loans we hold for investment, the ability to acquire additional national market noncore deposits, borrowings through the Federal Reserve’s discount window and the issuance of debt or equity securities. We believe that the sources of available liquidity are adequate to meet our current and reasonably foreseeable future liquidity needs.
At June 30, 2022, our liquid assets, which consist of cash and amounts due from banks and interest-bearing deposits in other financial institutions, amounted to $266 million, or 7.2% of total assets, compared to $262 million, or 7.2% of total assets, at December 31, 2021. The increase in our liquid assets was primarily due to core deposit growth partly offset by net loan fundings. Our available-for-sale securities at June 30, 2022 were $193 million, or 11.3% of total assets, compared to $197 million, or 11.9% of total assets, at December 31, 2021. Investment securities with an aggregate fair value of $22.3 million and $24.0 million at June 30, 2022 and December 31, 2021, respectively, were pledged to secure public deposits and repurchase agreements. The increase in our unpledged securities was due to a decrease in repurchase agreements.
The liability portion of the balance sheet serves as our primary source of liquidity. We plan to meet our future cash needs through the generation of deposits. Customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. At June 30, 2022, customer deposits, excluding time deposits greater than $250,000, were 129% of net loans, compared with 130% at December 31, 2021.
Capital Resources
Shareholders’ equity at June 30, 2022 was $150.0 million, compared to $154.0 million at December 31, 2021, a decrease of $4.0 million, or 2.6%. The decrease was primarily driven by an $11.0 million increase in accumulated comprehensive loss related to the effect of rising interest rates on the market value of our available-for-sale securities which was partially offset by net earnings of $7.2 million.
Shareholders’ equity at December 31, 2021 was $154.0 million, compared to $142.8 million at December 31, 2020, an increase of $11.1 million, or 7.8%. The increase was primarily driven by 2021 net earnings.
We are subject to various regulatory capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on our financial statements.
Regulatory capital rules adopted in July 2013 and fully-phased in as of January 1, 2019, which we refer to as Basel III rules, impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies with consolidated assets of more than $3 billion. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain the fully-phased in “capital conservation buffer” of 2.5% on top of its minimum risk-based capital requirements. This buffer must consist solely of common equity Tier 1 risk-based capital, but the buffer applies to all three measurements (common equity Tier 1 risk-based capital, Tier 1 capital and total capital).
The following table shows the regulatory capital ratios for us at the dates indicated:
	Minimum Capital Adequacy with Capital Conservation Buffer, if applicable(1)	Well Capitalized Under Prompt Corrective Action Provisions(2)	June 30, 2022	December 31, 2021	December 31, 2020
Heritage
Common equity tier 1 capital ratio	7.00%	N/A	9.35%	9.27%	8.57%
Total risk-based capital ratio	10.50%	N/A	11.26%	11.30%	12.44%
Tier 1 risk-based capital ratio	8.50%	N/A	10.10%	10.07%	9.44%
Tier 1 leverage ratio	4.00%	N/A	7.95%	7.80%	7.09%

	Minimum Capital Adequacy with Capital Conservation Buffer, if applicable(1)	Well Capitalized Under Prompt Corrective Action Provisions(2)	June 30, 2022	December 31, 2021	December 31, 2020
Heritage Southeast Bank
Common equity tier 1 capital ratio	7.00%	6.50%	12.58%	12.67%	11.95%
Total risk-based capital ratio	10.50%	10.00%	13.73%	13.90%	13.19%
Tier 1 risk-based capital ratio	8.50%	8.00%	12.58%	12.67%	11.95%
Tier 1 leverage ratio	4.00%	5.00%	9.89%	9.81%	8.98%

(1)
Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, Heritage is not subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Heritage Southeast Bank level). Although the minimum regulatory capital requirements are not applicable to Heritage, we calculate these ratios for our own planning and monitoring purposes.

(2)
Prompt corrective action provisions are only applicable at the Heritage Southeast Bank level.

Off-Balance Sheet items
We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, commercial letters of credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contractual or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral is primarily obtained in the form of commercial and residential real estate (including income producing commercial properties).
Standby letters of credit are conditional commitments issued by us to guarantee to a third-party the performance of a customer. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
Commitments to make loans are generally made for periods of 90 days or less.
Our exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as for funded instruments. We do not anticipate any material losses as a result of the commitments and standby letters of credit.
The following table summarizes commitments as of the dates presented.
	June 30, 2022		December 31, 2021		December 31, 2020
(dollars in thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to extend credit	$99,498	$332,614	$90,804	$313,549	$75,712	$184,749
Standby letters of credit	5,408	1,082	4,293	993	4,475	859
Total	$104,906	$333,696	$95,097	$314,542	$80,187	$185,608

DESCRIPTION OF CAPITAL STOCK OF THE FIRST BANCSHARES, INC.
As a result of the merger, HSBI shareholders who receive shares of First Bancshares common stock in the merger will become shareholders of First Bancshares. Your rights as shareholders of First Bancshares will be governed by Mississippi law and the First Bancshares Articles and the First Bancshares Bylaws. The following briefly summarizes the material terms of First Bancshares common stock. We urge you to read the applicable provisions of the Mississippi Business Corporation Act, or the MBCA, the First Bancshares Articles and First Bancshares Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of First Bancshares’ governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” First Bancshares common stock is listed on the NASDAQ Global Market under the symbol “FBMS.”
Common Stock
Authorized.   First Bancshares has 40,000,000 shares of authorized common stock, $1.00 par value. As of [           ], 2022, there were [           ] shares of common stock issued and outstanding.
Voting Rights; Cumulative Voting.   Pursuant to the MBCA and the First Bancshares Bylaws, each outstanding share of the First Bancshares common stock is entitled to one vote on each matter submitted to a vote. Holders of the First Bancshares common stock do not have cumulative voting rights. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the articles of incorporation, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.
Classified Board of Directors.   Under Article 10 of the First Bancshares Articles, the board of directors of First Bancshares is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the bylaws establishes a minimum of nine directors, and a maximum of 25 directors. At present there are a total of twelve directors divided as follows: four Class I directors, four Class II directors, and four Class III directors. The terms of the Class I directors will expire at the 2023 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2024 Annual Shareholders’ Meeting. The terms of the Class III directors will expire at the 2025 Annual Shareholders’ Meeting, with the exception of one Class III director who must stand for re-election at the 2023 Annual Meeting because he was appointed by the Board to fill a newly-created position after the 2022 Annual Meeting.
Dividends.   First Bancshares is a legal entity separate and distinct from The First. There are various restrictions that limit the ability of The First to finance, pay dividends or otherwise supply funds to First Bancshares or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.
The principal source of funds from which First Bancshares pays cash dividends are the dividends received from its bank subsidiary, The First. Consequently, dividends are dependent upon The First’s earnings, capital needs, and regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by First Bancshares’ regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to First Bancshares by The First are subject to approval by federal bank regulatory authorities, and federal bank regulatory authorities may prohibit the payment of dividends where it has determined that the payment of dividends would be an unsafe or unsound practice. The Federal Reserve has indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. The Federal Reserve has indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings. Further, under Mississippi law, The First must obtain the non-objection of the Commissioner of the Mississippi Department of Banking and Consumer Finance prior to paying any dividend to First Bancshares.
Preemptive Rights; Liquidation.   First Bancshares common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of First Bancshares common stock. In the event of liquidation, holders of First Bancshares common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of First Bancshares preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to First Bancshares common stock.
Preferred Stock
Under the terms of the First Bancshares Articles, First Bancshares has authorized the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share, any part or all of which shares may be established and designated from time to time by the First Bancshares board of directors by filing an amendment to the articles of incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the MBCA. First Bancshares Articles authorize First Bancshares’ board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of First Bancshares common stock.
Anti-Takeover Provisions
Supermajority Voting Requirements; Business Combinations or Control Share Acquisition.   The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, of a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The First Bancshares Articles do not provide for a greater than majority vote on such a transaction.
The First Bancshares Articles include a “control share acquisition” provision requiring any person who plans to acquire a control block of stock (generally defined as more than 10% of all voting power) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors (excluding any director who is proposing or who is a member of a group proposing a control share acquisition) in order to vote the control shares. If a control share acquisition is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Removal of Directors.   Article 11 of the First Bancshares Articles provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of the First Bancshares Bylaws provide further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.

Vacancies in the Board of Directors.   Under the First Bancshares Bylaws, any vacancy may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; provided further, that if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.
Amendment of the Articles of Incorporation or Bylaws.   Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes eligible to be cast on the alteration, amendment, or repeal.
Under the MBCA, amendments to the articles of incorporation that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the articles of incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.
Special Meetings of Shareholders.   Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the chairman of the board of directors, the chief executive officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.
Shareholder Proposals and Nominations.   The First Bancshares Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. Director nominations, other than those made by or at the direction of the board of directors, may be made by any shareholder by delivering written notice to the corporate secretary of First Bancshares not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that First Bancshares has mailed the first notice of the meeting at least 60 days prior to the meeting date. If First Bancshares has not given such notice, shareholder nominations must be submitted within ten days following the earlier of (i) the date that notice of the date of the meeting was first mailed to the shareholders or (ii) the day on which public disclosure of such date was made. The bylaws also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.
Limitations on Directors’ and Officers’ Liability.   Article 7 of the First Bancshares Articles provides that no director of First Bancshares shall be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; under Section 79-4-8.33 of the MBCA; or for any transaction from which the director derived an improper personal benefit. Article 8 of the First Bancshares Bylaws also provides for indemnification of directors and officers.

COMPARISON OF RIGHTS OF
FIRST BANCSHARES SHAREHOLDERS AND HSBI SHAREHOLDERS
If the merger is completed, shareholders of HSBI will become shareholders of First Bancshares. The rights of HSBI shareholders are currently governed by and subject to the provisions of Georgia Business Corporation Code, as amended, or the GBCC, and the HSBI Articles and HSBI Bylaws. Upon completion of the merger, the rights of the former HSBI shareholders who receive shares of First Bancshares common stock will be governed by the MBCA and the First Bancshares Articles and First Bancshares Bylaws, rather than the HSBI Articles and HSBI Bylaws.
The following is a summary of the material differences between the rights of holders of First Bancshares common stock and holders of HSBI stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the First Bancshares common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Mississippi and Georgia law; (2) the First Bancshares Articles; (3) the HSBI Articles; (4) the First Bancshares Bylaws; and (5) the HSBI Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Mississippi and Georgia law, as well as the governing corporate instruments of each of First Bancshares and HSBI, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
Corporate Governance	First Bancshares is a Mississippi corporation. The rights of First Bancshares shareholders are governed by the MBCA, the First Bancshares Articles and the First Bancshares Bylaws.	HSBI is a Georgia corporation Holders of HSBI capital stock are entitled to all the rights and obligations provided to shareholders under the GBCC and HSBI’s articles of incorporation and bylaws.
Authorized Capital Stock
First Bancshares’ authorized capital stock consists of 40,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.
The First Bancshares Articles authorize First Bancshares’ board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of First Bancshares preferred stock in each series.
As of the date of this joint proxy statement/prospectus, there were [      ] shares of First Bancshares common stock outstanding and no

HSBI’s authorized capital stock consists of 50,000,000 shares of common stock, par value $0.10 per share and 1,000,000 shares of preferred stock, no par value.
The HSBI Articles authorize HSBI’s board of directors to issues shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, optional and other special rights, and the qualifications, limitations or restrictions of the shares of HSBI’s preferred stock in each series.
As of the date of this proxy statement/prospectus, there were [      ] shares of HSBI common stock outstanding and no shares of

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
	shares of First Bancshares preferred stock outstanding.	HSBI preferred stock outstanding.
Voting Rights
Each holder of shares of First Bancshares common stock is entitled to one vote for each share held on all questions submitted to holders of shares of First Bancshares common stock.
Election of First Bancshares directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Mississippi law or the First Bancshares Articles) require the votes cast within a voting group (defined as all classes or series of the First Bancshares’ shares entitled to vote generally on a matter shall for that purpose be considered a single voting group) in favor of the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

The HSBI Bylaws provide that each outstanding share of HSBI stock, regardless of class, will be entitled to one vote on each matter submitted to vote at a meeting of stockholders, except as otherwise provided in the HSBI Bylaws or that the HSBI Articles provide for more or less than one vote per share or limits or denies voting rights.
Unless a greater affirmative number is required by the HSBI Articles, the HSBI Bylaws or the GBCC, if a quorum of a voting group exists, action other than the election of directors is approved by a voting group is the votes cases in favor of the action exceed the votes cast against the action. A plurality of the votes cast by the shares entitled to vote is required for the election of directors
No shareholder has the right of cumulative voting in the election of directors.

Size of the Board of Directors	The First Bancshares Bylaws provide for a board of directors consisting of between nine and 25 directors as fixed from time to time by First Bancshares’ board. Currently, there are twelve directors on First Bancshares’ board of directors.
The HSBI Articles provided for an initial board of directors of six members, but that the authorized number of directors of the corporation, as stated in the HSBI Bylaws, provide for a board of directors consisting of between five and fifteen as fixed from time to time by the HSBI board.
The HSBI Bylaws provide that the board of directors consist of nine members but may be increased or decreased from time to time by resolution of the board of directors.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
There are currently nine directors serving on the HSBI board of directors.
Independent Directors	A majority of the First Bancshares board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.	HSBI does not have any independent director requirements.
Term of Directors and Classified Board	First Bancshares Articles provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in the First Bancshares Bylaws.	The HSBI Articles provided for the election of directors to three classes, HSBI, as nearly equal in number as possible, with the term of office of one class expiring each year. Each class of director shall be elected for a term of three years until a successor is elected and qualified.
Removal of Directors	The First Bancshares Bylaws provide that a director may only be removed for cause at a meeting of the shareholders for which notice of the removal action has been given.	The HSBI Articles provide that a director, or the entire board, may only be removed for cause by an affirmative vote, at a meeting of the shareholders called for that purpose, by holders of 80% or more of the shares of the class or classes entitled to vote at that meeting and hat elected that director.
Filling Vacancies of Directors	Under First Bancshares Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on First Bancshares’ board may appoint a First Bancshares shareholder to serve until the next annual meeting of shareholders; provided however, that if the vacant director was elected by a particular voting group, then only the remaining directors elected by the voting group, or if none, the voting group, may elect the new director.	The HSBI Articles and the HSBI Bylaws provide that any vacancy or newly created directorship resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors then in office. The elected director shall serve until the next succeeding annual election of directors and until his or her successor is elected and qualified.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
Amendments to Articles	The MBCA provides that a corporation’s articles of incorporation may be amended by the board of directors without shareholder approval: (1) if the corporation has only one class of shares outstanding, (a) to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or (b) increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.	The HSBI Articles that HSBI reserves the right to amend or repeal any provision in the HSBI Articles in the manner prescribed by the GBCC, and all rights conferred upon stockholders are granted subject to this reservation, provided that notwithstanding any other provision in the HSBI Articles that would permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of stock of HSBI required by law or the HSBI Articles, the affirmative vote of 80% of the then outstanding shares of the class or classes entitled to vote, voting as a single class, will be required to amend or repeal these provisions or the provisions in the HSBI Articles involving the conduct of corporate affairs, the removal of directors, the duties and liabilities of directors, indemnification of officers and directors, shareholder meetings, restrictions on voting and acquiring HSBI common stock, and approval of business combinations and fair price requirements.
Bylaw Amendments	Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of the First Bancshares Bylaws provides that the bylaws may be amended, altered, or repealed by the board of directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.	HSBI’s bylaws may be altered, amended or repealed in a manner set forth in the HSBI Articles.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions
Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the shareholders of the corporation where a quorum is present and acting throughout, except approval of a merger by shareholders of the surviving corporation is not required in the instances specified in the MBCA.
The First Bancshares Articles do include a control share acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the board of directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.
Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition

Under the GBCC, a plan of merger or share exchange must be adopts a plan of merger or share exchange which must be approved by the shareholders as required by the GBCC. For a plan of merger or share exchange to be approved, the board of directors of the corporation shall transmit to the shareholders a recommendation that the shareholders approve the plan, unless the board of directors makes a determination that, because of conflicts of interest or other special circumstances, it should refrain from making such a recommendation or recommend that the shareholders reject or vote against the plan. Unless otherwise provided in the GBCC or the articles or bylaws of a corporation, a plan of merger or share exchange to be authorized must be approved by (1) a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group; and (2) a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation.
The HSBI Articles provide that HSBI elects to be governed by the provisions of the GBCC pertaining to business combinations with interested shareholders and fair price requirements, or any successor law or regulations.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.
Annual Meetings of the Shareholders	First Bancshares holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.	The HSBI Bylaws provide that the annual meeting of shareholders of HSBI will be held for the election of directors and for the transaction of any other business of HSBI at such date and time as the board of directors may determine and as designated in the notice of the annual meeting.
Special Meetings of the Shareholders	Under the First Bancshares Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.	The HSBI Bylaws provide that special meetings of shareholders of HSBI may be called by the majority of the board of directors, the chairman of the board, the president, or on the demand of holders of at least 80% of all the votes entitled to be cast on any issues proposed to be considered at the proposed special meeting, or if HSBI has 100 or fewer stockholders, by the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholder’s must sign, date, and deliver to HSBI’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business	The First Bancshares Bylaws set forth advance notice procedures for the nomination, other than by	None.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
Proposals at Annual Meetings
First Bancshares’ board of directors or one of its committees, of candidates for election as directors and for other shareholder proposals. The bylaws provide that, for any shareholder proposal to be presented in connection with an annual meeting, the shareholder must give timely written notice thereof to First Bancshares’ Secretary in compliance with the advance notice and eligibility requirements contained in First Bancshares Bylaws. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at First Bancshares’ corporate headquarters on or before the later to occur of (i) 60 days prior to the annual meeting or (ii) ten days after notice of the meeting is provided to the shareholders pursuant to the First Bancshares Bylaws.
The notice must contain the detailed information specified in the First Bancshares Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

Notice of Shareholder Meetings	First Bancshares must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special	The HSBI Bylaws provide that written notice of each shareholder meeting stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be given by or at the discretion of the secretary, the chief executive officer or the officer or person calling the meeting, not less than 10 days nor more than 60 days before the meeting.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
meeting, however, must state the purpose for which the meeting is called.
Liability and Indemnification of Directors and Officers
The First Bancshares Bylaws require First Bancshares to indemnify its directors (referred to in this subsection as the indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding an indemnitee is made a party to if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct was in First Bancshares’ best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Unless otherwise ordered by a court, First Bancshares is not obligated to indemnify an indemnitee in connection with (1) any appropriation, in violation of his duties, of any business opportunity of First Bancshares, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 79-4-8.33 of the MBCA, or (d) any transaction from which the director derived an improper personal benefit.
First Bancshares is allowed to extend its indemnification rights to any other officer, employee, or agent of the company upon a resolution of the board of directors to that effect.
An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order

The HSBI Articles require HSBI to indemnify any person who was or is threatened to be made a party to a pending, threatened or completed legal action, by reason of the fact that such person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, for all expenses, judgements, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such legal action to the full extent permissible under Georgia law.
Reasonable expenses incurred by an officer, director, employee or agent of the corporation in defending any legal action may be paid by HSBI in advance of the final disposition of such action if authorized by the board of directors or as otherwise required by the GBCC and to the fullest extent permitted by the GBCC upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.
The indemnification and advancement of expenses provided for in the HSBI Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, or pursuant to a vote of the stockholders or directors otherwise, in actions in the person’s official capacity and in actions in another capacity while holding an office. HSBI has the power to purchase and maintain insurance

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the First Bancshares Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. First Bancshares must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding. First Bancshares generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding.
on behalf of any person who is or was a director, officer, employee, or agent of HSBI, or who, while as a director, officer, employee, or agent of HSBI, is or was serving at the request of HSBI as a director, officer, employee, or agent of another entity, against any liability asserted against such person or incurred by such person in that capacity, or arising out of the person’s status as such, whether or not HSBI would have the power to indemnify the person against such liability under the provisions of the GBCC or the HSBI Articles.
The HSBI Articles further provided that if the GBCC is amended to permit further indemnification of the directors, officers, employees, and agents of HSBI, then HSBI will indemnify such persons to the fullest extent permitted by the GBCC, as amended.

Limitation of Director Liability
The First Bancshares Articles provide that no director of First Bancshares will be personally liable to First Bancshares or its shareholders for monetary damages for breach of fiduciary duty as a director, unless he or she has (i) appropriated any business opportunity that rightly belonged to First Bancshares, (ii) acted or omitted to act not in good faith or which involves the intentional misconduct or a knowing violation of law, (iii) provided under Section 79-4-8.33 of the MBCA, or (iv) derived an improper personal benefit for any transaction.
Under Miss. Code Ann. Section 81-5-105(1), the duties of a director or officer of a bank or

The HSBI Articles provide that the directors of HSBI discharge their duties in a manner in which the directors believe in good faith to be in the best interests of the corporation and with the care of ordinary prudent persons in like positions would exercise under similar circumstances.
The HSBI Articles provide that no director of the corporation be personally liable to the corporation or its stockholders for monetary damages for breach of his or her duties as a director, including the duty of care under the GBCC, except for no liability is eliminated for any appropriation of business opportunities in violation of a director’s duties, intentional

Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders

bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under Miss. Code Ann. Section 81-5-105(2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. Section 81-5-105(4) provides that the provisions of Miss. Code Ann. Section 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.
If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. Section 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the misconduct or knowing violations of law, for the types of liabilities described in Section 14-2-832 of the GBCC, or for transactions where the director derived an improper benefit.
The HSBI Articles further provide that HSBI will not indemnify a director, officer, employee, or agent for any liability incurred in a legal action or proceeding initiated by or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation or participation in the legal action or proceeding is authorized by the affirmative vote of a majority of the directors then in office.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.
Dividends	The MBCA prohibits a Mississippi corporation from making any distributions to its shareholders, including the payment of cash dividends that would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	Under the GBCC, a corporation may make a distribution, unless after giving effect to the distribution: (a) the corporation would not be able to pay its debts as they come due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

	Rights of First Bancshares Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of HSBI Shareholders
Appraisal/Dissenters’ Rights	Under Section 79-4-13.02 of the MBCA, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available for shareholders if the shares are (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series has a market value of at least $20,000,000 (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares).	Pursuant to Article 13 of the GBCC, a holder of record of HSBI stock who objects to the proposed merger and who fully complies with all of the provisions of Article 13 of the GBCC (but not otherwise) shall be entitled to demand and receive payment of “fair value” for all (but generally not less than all) of his or her shares of HSBI stock if the proposed merger is consummated, as determined by a Georgia court of law. Under the GBCC, the “fair value” of HSBI stock is the “the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.” See “The Merger — Dissenters’ Rights for HSBI Shareholders” and Annex E.

280G PROPOSAL
HSBI shareholders are being asked to approve the 280G proposal in order that Brad Serff may avoid potential adverse tax consequences under Sections 280G and 4999 of the Code, as applicable.
In connection with the merger, Mr. Serff may receive certain compensatory payments that could have adverse tax consequences for Mr. Serff under Sections 280G and 4999 of the Code and the regulations and rulings promulgated thereunder, collectively referred to as the “golden parachute rules.” In connection with the closing of the merger, Mr. Serff’s existing employment agreement with HSBI and Heritage Southeast Bank (the “Existing Employment Agreement”) will be terminated pursuant to a termination agreement and a change in control cash payment will be made to Mr. Serff as set forth in the Existing Employment Agreement. Pursuant to Mr. Serff’s Existing Employment Agreement, if any payments or benefits received or to be received by Mr. Serff (including, any payment or benefit received in connection with a change in control or Mr. Serff’s termination of employment, whether pursuant to the employment agreement or other plan, arrangement, or agreement, or otherwise) constitute a “parachute payment” under Sections 280G and 4999 of the Code, then such “parachute payments” will be reduced in a manner determined by the HSBI board of directors by the minimum possible amount until no amount payable to Mr. Serff will be subject to the excise tax owed under Sections 280G and 4999 of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amount shall be reduced (but not below zero) on a pro rata basis. Such reductions will be made to any “parachute payment” if the 280G proposal is not approved by HSBI’s shareholders.
Golden Parachute Rules
Under the golden parachute rules, payments of compensation that are made to specified “disqualified individuals,” including officers, certain highly compensated individuals, and certain significant shareholders and equity holders, that (i) are treated as contingent on a change in control of a corporation and (ii) in the aggregate exceed three times the individual’s “base amount” (as determined in accordance with the golden parachute rules) minus $1.00, which we refer to as such individual’s “safe harbor” amount, may be characterized as “parachute payments” subject to adverse tax treatment. The base amount is generally an individual’s average annual taxable compensation from the corporation (or a related corporation) for the five years preceding the year of the change in control (or for the period of employment with the payor corporation if less than five years). All parachute payments in excess of one times the base amount are referred to as “excess parachute payments.” Mr. Serff is a disqualified individual.
Shareholder Vote Exception for Privately Held Corporations
In general, excess parachute payments are not deductible by the payor corporation and are subject to a 20% excise tax on the disqualified individual (in addition to any regular income taxes due with respect to such payments). However, an exception to the foregoing treatment applies in the case of payments made by non-publicly traded corporations like HSBI. In accordance with the golden parachute rules, Mr. Serff has entered into a waiver agreement pursuant to which he has waived his right to receive or retain a portion of his payments and benefits that equals or exceeds three times his base amount less $1 upon and following consummation of the merger unless such payments are approved by a separate vote of shareholders possessing more than 75% of the voting power of all outstanding stock of the corporation (excluding from both the numerator and the denominator in such calculation shares held by ineligible shareholders), and prior to such vote there is adequate disclosure to all shareholders entitled to vote of the material facts concerning such payments. We refer to the amount waived by Mr. Serff as his “waived amount”. HSBI is seeking shareholder approval with respect to Mr. Serff’s waived amount. The waiver will be void in the event the HSBI merger proposal is not approved by the HSBI shareholders or the merger agreement is terminated pursuant to its terms.
Valuation of the Payments
The discussion below sets forth the material facts of the payments to the disqualified individual and HSBI’s estimate of the value of the payments under the valuation rules set forth in the golden parachute rules, which value we refer to as the “estimated Section 280G value.” The calculation of the estimated Section 280G value of the payments under the golden parachute rules is highly complex, and issues often arise for which there is no authoritative guidance. Final values may only be determined after the merger has been consummated or upon other subsequent events. Accordingly, it is not certain if all of the payments described below would in fact constitute parachute payments or excess parachute payments. The values of the payments provided below should be viewed as estimates based upon what HSBI believes to be conservative interpretations of the golden parachute rules using information available on the date of this joint proxy statement/prospectus. In addition, the actual waived amount could be significantly more or less than the estimated waived amounts shown, depending on the facts, circumstances and legal determinations relating to the payments, including, without limitation, the actual amount of the safe harbor for the disqualified individual and/or a determination of the reasonable compensation for services actually rendered or refrained from after the date of the merger (the latter of which does not constitute a parachute payment).
As a result, the 280G proposal, if approved, will be in respect of the waived amounts as finally determined, rather than the estimated amounts described below.
Effect of Shareholder Vote
As provided above, Mr. Serff has waived any compensatory payment above the safe harbor amount that he may be entitled to receive in connection with the merger if the approval of the 280G proposal is not obtained which would operate to limit such amounts payable to Mr. Serff to the safe harbor amount. If the HSBI shareholders possessing more than 75% of the voting power approve the 280G proposal, Mr. Serff will be entitled to retain and/or receive the entire amount of his payments (including any waived amounts). If HSBI shareholders possessing more than 75% of the voting power do not approve the 280G proposal, then Mr. Serff will forfeit his Waived Amount and he will not receive or retain any portion of the Waived Amount.
The vote to approve the 280G proposal is entirely separate from, and not contingent or otherwise conditioned on, the vote to approve the HSBI merger proposal, and, while they may do so, shareholders that approve the HSBI merger proposal are not required to approve the 280G proposal. The ineligible shareholders (Mr. Serff and shareholders whose holdings would be attributed to Mr. Serff) hold 14,746 shares of HSBI common stock as of the date of this joint proxy statement/prospectus. These shares will not count in the voting with respect to the 280G proposal and will be disregarded in both the numerator and denominator in determining whether more than 75% of the voting power of the outstanding shares are voted in favor of the 280G proposal.
For purposes of the shareholder approval rules discussed above, any HSBI shareholder that is an entity shareholder may exercise its vote through any person authorized by such entity shareholder to approve the payment. But if the individual authorized to vote the entity shareholder’s shares is a disqualified individual, the entity must designate someone who is not a disqualified individual to vote the shares. Moreover, if a substantial portion of the assets of an entity shareholder consists (directly or indirectly) of the stock of HSBI (i.e., the fair market value of the HSBI common stock equals or exceeds 1/3 of the total gross fair market value of all of the assets of the entity shareholder) and the value of such stock is greater than 1% of the total value of the outstanding common stock of HSBI, the payments must be approved by separate vote of the persons who, immediately before the change in control, own more than 75% of the voting power of the entity shareholder in accordance with the normal voting rules of such entity shareholder.
Description of the Payments
Change in Control Payment under Existing Employment Agreement
Under Mr. Serff’s Existing Employment Agreement, if Mr. Serff’s employment with HSBI is terminated other than due to cause or his disability, or if Mr. Serff terminates his employment for good reason or retirement, Heritage Southeast Bank will pay Mr. Serff an amount equal to two times his base salary then in effect plus two times his average annual cash bonuses, if any, paid for the three most recent full calendar years. If Mr. Serff’s termination occurs not more than two years following a change in control, all severance payments owed to Mr. Serff would be paid in a lump sum. As described above, the Existing Employment Agreement will be terminated upon the closing of the merger pursuant to a termination agreement which will provide for a change in control cash payment to Mr. Serff of $821,102, equivalent to the severance otherwise due under the Existing Employment Agreement, as indicated in the table below.

Disqualified Individual	Estimated Total Section 280G Value of the Change in Control Payment
Brad Serff	$821,102
Supplemental Executive Retirement Plans
Mr. Serff has an existing Supplemental Executive Retirement Benefits Agreement (SERP) with Heritage Southeast Bank. This plan provides for the payment of retirement benefits to Mr. Serff over a period of twenty years in certain circumstances. In connection with the merger, Mr. Serff has given his consent to The First terminating his SERP agreement effective as of the closing of the merger, and it is anticipated that The First will choose to terminate the SERP. Mr. Serff has also consented to any cash-based benefit owed to him being accelerated and paid to Mr. Serff in a single lump sum amount shortly following the closing of the merger. If The First terminates and pays out the SERP, the lump sum cash payment to Mr. Serff is estimated to be $1,553,826, which is equivalent to the present value of a twenty-year stream of payments under the SERP, discounted for his normal retirement age (age 65) to the date of the merger. Because the SERP becomes vested and is paid out in connection with the merger, the vesting acceleration and a portion of the payments could be treated as parachute payments for purposes of the golden parachute rules. The table below lists the total estimated Section 280G value that could be attributable to the vesting and payout of the SERP.
Disqualified Individual	Estimated Total Section 280G Value of the Vesting and Payout of the SERP
Brad Serff	$473,005
Requested Shareholder Approval
The total estimated Section 280G value of the payments, the safe harbor amount, the excess parachute payments, and the estimated value of the waived amounts that shareholders of HSBI are being asked to approve for Mr. Serff are set forth in the following table:
Disqualified Individual	Estimated Total Section 280G Value of the Payments	Safe Harbor Amount	Estimated Excess Parachute Payments	Estimated Value of the Waived Amounts Submitted for Shareholder Approval under the 280G Proposal
Brad Serff	$1,294,107	$1,208,155	$85,951	$85,951
If the HSBI shareholders approve the 280G proposal as required under the golden parachute rules, Mr. Serff will retain his right to receive the full amount of his payments under the terms and conditions described above, and Mr. Serff will not be subject to the adverse tax consequences described above. If the HSBI shareholders do not approve the 280G proposal as required under the golden parachute rules, then the waived amounts will not be paid to or retained by Mr. Serff.
In order for HSBI shareholders to approve the 280G proposal, the holders of more than 75% of the voting power of the outstanding shares of HSBI common stock (excluding shares held by ineligible shareholders and related parties) must vote in favor of the 280G proposal.
THE HSBI BOARD OF DIRECTORS RECOMMENDS THAT HSBI SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 280G PROPOSAL.
Beneficial Ownership of HSBI Stock by Management and Principal Shareholders of HSBI
The following sets forth the beneficial ownership of HSBI’s outstanding shares of common stock as of [           ], 2022 with respect to ownership of the outstanding stock of HSBI by (i) each director and executive officer of HSBI, (ii) all directors and executive officers of HSBI as a group; and (iii) all persons known to HSBI to own beneficially more 5% of the outstanding shares of HSBI common stock.
	Common Stock
	Amount and Nature of Beneficial Ownership(b)	Percent of Class
Directors(a)
Jeff Arnold	52,798	*
Roy Hall	10,156	*
Ken Lehman	3,069,241	43.7%
John Mansour	17,121(c)	*
Leonard Moreland	34,771(d)	*
John Presley	510	*
David Rupp	4,400	*
Brad Serff	25,981(e)	*
Executive Officers
Paul Hoerig	9,460(f)	*
Phil Resch	33,985	*
Kathy Zovlonsky	10,803(g)	*
Directors and Officers (as a group, 11 persons)	3,269,226	46.4%
Name and Address of holders 5% or more of the outstanding shares
Brent Scarbrough(h)	404,045	5.8%

Footnotes
*
Represents less than 1%

(a)
Unless otherwise noted, each beneficial owner has the same address as HSBI.

(b)
“Beneficial Ownership” includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The ownership percentages are based upon [7,022,150] shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of [7,022,150] shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.

(c)
Includes (i) 13,475 shares owned individually, and (ii) 3,646 options to purchase shares of HSBI stock.

(d)
Includes (i) 34,771 shares owned individually. Ownership excludes 30,380 shares to be issued pursuant to Mr. Moreland’s stock-based SERP arrangement.

(e)
Includes 14,746 shares owned individually, and (ii) 11,235 options to purchase shares of HSBI stock.

(f)
Includes 5,460 shares owned individually, and (ii) 4,000 grants of restricted HSBI stock.

(g)
Includes 9,459 shares owned individually, and (ii) 1,344 options to purchase shares of HSBI stock.

(h)
Mr. Scarbrough’s address is 270 N. Jeff Davis Drive, Fayetteville, GA 30214. The shares reported includes (1) 302,925 shares owned individually, (ii) 57,700 shares owned by Mr. Scarbrough’s spouse, and (iii) 43,420 shares owned by Mr. Scarbrough’s father. No conclusion is made regarding the voting or investment power of Mr. Scarbrough regarding the shares held by his spouse or his father.

LEGAL MATTERS
The validity of the First Bancshares common stock to be issued in connection with the merger will be passed upon for First Bancshares by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Bancshares and HSBI by Alston & Bird LLP (Atlanta, Georgia) and Nelson Mullins Riley & Scarborough LLP (Atlanta, Georgia), respectively.
EXPERTS
The consolidated financial statements of The First Bancshares, Inc. and subsidiaries as of December 31, 2021 and for the year then ended and the effectiveness of The First Bancshares, Inc.’s internal control over financial reporting as of December 31, 2021 have been audited by Forvis, LLP (formerly BKD, LLP), independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of The First Bancshares, Inc. and subsidiaries as of December 31, 2020 and for the two years in the period ended December 31, 2020 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Heritage Southeast Bancorporation, Inc. and subsidiary as of December 31, 2021 and 2020 and for the years then ended have been audited by Wipfli LLP, independent auditors, as set forth in their report, which has been included in this joint proxy statement/prospectus. Such consolidated financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
First Bancshares has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the First Bancshares common stock to be issued to shareholders of HSBI in the merger. This joint proxy statement/prospectus constitutes the prospectus of First Bancshares, in addition to the proxy statement of HSBI, filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, First Bancshares (File No. 000-22507) files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that First Bancshares with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, First Bancshares files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains First Bancshares’ SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from First Bancshares’ website at www.thefirstbank.com under the “Investor Relations” link and then under the “SEC Filings” heading. The website addresses for the SEC and First Bancshares are inactive textual references and except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
The SEC allows First Bancshares to “incorporate by reference” information in this joint proxy statement/prospectus. This means that First Bancshares can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that First Bancshares incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that First Bancshares files with the SEC will automatically update and supersede the information

First Bancshares included in this joint proxy statement/prospectus. This document incorporates by reference the documents that are listed below that First Bancshares previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
First Bancshares incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 11, 2022;

•
Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting, filed on April 6, 2022;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed on May 10, 2022 and August 9, 2022, respectively;

•
Current Reports on Form 8-K, filed on January 18, 2022, January 26, 2022, February 8, 2022, March 10, 2022, April 26, 2022, April 27, 2022, May 2, 2022, May 19, 2022, May 23, 2022, July 6, 2022, July 27, 2022, July 28, 2022, August 1, 2022, August 2, 2022, and August 19, 2022 respectively; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

First Bancshares also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and the date of the HSBI special meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.
Documents incorporated by reference are available from First Bancshares without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Bancshares at the following address:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402
Attention: Secretary
Telephone: (601) 268-8998
To obtain timely delivery, you must make a written or oral request for a copy of such information by [           ], 2022. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Bancshares, First Bancshares will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
You should rely only on the information contained in this joint proxy statement/prospectus. Neither First Bancshares nor HSBI has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. HSBI has supplied all of the information about HSBI and its subsidiaries contained in this joint proxy statement/prospectus and First Bancshares has supplied all of the information contained in this joint proxy statement/prospectus about First Bancshares and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
by and between
THE FIRST BANCSHARES, INC.
and
HERITAGE SOUTHEAST BANCORPORATION, INC.
Dated as of July 27, 2022

A-iii

A-iv

A-v

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of July 27, 2022, by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI” and, together with FBMS, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which HSBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the “Merger”), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors and certain shareholders of HSBI have entered into voting agreements (each a “HSBI Voting Agreement” and collectively, the “HSBI Voting Agreements”), substantially in the form attached hereto as Exhibit A-1, dated as of the date hereof, with FBMS, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the HSBI Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the HSBI Voting Agreements;
WHEREAS, as a condition to the willingness of HSBI to enter into this Agreement, certain directors of FBMS have entered into voting agreements (each a “FBMS Voting Agreement” and collectively, the “FBMS Voting Agreements”), substantially in the form attached hereto as Exhibit A-2, dated as of the date hereof, with HSBI, pursuant to which each such director has agreed, among other things, to vote certain of the FBMS Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the FBMS Voting Agreements;
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain shareholders of HSBI have entered into lock-up agreements (each a “HSBI Lock-up Agreement” and collectively, the “HSBI Lock-up Agreements”), substantially in the form attached hereto as Exhibit F;
WHEREAS, as a further condition to the willingness of FBMS to enter into this Agreement, certain employees of HSBI (or its Affiliates) have entered into termination agreements, employment agreements, or retention agreements, as further described on Exhibit E, each dated as of the date hereof, pursuant to which each such employee has agreed, among other things, to certain employment arrangements with HSBI or FBMS (or their respective Affiliates);
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that each of the Merger and the Bank Merger (as defined herein) qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for each of the Merger and the Bank Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, HSBI shall merge with and into FBMS pursuant to the terms of this

Agreement. FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of HSBI shall cease.
Section 1.02   Articles of Incorporation and Bylaws.   At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03   Bank Merger.   Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Heritage Southeast Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of HSBI (“Heritage Southeast Bank”), shall be merged (the “Bank Merger”) with and into The First Bank, a Mississippi state-chartered bank and a direct wholly owned subsidiary of FBMS (“The First”), in accordance with the provisions of applicable federal and state banking laws and regulations, and The First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and FBMS and HSBI, as the sole shareholders of The First and Heritage Southeast Bank, respectively, have approved a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and have caused the Bank Plan of Merger to be executed and delivered by The First and Heritage Southeast Bank simultaneously with the execution and delivery of this Agreement. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Heritage Southeast Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with HSBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Directors and Officers.   The directors and officers of FBMS immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers of the Surviving Entity until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Entity. The directors and officers of The First immediately prior to the Effective Time of the Bank Merger shall, from and after the Effective Time, continue as the directors and officers of the Surviving Bank until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Bank.
Section 1.05   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Georgia, as provided in the MBCA and GBCC, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be within thirty (30) days after all of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable law) in accordance with the terms hereof.
(b)   The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on a date determined by FBMS and reasonably acceptable to HSBI (the “Closing Date”), which shall be on the first Business Day of the month that begins immediately following the satisfaction or waiver of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof, at the offices of Alston &

Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place, date and time as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and HSBI the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.06   Additional Actions.   If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.07   Reservation of Right to Revise Structure.   FBMS may at any time, without the approval of HSBI, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount, form, or timing of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the Tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of HSBI’s shareholders after the Plan of Merger has been approved by HSBI’s shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of HSBI:
(a)   Each share of FBMS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of HSBI Stock owned directly by FBMS, HSBI or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “HSBI Cancelled Shares”).
(c)   Notwithstanding anything in this Agreement to the contrary, all shares of HSBI Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Title 14, Chapter 2, Article 13 of the GBCC, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the GBCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the GBCC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of HSBI Stock under the applicable provisions of the GBCC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the GBCC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. HSBI shall give FBMS (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of HSBI Stock, attempted withdrawals of such notices and any other instruments served pursuant to the GBCC and received by HSBI relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the GBCC. HSBI shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of HSBI Stock for which dissenters’ rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.
(d)   Each share of HSBI Stock (excluding Dissenting Shares and HSBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive a number of shares of FBMS Common Stock equal to the Exchange Ratio (the “Merger Consideration”). The “Exchange Ratio” shall be 0.965 shares of FBMS Common Stock per share of HSBI Stock.
Section 2.02   HSBI Stock-Based Awards.
(a)   At the Effective Time, each outstanding restricted stock award granted under the HSBI Stock Plans (an “HSBI Restricted Share”) shall, automatically and without any required action on the part of the holder thereof, become fully vested and cease to represent a restricted share of HSBI Common Stock and shall be converted into a number of shares of FBMS Common Stock equal to the product (with the result rounded down to the nearest whole number) of (i) the number of HSBI Restricted Shares subject to such award multiplied by (ii) the Exchange Ratio, with any fractional share being entitled to receive cash in lieu thereof as provided in Section 2.04 below.
(b)   At the Effective Time, each right to acquire a share of HSBI Common Stock granted under an HSBI SERP Agreement, whether vested or unvested (an “HSBI SERP Share”) shall, automatically and without any required action on the part of the holder thereof, cease to represent an HSBI SERP Share and shall be converted into a number of shares of FBMS Common Stock equal to the product (with the result rounded up to the nearest whole number) of (i) the number of HSBI SERP Shares subject to such HSBI SERP Agreement multiplied by (ii) the Exchange Ratio, with any fractional share being entitled to receive cash in lieu thereof as provided in Section 2.04 below.
(c)   At the Effective Time, each HSBI Option that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount of cash equal to the product of (A) the excess, if any, of (1) the product of (x) the Exchange Ratio, multiplied by (y) the Initial FBMS Market Price, over (2) the per share exercise price of the HSBI Option prior to the Effective Time, multiplied by (B) the number of shares of HSBI Common Stock subject to such HSBI Option prior to the Effective Time, rounding up to the nearest cent.
(d)   Prior to the Effective Time, HSBI, the HSBI Board and the compensation committee of the HSBI Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the HSBI Restricted Shares, the HSBI Options, and the HSBI SERP Shares pursuant to Section 2.02(a), Section 2.02(b) and Section 2.02(c). HSBI shall take all actions necessary to ensure that, from and after the Effective Time, neither FBMS nor any of its subsidiaries will be required to deliver shares of HSBI Common Stock or other capital stock of HSBI to any person pursuant to or in settlement of the HSBI Restricted Shares, the HSBI Options, or the HSBI SERP Shares.
Section 2.03   Rights as Shareholders; Stock Transfers.   At the Effective Time, all shares of HSBI Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of HSBI Common Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II. At the Effective Time, holders of HSBI Common Stock shall cease to be, and shall have no rights as, shareholders of HSBI, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of HSBI shall be closed, and there shall be no registration of transfers on the stock transfer books of HSBI of shares of HSBI Common Stock.
Section 2.04   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the FBMS Average Stock Price.
Section 2.05   Plan of Reorganization.   It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code for each of the Merger and the Bank Merger.
Section 2.06   Exchange Procedures.   FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to mail or otherwise cause to be delivered to each Holder, appropriate and customary transmittal materials in form and substance mutually agreed upon by the Parties, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.07   Deposit and Delivery of Merger Consideration.
(a)   Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock and cash sufficient to deliver the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of HSBI Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.
(b)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of HSBI for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of HSBI who have not theretofore complied with this Section 2.07 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of FBMS Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of HSBI Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of HSBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of HSBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of HSBI Common Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)   FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.
Section 2.08   Rights of Certificate Holders after the Effective Time.
(a)   All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)   In the event of a transfer of ownership of a Certificate representing HSBI Common Stock that is not registered in the stock transfer records of HSBI, the proper amount of cash and/or shares of FBMS Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such HSBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of FBMS or the Exchange Agent that the Tax has been paid or is not applicable.
Section 2.09   Anti-Dilution Provisions.   If the number of shares of FBMS Common Stock or HSBI Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of HSBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HSBI
Except as set forth in the disclosure schedule delivered by HSBI to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “HSBI Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the HSBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HSBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on HSBI and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, HSBI hereby represents and warrants to FBMS as follows:
Section 3.01   Organization and Standing.   Except as disclosed on HSBI Disclosure Schedule 3.01, each of HSBI and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to HSBI.
Section 3.02   Capital Stock.
(a)   The authorized capital stock of HSBI consists of 50,000,000 shares of HSBI Common Stock and 1,000,000 shares of HSBI Preferred Stock. As of the date hereof, there are 7,020,849 shares of HSBI Common Stock issued and outstanding and no shares of HSBI Preferred Stock issued and outstanding. As of the date hereof, there are 35,236 HSBI Options and 6,000 HSBI Restricted Shares outstanding. There are no shares of HSBI Stock held by any of HSBI’s Subsidiaries. HSBI Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of HSBI, of each Holder, and the number of shares of HSBI Stock held by each such Holder. The issued and outstanding shares of HSBI Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any HSBI shareholder. All shares of HSBI Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)   HSBI Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of HSBI Restricted Shares, outstanding HSBI Options, or other outstanding Rights of HSBI the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of HSBI Common Stock, or any other security of HSBI, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the HSBI Stock Plan under which such award was granted, if applicable. Each HSBI Restricted Share and all other outstanding HSBI Rights comply with or are exempt from Section 409A of the Code and qualify for the tax treatment afforded thereto in HSBI’s Tax Returns. Each grant of HSBI Restricted Shares, outstanding HSBI Options, or other outstanding HSBI Rights was appropriately authorized by the board of directors of HSBI or the compensation committee thereof, was made in accordance with the terms of the HSBI Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of HSBI or the compensation committee thereof. Except as otherwise disclosed on HSBI Disclosure Schedule 3.02(b), there are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which HSBI or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of HSBI or any of HSBI’s Subsidiaries or obligating HSBI or any of HSBI’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, HSBI or any of HSBI’s Subsidiaries. There are no obligations, contingent or otherwise, of HSBI or any of HSBI’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of HSBI Common Stock or capital stock of any of HSBI’s Subsidiaries or any other securities of HSBI or any of HSBI’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the HSBI Voting Agreements and except as otherwise disclosed on HSBI Disclosure Schedule 3.02(b), there are no agreements, arrangements or other understandings with respect to the voting of HSBI’s capital stock and there are no agreements or arrangements under which HSBI is obligated to register the sale of any of its securities under the Securities Act.

(c)   HSBI is not a party to any agreement that provides holders of HSBI Stock with rights as holders of HSBI Stock that are in addition to those provided by HSBI’s articles of incorporation, HSBI’s bylaws, or by applicable Law.
Section 3.03   Subsidiaries.
(a)   HSBI Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of HSBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by HSBI. Except as set forth in HSBI Disclosure Schedule 3.03(a), (i) HSBI owns, directly or indirectly, all of the issued and outstanding equity securities of each HSBI Subsidiary, (ii) no equity securities of any of HSBI’s Subsidiaries are or may become required to be issued (other than to HSBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to HSBI or a wholly-owned Subsidiary of HSBI), (iv) there are no contracts, commitments, understandings or arrangements relating to HSBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by HSBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by HSBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither HSBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)   Neither HSBI nor any of HSBI’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Heritage Southeast Bank. Except as set forth in HSBI Disclosure Schedule 3.03(b), neither HSBI nor any of HSBI’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power.
(a)   HSBI and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and HSBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite HSBI Shareholder Approval.
(b)   HSBI has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of HSBI and each of its Subsidiaries, the minute books of HSBI and each of its Subsidiaries (with confidential supervisory information and other privileged or materially sensitive information redacted), and the stock ledgers and stock transfer books of HSBI and each of its Subsidiaries. Neither HSBI nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of HSBI and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of HSBI and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of HSBI and each of its Subsidiaries.
Section 3.05   Corporate Authority.   Subject only to the receipt of the Requisite HSBI Shareholder Approval at the HSBI Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of HSBI and the board of directors of HSBI on or prior to the date hereof. The board of directors of HSBI has directed that this Agreement be submitted to HSBI’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite HSBI Shareholder Approval in accordance with the GBCC and HSBI’s articles of incorporation and bylaws, no other vote or action of the shareholders of HSBI is required by Law, the articles of incorporation or bylaws of HSBI or otherwise to approve this Agreement and the transactions contemplated hereby. HSBI has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by

FBMS, this Agreement is a valid and legally binding obligation of HSBI, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).
Section 3.06   Regulatory Approvals; No Defaults.
(a)   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by HSBI or any of its Subsidiaries in connection with the execution, delivery or performance by HSBI of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, FINRA, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Mississippi Department of Banking and Consumer Finance (the “MDBCF”), the Georgia Department of Banking and Finance (the “GDBF”), and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FRB, the FDIC, the MDBCF, the GDBF, or other applicable Governmental Authorities, the Secretary of State of the State of Mississippi, and the Secretary of State of the State of Georgia to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement (the “FBMS Common Stock Issuance”) and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite HSBI Shareholder Approval and as set forth on HSBI Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HSBI do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of HSBI or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HSBI or any of its respective Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on HSBI or could reasonably be expected to result in a financial obligation or penalty) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of HSBI or any of its Subsidiaries or to which HSBI or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except with respect to clauses (3) and (4), as would not reasonably be expected to have a Material Adverse Effect on HSBI.
(b)   As of the date hereof, HSBI has no Knowledge of any reason (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)   HSBI has previously delivered or made available to FBMS copies of HSBI’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31,

2021, 2020 and 2019, accompanied by the unqualified audit reports of Wipfli LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2022 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of HSBI and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied. The Unaudited Financial Statements are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations of HSBI and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to HSBI), the absence of statements of changes in shareholders’ equity and statements of cash flow, and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than the HSBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of HSBI. The audits of HSBI have been conducted in accordance with GAAP. Since December 31, 2019, neither HSBI nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2019. True, correct and complete copies of the Financial Statements have been made available to FBMS prior to the date of this Agreement.
(b)   The records, systems, controls, data and information of HSBI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HSBI or its Subsidiaries or accountants (including all means of access thereto and therefrom), except to the extent such records are stored and maintained by third party data processors. HSBI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. HSBI has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of HSBI (i) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect HSBI’s ability to record, process, summarize and report financial data and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in HSBI’s internal control over financial reporting.
(c)   Since January 1, 2019, neither HSBI nor any of its Subsidiaries nor, to HSBI’s Knowledge, any director, officer, employee, auditor, accountant or representative of HSBI or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of HSBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HSBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08   Regulatory Reports.   Since January 1, 2019, HSBI and its Subsidiaries have timely filed with the FRB, the FDIC, the GDBF, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all material fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Except for normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified HSBI or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of HSBI, threatened an investigation into the business or operations of HSBI or any of its Subsidiaries since January 1, 2019. There is no material and unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of HSBI or any of its Subsidiaries.
Section 3.09   Absence of Certain Changes or Events.   Except as set forth in HSBI Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since January 1, 2022, (a) HSBI and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to HSBI, and (c) neither HSBI nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(b).
Section 3.10   Legal Proceedings.
(a)   There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of HSBI, threatened against HSBI or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which HSBI or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, including any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature, that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment or decree or regulatory restriction imposed upon HSBI or any of its Subsidiaries, or the assets of HSBI or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Entity or any of its Subsidiaries or Affiliates), and neither HSBI nor any of its Subsidiaries has any Knowledge of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of HSBI or any of HSBI’s Subsidiaries.
Section 3.11   Compliance With Laws.
(a)   HSBI and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither HSBI nor any of its Subsidiaries has been advised of any material supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations, and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers.
(b)   HSBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to HSBI’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither HSBI nor any of its Subsidiaries has received, since January 1, 2019, written or, to HSBI’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of HSBI or its Subsidiaries.
Section 3.12   HSBI Material Contracts; Defaults.
(a)   Other than the HSBI Benefit Plans or as listed in the HSBI Disclosure Schedule 3.12, neither HSBI nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of HSBI or any of its Subsidiaries to indemnification from HSBI or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of HSBI or its respective Subsidiaries; (iii) related to the borrowing by HSBI or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by HSBI or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $75,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by HSBI or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of HSBI or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which HSBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is listed in HSBI Disclosure Schedule 3.12(a), and is referred to herein as a “HSBI Material Contract.” HSBI has previously made available to FBMS true, complete and correct copies of each such HSBI Material Contract, including any and all amendments and modifications thereto.
(b)   Each HSBI Material Contract is valid and binding on HSBI and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that HSBI hereby represents and warrants that, to its Knowledge, each HSBI Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to HSBI; and, neither HSBI nor any of its Subsidiaries is in material default under any HSBI Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.
(c)   HSBI Disclosure Schedule 3.12(c) sets forth a true and complete list of all HSBI Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by HSBI of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.   Neither HSBI nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “HSBI Regulatory Agreement”) that restricts, or by its terms will in the future restrict, in any material respect, the conduct of HSBI’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has HSBI or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any HSBI Regulatory Agreement. To HSBI’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to HSBI or any of its Subsidiaries.
Section 3.14   Brokers; Fairness Opinion.   Neither HSBI nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that HSBI has engaged, and will pay a fee or commission to Piper Sandler & Co. (“HSBI Financial Advisor”), in accordance with the terms of a letter agreement between HSBI Financial Advisor and HSBI, a true, complete and correct copy of which has been previously delivered by HSBI to FBMS. HSBI has received the opinion of the HSBI Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of HSBI Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15   Employee Benefit Plans.
(a)   HSBI Disclosure Schedule 3.15(a) sets forth a true and complete list of each HSBI Benefit Plan. For purposes of this Agreement, “HSBI Benefit Plans” means all material benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of HSBI or any of its Subsidiaries (such current employees collectively, the “HSBI Employees”) or their beneficiaries and dependents, (ii) covering current or former directors of HSBI or any of its Subsidiaries or their beneficiaries and dependents, or (iii) with respect to which HSBI or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, retirement, and other policies, plans or arrangements, whether or not subject to ERISA.
(b)   With respect to each HSBI Benefit Plan, HSBI has provided to FBMS true and complete copies of current plan documents for such HSBI Benefit Plan, any trust instruments, and insurance contracts or other funding arrangements forming a part of such HSBI Benefit Plan and all amendments thereto, all current summary plan descriptions and summary of material modifications, IRS Form 5500 for the three (3) most recently completed plan years (if applicable), the most recent IRS determination, opinion, notification or advisory letters (if applicable), with respect thereto, and any material correspondence from any regulatory agency. In addition, with respect to the HSBI Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to FBMS.
(c)   All HSBI Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each HSBI Benefit Plan which is intended to be qualified under Section 401(a) of the Code (an “HSBI 401(a) Plan”), is so qualified and has received a favorable opinion, determination or advisory letter from the IRS, and, to HSBI’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such HSBI 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in an HSBI 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All HSBI Benefit Plans have been administered in accordance, in all material respects, with their terms. There is no pending or, to HSBI’s Knowledge, threatened litigation or regulatory action relating to the HSBI Benefit Plans. Neither HSBI nor any of its Subsidiaries has engaged in a transaction with respect to any HSBI Benefit Plan, including an HSBI 401(a) Plan, that could subject HSBI or any of its Subsidiaries to a material tax or penalty under any Law including Section 4975 of the Code or Section 502(i) of ERISA. No HSBI 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to HSBI’s Knowledge, threatened by the IRS or the Department of Labor with respect to any HSBI Benefit Plan. To HSBI’s Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any HSBI Benefit Plan.
(d)   No liability under Title IV of ERISA or Section 412 of the Code has been or is expected to be incurred by HSBI, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by HSBI, any of its Subsidiaries or any of HSBI’s related organizations described in Code Sections 414(b), (c), (m), or (o), or any entity which is considered one employer with HSBI or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”). Neither HSBI nor any ERISA Affiliate has within the past ten (10) years maintained, sponsored, or contributed to, or been obligated to contribute to, a plan subject to Title IV of ERISA or Section 412 of the Code. None of HSBI or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Except as set forth on HSBI Disclosure Schedule 3.15(d), neither HSBI nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) or Section 412 of the Code. Neither HSBI nor any of its Subsidiaries has within the past ten (10) years sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). To HSBI’s Knowledge, no notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any HSBI Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)   All contributions required to be made with respect to all HSBI Benefit Plans have been timely made. No HSBI Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)   No HSBI Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any HSBI Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law (which, in some cases, may be company-paid).
(g)   All HSBI Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. HSBI may amend or terminate any such HSBI Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination (other than expenses incurred but not yet reported or coverage required by Code Section 4980B).
(h)   Except as otherwise provided for in this Agreement or as set forth in HSBI Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement nor consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event), will (i) entitle any current or former HSBI Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former HSBI Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other obligation pursuant to, any of the HSBI Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the HSBI Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of HSBI or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the HSBI Benefit Plans.

(i)   Except as set forth in HSBI Disclosure Schedule 3.15(i), (i) each HSBI Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a HSBI Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Except as set forth in HSBI Disclosure Schedule 3.15(i), neither HSBI nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a HSBI Benefit Plan for any interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)   No HSBI Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither HSBI nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)   HSBI has made available to FBMS copies of Code Section 280G calculations with respect to the disqualified individuals referenced in such calculations in connection with the transactions contemplated by this Agreement.
(l)   HSBI Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance, or similar contract, plan, or arrangement with or which covers any present or former director, officer, employee, or consultant of HSBI or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any HSBI Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)   HSBI and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HSBI or any of its Subsidiaries for purposes of each HSBI Benefit Plan, ERISA and the Code.
Section 3.16   Labor Matters.   Neither HSBI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to HSBI’s Knowledge threatened, asserting that HSBI or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel HSBI or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against HSBI pending or, to HSBI’s Knowledge, threatened, nor to HSBI’s Knowledge is there any activity involving HSBI Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To HSBI’s Knowledge, HSBI and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for HSBI or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To HSBI’s Knowledge, no officer of HSBI or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
Section 3.17   Environmental Matters.   (a) To its Knowledge, HSBI and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of HSBI, threatened against HSBI or any of its Subsidiaries or any real property or facility presently owned, operated or leased by HSBI or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither HSBI nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of HSBI, there have been no releases of

Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by HSBI or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to HSBI or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of HSBI, there are no underground storage tanks on, in or under any property currently owned, operated or leased by HSBI or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)   Each of HSBI and its Subsidiaries has duly and timely filed (taking into account all applicable extensions timely and properly obtained) all income Tax Returns and all other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All income Taxes and all other material Taxes due and owing by HSBI or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither HSBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither HSBI nor any of its Subsidiaries has ever received written notice of any claim by any Taxing Authority in a jurisdiction where HSBI or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of HSBI or any of its Subsidiaries.
(b)   HSBI and each of its Subsidiaries have properly collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and Taxes required to be collected or withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under state, local, or foreign law.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of HSBI or any of its Subsidiaries. Neither HSBI nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where HSBI or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against HSBI or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled.
(d)   HSBI has delivered or made available to FBMS true and complete copies of the foreign, federal, state or local Tax Returns filed with respect to HSBI or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by HSBI for taxable periods ended on or after December 31, 2018.
(e)   There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against HSBI or any of its Subsidiaries, and neither HSBI nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. No private letter rulings, technical advice memorandums or similar rulings have been entered into with, or received from, any Taxing Authority by HSBI or any of its Subsidiaries.
(f)   Neither HSBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither HSBI nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any material obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among HSBI and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further payments being required to be made). Neither HSBI nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was HSBI), or (ii) has any liability for the Taxes of any Person (other than HSBI and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(g)   The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by HSBI and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2018, neither HSBI nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)   Neither HSBI nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law) effected or created, as the case may be, on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Code Section 965.
(i)   Since January 1, 2019, neither HSBI nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   Neither HSBI nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Regulations in any tax year.
(k)   Neither HSBI nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(l)   Neither HSBI nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of HSBI there is no fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(m)   HSBI and each of its Subsidiaries is in material compliance with all federal, state, and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(n)   Neither HSBI nor any of its Subsidiaries have (i) applied for or received loans or payments under the CARES Act (or any comparable, analogous or similar provision of state, local or non-U.S. Law or conforming U.S. Law), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, (ii) claimed any “Employee Retention Tax Credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund or otherwise claimed any tax credits under the CARES Act or the Families First Coronavirus Response Act, Pub. L. 116-127 (or any comparable, analogous or similar provision of state, local or non-U.S. Law or conforming U.S. Law) (the “FFCRA”), including for providing any paid sick leave under the FFCRA, or (iii) any Deferred Payroll Taxes.

(o)   Set forth in HSBI Disclosure Schedule 3.18(o) are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution, and other Tax carryforwards (by type of carryforward and expiration date, if any) of HSBI and each of its Subsidiaries. Except as set forth on HSBI Disclosure Schedule 3.18(o), none of those carryforwards are, as of the Closing Date and without giving effect to the Merger, presently subject to limitation under Section 382, 383, or 384 of the Code, or the federal consolidated return Regulations, or any analogous provision of foreign, state, or local Law.
Section 3.19   Investment Securities.   HSBI Disclosure Schedule 3.19 sets forth as of December 31, 2021, the HSBI Investment Securities, as well as any purchases or sales of HSBI Investment Securities between December 31, 2021 to and including March 31, 2022, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any HSBI Investment Securities sold during such time period between December 31, 2021 to and including March 31, 2022. Neither HSBI nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Heritage Southeast Bank.
Section 3.20   Derivative Transactions.
(a)   To HSBI’s Knowledge, all Derivative Transactions entered into by HSBI or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and published regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HSBI or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. HSBI and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction is listed in HSBI Disclosure Schedule 3.20(b), and the financial position of HSBI or its Subsidiaries under or with respect to each has been reflected in the books and records of HSBI or its Subsidiaries in accordance with GAAP, and no material open exposure of HSBI or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in HSBI Disclosure Schedule 3.20(b).
(c)   No Derivative Transaction, were it to be a Loan held by HSBI or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.   HSBI and Heritage Southeast Bank are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   HSBI Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which HSBI or any of its Subsidiaries is a creditor which, as of March 31, 2022, were over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of HSBI or any of its Subsidiaries, or to the Knowledge of HSBI, any affiliate of any of the foregoing. Set forth in HSBI Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of HSBI and its Subsidiaries that, as of March 31, 2022, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Heritage Southeast Bank, HSBI or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Heritage Southeast Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)   HSBI Disclosure Schedule 3.22(b) identifies each asset of HSBI or any of its Subsidiaries that as of March 31, 2022 was classified as other real estate owned (“OREO”) and the book value thereof as of March 31, 2022 as well as any assets classified as OREO between December 31, 2021 and March 31, 2022 and any sales of OREO between December 31, 2021 and March 31, 2022, reflecting any gain or loss with respect to any OREO sold.
(c)   Each Loan held in HSBI’s or any of its Subsidiaries’ loan portfolio (each a “HSBI Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of HSBI and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)   All currently outstanding HSBI Loans were solicited and originated, and have been administered, in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding HSBI Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the HSBI Loans that are not reflected in the written records of HSBI or its Subsidiary, as applicable. All such HSBI Loans are owned by HSBI or its Subsidiary free and clear of any Liens other than Liens on loans or commitments provided to the Subsidiary by the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any HSBI Loan have been asserted in writing against HSBI or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and HSBI has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by HSBI from third parties that are described on HSBI Disclosure Schedule 3.22(d), no HSBI Loans are presently serviced by third parties and there is no obligation which could result in any HSBI Loan becoming subject to any third party servicing.
(e)   Except as set forth in the HSBI Disclosure Schedule 3.22(e), neither HSBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates HSBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of HSBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by HSBI or any of its Subsidiaries, and none of the agreements pursuant to which HSBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)   Neither HSBI nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23   Allowance for Loan and Lease Losses.   HSBI’s allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2021 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with HSBI’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.   Neither HSBI nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25   Investment Management and Related Activities.   Except as set forth in HSBI Disclosure Schedule 3.25, none of HSBI, any HSBI Subsidiary or any of their respective directors, officers or employees (as a result of their activities for and on behalf of HSBI or any HSBI Subsidiary) is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.   With respect to all agreements pursuant to which HSBI or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, HSBI or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance.   The deposits of Heritage Southeast Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Heritage Southeast Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to HSBI’s Knowledge, threatened.
Section 3.28   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither HSBI nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither HSBI nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause HSBI or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in material compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of HSBI and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29   Transactions with Affiliates.   Except as set forth in HSBI Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by HSBI or any of its Subsidiaries to, and neither HSBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of HSBI or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with HSBI or any of its Subsidiaries and other than deposits held by Heritage Southeast Bank in the Ordinary Course of Business, or (b) any other Affiliate of HSBI or any of its Subsidiaries. Except as set forth in HSBI Disclosure Schedule 3.29, neither HSBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Heritage Southeast Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30   Tangible Properties and Assets.
(a)   HSBI Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by HSBI and each of its Subsidiaries. Except as set forth in HSBI Disclosure Schedule 3.30(a), HSBI or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), material to its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar Liens arising in the Ordinary Course of Business, (iii) any Liens imposed by applicable Law, and (iv) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to HSBI’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that HSBI or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including a pending or threatened taking of any of such real property by eminent domain. HSBI has in its possession true and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in HSBI Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject.
(b)   HSBI Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which HSBI or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither HSBI nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To HSBI’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a material breach by HSBI or any of its Subsidiaries of, or default by HSBI or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To HSBI’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. HSBI and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in HSBI Disclosure Schedule 3.30(b), have been furnished or made available to FBMS.
(c)   All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of HSBI and its Subsidiaries.
Section 3.31   Intellectual Property.   HSBI Disclosure Schedule 3.31 sets forth a true, complete and correct list of all HSBI Intellectual Property that is owned by HSBI. HSBI or its Subsidiaries owns or has a valid license to use all HSBI Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to licensed Intellectual Property and Software). The HSBI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of HSBI and its Subsidiaries as currently conducted. The HSBI Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither HSBI nor any of its Subsidiaries has received notice challenging the validity or enforceability of HSBI Intellectual Property. None of HSBI or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by HSBI of its obligations hereunder, in material violation of any licenses, sublicenses and other agreements as to which HSBI or any of its Subsidiaries is a party and pursuant to which HSBI or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or Software, and neither HSBI nor any of its Subsidiaries has received notice challenging HSBI’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of HSBI or any of its Subsidiaries to own or use any of HSBI Intellectual Property.
Section 3.32   Insurance.
(a)   HSBI Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by HSBI and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. HSBI and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of HSBI reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither HSBI nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither HSBI nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)   HSBI Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by HSBI or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by HSBI or its Subsidiaries, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under HSBI’s BOLI. Neither HSBI nor any of HSBI’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34   HSBI Information.   The information relating to HSBI and its Subsidiaries that is provided by or on behalf of HSBI for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply in as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to HSBI’s shareholders and as of the date of the HSBI Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any answer or subsequent filing as of a later date shall be deemed to modify information as of an earlier date.
Section 3.35   Transaction Costs.   HSBI Disclosure Schedule 3.35 sets forth estimates as of the date of this Agreement of attorneys’ fees, investment banking fees, accounting fees and other costs or fees of HSBI and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.36   Bank Holding Company.   HSBI is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37   No Other Representations or Warranties.   Except for the representations and warranties made by HSBI in this Article III and for the disclosures contained in the HSBI Disclosure Schedule, neither HSBI nor any other person makes any express or implied representation or warranty with respect to HSBI, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HSBI hereby disclaims any such other representations or warranties. HSBI acknowledges and agrees that neither FBMS nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the FBMS Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FBMS
Except as set forth in the FBMS Reports or disclosure schedule delivered by FBMS to HSBI prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “FBMS Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, FBMS hereby represents and warrants to HSBI as follows:
Section 4.01   Organization and Standing.   Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.02   Capital Stock.   The authorized capital stock of FBMS consists of 40,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock. As of the date hereof, 20,529,184 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. As of the date hereof, 383,432 shares of FBMS Common Stock are reserved for issuance pursuant to the FBMS Stock Incentive Plan. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of FBMS’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. Except for the FBMS Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of FBMS Common Stock.
Section 4.03   Corporate Power.
(a)   FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite FBMS Shareholder Approval.
(b)   FBMS has made available to HSBI a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04   Corporate Authority.   Subject only to the receipt of the Requisite FBMS Shareholder Approval at the FBMS Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS and the board of directors of FBMS on or prior to the date hereof. The board of directors of FBMS has directed that this Agreement be submitted to FBMS’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite FBMS Shareholder Approval in accordance with the MBCA and FBMS’s articles of incorporation and bylaws, no other vote or action of the shareholders of FBMS is required by Law, the articles of incorporation or bylaws of FBMS or otherwise to approve this Agreement and the transactions contemplated hereby. FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05   SEC Documents; Financial Statements.
(a)   FBMS has filed or furnished all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file or furnish since January 1, 2019 (the “FBMS Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports. FBMS is eligible to use SEC Form S-3.
(b)   The consolidated financial statements of FBMS (or incorporated by reference) included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated balance sheets of FBMS and its Subsidiaries and the consolidated statements of income, other comprehensive income, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)   FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS’s internal control over financial reporting. These disclosures were made in writing by management to FBMS’s auditors and audit committee. There is no reason to believe that FBMS’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2019, neither FBMS nor any of its Subsidiaries nor, to FBMS’s Knowledge, any director, officer, employee, auditor, accountant or representative of FBMS or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FBMS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FBMS or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Matters.
(a)   FBMS and The First are “well-capitalized,” as such term is defined in the applicable state and federal banking rules and regulations
(b)   FBMS is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
(c)   The deposit accounts of The First are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FBMS’s Knowledge, threatened. The First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(d)   Neither FBMS nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “FBMS Regulatory Agreement”) that restricts, or by its terms will in the future restrict, in any material respect, the conduct of FBMS’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has HSBI or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any FBMS Regulatory Agreement. To FBMS’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to FBMS or any of its Subsidiaries. amended.
(e)   Since January 1, 2019, FBMS and each of its Subsidiaries has timely filed with the SEC, the Office of the Comptroller of the Currency, the FRB, the FDIC, the MDBCF, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations.
(f)   Except for normal examinations conducted by a Governmental Authority in the regular course of the business of FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2019.
(g)   There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries.
Section 4.07   Regulatory Approvals; No Defaults.   No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement — Prospectus and the Registration Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the Requisite FBMS Shareholder Approval, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FRB, applicable state banking agencies, and the Secretary of State of the State of Mississippi to cause the Bank Merger to become effective, (v) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS or any of its Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order permit, license, credit agreements, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except with respect to clauses (3) and (4), as would not reasonably be expected to have a Material Adverse Effect on FBMS. As of the date hereof, FBMS has no Knowledge of any reason, with respect to FBMS or its Subsidiaries, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08   FBMS Information.   The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to HSBI shareholders and as of the date of the HSBI Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus not provided by or on behalf of HSBI for inclusion in the Proxy Statement-Prospectus will comply as to form in all material respects with the requirements of Form S-4.
Section 4.09   Absence of Certain Changes or Events.   Except as reflected or disclosed in FBMS’s Annual Report on Form 10-K for the year ended December 31, 2021 or in the FBMS Reports since December 31, 2021, as filed with the SEC, since December 31, 2021, (i) there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS; and (ii) neither FBMS nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.02(b).
Section 4.10   Compliance with Laws.
(a)   FBMS and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.
(b)   FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)   Neither FBMS nor any of its Subsidiaries has received, since January 1, 2019, written or, to FBMS’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.11   Legal Proceedings.
(a)   Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.12   Community Reinvestment Act, Anti-money Laundering and Customer Information Security(a)   . Neither FBMS nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither FBMS nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause FBMS or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in material compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of FBMS and its Subsidiaries has implemented an anti-money laundering program that (x) contains adequate and appropriate customer identification and verification procedures and (y) meets the material requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.13   Tax Matters.
(a)   Each of FBMS and its Subsidiaries has duly and timely filed (taking into account all applicable extensions timely and properly obtained) all income Tax Returns and all other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All income Taxes and all other material Taxes due and owing by FBMS or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither FBMS nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where FBMS or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FBMS or any of its Subsidiaries.
(b)   FBMS and each of its Subsidiaries have properly collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and Taxes required to be collected or withheld and paid pursuant to Sections 1441, 1442, and 3406 of the Code or similar provisions under state, local, or foreign law.
(c)   No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of FBMS or any of its Subsidiaries. Neither FBMS nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where FBMS or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) written notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed by any Taxing Authority against FBMS or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled.
(d)   Since January 1, 2019, neither FBMS nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code
(e)   Neither FBMS nor any of its Subsidiaries has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Regulations in any tax year.
(f)   Neither FBMS nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(g)   Neither FBMS nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.14   Brokers.   Neither FBMS nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that FBMS has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc. (“FBMS Financial Advisor”), in accordance with the terms of a letter agreement between FBMS Financial Advisor and FBMS.
Section 4.15   Antitakeover.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 4.16   No Other Representations or Warranties.   Except for the representations and warranties made by FBMS in this Article IV and for the disclosures contained in the FBMS Disclosure Schedule, neither FBMS nor any other person makes any express or implied representation or warranty with respect to FBMS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FBMS hereby disclaims any such other representations or warranties. FBMS acknowledges and agrees that neither HSBI nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the HSBI Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of HSBI.
(a)   Affirmative Covenants.   During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the HSBI Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), HSBI shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, HSBI will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of HSBI and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans.
(b)   Negative Covenants.   Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in HSBI Disclosure

Schedule 5.01(b), (y) as otherwise expressly permitted or required by this Agreement, or (z) as consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed, and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of HSBI and Heritage Southeast Bank, as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of HSBI and its Subsidiaries), HSBI shall not and shall not permit its Subsidiaries to:
(i)   Stock.   (i) Except pursuant to the exercise of HSBI Options outstanding as of the date of this Agreement, pursuant to the settlement of HSBI SERP Agreements outstanding as of the date of this Agreement, or in connection with the maintenance of the pledge of all issued and outstanding Heritage Southeast Bank common stock to secure HSBI’s outstanding loan from First Tennessee Bank, N.A., issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the HSBI Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement or pursuant to a net settlement to cover exercise price and/or tax withholding, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(ii)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to HSBI.
(iii)   Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of HSBI or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 10% for any individual or 4% in the aggregate for all employees of HSBI or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in HSBI Disclosure Schedule 5.01(b)(iii), (ii) as specifically provided for by this Agreement (including as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, or (iv) as otherwise set forth in HSBI Disclosure Schedule 5.01(b)(iii).
(iv)   Hiring.   Hire any person as an employee or officer of HSBI or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed the lesser of $125,000 and 110% of the base salary of the former employee to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(v)   Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in HSBI Disclosure Schedule 5.01(b)(v), (iii) as previously disclosed to FBMS and set forth in HSBI Disclosure Schedule 5.01(b)(v), or (iv) as may be required pursuant to the terms of this Agreement) any HSBI Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other material employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HSBI or any of its Subsidiaries.
(vi)   Acceleration of Vesting.   Take action to accelerate the vesting of any HSBI Restricted Share (except (i) to satisfy contractual obligations existing as of the date hereof and set forth in HSBI

Disclosure Schedule 5.01(b)(vi), (ii) as previously disclosed to FBMS and set forth in HSBI Disclosure Schedule 5.01(b)(vi), or (iii) as may be required pursuant to the terms of this Agreement.
(vii)   Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in HSBI Disclosure Schedule 5.01(b)(vii), or making or renewing loans to officers directors, or any of their respective immediate family members or any Affiliates or Associates that are otherwise permitted by Section 5.01(b)(xx) and compliant with HSBI Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(viii)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to HSBI or any of its Subsidiaries.
(ix)   Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any substantial portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.
(x)   Capital Expenditures.   Make any capital expenditures in amounts exceeding $100,000 individually, or $500,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from HSBI.
(xi)   Governing Documents.   Amend HSBI’s articles of incorporation or bylaws or any equivalent documents of HSBI’s Subsidiaries.
(xii)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(xiii)   Contracts.   Except as set forth in HSBI Disclosure Schedule 5.01(b)(xiii), enter into, amend, modify, terminate, extend or waive any material provision of, any HSBI Material Contract (or any contract that would be a HSBI Material Contract if it were in effect on the date of this Agreement), material Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than amendments, modifications, terminations, extensions, waivers, or changes not materially adverse to HSBI or any of its Subsidiaries, except, in all such cases, as reasonably requested by FBMS.
(xiv)   Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HSBI or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves the payment by HSBI or any of its Subsidiaries of an amount not covered or paid by an insurer or third party which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of HSBI or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations.
(xv)   Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority;

(iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(xvi)   Derivative Transactions.   Enter into any Derivative Transaction other than pursuant to customer hedging program activity consistent with past practice and in a value not to exceed $5,000,000.
(xvii)   Indebtedness.   Except as set forth in HSBI Disclosure Schedule 5.01(b)(xvii), incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(b)(xx).
(xviii)   Investment Securities.   (i) Other than in accordance with HSBI’s investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the HSBI Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(xix)   Deposits.   Other than (i) in the Ordinary Course of Business or (ii) consistent with Peer Financial Institutions, taking into account changes in interest rates after the date hereof, make any material changes to deposit pricing.
(xx)   Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in HSBI Disclosure Schedule 5.01(b)(xx) (i) make, increase, or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by HSBI or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $150,000, in the aggregate, (B) loan secured by other than a first lien in excess of $750,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios set forth in appendix A of 12 CFR Part 365, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $1,250,000, (E) any loan that is not made in conformity with HSBI’s ordinary course lending policies and guidelines in effect as of the date hereof, (F) secured loan in excess of $5,000,000, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced and inclusive of any government guaranteed loans), would result in the aggregate outstanding loans to any borrower of HSBI or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) being in excess of $5,000,000, (ii) renew or extend any loan or extension of credit outstanding as of the date hereof with a principal balance in excess of $10,000,000, (iii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools or SBA or government guaranteed loans sold in the Ordinary Couse of Business), or (iv) acquire any servicing rights, or, except for SBA guaranteed loans sold in the Ordinary Course of Business, sell or otherwise transfer any loan where HSBI or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(b)(xx) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within two (2) Business Day after the loan package is delivered to such individual.
(xxi)   Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by HSBI or its Subsidiaries.
(xxii)   Taxes.   Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or fail to timely pay any Taxes (including estimated Taxes) or fail to file any Tax Returns that become due.
(xxiii)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or material default by HSBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any HSBI Material Contract, material Lease or material license to which HSBI or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(xxiv)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxv)   Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair HSBI’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(xxvi)   Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that HSBI may repurchase, redeem or otherwise acquire shares of HSBI Common Stock in connection with the payment of the withholding taxes owed by a holder of HSBI Restricted Shares upon the vesting of a HSBI Restricted Share or by a holder of HSBI SERP Shares upon settlement of HSBI SERP Agreements.
(xxvii)   Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.
(xxviii)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxix)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(xxx)   Tax Treatment of Each of the Merger and the Bank Merger.   Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
Section 5.02   Covenants of FBMS.
(a)   Affirmative Covenants.   From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.

(b)   Negative Covenants.   From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FBMS’s ability to consummate the Merger or the transactions contemplated by this Agreement without a Burdensome Condition, (ii) prevent, delay or impair The First’s ability to perform its obligations under the Bank Plan of Merger, or (iii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   Shareholder Approvals.
(a)   Each of FBMS and HSBI shall call, give notice of, convene and hold a meeting of its shareholders (the “FBMS Meeting” and the “HSBI Meeting,” respectively) as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite FBMS Shareholder Approval and the Requisite HSBI Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of FBMS and HSBI shall use its commercially reasonable efforts to obtain from the shareholders of FBMS and HSBI, as the case may be, the Requisite FBMS Shareholder Approval, in the case of FBMS, and the Requisite HSBI Shareholder Approval, in the case of HSBI, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Proxy Statement/Prospectus) that they approve this Agreement and the transactions contemplated hereby, including, with respect to FBMS, the FBMS Common Stock Issuance. FBMS or HSBI shall adjourn or postpone the FBMS Meeting or the HSBI Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of FBMS Common Stock or the HSBI Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting FBMS or HSBI as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite FBMS Shareholder Approval or the Requisite HSBI Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the FBMS Meeting and HSBI Meeting shall be convened, the FBMS Stock Issuance and this Agreement shall be submitted to the shareholders of FBMS, and this Agreement shall be submitted to the shareholders of HSBI, at the FBMS Meeting and HSBI Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either FBMS or HSBI of such obligation. FBMS and HSBI shall use their commercially reasonable efforts to cooperate to hold the FBMS Meeting and HSBI Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.
(b)   Except to the extent HSBI has made an HSBI Subsequent Determination in accordance with Section 5.09, (i) the board of directors of HSBI shall at all times prior to and during the HSBI Meeting recommend approval of this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of HSBI and any other matters required to be approved by HSBI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “HSBI Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the HSBI Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite HSBI Shareholder Approval, HSBI will not adjourn or postpone the HSBI Meeting unless HSBI is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of HSBI. HSBI shall keep FBMS updated with respect to the proxy solicitation results in connection with the HSBI Meeting as reasonably requested by FBMS.
(c)   The board of directors of FBMS shall at all times prior to and during the FBMS Meeting recommend approval of this Agreement and the transactions contemplated hereby (including the Merger and the FBMS Common Stock Issuance) by the shareholders of FBMS and any other matters required to be approved by FBMS’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “FBMS Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of HSBI or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite FBMS Shareholder Approval, FBMS will not adjourn or postpone the FBMS Meeting. FBMS shall keep HSBI updated with respect to the proxy solicitation results in connection with the FBMS Meeting as reasonably requested by HSBI.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)   FBMS and HSBI agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). HSBI shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of HSBI, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HSBI, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review. Within 45 days of the date of this Agreement, FBMS shall file with the SEC the Registration Statement. Each of FBMS and HSBI agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. HSBI agrees to cooperate with FBMS and FBMS’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from HSBI’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, FBMS shall cause the Proxy Statement-Prospectus to be printed at FBMS’s own expense, and HSBI and FBMS, at their own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to their respective shareholders.
(b)   FBMS will advise HSBI, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. FBMS will provide HSBI and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide HSBI and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with HSBI to mail such amendment or supplement to HSBI shareholders (if required under applicable Law).

(c)   FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)   Each of FBMS and HSBI and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or HSBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to the affected Party) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, HSBI, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). FBMS and HSBI will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or HSBI to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, FBMS and HSBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing. Each Party shall file any application and notice required of it with any Governmental Authority within forty-five (45) days following the date of this Agreement. Each Party also will promptly furnish to the other Party copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with other Party with respect to the obtaining of all consents from the Governmental Authorities and other material consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated hereby.
(b)   HSBI will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with HSBI at HSBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on HSBI Disclosure Schedule 3.12(c).   Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). The Parties and their representatives will consult as often as practicable under the circumstances so as to permit HSBI and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.   FBMS and HSBI shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, HSBI agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to HSBI’s and its Subsidiaries’ books, records (including Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and HSBI shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and HSBI’s privacy policy and, during such period, HSBI shall furnish to FBMS, upon FBMS’s reasonable request, all such other information concerning the business, properties and personnel of HSBI and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.
(b)   For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to HSBI and its authorized representatives such information as HSBI may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to HSBI in connection with its diligence review prior to the date of this Agreement.
(c)   As promptly as reasonably practicable after they become available, HSBI will furnish to FBMS copies of the board packages distributed to the board of directors of HSBI or any of its Subsidiaries, and approved minutes from the meetings thereof, copies of any internal management financial control reports provided to the board of directors of HSBI or any of its Subsidiaries showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of HSBI or any committee thereof relating to the financial performance and risk management of HSBI.
(d)   During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, HSBI agrees to provide to FBMS (i) a copy of each report filed by HSBI or any of its Subsidiaries with a Governmental Authority (other than reports related to subpoenas, levies, and garnishments), (ii) a copy of HSBI’s monthly loan trial balance, and (iii) a copy of HSBI’s monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of HSBI’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. HSBI further agrees to provide FBMS, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to HSBI Disclosure Schedule 3.19, HSBI Disclosure Schedule 3.22(a), and HSBI Disclosure Schedule 3.22(b) that would be required if the references to December 31, 2021 in each corresponding representation and warranty of HSBI were changed to the date of the most recently ended calendar month.
(e)   No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and HSBI to consummate the transactions contemplated hereby.
(f)   Notwithstanding anything to the contrary in this Section 5.08, HSBI shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary or confidential information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that HSBI’s board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of HSBI’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, HSBI shall use its commercially reasonable efforts to provide summary disclosure of such matters or other appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by HSBI; Superior Proposals.
(a)   Except as permitted by Section 5.09(b), HSBI shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of HSBI or any of HSBI’s Subsidiaries (collectively, the “HSBI Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to HSBI or any of its Subsidiaries in connection with a potential Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which HSBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the HSBI Representatives, whether or not such HSBI Representative is so authorized and whether or not such HSBI Representative is purporting to act on behalf of HSBI or otherwise, shall be deemed to be a breach of this Agreement by HSBI. HSBI and its Subsidiaries shall, and shall cause each of the HSBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving HSBI or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of HSBI or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of HSBI; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of HSBI or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of HSBI or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and HSBI or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding HSBI Common Stock or more than 50% of the assets of HSBI and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of HSBI), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of HSBI reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of HSBI from a financial point of view than the Merger.
(b)   Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the HSBI Meeting, HSBI may take any of the actions described in Section 5.09(a) if, but only if, (i) HSBI has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of HSBI reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would reasonably be expected to cause it to breach its fiduciary duties under applicable Law; (iii) HSBI has provided FBMS with at least three (3) Business Days’ prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to HSBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, HSBI receives from such Person a confidentiality agreement with terms no less favorable to HSBI than those contained in the confidentiality agreement with FBMS. HSBI shall promptly provide to FBMS any non-public information regarding HSBI or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   HSBI shall promptly (and in any event within forty-eight (48) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, HSBI or the HSBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). HSBI agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided in Section 5.09(d), neither the board of directors of HSBI nor the board of directors of any Subsidiary nor any committee of any boards of directors of HSBI or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to FBMS or publicly propose to withdraw, modify, or qualify in any manner adverse to FBMS) the HSBI Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the HSBI Recommendation in whole or in part in the Proxy Statement Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five (5) Business Days after it is announced, (v) fail to reaffirm the HSBI Recommendation within three (3) Business Days following a request by FBMS, or make any statement, filing or release, in connection with the HSBI Meeting or otherwise, inconsistent with the HSBI Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 5.09(c) shall be referred to herein as an “Adverse Recommendation Action.”
(d)   Notwithstanding any other provision in Section 5.09 or this Agreement, prior to the receipt of the Requisite HSBI Shareholder Approval, the board of directors of HSBI may withdraw, qualify, amend or modify the HSBI Recommendation (a “HSBI Subsequent Determination”) or cause or permit HSBI to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(g) after the fifth Business Day following FBMS’s receipt of a notice (the “Notice of Superior Proposal”) from HSBI advising FBMS that the board of directors of HSBI has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of HSBI has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to HSBI’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by FBMS (the “Notice Period”), HSBI and the board of directors of HSBI shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable HSBI to proceed with the HSBI Recommendation without a HSBI Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior Proposal, the board of directors of HSBI has again in good faith made the determination (A) in clause (i) of this Section 5.09(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, HSBI shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(d), except that the Notice Period shall be reduced to three (3) Business Days.
Section 5.10   Indemnification.
(a)   For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), FBMS shall pay, compensate, and reimburse and defend, indemnify and hold harmless the present and former directors and officers of HSBI and its Subsidiaries (each an “Indemnified Party”), for and against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld, delayed, or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”) (including advancement of reasonable attorney’s fees and expenses prior to the final disposition of any Claim to each Indemnified Party to the fullest extend permitted by Law upon receipt of any undertaking required by applicable law), arising out of actions or omissions of such persons in the course of performing their duties for HSBI or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent such Indemnified Parties had the right to be indemnified and/or have the right to advancement of expenses pursuant to (x) the organizational documents of HSBI and its Subsidiaries in effect on the date of this Agreement and (y) the GBCC or other applicable Law, in each case to the fullest extent permitted by applicable Law.
(b)   In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each HSBI Indemnified Party, in each case to the extent permitted by the FBCA (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to Indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such HSBI Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction were necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel).
(c)   Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and, except as provided in Section 5.10(b), FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) and (iv) FBMS shall have no obligation hereunder to any Indemnified

Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)   For a period of six (6) years following the Effective Time, FBMS will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of HSBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by HSBI; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of HSBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. The parties shall work together, in good faith, to obtain the best possible premium rate for such insurance, provided, however, that in no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by HSBI for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(e)   This Section 5.10 shall survive the Effective Time, is intended to benefit each HSBI Indemnified Party (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.
(f)   If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)   Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of HSBI on the Closing Date and who become employees of FBMS as of the Effective Time (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities, including participation in employee stock ownership plans and retirement plans, that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS. FBMS shall give the Covered Employees credit for their prior service with HSBI (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although FBMS may consider current vacation benefits provided to such employees by HSBI), severance plans and similar arrangements maintained by FBMS.
(b)   With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the HSBI Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under such health, dental, vision or other welfare plan.
(c)   Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at Heritage Southeast Bank of the Effective Time (“Carryover PTO”), provided that The First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion.
(d)   HSBI shall cause Heritage Southeast Bank to take all necessary actions to terminate in the Heritage Southeast Bank 401(k) Plan (the “Heritage Southeast Bank 401(k) Plan”), effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time. HSBI shall provide FBMS with evidence that the Heritage Southeast Bank 401(k) Plan has been terminated and provide copies of the appropriate resolutions (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than 5 days preceding the Effective Time. The accounts of all participants and beneficiaries in the Heritage Southeast Bank 401(k) Plan shall become fully vested upon termination of such plan. FBMS shall use commercially reasonable efforts to cause its 401(k) plan, at the discretion of the plan administrator for the FBMS 401(k) Plan, to accept rollovers of Covered Employees’ eligible rollover distributions from the Heritage Southeast Bank 401(k) Plan, to the extent properly elected by Covered Employees who become participants in FBMS’ 401(k) plan.
(e)   Prior to the Effective Time, HSBI shall take, and shall cause its Subsidiaries to take, all actions requested in writing at least ten (10) days prior to Closing by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more HSBI Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any HSBI Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any HSBI Benefit Plan for such period as may be requested by FBMS, or (iv) facilitate the merger of any HSBI Benefit Plan into any employee benefit plan maintained by FBMS. Additionally, HSBI and Heritage Southeast Bank will take any and all actions reasonably requested by FBMS related to ensuring the compliance of all HSBI Benefit Plans with applicable law, including filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to FBMS’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)   Any employee of HSBI or Heritage Southeast Bank that becomes an employee of FBMS or The First at the Effective Time who (i) is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntary resignation), and (ii) is not otherwise entitled to receive contractual severance, change in control, or similar benefits shall receive a severance payment calculated in accordance with the policy set forth on FBMS Disclosure Schedule 5.11(f).
(g)   Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, HSBI) to amend or terminate any HSBI Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, HSBI) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(h)   For purposes of this Section 5.11, (i) “employees of HSBI” shall include employees of HSBI or any of its Subsidiaries, (ii) “employees of FBMS” shall include employees of FBMS or any of its Subsidiaries, (iii) all references to HSBI shall include each of the Subsidiaries of HSBI, and (iv) all references to FBMS shall include each of the Subsidiaries of FBMS

(i)   No Implied Amendment.   Notwithstanding anything in this Section 5.11 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any HSBI Benefits Plan or any employee benefit plan of FBMS or any of its affiliates, or shall limit the right of FBMS to amend, terminate or otherwise modify any employee benefit plan maintained by FBMS or any of its affiliates following the Closing or to terminate. If a party other than the parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any HSBI Benefits Plan or any employee benefit plan maintained by FBMS or any of its affiliates, and such provision is deemed to be an amendment to such plan even though not explicitly designated as such in this Agreement, then, solely with respect to such plan at issue, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.
Section 5.12   Notification of Certain Changes.   FBMS and HSBI shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and HSBI shall provide on a periodic basis written notice to FBMS of any matters that HSBI becomes aware of that should be disclosed on a supplement or amendment to the HSBI Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13   Transition; Informational Systems Conversion.   From and after the date hereof, FBMS and HSBI will use their commercially reasonable efforts to facilitate the integration of HSBI with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of HSBI and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by FBMS, which planning shall include (a) discussion of third-party service provider arrangements of HSBI and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and Software licenses used by HSBI and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. FBMS shall promptly reimburse HSBI on request for any reasonable and documented out-of-pocket fees, expenses or charges that HSBI may incur as a result of taking, at the request of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of HSBI or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give HSBI, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HSBI and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.15   Certain Litigation.   Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of HSBI or the board of directors of FBMS related to this Agreement or the Merger and the other transactions contemplated by this Agreement. HSBI shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that HSBI shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by HSBI is reasonably expected by HSBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by HSBI) under HSBI’s existing director and officer insurance policies, including any tail policy.
Section 5.16   Director Resignations.   HSBI will cause to be delivered to FBMS resignations of all the directors of HSBI and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.17   Non-Competition and Non-Disclosure Agreement; Lock-up Agreements.   Concurrently with the execution and delivery of this Agreement and effective upon Closing, HSBI has caused (i) each director of HSBI and Heritage Southeast Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”) and (ii) each HSBI shareholder listed on HSBI Disclosure Schedule 5.17(ii) (each a “Lock-up Shareholder”) to execute and deliver a HSBI Lock-Up Agreement.
Section 5.18   Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, HSBI has caused each director of HSBI and Heritage Southeast Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
Section 5.19   Coordination.
(a)   Prior to the Effective Time, subject to applicable Laws, HSBI and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of HSBI and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of HSBI and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of HSBI and its Subsidiaries, and HSBI shall give due consideration to FBMS’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of HSBI or any of its Subsidiaries prior to the Effective Time. HSBI shall permit representatives of The First to be onsite at HSBI to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Heritage Southeast Bank’s business, during normal business hours and at the expense of FBMS or The First (not to include Heritage Southeas Bank’s regular employee payroll).
(b)   Prior to the Effective Time, subject to applicable Laws, HSBI and its Subsidiaries shall take any actions FBMS may reasonably request (at FMBS’s sole cost) in connection with negotiating any amendments, modifications or terminations of any material Leases or HSBI Material Contracts that FBMS may reasonably request, including actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be reasonably requested by FBMS in connection with any such amendment, modification or termination.
(c)   From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to HSBI’s or Heritage Southeast Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and HSBI shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to suppliers of HSBI and its Subsidiaries for the purpose of facilitating the integration of HSBI and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, HSBI shall, upon FBMS’s reasonable request, introduce FBMS and its representatives to customers of HSBI and its Subsidiaries for the purpose of facilitating the integration of HSBI and its business into that of FBMS. Any interaction between FBMS and HSBI’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by HSBI. HSBI shall have the right to participate in any discussions between FBMS and HSBI’s customers and suppliers.
(d)   FBMS and HSBI agree to take all action necessary and appropriate to cause Heritage Southeast Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.20   Transactional Expenses.   HSBI has provided in HSBI Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that HSBI and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by HSBI as a result of any developments, including litigation which may arise in connection with this Agreement (collectively, “HSBI Expenses”). HSBI shall use its commercially reasonable efforts to cause the aggregate amount of all HSBI Expenses to not materially exceed the total expenses disclosed in HSBI Disclosure Schedule 3.35.   HSBI shall promptly notify FBMS if or when it determines that it expects to materially exceed its total budget for HSBI Expenses. Notwithstanding anything to the contrary in this Section 5.20, HSBI shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in HSBI Disclosure Schedule 3.35.
Section 5.21   Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and HSBI, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure letter agreement, dated as of April 1, 2022 between FBMS and HSBI.
Section 5.22   Termination and Conversion Costs.   HSBI shall contact the counterparty to each of the agreements set forth on HSBI Disclosure Schedule 5.22 (the “Designated Contracts”) prior to the Closing Date and obtain a written statement from such Person setting forth the amount of any fees that would be payable by FBMS (as successor to HSBI) to (a) terminate each such agreement following the Closing (the “Termination Costs”) and (b) to convert the services contemplated thereby to FBMS’s preferred vendors (the “Conversion Costs”).
Section 5.23   Tax Matters.
(a)   The Parties intend that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for each of the Merger and the Bank Merger. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and HSBI shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties shall report the Merger for all Tax purposes in a manner consistent with such qualification.
(b)   FBMS shall prepare and file or cause to be prepared and filed all Tax Returns for HSBI and its Subsidiaries for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date.
(c)   Prior to the Effective Time, HSBI may, but shall not be required, to submit to a shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the shareholder approval requirements for the exemption of Section 280G(b)(5)(A)(ii) of the Code and any Regulations (including proposed regulations) promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, prior to such shareholder vote, HSBI shall (i) provide adequate disclosure to all shareholders of HSBI entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code, and (ii) obtain from each “disqualified individual” who is entitled to receive payments that could be deemed “parachute payments” under Section 280G of the Code a written waiver of his or her rights to such payments in the event of a failure to approve the payments by at least 75% of the HSBI shares entitled to vote.

Section 5.24   FINRA Compliance.   HSBI shall take all actions and submit all filings necessary to ensure compliance by HSBI with Securities Exchange Act Rule 10b-17 and FINRA Rule 6490.
Section 5.25   Repayment of Certain Indebtedness.   Prior to the Closing Date, HSBI will use its reasonable best efforts to repay all borrowings of HSBI pursuant to that certain Loan Agreement, dated as of August 30, 2019 and amended on June 5, 2020, May 25, 2021, December 10, 2021, and March 29, 2022, by and between HSBI and First Horizon Bank and to obtain all regulatory non-objections necessary to facilitate such repayment, including in respect of any dividend from Heritage Southeast Bank to HSBI in order to fund such repayment. HSBI shall use its reasonable best efforts to obtain a customary “pay-off” letter from First Horizon Bank and to obtain evidence of release of any liens on HSBI’s property associated with such debt, including, without limitation, the termination of that certain Pledge and Security Agreement dated as of August 30, 2019 and release of the pledge of the shares of Heritage Southeast Bank contemplated thereby.
Section 5.26   Corporate Governance.   FBMS shall, in good faith, evaluate and consider the current directorate of HSBI and may, upon completion of such evaluation and at its sole discretion, take separate action to increase the size of their respective boards of directors by one (1) to effectuate the appointment of one (1) current member of the board of directors of HSBI to serve as a director of the Surviving Entity and Surviving Bank. For the avoidance of doubt, nothing contained in this Agreement shall obligate FBMS or The First to increase the size of their respective boards or appoint a current member of the board of directors of HSBI to the board of either FBMS or The First.
Section 5.27   Trust Preferred Securities.   Prior to the Effective Time, FBMS and HSBI shall cooperate in good faith to enable FBMS to enter into a supplemental indenture with U.S. Bank National Association pursuant to the terms of that certain Indenture dated August 10, 2016 by and between U.S. Bank National Association and HSBI, which supplemental indenture will evidence the assumption by FBMS, as of the Effective Time, of HSBI’s obligations in respect of the Company’s outstanding Junior Subordinated Debt Securities Due March 15, 2036.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite HSBI Shareholder Approval at the HSBI Meeting and the Requisite FBMS Shareholder Approval at the FBMS Meeting.
(b)   Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)   Tax Opinions Relating to the Merger.   FBMS and HSBI, respectively, shall have received written opinions from Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and HSBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Nelson Mullins Riley & Scarborough LLP may require and rely upon customary representations as to certain factual matters contained in certificates of officers of each of FBMS and HSBI or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.
(f)   Listing of FBMS Common Stock.   The shares of FBMS Common Stock to be issued to the holders of HSBI Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
Section 6.02   Conditions to Obligations of HSBI.   The obligations of HSBI to consummate the Merger also are subject to the fulfillment or written waiver by HSBI prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties. The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01, Section 4.02, Section 4.03(a), Section 4.04, and Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii)of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FBMS. HSBI shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.
(b)   Performance of Obligations of FBMS.   FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and HSBI shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of FBMS.   The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of HSBI (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14, and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to HSBI. FBMS shall have received a certificate signed on behalf of HSBI by the Chief Executive Officer or the Chief Financial Officer of HSBI to the foregoing effect.
(b)   Performance of Obligations of HSBI.   HSBI shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of HSBI by HSBI’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in HSBI or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)   Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)   Dissenting Shares.   Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of HSBI Stock.
(f)   Employee Benefit Plans.   Notwithstanding the requirement of Section 6.03(b), HSBI and its subsidiaries shall have performed and complied with all of its obligations set forth in Section 5.11 in all material respects prior to the Closing Date.
(g)   Consents and Approvals.   HSBI has received, in form and substance satisfactory to HSBI and FBMS, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which HSBI or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of HSBI or any of its Subsidiaries.
(h)   Certification of Non-Foreign Status.   FBMS shall have received from HSBI, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of HSBI and (ii) a certificate stating that HSBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to FBMS.
(i)   HSBI Lock-up Agreements.   FBMS shall have received duly executed HSBI Lock-up Agreements from each of the Lock-up Shareholders.
Section 6.04   Frustration of Closing Conditions.   Neither FBMS nor HSBI may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and HSBI if the board of directors of FBMS and the board of directors of HSBI each so determines by vote of a majority of the members of its entire board.
(b)   No Regulatory Approval.   By FBMS or HSBI, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)   No Shareholder Approval.   By either FBMS or HSBI (provided, in the case of HSBI, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite FBMS Shareholder Approval or Requisite HSBI Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)   Breach of Representations, Warranties, Covenants or Agreements.   This Agreement may be terminated at any time prior to the Effective Time by action of either the board of directors of FBMS or the board of directors of HSBI (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of HSBI, in the case of a termination by FBMS, or FBMS, in the case of a termination by HSBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by HSBI, or Section 6.03, in the case of a termination by FBMS, and which is not cured by the earlier of the (i) two (2) business days prior to the Expiration Date or (ii) thirty (30) days following written notice to the HSBI, in the case of a termination by FBMS, or to FBMS, in the case of a termination by the HSBI, or by its nature or timing cannot be cured during such period.
(e)   Delay.   By either FBMS or HSBI if the Merger shall not have been consummated on or before April 30, 2023, provided, however, that such date will be automatically extended to July 31, 2023, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(f)   Failure to Recommend; Etc.   In addition to and not in limitation of FBMS’s termination rights under Section 7.01(d), by FBMS if (i) there shall have been a material breach of Section 5.04 or Section 5.09 by HSBI, or (ii) the board of directors of HSBI takes an Adverse Recommendation Action. In addition to and not in limitation of HSBI’s termination rights under Section 7.01(d), by HSBI if there shall have been a material breach of Section 5.04 by FBMS.
(g)   Superior Proposal.   By HSBI at any time before obtaining the Requisite HSBI Shareholder Approval if the board of directors of HSBI authorizes HSBI, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that HSBI shall have paid any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein.
(h)   Decline in FBMS Common Stock Price.   By HSBI if the board of directors of HSBI so determines at any time during the five (5) Trading Day period ending on the day before the Determination Date, if, and only if, both of the following conditions are satisfied:
(i)   The number obtained by dividing the FBMS Average Stock Price by the Initial FBMS Market Price (the “FBMS Ratio”) is less than 0.80; and
(ii)   the FBMS Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.20 from such quotient, subject, however, to the following:
If HSBI elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to FBMS. Within five (5) Business Days following its receipt of such notice, FBMS shall have the option to adjust the per share Exchange Ratio such that the per share value of the Merger Consideration (calculated using the FBMS Average Stock Price) is equal to or greater than the lesser of the following:
(x)   an amount equal to the product of the Initial FBMS Market Price, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and 0.80; or

(y)   an amount equal to (A) the product of the Index Ratio, 0.80, the per share Merger Consideration (prior to any adjustment pursuant to this Section 7.01(h)), and the FBMS Average Stock Price, divided by (B) the FBMS Ratio.
If FBMS so elects, it shall give written notice to HSBI of such election and the amount of increase in the per share Exchange Ratio within the five (5) Business Day period following its receipt of notice of termination from HSBI, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified). Notwithstanding anything to the contrary in this Section 7.01(h), the per share Merger Consideration shall not be adjusted or otherwise fixed in any manner that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, unless HSBI and FBMS so agree in writing.
Section 7.02   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, HSBI shall pay to FBMS a termination fee equal to $8,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) if HSBI terminates this Agreement pursuant to Section 7.01(g), then HSBI shall pay FBMS the Termination Fee prior to and as a condition of such termination in accordance with Section 7.01(g); (ii) if FBMS terminates this Agreement pursuant to Section 7.01(f), then HSBI shall pay FBMS the Termination Fee within one Business Day after notification of such termination has been provided to the other Party; or (iii) if, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of HSBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to HSBI and (A) thereafter this Agreement is terminated (x) by either FBMS or HSBI pursuant to Section 7.01(c) because the Requisite HSBI Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d), and (B) prior to the date that is twelve months after the date of such termination, HSBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HSBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.
(b)   HSBI and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if HSBI fails promptly to pay any amounts due under this Section 7.02, HSBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if HSBI pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), HSBI (or any successor in interest of HSBI) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.   Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.   The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adverse Recommendation Action” has the meaning set forth in Section 5.09(c).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.05(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than HSBI or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Assumed Option” has the meaning set forth in Section 2.02(b).
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in HSBI’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of HSBI Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Governmental Authority).
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of HSBI Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Controlled Group Members” means any of HSBI’s related organizations described in Code Sections 414(b), (c) or (m).
“Conversion Costs” has the meaning set forth in Section 5.22.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“D&O Insurance” has the meaning set forth in Section 5.10(c).
“Deferred Payroll Taxes” means any Taxes payable by HSBI or any of its Subsidiaries that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Designated Contracts” has the meaning set forth in Section 5.22.
“Determination Date” means the date that is five (5) days prior to the Closing Date.
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.17.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” has the meaning set forth in Section 3.15(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by FBMS (which shall be FBMS’s transfer agent), and reasonably acceptable to HSBI, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(d).
“Expiration Date” has the meaning set forth in Section 7.01(e).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FBMS” has the meaning set forth in the preamble to this Agreement.
“FBMS Average Stock Price” means the average closing price of the FBMS Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive Trading Days ending on the Trading Day ending five Business Days prior to the Determination Date.
“FBMS Common Stock” means the common stock, $1.00 par value per share, of FBMS.
“FBMS Common Stock Issuance” has the meaning set forth in Section 3.06(a).
“FBMS Disclosure Schedule” has the meaning set forth in Article IV.
“FBMS Financial Advisor” has the meaning set forth in Section 4.14.
“FBMS Meeting” has the meaning set forth in Section 5.04(a).
“FBMS Regulatory Agreement” has the meaning set forth in Section 4.06(d).
“FBMS Recommendation” shall have the meanings set forth in Section 5.01(c).
“FBMS Reports” has the meaning set forth in Section 4.05(a).
“FBMS Stock Incentive Plan” means that certain 2007 Stock Incentive Plan of FBMS established on May 24, 2007, as amended.
“FBMS Voting Agreement” or “FBMS Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFCRA” has the meaning set forth in Section 3.18(n).
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“GBCC” has the meaning set forth in Section 1.01.

“GDBF” has the meaning set forth in Section 3.06(a).
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present Environmental Law that may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Heritage Southeast Bank” has the meaning set forth in Section 1.03.
“Heritage Southeast Bank 401(k) Plan” has the meaning set forth in Section 5.11(d).
“Holder” means the holder of record of shares of HSBI Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“HSBI” has the meaning set forth in the preamble to this Agreement.
“HSBI 401(a) Plan” has the meaning set forth in Section 3.15(c).
“HSBI Benefit Plans” has the meaning set forth in Section 3.15(a).
“HSBI Cancelled Shares” has the meaning set forth in Section 2.01(b).
“HSBI Common Stock” means the common stock, $0.10 par value per share, of HSBI.
“HSBI Disclosure Schedule” has the meaning set forth in Article III.
“HSBI Employees” has the meaning set forth in Section 3.15(a).
“HSBI Expenses” has the meaning set forth in Section 5.20.
“HSBI Financial Advisor” has the meaning set forth in Section 3.14.
“HSBI Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of HSBI and its Subsidiaries.
“HSBI Investment Securities” means the investment securities of HSBI and its Subsidiaries.
“HSBI Loan” has the meaning set forth in Section 3.22(c).
“HSBI Lock-up Agreement” or “HSBI Lock-up Agreements” shall have the meaning set forth in the Recitals to this Agreement.
“HSBI Material Contract” has the meaning set forth in Section 3.12(a).
“HSBI Meeting” has the meaning set forth in Section 5.04(a).
“HSBI Options” means the option to purchase HSBI Common Stock granted under any HSBI Stock Plan.
“HSBI Preferred Stock” means the serial preferred stock, no par value per share, of HSBI.
“HSBI Recommendation” has the meaning set forth in Section 5.04(b).

“HSBI Regulatory Agreement” has the meaning set forth in Section 3.13.
“HSBI Representatives” has the meaning set forth in Section 5.09(a).
“HSBI Restricted Share” has the meaning set forth in Section 2.02(a).
“HSBI SERP Agreement” means all outstanding supplemental executive retirement benefits agreements made by HSBI or Heritage Southeast Bank (or their successors), each as amended to date or modified by any termination action consented to by the applicable participant.
“HSBI SERP Share” has the meaning set forth in Section 2.02(b).
“HSBI Stock” means, collectively, HSBI Preferred Stock and HSBI Common Stock.
“HSBI Stock Plans” means all equity plans of HSBI or any Subsidiary, each as amended to date.
“HSBI Subsequent Determination” has the meaning set forth in Section 5.09(d).
“HSBI Voting Agreement” or “HSBI Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.
“Indemnified Party” has the meaning set forth in Section 5.10(a).
“Index Price shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
“Index Ratio” shall have the meaning as set forth in Section 7.01(h)(ii).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial FBMS Market Price” means $29.68.
“Initial Index Price” shall mean the Index Price on the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to HSBI, the actual knowledge, of the Persons set forth in HSBI Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Lock-up Shareholder” has the meaning set forth in Section 5.17.
“Material Adverse Effect” with respect to any Party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of such Party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects HSBI and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HSBI and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects HSBI and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HSBI and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and any national or global epidemic, pandemic or disease outbreak (except to the extent that such change disproportionately adversely affects HSBI and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which HSBI and FBMS operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by HSBI or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock or HSBI Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change in trading price or trading volume that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (H) the impact of the “day one accounting” adjustments required to be made by HSBI pursuant to FASB ASC Topic 805 “Business Combinations”.
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).
“MBCA” has the meaning set forth in Section 1.01.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Mississippi Courts” has the meaning set forth in Section 9.03(b).
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Notice Period” has the meaning set forth in Section 5.09(d).
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(d).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of HSBI and HSBI’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).
“Party” or “Parties” have the meaning set forth in the preamble.
“Peer Financial Institution” means a community bank similarly situated to Heritage Southeast Bank and sharing similar characteristics, with deposits under $2 billion, and operating in markets in the Southeastern United States that, taken as a whole, are demographically similar to those markets served by Heritage Southeast Bank.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Plan of Merger” has the meaning set forth in Section 1.05(a).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of FBMS and HSBI relating to the HSBI Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Requisite FBMS Shareholder Approval” means approval of this Agreement and the transactions contemplated hereby, including the FBMS Common Stock Issuance, by a vote (in person or by proxy) of the majority of the outstanding shares of FBMS Common Stock entitled to vote thereon at the FBMS Meeting.
“Requisite HSBI Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of HSBI Common Stock entitled to vote thereon at the HSBI Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06(a).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of HSBI means, unless the context otherwise requires, any current or former Subsidiary of HSBI.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tax” and “Taxes” mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, as well as income, gross income, gains, gross receipts, sales, use, ad valorem, value added, goods and services, capital, production, transfer, franchise, windfall profits, intangible, recording, registration, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, real property, personal property environmental, custom duties, unemployment, federal highway use, commercial rent, paid-up capital, Social Security, alternative or add-on minimum,, escheat, unclaimed property or other tax or governmental fee of any kind whatsoever imposed by or required to be paid or withheld by the United States or any state, local or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Regulations Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” means any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.
“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“The First” has the meaning set forth in Section 1.03.
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including Section 5.10.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the HSBI Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or HSBI without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Mississippi Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)   Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.   All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)   if to FBMS, to:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn: M. Ray Cole, Jr., President & CEO
E-mail: hcole@thefirstbank.com
with a copy (which shall not constitute notice to FBMS) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn: Mark Kanaly
E-mail: mark.kanaly@alston.com

(b)   if to HSBI, to:
Heritage Southeast Bancorporation, Inc.
125 Westridge Industrial Blvd.
Suite 200
McDonough, GA 30252
Attention: Leonard Moreland
Email: leonard.moreland@myhsb.com
with a copy (which shall not constitute notice to HSBI) to:
Nelson Mullins Riley & Scarborough LLP
201 17th St NW
Suite 1700
Atlanta, GA 30363
Attn: Robert D. Klingler
E-mail: robert.klingler@nelsonmullins.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, FBMS and HSBI hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   The HSBI Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10   Assignment.   No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray (Hoppy) Cole, Jr.

Name:
M. Ray (Hoppy) Cole, Jr.

Title:
Vice Chairman, President and Chief
Executive Officer

HERITAGE SOUTHEAST
BANCORPORATION, INC.
By:
/s/ Leonard A. Moreland

Name:
Leonard A. Moreland

Title:
Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A-1
Form of HSBI Voting Agreement

VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is dated as of July 27, 2022, by and between the undersigned holder (“Shareholder”) of common stock of Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and HSBI are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HSBI will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Heritage Southeast Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of HSBI, will merge with and into The First Bank, a Mississippi state-chartered bank and a direct wholly owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of HSBI Stock will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of HSBI Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of HSBI Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of HSBI Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, FBMS entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FBMS in connection therewith, Shareholder and FBMS agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of HSBI, agrees that, while this Agreement is in effect, at any meeting of shareholders of HSBI, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval in his, her or its capacity as a shareholder of HSBI, except as otherwise agreed to in writing in advance by FBMS, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the sole right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of HSBI and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of HSBI contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement and subject to Section 10 of this Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of HSBI, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.      No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite HSBI Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of any withholding taxes owed by the holder of an HSBI Restricted Share upon the vesting of an HSBI Option, HSBI Restricted Share, or HSBI SERP, and (e) such transfers as FBMS may otherwise permit in its sole discretion; and the following pledges shall be permitted: (a) pledges in a bona fide transaction that are in effect as of the date hereof to a lender to the undersigned, as disclosed in Schedule A, and (b) pledges pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with FBMS as follows:
(a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FBMS, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)   Shareholder is the sole or joint record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the sole or joint right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of HSBI other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any HSBI Options, HSBI Restricted Shares, or HSBI SERP Shares.
Section 4.      No Solicitation.   Shareholder acknowledges and agrees that Shareholder has reviewed and understands Section 5.09(a) of the Merger Agreement and hereby agrees that, from the date hereof until the termination of this Agreement in accordance with its terms, Shareholder shall be bound by Section 5.09(a) of the Merger Agreement to the same extent (but solely with respect to Shareholder’s own actions) as if Shareholder were directly bound by HSBI’s obligations thereunder.

Section 5.      Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of FBMS to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FBMS if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FBMS will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FBMS has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FBMS’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FBMS shall have the right to inform any third party that FBMS reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FBMS hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FBMS set forth in this Agreement may give rise to claims by FBMS against such third party.
Section 6.      Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement and (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 9.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of HSBI, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of HSBI or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of HSBI or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable, if applicable. Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that HSBI is not in breach of Section 5.09 of the Merger Agreement. Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable to or affect any actions or inactions Shareholder may take in his or her capacity as a director or officer of HSBI. FBMS expressly agrees to an acknowledges the foregoing and that Shareholder is Execution this Agreement solely in Shareholder’s capacity as a shareholder of HSBI and not in any other capacity.
Section 11.      Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.

Section 12.      Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 13.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FBMS, The First, HSBI, Heritage Southeast Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.   Disclosure.   Shareholder hereby authorizes HSBI and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.   Ownership. Nothing in this Voting Agreement shall be construed to give FBMS any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in FBMS any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and FBMS shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of HSBI or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 17.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:
       Name: M. Ray (Hoppy) Cole, Jr.
       Title:    Vice Chairman, President and Chief
       Executive Officer
SHAREHOLDER

Printed Name:
Total Number of Shares of HSBI Stock Subject to this Agreement:

[Signature Page to Voting Agreement]

Exhibit A-2
Form of FBMS Voting Agreement

VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is dated as of July 27, 2022, by and between the undersigned holder (“Shareholder”) of common stock of The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and HSBI are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HSBI will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Heritage Southeast Bank, a Georgia state-chartered bank and a direct wholly owned subsidiary of HSBI, will merge with and into The First Bank, a Mississippi state-chartered bank and a direct wholly owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of FBMS Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of FBMS Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of FBMS Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of HSBI to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, HSBI entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by HSBI in connection therewith, Shareholder and HSBI agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder, solely in his, her or its capacity as a shareholder of FBMS, agrees that, while this Agreement is in effect, at any meeting of shareholders of FBMS, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval in his, her or its capacity as a shareholder of FBMS, except as otherwise agreed to in writing in advance by HSBI, Shareholder shall:
(a)   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the sole right to vote or direct the voting, and shall use Shareholder’s reasonable efforts to cause to be voted all the Shares as to which the Shareholder has, directly or indirectly, shared voting authority, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of FBMS and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FBMS contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FBMS, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.      No Transfers.
Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the Requisite FBMS Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers or the surrender of Shares in connection with the payment of any withholding taxes owed by the holder of an FBMS restricted share upon the vesting of an FBMS restricted share, and (e) such transfers as HSBI may otherwise permit in its sole discretion, and the following pledges shall be permitted: (x) pledges in a bona fide transaction that are in effect as of the date hereof to a lender to the undersigned, as disclosed in Schedule A, and (y) pledges pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with HSBI as follows:
(e)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(f)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by HSBI, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(g)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(h)   Shareholder is the sole or joint record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and, except for pledges set forth on Schedule A, the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the sole or joint right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of FBMS other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any FBMS restricted shares.

Section 4.      Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of HSBI to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to HSBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, HSBI will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that HSBI has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with HSBI’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, HSBI shall have the right to inform any third party that HSBI reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of HSBI hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with HSBI set forth in this Agreement may give rise to claims by HSBI against such third party.
Section 5.      Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein, (c) termination of the Merger Agreement and (d) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 6.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 7.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 8.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of FBMS, and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of FBMS or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of FBMS or a fiduciary of any trust in which Shareholder is not the sole beneficiary, if applicable. Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable to or affect any actions or inactions Shareholder may take in his or her capacity as a director or officer of FBMS. HSBI expressly agrees to an acknowledges the foregoing and that Shareholder is executing this Agreement solely in Shareholder’s capacity as a shareholder of FBMS and not in any other capacity.
Section 10.      Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
Section 11.      Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest

County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 12.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
Section 13.   Disclosure.   Shareholder hereby authorizes HSBI and FBMS to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that FBMS and HSBI shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 14.   Ownership. Nothing in this Voting Agreement shall be construed to give HSBI any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in HSBI any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and HSBI shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of FBMS or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 15.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
HERITAGE SOUTHEAST
BANCORPORATION, INC.
By:
       Name: Leonard A. Moreland
       Title:   Chief Executive Officer
SHAREHOLDER

Printed Name:
Total Number of Shares of FBMS Stock Subject to
this Agreement:

[Signature Page to Voting Agreement]

Exhibit B
Form of Bank Plan of Merger and Merger Agreement

PLAN OF MERGER AND MERGER AGREEMENT
HERITAGE SOUTHEAST BANK
with and into
THE FIRST BANK
under the charter of
THE FIRST BANK
under the title of
“THE FIRST BANK”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of July 27, 2022, by and between The First Bank, a Mississippi state-chartered bank (“The First”), with its main office located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, and Heritage Southeast Bank, a Georgia state-chartered bank, with its main office located at 101 North Main Street, Jonesboro, GA 30236 (“Heritage Southeast Bank,” together with The First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of The First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of Title 81 of the Mississippi Code of 1972, as amended (“Mississippi Code”);
WHEREAS, at least a majority of the entire Board of Directors of Heritage Southeast Bank has approved this Agreement and authorized its execution in accordance with the provisions of the Official Code of Georgia § 7-1-531 (“Georgia Code”);
WHEREAS, The First Bancshares, Inc., a Mississippi corporation (“FBMS”), which owns all of the outstanding shares of capital stock of The First, and Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”), which owns all of the outstanding shares of capital stock of Heritage Southeast Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of HSBI with and into FBMS, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, FBMS, as the sole shareholder of The First, and HSBI, as the sole shareholder of Heritage Southeast Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of Heritage Southeast Bank with and into The First, with The First being the surviving bank of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to Mississippi Code, Georgia Code and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), Heritage Southeast Bank shall be merged with and into The First. The First shall continue its existence as the surviving bank (the “Resulting Bank”) under the charter of the Resulting Bank and the separate corporate existence of Heritage Southeast Bank shall cease. The Bank Merger shall become effective at the time specified in the certificate of merger issued by the Mississippi Department of Banking and Consumer Finance (the “MDBCF”) and the Secretary of State of the State of Mississippi in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “The First Bank” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a state-chartered bank. The business of the Resulting Bank shall be conducted from its main office which shall be located at 6480 U.S. Highway 98 West, Hattiesburg, MS 39402-8417, as well as at its legally established branches and at the banking offices of Heritage Southeast Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of The First). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with Mississippi Code.
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of The First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of Heritage Southeast Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Heritage Southeast Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of Mississippi Code.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of The First and Heritage Southeast Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of Heritage Southeast Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of Heritage Southeast Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of The First’s common stock shall continue to remain outstanding shares of The First’s common stock, all of which shall continue to be owned by FBMS.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of The First as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The Federal Deposit Insurance Corporation and MDBCF shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

c)
The Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of The First as in effect immediately prior to the Effective Time.
SECTION 12
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 13
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

IN WITNESS WHEREOF, Heritage Southeast Bank and The First have entered into this Agreement as of the date first set forth above.
HERITAGE SOUTHEAST BANK
By:
       Name: Leonard A. Moreland
       Title:  Chief Executive Officer
THE FIRST BANK
By:
       Name: M. Ray (Hoppy) Cole, Jr.
       Title:   President and Chief Executive Officer
[Signature Page to Plan of Merger and Merger Agreement]

Exhibit A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

Exhibit C
Form of Director Non-Competition and Non-Disclosure Agreement

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”) is dated as of July 27, 2022, by and between the undersigned, an individual (“Director”), and The First Bancshares, Inc., a Mississippi corporation (“FBMS”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, FBMS and Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) HSBI will merge with and into FBMS, with FBMS as the surviving entity, and (ii) Heritage Southeast Bank, a Georgia state-chartered bank and wholly-owned subsidiary of HSBI (“Heritage Southeast Bank”), will merge with and into The First Bank, a Mississippi state-chartered bank and wholly-owned subsidiary of FBMS (“The First”), with The First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of HSBI and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of HSBI Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of HSBI and /or Heritage Southeast Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, The First and FBMS will succeed to all of the Confidential Information and Trade Secrets, for which FBMS as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of HSBI and Heritage Southeast Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, FBMS and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)   Director acknowledges that (i) FBMS has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)   Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with FBMS as follows:
(i)   From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide FBMS with prompt notice of such requirement prior to the disclosure so that FBMS may waive the requirements of this Agreement or seek an appropriate protective order at FBMS’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, upon advice of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange

Commission or any other federal, state or local governmental agency or commission that has or had jurisdiction over HSBI or any of its subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to HSBI or any of its subsidiaries or affiliates or any successors thereto. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii)   Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending one (1) year after the Effective Time, Director will not (except on behalf of or with the prior written consent of FBMS), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of FBMS, The First, HSBI or Heritage Southeast Bank (each a “Protected Party”), including prospective customers of Heritage Southeast Bank actually known by Director to be actively sought by Heritage Southeast Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party; provided that the foregoing will not prevent the placement of any general solicitation not specifically directed towards customers of any Protected Party or providing products or services as a result thereof.
(iii)   For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)   For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)   “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)   “Confidential Information” means data and information:
(A)   relating to the business of HSBI and its Subsidiaries, including Heritage Southeast Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)   disclosed to Director or of which Director became aware as a consequence of Director’s relationship with HSBI and/or Heritage Southeast Bank;
(C)   having value to HSBI and/or Heritage Southeast Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, FBMS and/or The First; and
(D)   to the knowledge of Director not generally known to competitors of HSBI or FBMS (including competitors to Heritage Southeast Bank or The First).

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from HSBI or FBMS, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)   “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)   derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)   is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)   Director acknowledges that irreparable loss and injury would result to FBMS upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, FBMS may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term; Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement and (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to FBMS:	The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417 Attn: M. Ray Cole, Jr., President & CEO E-mail: hcole@thefirstbank.com

If to Director:	The address of Director’s principal residence as it appears in HSBI’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to FBMS.
Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and FBMS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
THE FIRST BANCSHARES, INC.
By:

Name:
M. Ray (Hoppy) Cole, Jr.

Title:
Vice Chairman, President and Chief Executive Officer

DIRECTOR

Printed Name:

[Signature Page to Director Non-Compete and Non-Disclosure Agreement]

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) shall not apply to any of the following activities of Director:
1.   The provision of legal services by Director to any Person.
2.   The provision of private equity/venture capital financing by Director to any Person.
3.   The provision of accounting services by Director to any Person.
4.   Obtaining banking-related services or products for entities owned or controlled by the Director.

Exhibit D
Form of Claims Letter

CLAIMS LETTER
July 27, 2022
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39402-8417
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of July 27, 2022 (the “Merger Agreement”), by and between The First Bancshares, Inc., a Mississippi corporation (“FBMS”), and Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”).
Concerning any claims which the undersigned may have against HSBI or any of its subsidiaries, including Heritage SoutheastBank (each, a “HSBI Entity”), in his or her capacity as an officer, director or employee of any HSBI Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.    Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.    Release of Certain Claims.
(a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each HSBI Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director, employee or shareholder of any HSBI Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation and related benefits for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FBMS on or prior to the date of the Merger Agreement (including pursuant to the Merger Agreement and related disclosure schedules), and (ii) the items listed in Section 2(b) below.
(b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)   any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any HSBI Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and Heritage Southeast Bank, (B) Claims as a depositor under any deposit account with Heritage Southeast Bank, (C) Claims as the holder of any Certificate of Deposit issued by Heritage Southeast Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any HSBI Entity, (E) Claims in his or her capacity as a shareholder of HSBI, and (F) Claims as a holder of any check issued by any other depositor of Heritage Southeast Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)   any Claims that the undersigned may have under the Merger Agreement, including, without limitation, the right to receive the Merger Consideration and the indemnifications rights set forth in Section 5.10 thereof;

(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws (or similar constituent documents) of any HSBI Entity, under Georgia law or the Merger Agreement;
(v)   any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to HSBI and FBMS prior to the Closing Date;
(vi)   any rights or Claims listed on Schedule I to this Agreement;
(vii)   any Claims to vested benefits that the undersigned is already entitled to receive under the benefit plans of any HSBI Entity;
(viii)   any rights that the undersigned has to benefits under workers’ compensation or unemployment laws or under the Consolidated Omnibus Budget Reconciliation Act of 1985;
(ix)   any rights under contracts or written agreements between the undersigned and any HSBI Entity that have been disclosed to FBMS in the Disclosure Schedules to the Merger Agreement; or
(x)   any rights to liability coverage and/or costs of defense pursuant to liability insurance for acts and omissions occurring during the undersigned’s relationship with any HSBI Entity (including but not limited to any Directors & Officers insurance or general liability insurance).
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)   This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)   Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(h)   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Mississippi in Forrest County or the United States District Court, Southern District of Mississippi. Each party consents to the jurisdiction of such Mississippi court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Mississippi court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
[Signature Pages Follow]

Sincerely,

Signature of Director

Name of Director

On behalf of The First Bancshares, Inc., I hereby acknowledge receipt of this letter as of this 27th day of July, 2022.
THE FIRST BANCSHARES, INC.
By:

Name:
M. Ray (Hoppy) Cole, Jr.

Title:
Vice Chairman, President and Chief Executive Officer

Schedule I
Additional Excluded Claims
None.

Exhibit E
Employment Arrangements
[Redacted]

Exhibit E
Form of HSBI Lock-Up Agreement

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Re:   Lock-Up Agreement
Ladies and Gentlemen:
The undersigned holds the number of shares of shares of common stock of Heritage Southeast Bancorporation, Inc., a Georgia corporation (“HSBI”) indicated on the signature page of this letter agreement (this “Lock-Up Agreement”), and will, upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 27, 2022, by and between The First Bancshares, Inc., a Mississippi corporation (the “FBMS”), and HSBI (the “Merger Agreement”), become the owner of a certain number of shares of FBMS common stock, par value $1.00 per share (the “Common Stock”) pursuant to the Merger Agreement. This Lock-Up Agreement is delivered FBMS pursuant to Section 5.17 of the Merger Agreement. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.
In recognition of the benefit that the Merger Agreement will confer upon the undersigned as a shareholder of FBMS, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, commencing on the date hereof and ending on, and including, the date that is ninety (90) days from the Closing Date (such 90-day period being referred to herein as the “Lock-Up Period”), the undersigned will not (and will cause any spouse or immediate family member (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended, referred to herein as the “Exchange Act”)) of the spouse or the undersigned living in the undersigned’s household, any partnership, corporation or other entity within the undersigned’s control, and any trustee of any trust that holds Common Stock or other securities of FBMS for the benefit of the undersigned or such spouse or family member not to), without the prior written consent of FBMS, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, whether any such swap, hedge or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, or (iii) publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.
Notwithstanding the foregoing, (A) the foregoing restrictions shall not apply to pledges in a bona fide transaction that are in effect as of the date hereof to a lender to the undersigned, as disclosed in Schedule A (including the substitution of FBMS shares received pursuant to the Merger Agreement for such pledged HSBI shares); and (B) the undersigned may transfer the undersigned’s shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (i) as a bona fide gift or gifts, provided that the donee or donees agree to be bound in writing by the restrictions set forth herein; (ii) by will or intestacy, provided that beneficiary agrees in writing to be bound by the restrictions set forth herein; (iii) to any trust, family limited partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provided, that the trustee of the trust, general partner of the family limited partnership or managing member of the limited liability company, as the case may be, agrees in writing to be bound by the restrictions set forth herein; and provided further, that any such transfer shall not involve a disposition for value; (iv) to the extent reasonably necessary for the undersigned to own no more than 9.9% of the outstanding shares of Common Stock of FBMS; or (v) with the prior written consent of FBMS.
The undersigned represents and warrants, except with respect to the pledges set forth on Schedule A, (i) that the undersigned beneficially owns the shares of HSBI stock that will be converted into the right to receive shares of Common Stock upon the consummation of the Merger, free and clear of all liens and encumbrances and (ii) that, except as contemplated by clauses (B)(i) through (B)(v) above, from the undersigned’s receipt of Common Stock pursuant to the Merger Agreement through the duration of this Lock-Up Agreement will have good and marketable title to the undersigned’s shares of Common Stock, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with FBMS’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, FBMS and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.
The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. The undersigned agrees that the provisions of this Lock-Up Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.
The undersigned understands that, if the transactions contemplated by the Merger Agreement are not consummated, or if the Merger Agreement is terminated or (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the delivery of the shares of Common Stock to be delivered as consideration thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.
This Letter Agreement, together with the Director Restrictive Covenant Agreement and the Voting Agreement delivered by the undersigned to FBMS as of the date hereof, represent the entire understanding of the parties hereto with respect to the subject matter contemplated hereby, and this Letter Agreement supersedes any and all other oral or written agreements heretofore made concerning the subject matter hereof.
This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.
[Signature page follows]

Very truly yours,

Total number of shares of HSBI common stock held:

[Signature page to Lock-Up Agreement]

Schedule A

Annex B
July 26, 2022
Board of Directors
Heritage Southeast Bancorporation, Inc.
101 North Main Street
Jonesboro, GA 30236
Ladies and Gentlemen:
Heritage Southeast Bancorporation, Inc. (“HSBI”) and The First Bancshares, Inc. (“FBMS”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which HSBI will, on the terms and subject to the conditions set forth in the Agreement, merge with and into FBMS with FBMS as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of HSBI Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of HSBI Common Stock as specified in the Agreement, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and exchanged for the right to receive 0.965 shares of FBMS Common Stock (such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of HSBI Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 25, 2022; (ii) certain publicly available financial statements and other historical financial information of HSBI and its banking subsidiary, Heritage Southeast Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FBMS that we deemed relevant; (iv) internal net income estimates for HSBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of HSBI; (v) publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS; (vi) the pro forma financial impact of the Merger on FBMS based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for HSBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS; (vii) the publicly reported historical price and trading activity for HSBI Common Stock and FBMS Common Stock, including a comparison of certain stock trading information for HSBI Common Stock and FBMS Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for HSBI and FBMS with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of HSBI and its representatives the business, financial condition, results of operations and prospects of HSBI and held similar discussions with certain members of the senior management of FBMS and its representatives regarding the business, financial condition, results of operations and prospects of FBMS.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by HSBI, FBMS or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of HSBI and FBMS that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HSBI or FBMS, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of HSBI or FBMS. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HSBI or FBMS, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to HSBI or FBMS. We have assumed, with your consent, that the respective allowances for loan losses for both HSBI and FBMS are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used internal net income estimates for HSBI for the years ending December 31, 2022 through December 31, 2024 with an annual net income growth rate for the years ending December 31, 2025 and December 31, 2026, as provided by and confirmed with the senior management of HSBI. In addition, Piper Sandler used publicly available mean analyst net income and dividend per share estimates for FBMS for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of FBMS, as well as a long-term annual earnings per share growth rate and estimated dividends per share for FBMS for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of FBMS. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as an estimated net income growth rate for HSBI for the years ending December 31, 2025 and December 31, 2026, as provided by the senior management of FBMS. With respect to the foregoing information, the respective senior managements of HSBI and FBMS confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of HSBI and FBMS, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in HSBI’s or FBMS’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that HSBI and FBMS will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HSBI, FBMS, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that HSBI has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date

B-2

hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of HSBI Common Stock or FBMS Common Stock at any time or what the value of FBMS Common Stock will be once it is actually received by the holders of HSBI Common Stock.
We have acted as HSBI’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. HSBI has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to HSBI in the two years preceding the date hereof, nor has Piper Sandler provided any investment banking services to FBMS in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HSBI and FBMS. We may also actively trade the equity and debt securities of HSBI and FBMS for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of HSBI in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of HSBI as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of HSBI Common Stock and does not address the underlying business decision of HSBI to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for HSBI or the effect of any other transaction in which HSBI might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any HSBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement-Prospectus and Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of HSBI Common Stock from a financial point of view.
Very truly yours,

B-3

Annex C
July 27, 2022
The Board of Directors
The First Bancshares, Inc.
6480 U.S. Highway 98 West, Suite A
Hattiesburg, MS 39402
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to The First Bancshares, Inc. (“FBMS”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Heritage Southeast Bancorporation, Inc. (“HSBI”) with and into FBMS, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between FBMS and HSBI. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of FBMS, HSBI or any shareholder of HSBI, each share of common stock, $0.10 par value per share, of HSBI (“HSBI Common Stock”) (excluding Dissenting Shares and HSBI Cancelled Shares (each as defined in the Agreement)) issued and outstanding at the Effective Time will be converted into and exchanged for the right to receive 0.965 of a share of common stock, $1.00 par value per share, of FBMS (“FBMS Common Stock”). The ratio of 0.965 of a share of FBMS Common Stock for one share of HSBI Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date (as defined in the Agreement), Heritage Southeast Bank, a wholly-owned subsidiary of HSBI, will be merged with and into The First Bank, a wholly-owned subsidiary of FBMS, pursuant to a separate merger agreement (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to FBMS and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to an existing sales and trading relationship of KBW with FBMS, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, FBMS and HSBI. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of FBMS or HSBI for its and their own respective accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of FBMS (the “Board”) in rendering this opinion and will receive a fee from FBMS for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, FBMS has agreed to indemnify us for certain liabilities arising out of our engagement.
In addition to this present engagement, in the past two years KBW has provided investment banking and financial advisory services to FBMS and received compensation for such services. KBW acted as lead placement agent to FBMS in connection with its September 2020 offering of subordinated debt. KBW currently acts as broker for FBMS’ stock repurchase plan. In the past two years, KBW has not provided investment banking or financial advisory services to HSBI. We may in the future provide investment banking and financial advisory services to FBMS or HSBI and receive compensation for such services.
Keefe, Bruyette & Woods, Inc., A Stifel Company • 787 Seventh Avenue • New York, New York 10019
212-887-7777 • www.kbw.com

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FBMS and HSBI and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated July 26, 2022 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of FBMS; (iii) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 of FBMS; (iv) certain preliminary and unaudited quarterly financial results for the quarter ended June 30, 2022 of FBMS (provided by FBMS); (v) the audited financial statements for the three fiscal years ended December 31, 2021 of HSBI; (vi) the unaudited quarterly financial statements for the quarter ended March 31, 2022 of HSBI; (vii) certain preliminary and unaudited quarterly financial results for the quarter ended June 30, 2022 of HSBI (provided by HSBI); (viii) certain regulatory filings of FBMS and HSBI and their respective subsidiaries, including, as applicable, the quarterly or semi-annual reports on Form FR Y-9C or Y-9SP and quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2021 and the quarter ended March 31, 2022; (ix) certain other interim reports and other communications of FBMS and HSBI to their respective shareholders; and (x) other financial information concerning the respective businesses and operations of FBMS and HSBI furnished to us by FBMS and HSBI or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of FBMS and HSBI; (ii) the assets and liabilities of FBMS and HSBI; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of FBMS and HSBI with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of HSBI with respect to fiscal years 2022, 2023 and 2024 that were prepared by HSBI management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of FBMS management and with the consent of the Board; (vi) publicly available consensus “street estimates” of FBMS, as well as assumed FBMS and HSBI long-term growth rates provided to us by FBMS management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; (vii) pro forma balance sheet and capital data of FBMS as of June 30, 2022, as adjusted for FBMS’s pending acquisition of Beach Bancorp, Inc., that was prepared by FBMS management, provided to and discussed with us by such management and used and relied upon by us at the direction of FBMS management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on FBMS (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by FBMS management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of FBMS and HSBI regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of FBMS, upon the management of HSBI as to the reasonableness and achievability of the financial and operating forecasts and projections of HSBI with respect to fiscal years 2022, 2023 and 2024 as referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon the management of FBMS as to the reasonableness and achievability of the publicly available consensus “street estimates” of FBMS, the assumed FBMS and HSBI long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on FBMS (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of FBMS referred to above that such estimates are consistent with, the best currently available estimates and judgments of FBMS management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of FBMS and HSBI that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of FBMS referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of FBMS and HSBI and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion, and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact, which has been assumed to be limited, on FBMS and HSBI. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either FBMS or HSBI since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of FBMS and HSBI are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of FBMS or HSBI, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of FBMS or HSBI under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of HSBI Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of FBMS, HSBI or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of FBMS that FBMS has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to FBMS, HSBI, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to FBMS. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to FBMS, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, voting, support, lock-up, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions, economic uncertainty and the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of FBMS to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by FBMS or the Board, (iii) any business, operational or other plans with respect to HSBI or the pro forma entity that may be currently contemplated by FBMS or the Board or that may be implemented by FBMS or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of FBMS’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of FBMS Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of FBMS, HSBI or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed to be paid in the Merger for purposes of our opinion; (vii) the actual value of FBMS Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which FBMS Common Stock or HSBI Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which FBMS Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to FBMS, HSBI, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of FBMS Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to FBMS.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

Annex D
July 27, 2022
Board of Directors
The First Bancshares, Inc.
6480 U.S. Highway 98 West, Suite A
Hattiesburg, MS 39402
Members of the Board:
We understand that The First Bancshares, Inc. (“FBMS”) and The First Bank, a wholly owned subsidiary of FBMS, propose to enter into an Agreement and Plan of Merger (the “Agreement”) with Heritage Southeast Bancorporation, Inc. (“HSBI”), and its wholly-owned subsidiary Heritage Southeast Bank pursuant to which, among other things, HSBI will merge with and into FBMS (the “Merger”) and each outstanding share of HSBI Stock (excluding Dissenting Shares and HSBI Cancelled Shares) issued and outstanding at the Effective Time will be converted into the right to receive 0.965 shares of FBMS Common Stock (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to FBMS of the Merger Consideration in the proposed Merger.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft of the Agreement, dated July 22, 2022;

(ii)
certain financial statements and other financial and business information about FBMS and HSBI made available to us from published sources and/or from the internal records of FBMS and HSBI that we deemed relevant;

(iii)
certain financial statements and business information about FBMS and HSBI in draft form, as of or for the quarter ended June 30, 2022;

(iv)
certain publicly available analyst earnings estimates for FBMS for the years ending December 31, 2022 through December 31, 2024 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of FBMS;

(v)
certain financial projections for HSBI for the years ending December 31, 2022 through December 31, 2024 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of FBMS;

(vi)
the current market environment generally, and the banking environment in particular;

(vii)
the market and trading characteristics of selected public companies and selected public holding companies in particular that we deemed relevant;

(viii)
the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

Investment Banking
1230 Peachtree St NE • Suite 950 • Atlanta, GA 30309 • (470) 645-6385
www.dadavidson.com/Investment-Banking

(ix)
the pro forma financial impact of the Merger, taking into consideration the amounts and timing of transaction costs, potential cost savings, and other financial and accounting considerations in connection with the Merger;

(x)
the expected relative contributions of FBMS and HSBI to the combined company;

(xi)
the net present value of FBMS, HSBI and the combined entity with consideration of projected financial results; and

(xii)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of FBMS and HSBI concerning the business, financial condition, results of operations and prospects of HSBI and FBMS.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of FBMS that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of HSBI or FBMS. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of HSBI or FBMS, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in HSBI’s or FBMS’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of FBMS, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of FBMS as to the future financial performance of HSBI and FBMS and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of FBMS that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HSBI or FBMS or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to HSBI or FBMS. We have assumed, with your consent, that the respective allowances for loan and lease losses for both HSBI and FBMS are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of HSBI’s or FBMS’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of HSBI or FBMS. We did not make an independent evaluation of the quality of HSBI’s or FBMS’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of HSBI or FBMS.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on

HSBI or FBMS or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated July 22, 2022, reviewed by us.
We have assumed in all respects material to our analysis that HSBI and FBMS will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of HSBI and FBMS or any other entity.
Our opinion is limited to the fairness, from a financial point of view, to FBMS of the Merger Consideration to be paid in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by FBMS to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of HSBI or FBMS, or any class of such persons, relative to the Merger Consideration to be paid to the holders of HSBI Stock in the Merger, or with respect to the fairness of any such compensation to FBMS.
We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that FBMS obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of FBMS Common Stock when issued in the Merger or the prices at which FBMS Common Stock will trade following announcement of the Merger or at any future time.
We have not evaluated the solvency or fair value of HSBI or FBMS under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of HSBI or FBMS. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of HSBI or FBMS or the ability of HSBI or FBMS to pay their respective obligations when they come due.
We will receive a fee for our services, which is payable upon the rendering of this opinion. In addition, FBMS has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with HSBI or FBMS.
In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of HSBI or FBMS for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to HSBI or FBMS in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of FBMS (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FBMS.
Very truly yours,
D.A. Davidson & Co.

Annex E
Chapter 2, Article 13 of the Georgia Business Corporations Code
§ 14-2-1301. Definitions
As used in this article, the term:
(1)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2)   “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.
(3)   “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(4)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
(5)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
(6)   “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
(7)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(8)   “Shareholder” means the record shareholder or the beneficial shareholder.
§ 14-2-1302. Right to dissent
(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(1)   Consummation of a plan of merger to which the corporation is a party:
(A)   If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:
(i)   The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;
(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and
(iii)   The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or
(B)   If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604;
(5)   Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;
(6)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or
(7)   Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.
(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
(1)   In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:
(A)   Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
(B)   Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or
(2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
Ga. Code Ann., § 14-2-1303
§ 14-2-1303. Dissent by nominees and beneficial owners
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

Ga. Code Ann., § 14-2-1320
§ 14-2-1320. Notice of dissenters’ rights
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
(b)   If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
Ga. Code Ann., § 14-2-1321
§ 14-2-1321. Notice of intent to demand payment
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:
(1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
(2)   Must not vote his shares in favor of the proposed action.
(b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
Ga. Code Ann., § 14-2-1322
§ 14-2-1322. Dissenters’ notice
(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
(b)   The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:
(1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
(4)   Be accompanied by a copy of this article.
Ga. Code Ann., § 14-2-1323
§ 14-2-1323. Duty to demand payment
(a)   A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
(b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.
Ga. Code Ann., § 14-2-1324
§ 14-2-1324. Share restrictions
(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
Ga. Code Ann., § 14-2-1325
§ 14-2-1325. Payment
(a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
(b)   The offer of payment must be accompanied by:
(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2)   A statement of the corporation’s estimate of the fair value of the shares;
(3)   An explanation of how the interest was calculated;
(4)   A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and
(5)   A copy of this article.
(c)   If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
Ga. Code Ann., § 14-2-1326
§ 14-2-1326. Failure to take action
(a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
Ga. Code Ann., § 14-2-1327
§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer
(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
(2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
(c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
(1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
(2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
Ga. Code Ann., § 14-2-1330
§ 14-2-1330. Court action
(a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
Ga. Code Ann., § 14-2-1331
§ 14-2-1331. Court costs and attorney fees
(a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
(b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
(1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or
(2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
(c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
Ga. Code Ann., § 14-2-1332
§ 14-2-1332. Limitation of actions
No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

Annex F
Heritage Southeast
Bancorporation, Inc.
and Subsidiary
Consolidated Financial Statements
Years Ended December 31, 2021 and 2020

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Shareholders
Heritage Southeast Bancorporation Inc. and Subsidiary
Jonesboro, Georgia
Opinions on the Financial Statements and Internal Control Over Financial Reporting
We have audited the consolidated financial statements (the “financial statements”) of Heritage Southeast Bancorporation Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Southeast Bancorporation Inc. and Subsidiary as of December 31, 2021 and 2020, and the results of its operations and its cashflows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
We also have audited the Company’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with instructions to the Federal Financial Institutions Examination Council Consolidated Reports of Condition and Income (“Call Report”), as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework issued by COSO in 2013.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Heritage Southeast Bancorporation Inc. and Subsidiary and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements and Internal Control Over Financial Reporting
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Management is also responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Heritage Southeast Bancorporation Inc. and Subsidiary’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.
Auditor’s Responsibilities for the Audits of the Financial Statements and Internal Control Over Financial Reporting
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit of financial statements or an audit of internal control over financial reporting in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audits.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the financial statement audit in order to design audit procedures that are appropriate in the circumstances.

•
Obtain an understanding of internal control over financial reporting relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Heritage Southeast Bancorporation Inc. and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the financial statement audit.
Definition and Inherent Limitations of Internal Control over Financial Reporting
An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with GAAP. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of the Company’s internal control over financial reporting included controls over the preparation of financial statements in accordance with GAAP and with Call Report instructions.
An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect and correct misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Wipfli LLP
Atlanta, Georgia
April 29, 2022

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2021 and 2020
(In thousands, except share data)
	2021	2020
Assets
Cash and due from banks	$29,689	29,092
Interest-bearing deposits with banks	261,513	189,533
Cash and cash equivalents	291,202	218,625
Securities available for sale	197,309	169,329
Other investments	786	1,203
Loans, net of unearned income:
Originated	901,883	801,050
Acquired	153,442	266,982
Allowance for loan losses	(15,228)	(14,117)
Loans, net	1,040,097	1,053,915
Premises and equipment, net	35,136	37,165
Cash surrender value of bank owned life insurance	34,634	28,734
Other real estate owned	857	2,593
Accrued interest receivable	3,240	3,844
Goodwill	28,275	28,275
Core deposit intangible, net	7,283	8,232
Deferred tax asset, net	12,093	14,900
Other assets	3,653	4,375
Total assets	$1,654,565	1,571,190
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$485,754	415,476
Interest-bearing	941,684	947,080
Total deposits	1,427,438	1,362,556
Securities sold under agreements to repurchase	23,988	13,187
Lines of credit	34,188	14,688
Subordinated notes	—	19,646
Junior subordinated debentures	9,403	9,250
Accrued expenses and other liabilities	5,588	9,030
Total liabilities	1,500,605	1,428,357
Commitments
Shareholders’ equity:
Common stock, $0.10 par value, 50,000,000 shares authorized; 7,026,210 and 7,023,344 shares issued and outstanding	703	702
Additional paid in capital	117,444	116,825
Retained earnings	37,797	23,983
Accumulated other comprehensive income (loss)	(1,984)	1,323
Total shareholders’ equity	153,960	142,833
Total liabilities and shareholders’ equity	$1,654,565	1,571,190
See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31, 2021 and 2020
(In thousands, except share and per share data)
	2021	2020
Interest and dividend revenue:
Loans, including fees	$54,125	53,959
Investment securities	1,975	1,831
Federal funds sold, deposits in banks and other investments	354	524
Total interest and dividend revenue	56,454	56,314
Interest expense:
Deposits	3,292	6,408
Federal funds purchased and repurchase agreements	33	106
Federal Home Loan Bank advances	—	38
Line of credit	678	612
Junior subordinated debentures	325	385
Subordinated debt	844	622
Total interest expense	5,172	8,171
Net interest revenue	51,282	48,143
Provision for loan losses	—	9,350
Net interest revenue after provision for loan losses	51,282	38,793
Noninterest revenue:
Service charges and fees	5,753	5,923
Interchange and ATM fees	6,225	5,774
Bank owned life insurance income	900	797
Securities gains, net	—	1,313
Gain on sale of loans	3,817	1,811
Other	2,274	2,000
Total noninterest revenue	18,969	17,618
Operating expenses:
Salaries and employee benefits	26,531	27,525
Occupancy	5,424	5,312
Communications, data processing and equipment	7,108	7,036
Professional fees	1,487	1,989
FDIC assessment and other regulatory charges	965	1,003
Other real estate expenses, including losses on sales and impairments, net	292	1,196
Advertising and public relations	580	1,011
Postage, printing and supplies	626	925
Amortization of intangibles	950	950
Professional and other expenses related to pending transaction	5,160	—
Other	3,325	3,972
Total other operating expenses	52,448	50,919
Income before income tax expense	17,803	5,492
Income tax expense	3,989	1,050
Net income	$13,814	4,442
Weighted-average number of shares outstanding:
Basic	6,970,955	6,911,275
Diluted	7,209,886	7,126,457
Earnings per share:
Basic	$1.98	0.64
Diluted	$1.92	0.62
See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPATION, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
For the years Ended December 31, 2021 and 2020
(In thousands)
	2021	2020
Net income	$13,814	4,442
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale	(4,469)	3,835
Reclassification adjustment for gains on sales of securities available for sale	—	(1,313)
Total other comprehensive income (loss) before income taxes	(4,469)	2,522
Income tax expense (benefit) related to other comprehensive income:
Unrealized (gains) losses on securities available for sale	1,162	(997)
Reclassification adjustment for gains on sales of securities available for sale	—	341
Total income tax expense (benefit) related to other comprehensive (income) loss	1,162	(656)
Total other comprehensive income (loss), net of tax	(3,307)	1,866
Comprehensive income	$10,507	6,308
See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2021 and 2020
(In thousands, except share data)
	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2019	7,029,033	$703	116,234	19,541	(543)	135,935
Stock-based compensation	(15,349)	(2)	592	—	—	590
SERP distribution	9,660	1	(1)	—	—	—
Net income	—	—	—	4,442	—	4,442
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	1,866	1,866
Balance, December 31, 2020	7,023,344	$702	116,825	23,983	1,323	142,833
Stock-based compensation	(6,794)		620	—	—	620
SERP distribution	9,660	1	(1)	—	—	—
Net income	—	—	—	13,814	—	13,814
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	(3,307)	(3,307)
Balance, December 31, 2021	7,026,210	$703	117,444	37,797	(1,984)	153,960
See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020
(In thousands)
	2021	2020
Cash flows from operating activities:
Net income	$13,814	4,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	4,952	6,904
Provision for loan losses	—	9,350
Deferred income tax expense	3,957	1,042
Loss on sale and disposal of premises and equipment	9	11
Gain on sales of securities available for sale	—	(1,313)
Loss (gain) on sale of other real estate owned	202	(177)
Writedowns of other real estate owned	51	1,111
Stock-based compensation	620	590
Increase in cash surrender value of bank owned life insurance	(900)	(797)
Change in assets and liabilities:
Other assets and accrued interest receivable	1,339	(2,476)
Accrued expenses and other liabilities	(3,442)	(962)
Net cash provided by operating activities	20,602	17,725
Cash flows from investing activities:
Proceeds from maturities and calls of securities available for sale	55,395	49,759
Purchases of securities available for sale	(89,916)	(167,567)
Proceeds from sales of securities available for sale	—	76,087
Purchases of other investments	—	(129)
Proceeds from sale of other investments	417	248
Net change in loans	15,143	(160,149)
Proceeds from sales of other real estate owned	1,983	6,746
Purchase of bank owned life insurance policies	(5,000)	(1,135)
Purchases of premises and equipment	(1,469)	(5,032)
Proceeds from sale of premises and equipment	239	25
Net cash used in investing activities	(23,208)	(201,147)
Cash flows from financing activities:
Net change in deposits	64,882	208,085
Net change in securities sold under agreements to repurchase	10,801	892
Repayments of FHLB advances	—	(5,167)
Proceeds from line of credit	19,500	15,600
Repayment of line of credit	—	(10,000)
Proceeds from issuance of subordinated notes	—	20,000
Payments of subordinated notes issuance costs	—	(373)
Redemption of subordinated notes	(20,000)	—
Net cash provided by financing activities	75,183	229,037
Net change in cash and cash equivalents	$72,577	45,615
Cash and cash equivalents at beginning of year	218,625	173,010
Cash and cash equivalents at end of year	$291,202	218,625
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$5,725	8,717
Noncash investing and financing activities:
Transfer of loans to other real estate owned	$—	1,377
Transfer of other real estate owned to premises and equipment	$—	276
Transfer of premises and equipment to other real estate owned	$500	—
Financed sales of other real estate owned	$—	121
SERP Distribution	$1	1
See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(1)
Summary of Significant Accounting Policies

Organization
Heritage Southeast Bancorporation, Inc. (“Heritage” or the “Company”) received regulatory approval to operate as a bank holding company on March 23, 1995. Heritage is primarily regulated by the Board of Governors of the Federal Reserve System (the “FRB”) and serves as the one-bank holding company for Heritage Southeast Bank (the “Bank”). The Company’s name was changed from CCF Holding Company to Heritage Southeast Bancorporation, Inc. effective September 1, 2019. On September 1, 2019, the Company acquired Heritage Bancorporation, Inc. and Providence Bank by exchanging shares for all the outstanding stock of each entity.
The Bank commenced operations in 1955 upon receipt of its banking charter from the Georgia Department of Banking and Finance (the “GDBF”). The Bank is primarily regulated by the GDBF and the Federal Deposit Insurance Corporation (the “FDIC”). The Bank, whose main office is in Jonesboro, Georgia, provides a full range of commercial and consumer banking services primarily in North and South metro Atlanta, Georgia along with southeastern Georgia and northeastern Florida.
On March 31, 2021, the Company and the Bank entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with VyStar Credit Union (“VyStar”), a Florida Credit Union, pursuant to which VyStar will acquire substantially all of the assets of the Company and the Bank and assume substantially all of the liabilities of the Company and the Bank (the “Acquisition”). Following the Acquisition, the Company and the Bank after all obligations are settled, will distribute all remaining assets to the Company’s shareholders. The Acquisition was approved by the Company’s shareholders on July 12, 2021. The Acquisition is contingent upon receipt of regulatory approval from the National Credit Union Administration, the FDIC, the Florida Office of Financial Regulation and the GDBF, among other closing conditions. Subject to receipt of the required approvals, the Acquisition is expected to close in the second quarter of 2022.
Principles of Consolidation
The consolidated financial statements include the financial statements of Heritage and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Basis of Presentation
The accounting principles followed by the Company, and the methods of applying these principles conform with accounting principles generally accepted in the United State of America (“GAAP”) and with general practices in the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, valuation of other real estate owned, valuation of deferred tax assets and the fair value of purchase accounting adjustments.
Cash and Cash Equivalents
Cash equivalents include amounts due from banks, interest-bearing deposits in banks and federal funds sold. Federal funds are generally sold for one-day periods and interest-bearing deposits in banks are available on demand. Effective March 12, 2020, the Federal Reserve’s board of directors approved reducing the required reserve requirements ratio to zero percent, effectively eliminating the requirement to maintain reserve

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

balances in cash or on deposit with the Federal Reserve Bank. This reduction in the required reserves does not have a defined timeframe and may be revised by the Federal Reserve’s board in the future.
Investment Securities
The Company classifies its investment securities as held to maturity or available for sale. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities are classified as available for sale. At December 31, 2021 and 2020, all investment securities were classified as available for sale.
Held to maturity securities are recorded at cost, adjusted for amortization or accretion of premiums or discounts. Available for sale securities are recorded at fair value with unrealized holding gains and losses, net of the related tax effect, excluded from operations and reported in other comprehensive income as a separate component of shareholders’ equity until realized.
Management evaluates investment securities for other than temporary impairment on a quarterly basis. A decline in the fair value of securities below cost that is deemed other than temporary is charged to earnings for the decline in value deemed to be credit-related and a new cost basis for the security is established. The decline in value attributed to non-credit-related factors is recognized in other comprehensive income. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities are included in operations and derived using the specific identification method for determining the cost of the securities sold.
Other Investments
Other investments consist of Federal Home Loan Bank (“FHLB”) stock that does not have a readily determinable fair value. The FHLB stock is included in other investments at its original cost basis. FHLB stock is evaluated for impairment on an annual basis.
Originated Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of charge-offs and net of any deferred loan fees and costs. Interest on loans is primarily calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and amortized over the life of the related loan.
Impaired loans, in relationships exceeding $250,000, are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Impaired loans in relationships less than $250,000 are collectively evaluated. A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.
Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

Allowance for Loan Losses
The allowance for loan losses reflects management’s assessment of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Company periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:
•
the Company’s loan loss experience;

•
the amount of past due and non-performing loans;

•
specific known risks;

•
the status and amount of other past due and non-performing assets;

•
underlying estimated values of collateral securing loans;

•
current and anticipated economic conditions; and,

•
other factors which management believes affect the allowance for potential credit losses.

The allowance for loan losses is comprised of specific reserves and general reserve components. After a loan has been identified as impaired, management measures impairment based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.
The Company’s impaired loans include troubled debt restructurings. When the measure of the impaired loan, as determined by either the is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve or the loan is charged down. These specific reserves are determined on an individual loan basis based on management’s current evaluation of the Company’s loss exposure for each credit. Loans for which specific reserves are provided are excluded from the general allowance calculations described below.
The general allowance reflects reserves established under GAAP for collective loan impairment. These reserves are based upon historical net charge-offs using the last two years’ experience. This charge-off experience is adjusted to reflect the effects of current conditions. The Company considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.
Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Company’s loan portfolio as of the date of the financial statements. Management believes it has established the allowance in accordance with GAAP and in consideration of the current economic environment. Although management uses the best information available to make evaluations, significant further additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.
There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2021, compared to the year ended December 31, 2020. Such revisions, estimates and assumptions are made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.
Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Also, an independent loan review process further assists with evaluating credit quality and assessing potential performance issues.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

For purposes of determining the allowance for loan losses, Management segments the loan portfolio into broad categories with similar risk elements. Those categories and their specific risks are described below:
Construction and land development — Included in this category is both residential and commercial construction. Risks associated with this category are costs overruns, changes in market demand for property, inadequate long-term financing arrangements and declines in real estate values.
Single-family residential — This loan category includes residential mortgages and home equity lines of credit and these loans are susceptible to weakening general economic conditions, increases in unemployment rates and declining real estate values.
Real Estate (Commercial) — This category includes owner occupied and income producing real estate and risks include the failure of the owner’s business, general economic conditions, declines in real value, declines in occupancy rates, and lack of suitable alternative use for the property.
Multifamily — This category can have risks associated with declines in general economic conditions, declines in real estate values and declines in occupancy rates.
Commercial (not real estate) — Risks to this category include customer or industry concentrations and the inability to monitor the condition of the collateral which often consists of inventory, accounts receivable and other non-real estate assets. Equipment and inventory obsolescence can also pose a risk. Decline in general economic conditions and other events can cause cash flows to fall to levels insufficient to service debt.
Consumer — Common risks include regulatory risks, unemployment and changes in local economic conditions as well as the inability to monitor collateral consisting of personal property.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commercial letters of credit that are issued to meet customer financing needs and commitments to make loans other than those to residential mortgage loan customers. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Business Combinations, Accounting for Credit-Deteriorated Purchased Loans and Related Assets
Business combinations are accounted for by applying the acquisition method in accordance with ASC 805, “Business Combinations.” Under the acquisition method, identifiable assets acquired and liabilities assumed and any non-controlling interest in the acquiree at the acquisition date are measured at their fair values as of that date and are recognized separately from goodwill. Results of operations of the acquired entities are included in the Consolidated Statements of Income from the date of acquisition. Acquisition costs incurred by the Company are expensed as incurred.
Loans purchased in business combinations with evidence of credit deteriorations since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit-impaired. Purchased credit impaired loans are accounted for in accordance with ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”), and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increase in expected cash flows to be collected on these loans are recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are recognized immediately as impairment through a provision for loan losses.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

Premises and Equipment
Premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset are charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for buildings and improvements is 15 to 40 years and 3 to 10 years for furniture and equipment.
Other Real Estate Owned
Other real estate owned includes all real property received in full or partial satisfaction of a loan. Other real estate owned is recorded at the lower of the related loan’s cost basis or its fair value less estimated selling costs which establishes a cost basis in the property at the time of foreclosure. For properties acquired through foreclosure or deed in lieu, fair values are based on independent appraisals. Any writedown at the time of foreclosure is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.
Transfers of Financial Assets
A transfer of financial assets is accounted for as a sale if the transferee is not an entity that the Bank must consolidate and provided the Company does not have any form of continuing involvement, rights or obligations associated with the transferred financial assets. If the Company does have a form of continuing involvement, rights or obligations with the transferred financial assets, the transfer is accounted for as a sale when, (1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Cash Surrender Value of Bank Owned Life Insurance
The Company has purchased life insurance policies on certain key executives and members of management. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value or return of premiums, depending on the contract, adjusted for other changes or other amounts due that are probable at settlement.
Goodwill
Goodwill represents the cost of acquired companies in excess of the fair value of the net assets acquired. Goodwill is not amortized over a useful life. Instead, it is reviewed for impairment annually, or more frequently if deemed necessary. No impairment was recognized for the years ended December 31, 2021 and 2020. The goodwill is not deductible for income tax purposes.
Core Deposit Intangible
The core deposit intangible is established in the allocation of purchase price to the fair value of identifiable net assets acquired. The Company recorded core deposit intangible assets in connection of the acquisitions of Heritage Bancorporation, Inc. and Providence Bank of $9.2 million and $317 thousand,

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

respectively. The core deposit intangible is amortized on a straight-line basis over the estimated period of benefit of ten years. Amortization expense was approximately $950 thousand for the years ended December 31, 2021 and 2020.
Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase (“repurchase agreements”) represent funds received from customers, generally on an overnight or continuous basis, which are collateralized by investment securities owned by the Company. The securities used as collateral consist primarily of U.S. Government obligations, residential mortgage-backed securities and collateralized mortgage obligations and all are maintained by the Company’s safekeeping agents. These securities are reviewed on a daily basis, and the Company may be required to provide additional collateral due to changes in the fair market value of these securities. The terms of the Company’s repurchase agreements are continuous but may be cancelled at any time by the Company or the customer.
Income Taxes
Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income taxes during the period that includes the enactment date.
In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some or all of the deferred tax asset will not be realized. In assessing the likelihood of the realization of deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable earnings and tax planning strategies. Deferred tax valuation allowance assessments require significant amounts of judgment. GAAP requires the more likely than not criteria (a likelihood of 50% or more) to be used; however, the likelihood is not possible to be expressed in purely mathematical terms. Highly subjective information about future events heavily factor into the conclusion as to whether the more likely than not criteria can be achieved.
The Company currently evaluates uncertainty in income tax positions. GAAP requires that a loss contingency reserve be accrued if it is probable that the tax position will be challenged, it is probable that the future resolution of the challenge will confirm that a loss has been incurred, and the amount of such loss can be reasonably estimated.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.
Stock-Based Compensation
The Company uses the fair value method for recognizing expense for stock-based compensation based on the fair value of option and restricted stock awards at the date of grant, recognized over the vesting period.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

Comprehensive Income
GAAP normally requires that recognized revenues, expenses, gains and losses be included in net earnings. In addition to net earnings, other components of comprehensive income include the after-tax effect of changes in unrealized gains and losses on available for sales securities. These items are reported as a separate component of shareholders’ equity.
Dividend Restrictions
Banking regulations require maintaining certain capital levels and may limit dividends paid by the Bank to the Company or by the Company to shareholders. The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2021, $9.1 million of retained earnings were available for dividend declaration without regulatory approval.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 20. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
Revenue Recognition
The Company records revenue from contracts with customers in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company must identify the contract with a customer, identify the performance obligation(s) within the contract, determine the transaction price, allocate the transaction price to the performance obligation(s) within the contract, and recognize revenue when (or as) the performance obligation(s) are/is satisfied. The core principle under ASC 606 requires the Company to recognize revenue to depict the transfer of services or products to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those services or products recognized as performance obligations are satisfied. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Since performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue form contracts with customers. The recognition of revenue under ASC 606 did not materially change the timing or magnitude of revenue recognition.
The majority of the Company’s revenue is not subject to ASC 606, including net interest income, loan servicing income, fees related to loans and loan commitments, increase in cash surrender value of life insurance and gain on sales of securities and loans. The following significant revenue-generating transactions are within the scope of ASC 606, which are presented in the Statements of Income as components of noninterest revenue.
Service charges and fees:   The deposit contract obligates the Company to serve as a custodian of the customer’s deposited funds and is generally terminable at will be either party. This contract permits the customer to access the funds on deposit and request additional services related to the deposit account. Service charges on deposit accounts consist of account analysis fees (net fees earned on analyzed business and public checking accounts), monthly service charges, nonsufficient fund (“NSF”) charges, and other deposit account related charges. The Company’s performance obligation for account analysis fees and monthly service charges is generally satisfied, and the related revenue recognized, over the period in which the service

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

is provided (typically on a monthly basis); while NSF charges and other deposit account related charges are largely transactional based and the related revenue is recognized at the time the service is provided.
Interchange and ATM fees:   A contract between the Company, as a card-issuing bank, and its customers whereby the Company receives a transaction fee from the merchant’s bank whenever a customer uses a debit card to make a purchase. The performance obligation is completed and the fees are recognized as the service is provided (i.e., when the customer uses a debit card).
Other noninterest revenue:   Other noninterest revenue includes several items, such as wire transfer income, check cashing fees, check printing fees, safe deposit box rental fees. These fees are generally recognized at the time the service is provided and/or the income is earned.
Earnings Per Share
Basic earnings per share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustments to income that would result from the assumed conversion. Potentially dilutive common shares include warrants, stock options and SERP shares outstanding that would have been converted to common shares.
Earnings per share have been computed based on the following for the years ended December 31, 2021 and 2020 (in thousands, except for share values):
	2021	2020
Net income available to common shareholders	$13,814	4,442
Weighted average number of common shares outstanding	6,970,955	6,911,275
Effect of dilutive options, warrants, and SERP shares	238,931	215,182
Weighted average number of common shares outstanding used to calculate diluted earnings per common share	7,209,886	7,126,457
Reclassifications
Certain 2020 amounts have been reclassified to conform to the 2021 presentation.
Impact of Recently-Issued Accounting Standards and Pronouncements
ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326):   Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models and methods for estimating the allowance for loan losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019. In November 2019, the FASB issued Financial Instruments Credit Losses (Topic 326): Effective Dates (“ASU 2019-10”). ASU 2019-10 amends the effective date for certain entities, including the Company, for ASU 2016-13 until fiscal years beginning after December 15, 2022.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

ASU 2017-04 — Intangibles: Goodwill and Other:   Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 from the goodwill impairment test to simplify the subsequent measurement of goodwill. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, the income tax effects of tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. ASU 2017-04 also eliminates the requirement for any reporting unit with a zero or negative carrying amount to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The standard must be adopted using a prospective basis and the nature and reason for change in accounting principle should be disclosed upon transition. ASU 2017-04 is effective for annual goodwill impairment tests in reporting periods beginning after December 15, 2019. The Company has adopted the provisions of ASU 2017-04, and the adoption did not have a material impact on the Company’s consolidated financial statements.
ASU 2018-13 — Fair Value Measurement (Topic 820):   Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13). ASU 2018-13 changes fair value measurement disclosure requirements by removing certain requirements, modifying certain requirements and adding new requirements. Disclosure requirements removed include the following: transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for determining when transfers between any of the three levels have occurred, the valuation processes for Level 3 measurements; and the changes in unrealized gains or losses presented in earnings for Level 3 instruments held at end of the reporting period. Disclosure requirements that have been modified include the following: for investment in certain entities that calculate net asset value an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly, and clarification that the Level 3 measurement uncertainty disclosure should communicate information about the uncertainty at the balance sheet date. New disclosure requirements include the following: the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 instruments held at the end of the reporting period; and the range and weighted average of significant unobservable inputs used for Level 3 measurements or disclosure of other quantitative information in place of the weighted average to the extent that it would be a more reasonable and rational method to reflect the distribution of unobservable inputs. ASU 2018-13 is effective for the interim and annual period beginning after December 15, 2019. The Company has adopted the provisions of ASU 2018-13, and the adoption did not have a material impact on the Company’s consolidated financial statements.
ASU 2019-12 — Income Taxes (Topic 740):   Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain technical exceptions. ASU 2019-12 also clarifies and amends the accounting for income taxes in certain areas, including, among other: (i) franchise taxes that are partially based on income; (ii) whether step ups in the tax basis of goodwill should be considered part of the acquisition to which it related or recognized as a separate transaction; and (iii) requiring the effect of an enacted change in tax laws or rates to be reflected in the annual effective tax rate computation in the period that includes the enactment date. ASU 2019-12 is effective for annual periods beginning after December 15, 2020. The Company does not expect this ASU to have a material impact on the Company’s consolidated financial statements.
ASU No. 2020-04 — Reference Rate Reform (Topic 848):   Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides optional guidance, for a limited time, to ease the potential burden in accounting for or recognizing the effects of reference rate reform on financial reporting. The amendments, which are elective, provide expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(1)
Summary of Significant Accounting Policies (continued)

criteria are met. The amendments apply only to contracts and hedging relationships that reference LIBOR or another reference rate that is expected to be discontinued due to reference rate reform. The optional expedients for contract modifications apply consistently for all contracts or transactions within the relevant Codification Topic, Subtopic, or Industry Subtopic that contains the guidance that otherwise would be required to be applied, while those for hedging relationships can be elected on an individual hedging relationship basis. Because the guidance is intended to assist stakeholders during the global market-wide reference rate transition period, it is in effect for a limited time, from March 12, 2020 through December 31, 2022. The Company has limited exposure to LIBOR and this is not expected to have a material impact on the Company’s consolidated financial statements.
(2)
Business Combinations

Acquisition of Heritage Bancorporation, Inc. and Providence Bank
Effective September 1, 2019, the Company completed its acquisition by merger of Heritage Bancorporation, Inc. (“HBI”), the parent company of The Heritage Bank (“Heritage Bank”) and Providence Bank (“PB”) in a combined transaction valued at $88.8 million. The Company issued 3,573,627 and 500,382 shares of common stock for 100% of the voting equity interest in HBI and PB, respectively. At closing, HBI merged with and into the Company, with the Company the surviving corporation in the merger; immediately thereafter, Heritage Bank merged with and into Heritage Southeast Bank, with Heritage Southeast Bank the surviving banking corporation in the merger. At closing, Providence Bank merged with and into the Company, with the Company the surviving corporation in the merger; immediately thereafter, Providence Bank merged with and into Heritage Southeast Bank, the surviving banking corporation in the merger.
On September 1, 2019, Heritage Bank operated seventeen banking locations throughout the Southeastern Georgia and Jacksonville, Florida markets and operates under the trade name “The Heritage Bank, a division of Heritage Southeast Bank”. On September 1, 2019, Providence Bank operated one banking location in the north metro Atlanta, Georgia market and operates under the trade name “Providence Bank, a division of Heritage Southeast Bank”.
The following table presents the assets acquired and liabilities assumed of Heritage Bancorporation, Inc. and Providence Bank as of September 1, 2019, and the fair value adjustments made to these assets and liabilities (in thousands, except share and per share data):
	As Recorded by HBI	As Recorded by PB	Fair Value Adjustments		As Recorded by Company
Cash and cash equivalents	$78,057	18,460	—		96,517
Investment securities	73,334	—	—		73,334
Other investments	532	368	—		900
Loans, net	395,177	60,047	(6,181)	a	449,043
Premises and equipment	16,774	2,469	(58)	b	19,185
Cash surrender value of life insurance	13,263	2,525	—		15,788
Other real estate owned	7,749	6,300	(4,702)	c	9,347
Core deposit intangible	—	—	9,498	d	9,498
Deferred tax asset	12,061	3,835	(1,626)	e	14,270
Other assets	2,718	395	—		3,113
Total assets	$599,665	94,399	(3,069)		690,995

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(2)
Business Combinations (continued)

	As Recorded by HBI	As Recorded by PB	Fair Value Adjustments		As Recorded by Company
Interest-bearing deposits	400,359	57,604	63	f	458,026
Total deposits	535,306	74,612	63		609,981
Federal Home Loan Bank advances	—	4,500	—		4,500
Junior subordinated debentures	10,310	—	(1,265)	g	9,045
Other liabilities	5,570	1,349	—		6,919
Total liabilities	551,186	80,461	(1,202)		630,445
Net identifiable assets acquired over liabilities assumed	48,479	13,938	(1,867)		60,550
Goodwill	—	—	28,275		28,275
Net assets acquired over liabilities assumed	$48,479	13,938	26,408		88,825
Consideration:
Shares of common stock issued	3,573,627	500,382	4,074,009
Estimated value per share of the Company’s stock	$21.80	21.80	21.80
Fair value of Company stock issued	77,905	10,908	88,813
Cash paid for shares	10	2	12
Fair value of total consideration transferred	$77,915	10,910	88,825

Explanation of fair value adjustments:
a.
Adjustment reflects the fair value adjustments based on the Company’s evaluation of the acquired loan portfolio, remove existing deferred fees and costs and the elimination of the allowance for loan losses.

b.
Adjustment reflects the write-off of certain fixed assets and fair value adjustments of real property.

c.
Adjustment reflects the fair value adjustment to other real estate owned.

d.
Adjustment reflects the recording of core deposit intangible asset.

e.
Adjustment reflects adjustment of the deferred tax asset.

f.
Adjustment reflects the fair value adjustment to time deposit accounts.

g.
Adjustment to reflect the fair value adjustments to junior subordinated debentures.

The accretable yield on loans will be accreted to interest income over the estimated average life of the loans using a level yield method. The Company records a non-accretable difference on PCI loans and estimates the amount and timing of expected cash flows for these loans. The core deposit intangible asset is being amortized over a ten-year life on an accelerated basis.
Acquisition of Heritage Bancorporation, Inc. and Providence Bank, continued
The following unaudited supplemental pro forma information is presented to show estimated results assuming that Heritage Bancorporation, Inc. and Providence Bank were acquired as of January 1, 2019. These unaudited pro forma results are not necessarily indicative of the operating results that the Company would have achieved had it completed the acquisitions as of such date and should not be considered as representative of future operating results. (in thousands, except per share data)

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(2)
Business Combinations (continued)

For the Year Ended December 31, 2019
Net interest income	$46,307
Net earnings	8,950
Diluted earnings per common share	1.23
The results of operations of Heritage Bancorporation, Inc. and Providence Bank subsequent to the respective acquisition dates are included in the Company’s consolidated statements of income.
(3)
Investment Securities

The cost basis, unrealized gains and losses, and fair value of securities available for sale at December 31, 2021 and 2020 are listed below (in thousands):
As of December 31, 2021:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political subdivisions	$26,438	48	(443)	26,043
Residential mortgage-backed securities	141,719	262	(2,095)	139,886
Collateralized mortgage obligations	26,558	53	(550)	26,061
Commercial mortgage-backed securities	3,275	19	—	3,294
Corporate debt securities	2,000	28	(3)	2,025
	$199,990	410	(3,091)	197,309
As of December 31, 2020:
State and political subdivisions	25,126	566	(63)	25,629
Residential mortgage-backed securities	86,087	701	(154)	86,634
Collateralized mortgage obligations	49,857	617	(10)	50,464
Commercial mortgage-backed securities	4,971	131	—	5,102
Corporate debt securities	1,500	—	—	1,500
	$167,541	2,015	(227)	169,329
The following outlines the unrealized losses and estimated fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020 (in thousands):
	Less than 12 Months		More than 12 Months		Total
December 31, 2021:	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
State and political subdivisions	$12,247	202	5,654	241	17,901	443
Residential mortgage-backed securities	100,380	1,682	20,947	413	121,327	2,095
Collateralized mortgage obligations	16,873	344	3,341	206	20,214	550
Corporate Bonds	496	3	—	—	496	3
	$129,996	2,231	29,942	860	159,938	3,091

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(3)
Investment Securities (continued)

	Less than 12 Months		More than 12 Months		Total
December 31, 2020:	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
State and political subdivisions	$6,863	63	—	—	6,863	63
Residential mortgage-backed securities	48,643	154	—	—	48,643	154
Collateralized mortgage obligations	6,280	10	—	—	6,280	10
	$61,786	227	—	—	61,786	227
At December 31, 2021, there were 68 available for sale securities that were in an unrealized loss position. Residential mortgage-backed securities accounted for 41 of the securities in an unrealized loss position with 8 of these securities in a loss position for greater than 12 months. Collateralized mortgage obligations accounted for 9 of the securities in an unrealized loss position with one of these securities in a loss position for greater than 12 months. The remaining securities in a loss position were made up of 17 state and political subdivisions with 6 of these securities in a loss position for more than 12 months, and 1 corporate security that was not in a loss position for more than 12 months. At December 31, 2020, there were 24 available for sale securities that were in an unrealized loss position. Residential mortgage-backed securities accounted for 15 of the securities in an unrealized loss position with none of these securities in a loss position for greater than 12 months. Collateralized mortgage obligations accounted for 2 of the securities in an unrealized loss position with none of these securities in a loss position for greater than 12 months. The remaining securities in a loss position were made up of 7 state and political subdivisions with none of these securities in a loss position for more than 12 months.
The Company does not intend to sell nor believes it will be required to sell securities in an unrealized loss position prior to recovery of its amortized cost basis or maturity. Unrealized losses at December 31, 2021 and 2020 were primarily attributable to changes in interest rates.
The amortized cost and fair value of available for sale securities at December 31, 2021, by contractual maturity, are presented in the following table (in thousands):
	Amortized Cost	Fair Value
State and political subdivisions, commercial mortgage-backed securities, and corporate debt securities:
1 to 5 years	$1,047	1,051
5 to 10 years	17,308	17,156
More than 10	13,358	13,153
Mortgage-backed securities	168,277	165,947
	$199,990	197,309
Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
At December 31, 2021 and 2020, securities with a carrying value of approximately $2.3 million and $85.9 million, respectively, were pledged to secure public deposits. Securities with a carrying value of $26.0 million and $16.3 million were pledged as collateral for repurchase agreements at December 31, 2021 and 2020, respectively.
Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(3)
Investment Securities (continued)

and near-term prospects of the issuer, among other factors. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry reports. During 2021 and 2020, the Company did not record any impairment losses.
During the year ended December 31, 2021, the Company did not sell any available for sale securities.
During the year ended December 31, 2020, the Company sold 43 available for sale securities resulting in proceeds of approximately $76.1 million with gross gains of $1.3 million and no realized losses.
At December 31, 2021 and 2020, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
(4)
Originated Loans

Major classifications of originated loans at December 31, 2021 and 2020, are summarized as follows (in thousands):
	2021	2020
Real estate loans:
Construction and land development	$146,365	113,965
Single-family residential	124,222	106,970
Commercial	413,598	306,167
Multifamily	5,271	12,729
Total real estate loans	689,456	539,831
Commercial loans (not secured by real estate)	203,914	250,812
Consumer loans (not secured by real estate)	10,254	13,257
Gross loans	903,624	803,900
Unearned income	(1,741)	(2,850)
Loans, net of unearned income	$901,883	801,050
The Company grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in the North and South metro Atlanta, Georgia area along with southeastern Georgia and northeastern Florida area. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market and the interest rate environment.
The Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, is an economic stimulus bill signed into law on March 27, 2020, in response to the economic fallout of the COVID-19 pandemic in the United States. The creation of the Paycheck Protection Program (PPP) enacted under the CARES Act provides forgivable loans to small businesses for payroll obligations, emergency grants to cover immediate operating costs, and a mechanism for loan forgiveness by the Small Business Administration should all criteria be met. Included in commercial loans at December 31, 2021 and 2020 are approximately $11.2 million and $89.5 million, respectively, of loans granted under the Paycheck Protection Program. These loans are fully guaranteed by the Small Business Administration.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(4)
Originated Loans (continued)

The following table presents an aging analysis of past due loans, including nonaccrual loans, by loan type, as of December 31, 2021 and 2020 (in thousands):
December 31, 2021:	Loans 30 – 89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Construction and land development	$225	—	225	146,140	146,365	—
Single-family residential	20	25	45	124,177	124,222	—
Commercial	102	108	210	413,388	413,598	—
Multifamily	—	—	—	5,271	5,271	—
Commercial loans (not secured by real estate)	641	64	705	203,209	203,914	—
Consumer loans (not secured by real estate)	10	—	10	10,244	10,254	—
Total	$998	197	1,195	902,429	903,624	—
December 31, 2020:
Construction and land development	$53	—	53	113,912	113,965	—
Single-family residential	167	29	196	106,774	106,970	—
Commercial	240	166	406	305,761	306,167	—
Multifamily	—	—	—	12,729	12,729	—
Commercial loans (not secured by real estate)	1,261	57	1,318	249,494	250,812	—
Consumer loans (not secured by real estate)	23	—	23	13,234	13,257	—
Total	$1,744	252	1,996	801,904	803,900	—
The following tables present the Company’s non-accrual loans as of December 31, 2021 and 2020 (in thousands):
	2021	2020
Single-family residential	25	943
Commercial	108	3,475
Commercial loans (not secured by real estate)	828	115
Consumer loans (not secured by real estate)	—	2
Total	$961	4,535
At each reporting period, the Company determines which loans are impaired. Impaired loans are reviewed on a relationship basis. If one loan within a relationship is impaired, then the entire relationship is individually evaluated for impairment. An allowance for each impaired loan, which is generally collateral-dependent, is calculated based on the fair value of its collateral. The fair value of the collateral is based on appraisals, and management considers factors such as the assumptions and techniques utilized by the appraiser. If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, management will determine if a valuation allowance is recorded as a component of the allowance for loan losses or a charge off of the collateral deficiency is recorded. Management considers the factors of each relationship in making this determination. No interest income was recognized on nonaccrual loans and nonperforming troubled debt restructurings (“TDRs”) during 2021 or 2020. Interest income recognized on performing TDRs was immaterial for both 2021 and 2020.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(4)
Originated Loans (continued)

The following table presents the Company’s impaired loans, including nonaccrual loans and both nonaccrual and accruing TDRs, at December 31, 2021 and 2020 (in thousands):
December 31, 2021:	Unpaid Contractual Principal Balance	Recorded Investment with no Allowance	Recorded Investment with Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Construction and land development	$—	—	—	—	—	—
Single-family residential	25	25	—	—	—	554
Commercial	974	974	—	—	—	4,627
Commercial (not secured by real estate)	829	142	687	687	320	472
	$1,828	1,141	687	687	320	5,653
December 31, 2020:
Construction and land development	$—	—	—	—	—	434
Single-family residential	906	906	—	906	—	1,315
Commercial	8,819	8,019	—	8,019	—	10,206
Commercial loans (not secured by real estate)	—	—	—	—	—	96
	$9,725	8,925	—	8,925	—	12,051
The Company utilizes an internal risk grading matrix to assign a risk grade to each of its loans. Loans are graded on a scale of 1 to 8. These risk grades are evaluated on an ongoing basis. A description of the general characteristics of the eight risk grades is as follows:
•
Risk Grades 1 – 4, Pass: Loans exhibit adequate cash flows, appropriate management and financial ratios within industry norms and/or are supported by sufficient collateral. Some credits in these rating categories may require a need for monitoring but elements of concern are not severe enough to warrant an elevated rating.

•
Risk Grade 5, Special Mention: An OAEM loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged, if any. There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•
Risk Grade 6, Substandard: These loans have the general characteristics of a Grade 5 OAEM loan, with heightened potential concerns and a greater possibility of loss. The exact amount of loss is not yet known because neither the liquidation value of the collateral nor the borrower’s predicted repayment ability is known with confidence.

•
Risk Grade 7, Doubtful: Loans classified as Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 8, Loss: Loans classified as Loss are considered uncollectable and continuance as an acceptable asset is not warranted. This classification does not mean that the asset has absolutely no recovery potential or salvage value, but rather that it is not practical or desirable to defer writing off this loan even though partial recovery may occur in the future. Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(4)
Originated Loans (continued)

The following table presents the credit risk profile of each loan type based on internally assigned risk grade as of December 31, 2021 and 2020 (in thousands):
Risk Grade	Pass	Special Mention	Substandard	Doubtful – Loss	Total
December 31, 2021:
Construction and land development	$145,061	1,304	—	—	146,365
Single-family residential	122,588	1,556	78	—	124,222
Commercial	409,587	3,471	540	—	413,598
Multifamily	5,271	—	—	—	5,271
Commercial (not secured by real estate)	201,798	1,096	1,020	—	203,914
Consumer (not secured by real estate)	10,252	2	—	—	10,254
	$894,557	7,429	1,638	—	903,624
December 31, 2020:
Construction and land development	$113,731	234	—	—	113,965
Single-family residential	103,828	1,976	1,166	—	106,970
Commercial	293,336	8,807	4,024	—	306,167
Multifamily	12,729	—	—	—	12,729
Commercial (not secured by real estate)	249,636	1,046	130	—	250,812
Consumer (not secured by real estate)	13,244	11	2	—	13,257
	$786,504	12,074	5,322	—	803,900
The following table presents an analysis of TDR loans by loan type as of December 31, 2021 and 2020 (dollars in thousands):
December 31, 2021:	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Troubled Debt Restructurings that have Subsequently Defaulted
				Number of Contracts	Recorded Investment
Commercial	2	1,339	866	—	—
	2	$1,339	866	—	$—
December 31, 2020:
Single-family residential	3	$327	287	2	$147
Commercial	4	5,819	4,804	—	—
	7	$6,146	5,091	2	$147
The Company did not modify any loans in 2021 that would qualify as a TDR and restructured two single-family residential contracts in 2020 with a pre and post-modification recorded investment of $147,000.
During 2020 and 2021, the Company modified loans for certain customers by extending payments for 90 days or granting interest only payments for some period as a result of the COVID-19 pandemic. Accordingly, such loans were not classified as troubled debt restructurings. As of December 31, 2021, the extension period for these loans had expired with customers resuming their regular payment schedule.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(5)
Acquired Loans

Major classifications of acquired loans at December 31, 2021 and 2020 are summarized as follows (in thousands):
	2021	2020
Real estate loans:
Construction and land development	$13,265	28,548
Single-family residential	34,444	64,182
Commercial	92,296	146,233
Multifamily	1,321	1,442
Total real estate loans	141,326	240,405
Commercial loans (not secured by real estate)	10,288	23,156
Consumer loans (not secured by real estate)	1,828	3,421
Total acquired loans	$153,442	266,982
The following table presents an aging analysis of past due acquired loans, including acquired nonaccrual loans, by loan type, as of December 31, 2021 and 2020 (in thousands):
December 31, 2021:	Loans 30 – 89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Construction and land development	$38	—	38	13,227	13,265	—
Single-family residential	458	—	458	33,986	34,444	—
Commercial	33	—	33	92,263	92,296	—
Multifamily	—	—	—	1,321	1,321	—
Commercial loans (not secured by real estate)	139	69	208	10,081	10,288	—
Consumer loans (not secured by real estate)	5	4	9	1,818	1,828	—
Total	$673	73	746	152,696	153,442	—
December 31, 2020:
Construction and land development	$65	—	65	28,483	28,548	—
Single-family residential	803	121	924	63,258	64,182	—
Commercial	185	—	185	146,048	146,233	—
Multifamily	—	—	—	1,442	1,442	—
Commercial loans (not secured by real estate)	310	127	437	22,719	23,156	—
Consumer loans (not secured by real estate)	37	—	37	3,384	3,421	—
Total	$1,400	248	1,648	265,334	266,982	—

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(5)
Acquired Loans (continued)

The following tables present the Company’s acquired non-accrual loans as of December 31, 2021 and 2020 (in thousands):
	2021	2020
Construction and land development	$27	33
Single-family residential	338	708
Commercial	169	4,297
Commercial loans (not secured by real estate)	231	291
Consumer loans (not secured by real estate)	8	2
Total	$773	5,331
At December 31, 2021, there were no purchased loans remaining that exhibited at the date of acquisition, evidence of deterioration of credit quality since origination. Such loans were as follows as of December 31, 2020 (in thousands):
	Contractually Required Payments	Non- Accretable Difference	Cash Flows Expected to be Collected
Single-family residential	$699	337	362
Commercial	1,898	283	1,615
Commercial loans (not secured by real estate)	155	44	111
Total	$20,753	7,340	13,413
The following table presents the credit risk profile (using the risk grades described in Note 4) of each acquired loan type based on internally assigned risk grade as of December 31, 2021 and 2020 (in thousands):
Risk Grade	Pass	Special Mention	Substandard	Doubtful – Loss	Total
December 31, 2021:
Construction and land development	$13,238	—	27	—	13,265
Single-family residential	33,186	921	338	—	34,444
Commercial	85,398	6,729	169	—	92,296
Multifamily	1,321	—	—	—	1,321
Commercial (not secured by real estate)	9,418	639	231	—	10,288
Consumer (not secured by real estate)	1,819	—	8	—	1,828
	$144,380	8,289	773	—	153,442
December 31, 2020:
Construction and land development	$26,570	1,945	33	—	28,548
Single-family residential	62,865	579	738	—	64,182
Commercial	130,305	11,631	4,297	—	146,233
Multifamily	1,442	—	—	—	1,442
Commercial (not secured by real estate)	21,583	1,210	363	—	23,156
Consumer (not secured by real estate)	3,419	—	2	—	3,421
	$246,184	15,365	5,433	—	266,982

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(5)
Acquired Loans (continued)

The following table presents a rollforward of the acquired loans and a summary of the changes in the accretable discount and non-accretable difference, by acquisition, for the years ended December 31, 2021 and 2020.
December 31, 2021:	Heritage Bancorporation	Providence	Total
Acquired Loan Balance
Balance, beginning of period	$240,113	26,869	266,982
Charge-offs	—	—	—
Accretion	(1,221)	(104)	(1,325)
Other net change in balances	(98,372)	(13,843)	(112,215)
Balance, end of period	$140,520	12,922	153,442
Accretable Discount
Balance, beginning of period	$2,911	444	3,355
Charge-offs, other net changes in balance	—	—	—
Accretion	(1,221)	(104)	(1,325)
Balance, end of period	$1,690	340	2,030
Non-Accretable Difference
Balance, beginning of period	$664	—	664
Charge-offs, other net changes in balance	(664)	—	(664)
Balance, end of period	$—	—	—
Acquired Loan Balance
Balance, beginning of period	$355,487	47,692	403,179
Charge-offs	—	—	—
Accretion	(1,350)	(192)	(1,542)
Other net change in balances	(114,024)	(20,631)	(134,655)
Balance, end of period	$240,113	26,869	266,982
Accretable Discount
Balance, beginning of period	$4,261	636	4,897
Charge-offs, other net changes in balance	—	—	—
Accretion	(1,350)	(192)	(1,542)
Balance, end of period	$2,911	444	3,355
Non-Accretable Difference
Balance, beginning of period	$7,340	—	7,340
Charge-offs, other net changes in balance	(6,676)	—	(6,676)
Balance, end of period	$664	—	664
During 2020 and 2021, the Company modified acquired loans for certain customers by extending payments for 90 days or granting interest only payments for some period as a result of the COVID-19 pandemic. Accordingly, such loans were not classified as troubled debt restructurings. As of December 31, 2021, the extension period for these loans had expired with customers resuming their regular payment schedule.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(6)
Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31, 2021 and 2020 were as follows (in thousands):
December 31, 2021:	Construction and Land Development	Single Family Residential	Real Estate Commercial	Multifamily	Commercial Loans – not secured by Real Estate	Consumer Loans – not secured by Real Estate	Unallocated	Total
Allowance for loan Losses
Beginning balance	$2,499	1,981	5,144	171	3,574	449	299	14,117
Provision for loan losses	(409)	(407)	548	(101)	291	237	(159)	—
Charge-offs	—	—	(86)	—	(541)	(463)	—	(1,090)
Recoveries	717	320	812	9	266	77	—	2,201
Ending balance	$2,807	1,894	6,418	79	3,590	300	140	15,228
Ending balance, individually evaluated for impairment	$—	—	—	—	320	—	—	320
Ending balance, collectively evaluated for impairment	2,807	1,894	6,418	79	3,270	300	140	14,908
	$2,807	1,894	6,418	79	3,590	300	140	15,228
Loans:
Ending balance, individually evaluated for impairment	$—	—	—	—	1,512	—	—	1,512
Ending balance, collectively evaluated for impairment	159,630	158,666	505,894	6,592	212,690	12,082	—	1,055,554
	$159,630	158,666	505,894	6,592	214,202	12,082	—	1,057,066
Allowance for loan Losses
Beginning balance	$1,162	867	1,936	143	1,504	102	232	5,946
Provision for loan losses	1,408	1,091	3,520	28	2,577	659	67	9,350
Charge-offs	(111)	(28)	(417)	—	(753)	(431)	—	(1,740)
Recoveries	40	51	105	—	246	119	—	561
Ending balance	$2,499	1,981	5,144	171	3,574	449	299	14,117
Ending balance, individually evaluated for impairment	$—	—	286	—	—	—	—	286
Ending balance, collectively evaluated for impairment	2,499	1,981	4,858	171	3,574	449	299	13,831
	$2,499	1,981	5,144	171	3,574	449	299	14,117
Loans:
Ending balance, individually evaluated for impairment	$—	1,061	11,691	—	—	—	—	12,752
Ending balance, collectively evaluated for impairment	142,513	169,729	439,094	14,171	273,857	16,678	—	1,056,042
Ending balance, acquired loans with deteriorated credit quality	—	362	1,615	—	111	—	—	2,088
	$142,513	171,152	452,400	14,171	273,968	16,678	—	1,070,882

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(7)
Premises and Equipment

Premises and equipment at December 31, 2021 and 2020 are summarized as follows (in thousands):
	2021	2020
Land and land improvements	$7,341	7,349
Buildings and improvements	27,968	25,763
Furniture and equipment	9,883	10,476
Construction in progress	609	3,768
	45,801	47,356
Less accumulated depreciation	(10,665)	(10,191)
	$35,136	37,165
Depreciation expense was approximately $2.7 million and $2.6 million for 2021 and 2020, respectively.
(8)
Other Real Estate Owned

Major classifications of other real estate owned (“OREO”) non purchased and purchased, net of direct write-downs, at December 31, 2021 and 2020 are summarized as follows (in thousands):
December 31, 2021	Non Purchased OREO	Purchased OREO	Total OREO
Construction and land development	$—	857	857
Total other real estate owned	$—	857	857
December 31, 2020
Construction and land development	$27	2,103	2,130
Commercial	50	413	463
Total other real estate owned	$77	2,516	2,593
The following is a summary of the changes in other real estate owned for the years ended December 31, 2021 and 2020 (in thousands):
December 31, 2021	Non Purchased OREO	Purchased OREO	Total OREO
Balance at the beginning of the year	$77	2,516	2,593
Transferred from Premises	—	500	500
Cash sales	(73)	(1,910)	(1,983)
Loss on sales	(4)	(198)	(202)
Write-downs	—	(51)	(51)
Balance at the end of the year	$—	857	857

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(8)
Other Real Estate Owned (continued)

December 31, 2020	Non Purchased OREO	Purchased OREO	Total OREO
Balance at the beginning of the year	$2,350	6,943	9,293
Foreclosures	1,377	—	1,377
Transferred to Premises	—	(276)	(276)
Cash sales	(3,380)	(3,366)	(6,746)
Financed sales	(121)	—	(121)
Gains (Loss) on sales	(34)	211	177
Write-downs	(115)	(996)	(1,111)
Balance at the end of the year	$77	2,516	2,593

(9)
Deposits

The following is a summary of deposits as of December 31, 2021 and 2020 (in thousands):
	2021	2020
Noninterest-bearing deposits	$485,754	415,476
Interest-bearing demand deposits	275,115	283,009
Money market and savings deposits	439,964	385,246
Time deposits	226,605	278,825
	$1,427,438	1,362,556
At December 31, 2021, the contractual maturities of time deposits are summarized as follows (in thousands):
2022	$118,542
2023	49,277
2024	42,521
2025	12,875
2026	2,633
2027 and thereafter	757
$226,605
The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2021 and 2020 was approximately $50.9 million and $67.1 million, respectively.
(10)
FHLB Advances

The Company maintains access to borrowings with the FHLB. The FHLB borrowings are collateralized by FHLB stock and a blanket assignment on all residential first mortgage loans, home equity lines of credit, multi-family real estate loans and loans secured by commercial real estate that the Company owns. At December 31, 2021 and 2020, the lendable collateral totaled approximately $84.3 million and $86.9 million on $133.0 million and $132.0 million of loans pledged, respectively. As additional collateral, the Company may pledge securities to the FHLB. At December 31, 2021 and 2020, there were no securities pledged to the FHLB. The Company did not have any FHLB borrowings outstanding at December 31, 2021 or 2020.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(10)
FHLB Advances (continued)

The Company is required to purchase and hold certain amounts of FHLB stock to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Company owned FHLB stock amounting to approximately $800 thousand and $1.2 million at December 31, 2021 and 2020, respectively.
(11)
Lines of Credit

The Company entered into an agreement with a bank in August 2019 for a line of credit for up to $15.0 million. This line of credit is secured by stock of the Bank. The line of credit includes a floating interest rate of the Wall Street Journal prime rate less 50 basis points with a floor of 3.00% and matures on March 31, 2022. At December 31, 2021 and 2020, the balance on this line was $14.7 million with an interest rate of 3.00%.
The Company entered into an agreement with a bank in June 2020 for a line of credit for up to $10.0 million. This line of credit is secured by stock of the Bank. In May 2021, the bank agreed to increase the line of credit to $25.0 million to facilitate the repurchase of the Company’s subordinated debt. The line of credit includes a floating interest rate of the Wall Street Journal prime rate with a floor of 3.25% and matures on March 31, 2022. In March 2022, the Company and bank agreed to extend the maturities on both lines of credit under the same terms to December 31, 2022. At December 31, 2021, the balance on the line was $19.5 million. There was no balance on the line at December 31, 2020.
(12)
Junior Subordinated Debentures

In connection with the acquisition of Heritage Bancorporation in 2019, the Company assumed the debentures issued to Liberty Shares Statutory Trust II (“Trust”). The Debt Securities represent the sole assets of the Trust. The Trust is not included in the consolidated financial statements. The debentures mature on March 15, 2036. The interest rate reprices quarterly equal to the three-month LIBOR plus 148 basis points (1.68% and 1.70% at December 31, 2021 and 2020, respectively) with interest payable quarterly.
The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Trust Preferred Securities. The Company’s investment in the Trust Common Securities is included in other assets in the consolidated balance sheets. The debentures are unsecured obligations of the Company and are junior in right of all present and future indebtedness of the Company.
The debenture issued to the Trust that was assumed by the Company had a par value of $10.3 million and an unamortized discount of $907 thousand and $1.1 million at December 31, 2021 and 2020, respectively.
(13)
Subordinated Notes

On June 30, 2020, the Company completed the offering and sale of $20 million in aggregate amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due in 2030. Debt issuance costs of $373 thousand were netted with proceeds and are being amortized over the term of the notes. The subordinated notes will mature on June 30, 2030 and through June 30, 2025, bear a fixed rate of interest of 6.00% per annum, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year. Beginning June 30, 2025, the interest rate on the subordinated notes resets quarterly to a floating rate per annum equal to the then-current one month-LIBOR plus 5.63%, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year to the maturity date or earlier redemption. Beginning June 30, 2025, the Company may, at its option and with proper notice provided, redeem the subordinated notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(13)
Subordinated Notes (continued)

During 2021, in conjunction with the pending Purchase and Assumption Agreement with VyStar Credit Union, the Company repurchased all of the outstanding subordinated debt. Total premiums paid (including related broker fees) on the early redemption totaled $3.4 million, which was included with professional and other expenses related to pending transaction on the income statement. In addition, the Company recognized $323,000 in expense for unamortized debt issuance costs.
(14)
Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2021 (in thousands):
Beginning balance	$3,081
New loans and advances	1,858
Repayments	(1,861)
Ending balance	$3,078
The Company had deposit relationships with related parties of approximately $14.5 million and $10.2 million as of December 31, 2021 and 2020, respectively.
(15)
Employee Benefit and Stock Plans

The Company has a contributory 401(k) profit sharing plan covering substantially all of its employees. The contributions to the plan are at the discretion of its board of directors. Contributions for both 2021 and 2020 were equal to one hundred percent of employee deferrals up to six percent. Total expense related to this plan was approximately $794 thousand and $766 thousand for the years ended December 31, 2021 and 2020, respectively.
The Company adopted a nonqualified supplemental executive retirement plan (“SERP”) to provide retirement benefits to certain of the Company’s executive officers and to provide death benefits for the designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts were purchased on certain executive officers. For the years ended December 31, 2021 and 2020, the Company incurred expense of $504 thousand and $866 thousand, respectively, in conjunction with the SERP.
In 2012, the plan agreements relating to the SERP were amended to provide for the distribution of a portion of the retirement benefit in the form of Company stock as opposed to cash. The result of the amendment was the conversion of $1.7 million of the existing accrued deferred compensation obligation payable from cash to stock. The portion of the obligation payable as stock is treated as an equity award as opposed to a liability award under ASC 480-10-25; accordingly, no liability is recorded under ASC 718-20-55 implementation guidance and no expense beyond the conversion value (i.e., the grant date value of the promised stock) is recognized in accordance with equity accounting rules of ASC 718-10-35. During 2021 and 2020, 9,660 and 9,600 shares, respectively, were issued under the SERP.
As of December 31, 2021, 194,110 shares are scheduled to be issued to eight participants over a twenty-year period beginning at retirement.
The Company is the owner and beneficiary of life insurance policies on the lives of its key officers. The Company intends to use these policies to partially fund the SERP described above. During 2021, the Company purchased an additional $5.0 million of additional coverage on officers. Income related to the life insurance policies totaled approximately $900 thousand and $797 thousand for the years ended December 31,

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(15)
Employee Benefit and Stock Plans (continued)

2021 and 2020, respectively. The carrying value of the policies recorded in the balance sheets was approximately $34.6 million and $28.7 million at December 31, 2021 and 2020, respectively.
During 2018, the Company implemented its “2018 Long-Term Incentive Plan” (“Plan”) which allows for the distribution of share-based awards to be granted to officers, directors and employees from time to time as approved. An aggregate of 200,000 shares have been reserved for issuance under the Plan. The Company awarded both Stock Options and Restricted Stock under this Plan.
Options constitute both incentive and non-qualified stock options.
A summary of stock option activity and changes during the years ended December 31, 2021 and 2020 is presented below.
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Outstanding, December 31, 2020	39,547	$9.59
Exercised	(1,293)	6.67
Outstanding, December 31, 2021	38,254	9.72	3.8
Options exercisable at end of year	34,395	9.58	3.7
Total compensation costs related to stock options was $71 thousand for the years ended December 31, 2021 and 2020. As of December 31, 2021, there was $18 thousand of unrecognized compensation costs related to unvested stock options that will be recognized ratably over the remaining vesting period of less than one year.
The Company awarded restricted shares of common stock to certain employees and directors which vest over a three to five-year period based on service and performance. Any restricted stock that has not vested at the time of the termination of the recipient’s service relationship will be forfeited. The shares were valued based on the market price at the time of grant.
Compensation expense related to restricted stock awards recognized during the years ended December 31, 2021 and 2020 was $661 thousand and $805 thousand, respectively. As of December 31, 2021, the Company estimates $155 thousand in unrecognized compensation expense for restricted stock granted.
The following tables summarizes non-vested restricted stock awards.
	Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2020	87,151	$13.97
Vested	46,939	14.79
Forfeited	903	23.37
Outstanding, December 31, 2021	39,309	12.79

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(16)
Commitments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The notional contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The exposure to credit loss in the event of nonperformance by the counter party for commitments to extend credit and letters of credit written is represented by the contractual or notional amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it uses for underwriting on-balance sheet instruments. In most cases, collateral or other security is required to support financial instruments with a credit risk.
The following table summarizes, as of December 31, 2021 and 2020, the contract amount of off-balance sheet instruments (in thousands):
	2021	2020
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$404,353	260,461
Financial and performance letters of credit	5,286	5,334
	$409,639	265,795
Commitments to extend credit are arrangements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness and subjects commitments to typical credit underwriting on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management’s credit evaluation. Collateral held varies, but may include unimproved and improved real estate, certificates of deposit, personal property or other acceptable collateral.
Commercial letters of credit are issued to facilitate commerce and typically result in the commitment being drawn on when the underlying transaction is consummated between the customer and the third party. Those guarantees are primarily issued to local businesses. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, certificates of deposit, and other acceptable collateral as security supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments varies.
At December 31, 2021 and 2020, the Company had $20.0 million and $28.4 million, respectively, available for the purchase of unsecured overnight federal funds from two correspondent financial institutions.
(17)
Income Taxes

The provision for income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):
	2021	2020
Current	$32	8
Deferred	3,957	1,042
Total income tax expense	$3,989	1,050

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(17)
Income Taxes (continued)

The reasons for the difference between actual tax expense and tax computed at the federal income rate (21%) are as follows (in thousands):
	2021	2020
Pretax income at statutory rates	$3,739	1,153
Add (deduct):
Tax-exempt interest income	(42)	(15)
Life insurance income	(189)	(167)
State income taxes, net of federal benefit	504	47
Other, net	(23)	32
Total income tax expense	$3,989	1,050
The sources and tax effects of temporary differences that give rise to signification portions of deferred income tax assets and liabilities are as follows (in thousands):
	2021	2020
Deferred tax assets:
Unrealized losses on securities available for sale	$685	—
Deferred loans fees	445	728
Provision for loan losses	3,516	2,947
Other real estate owned	184	615
Acquisition fair value adjustments	289	2,025
Other expenses	261	211
Accrued other	105	658
Transaction costs	186	—
Share-based compensation	272	262
Deferred compensation	875	760
State tax credits	769	518
Net operating losses	7,060	9,582
Total deferred tax assets	14,647	18,306
Deferred tax liabilities:
Unrealized gains on securities available for sale	—	465
Premises & equipment	669	831
Core deposit intangible	1,821	2,042
Other liabilities	64	68
Total deferred tax liabilities	2,554	3,406
Net deferred tax asset	$12,093	14,900
As of December 31, 2021 and 2020, the Company had federal net operating loss carryforwards of $25.3 million and $35.2 million, respectively that start expiring in 2029. Additionally, the Company had state net operating loss carryforwards of $38.6 million and $48.4 million for the same periods that begin expiring in 2029. As of December 31, 2021, $13.5 million of the federal and $20.6 million of the state net operating loss carryforwards are subject to the annual deduction limitation provisions of Internal Revenue Code Section 382. The Company carries $974 thousand of state income tax credits that start expiring in 2022 if not utilized. These credits have a five-year carryforward period.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(17)
Income Taxes (continued)

The Company and its subsidiary are subject to U.S. federal income tax as well as income tax of the state of Florida and Georgia. The Company is subject to examination by taxing authorities for years ended December 31, 2018 and thereafter.
(18)
Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy rules and the regulatory framework for prompt corrective action, as revised by the Basel III Capital Rules effective as of January 1, 2015, the Bank must meet specific capital thresholds that involve quantitative measures of capital, assets, and certain off-balance sheet items as calculated under regulatory rules. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures (as defined) established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital, Tier 1 capital, and common equity Tier 1 capital (“CET 1”) to risk-weighted assets, and of Tier 1 capital to average assets, the Tier 1 leverage ratio.
Effective January 1, 2015, the Basel III Capital Rules revised the framework for prompt corrective action by (1) introducing a CET 1 ratio requirement at each level (other than critically undercapitalized), with the required CET 1 ratio being 6.5% for well capitalized status; (2) increasing the minimum Tier 1 capital ratio requirement for each category (other than critically undercapitalized), with the minimum Tier 1 capital ratio for well capitalized status being 8% (as compared to the prior 6%); and (3) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized.
As of December 31, 2021, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum guideline ratios as set forth in the table below. There are no conditions or events since December 31, 2021 that management believes have changed the Bank’s category.
The Bank’s actual capital amounts and ratios are presented below (dollars in thousands):
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
As of December 31, 2021:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to Risk-Weighted Assets	$173,088	13.90%	$99,654	8.00%	$124,568	10.00%
Tier 1 Capital to Risk-Weighted Assets	157,860	12.67%	74,741	6.00%	99,654	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	157,860	12.67%	56,056	4.50%	80,969	6.50%
Tier 1 Capital to Average Assets	157,860	9.81%	64,397	4.00%	80,497	5.00%
As of December 31, 2020:
Total Capital to Risk-Weighted Assets	$150,084	13.19%	$91,015	8.00%	$113,769	10.00%
Tier 1 Capital to Risk-Weighted Assets	135,967	11.95%	68,261	6.00%	91,015	8.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	135,967	11.95%	51,196	4.50%	73,950	6.50%
Tier 1 Capital to Average Assets	135,967	8.98%	60,585	4.00%	75,731	5.00%

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(19)
Fair Value Measurement and Disclosures

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820, Fair Value Measurements and Disclosures establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are utilized in the determination of fair value for instruments classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs for instruments classified within Level 3 of the hierarchy).
Fair Value Hierarchy
Level 1 -	Valuation is based upon quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
Level 2 -	Valuation is based upon quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 -	Valuation is generated from model-based techniques that use at least one significant assumption based on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances in which the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
The following methods and assumptions were used by the Company in estimating the fair value of its significant financial instruments and other accounts recorded or disclosed based on their fair value:
Cash and Cash Equivalents
For cash, due from banks, interest-bearing deposits in banks and federal funds sold, the carrying amount approximates fair value.
Securities
Securities available for sale are recorded at fair value on a recurring basis. Securities held to maturity are recorded at amortized cost. For securities available for sale, as well as securities held to maturity, the fair value is determined by various valuation methodologies. Where quoted market prices are available in active markets, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include certain U.S. agency bonds, collateralized mortgage and debt obligations, and certain municipal securities. The Level 2 fair value pricing is provided by an independent third party and is based upon similar securities in an active market.
Other Investments
FHLB stock is included in other investment securities at its original cost basis, as cost approximates fair value and there is no ready market for such investments.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(19)
Fair Value Measurement and Disclosures (continued)

Loans
The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. A loan is determined to be impaired if the Company believes it is probable that all principal and interest amounts due according to the terms of the note will not be collected as scheduled. The fair value of impaired loans is determined in accordance with generally accepted accounting principles and generally results in a specific reserve established through a charge to the provision for loan losses.
Losses on impaired loans are charged to the allowance when management believes the collectability of a loan is confirmed. Management classifies all impaired loans carried at fair value as Level 3, since their valuations are based on either discounted cash flows or on underlying collateral values, as determined by appraisals, which are based in part on observable inputs, but which are not themselves observable inputs.
Other Real Estate Owned
The fair value of OREO is determined using certified appraisals that assign value to the property at its highest and best uses by applying traditional valuation methods common to the industry. The Company does not hold any OREO for profit purposes and all OREO is actively marketed for sale. In most cases, management has determined that additional valuation adjustments may be appropriate to reflect other market factors that may not be captured in the appraisal. Accordingly, appraisals as adjusted are not based on observable inputs, and management has determined that OREO should be classified as Level 3.
Cash Surrender Value of Bank Owned Life Insurance
The carrying value of these assets approximates fair value.
Deposits
The carrying amount of demand deposits, savings deposits and variable-rate certificates of deposits approximates fair value. The fair value of fixed-rate certificates of deposits is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.
Securities Sold Under Agreements to Repurchase
The carrying amount of securities sold under agreements to repurchase approximates fair value.
Federal Home Loan Bank Advances
The carrying amount of variable rate advances approximates fair value. The fair value of fixed rate advances is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.
Lines of Credit
The carrying amount of the variable rate lines of credit approximates fair value.
Subordinated Notes
The carrying amount of the variable rate subordinated notes approximates fair value.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(19)
Fair Value Measurement and Disclosures (continued)

Junior Subordinated Debentures
The carrying amount of the variable rate trust preferred securities approximates fair value.
Commitments to Extend Credit
Commitments to extend credit and standby letters of credit are generally short-term and made using variable rates. The estimated fair value of these instruments is immaterial.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands).
December 31, 2021:	Level 1	Level 2	Level 3	Total
Securities available for sale:
State and political subdivisions	$—	26,043	—	26,043
Residential mortgage-backed securities	—	139,886	—	139,886
Collateralized mortgage obligations	—	26,061	—	26,061
Commercial mortgage-backed securities	—	3,294	—	3,294
Corporate debt securities	—	—	2,025	2,025
December 31, 2020:
Securities available for sale:
State and political subdivisions	$—	25,629	—	25,629
Residential mortgage-backed securities	—	86,634	—	86,634
Collateralized mortgage obligations	—	50,464	—	50,464
Commercial mortgage-backed securities	—	5,102	—	5,102
Corporate debt securities	—	—	1,500	1,500
Three corporate debt securities with a fair value of $2.0 million were purchased during 2021 and 2020 and added to the Level 3 as of December 31, 2021 because of a lack of observable market data for these securities.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
The table below presents the Company’s assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2021 and 2020, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):
December 31, 2021:	Level 1	Level 2	Level 3	Total
Acquired PCI loans	$—	—	—	—
Other real estate owned	—	—	857	857
Total	$—	—	857	857
December 31, 2020:
Acquired PCI loans	$—	—	2,088	2,088
Other real estate owned	—	—	2,593	2,593
Total	$—	—	4,681	4,681

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(19)
Fair Value Measurement and Disclosures (continued)

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2021 and 2020 were as follows (in thousands):
	Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3
December 31, 2021
Assets:
Cash and cash equivalents	$291,202	291,202	—	—
Securities available for sale	197,309	—	195,284	2,025
Other investments	786	—	786	—
Loans, net	1,055,325	—	1,037,781	—
Cash surrender value of bank owned life insurance	34,634	—	34,634	—
Liabilities:
Deposits	$1,427,438	—	1,427,438	—
Securities sold under repurchase agreements	23,988	—	23,988	—
Lines of credit	34,188	—	34,188	—
Junior subordinated debentures	9,403	—	9,403	—
Subordinated notes	—	—	—	—
December 31, 2020
Assets:
Cash and cash equivalents	$218,625	218,625	—	—
Securities available for sale	169,329	—	167,829	1,500
Other investments	1,203	—	1,203	—
Loans, net	1,068,032	—	1,065,634	2,088
Cash surrender value of bank owned life insurance	28,734	—	28,734	—
Liabilities:
Deposits	$1,362,556	—	1,365,255	—
Securities sold under repurchase agreements	13,187	—	13,187	—
Lines of credit	14,688	—	14,688	—
Junior subordinated debentures	9,250	—	9,250	—
Subordinated notes	19,646	—	19,646	—

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(20)
Condensed Financial Statements of Heritage Southeast Bancorporation, Inc. (Parent Only)

Balance Sheets
December 31, 2021 and 2020
(in thousands)
	2021	2020
Assets
Cash	$146	3,885
Investment in subsidiary	196,202	181,392
Other assets	1,215	1,490
Total assets	$197,563	186,767
Liabilities and Shareholders’ Equity
Lines of credit	$34,188	14,688
Subordinated notes	—	19,646
Junior subordinated debentures	9,403	9,250
Other liabilities	12	350
Total liabilities	43,603	43,934
Shareholders’ equity	153,960	142,833
Total liabilities and shareholders’ equity	$197,563	186,767
Statements of Income
For the Years Ended December 31, 2021 and 2020
(in thousands)
	2021	2020
Revenues:
Other	$5	7
Total revenues	5	7
Expenses:
Interest	1,847	1,619
Transaction costs	3,783	—
Other expense	154	134
Total expenses	5,784	1,753
Loss before income tax benefit and equity in undistributed income of subsidiary	(5,779)	(1,746)
Income tax benefit	(1,476)	(446)
Loss before equity in undistributed income of subsidiary	(4,303)	(1,300)
Equity in undistributed income of subsidiary	18,117	5,742
Net income	$13,814	4,442

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
(20)
Condensed Financial Statements of Heritage Southeast Bancorporation, Inc. (Parent Only) (continued)

Statements of Cash Flows
For the Years Ended December 31, 2021 and 2020
(in thousands)
	2021	2020
Operating activities:
Net income	$13,814	4,442
Adjustments to reconcile net income to net cash used in operating activities:
Amortization	507	173
Equity in undistributed income of subsidiary	(18,117)	(5,742)
Stock-based compensation	619	590
Change in assets and liabilities:
Other assets	275	9
Other liabilities	(338)	(1,016)
Net cash used in operating activities	(3,239)	(1,544)
Investing activities (net of effect of business combinations):
Investment in subsidiary	—	(20,500)
Net cash used in investing activities	—	(20,500)
Financing activities:
Proceeds from other borrowings	19,500	15,600
Repayment of other borrowings	—	(10,000)
Proceeds from subordinated debt offering	—	19,627
Repurchase of subordinated debt	(20,000)	—
Net cash provided by financing activities	(500)	25,227
Net change in cash	(3,739)	3,183
Cash at beginning of year	3,885	702
Cash at end of year	$146	3,885

(21)
Subsequent Events

Management has evaluated subsequent events for potential recognition or disclosure in the financial statements through April 29, 2022, the date on which the financial statements were available to be issued.

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Balance Sheets
As of June 30, 2022 and December 31, 2021
(In thousands, except share data)
	(Unaudited) 2022	2021
Assets
Cash and due from banks	$32,404	29,689
Interest-bearing deposits with banks	266,020	261,513
Cash and cash equivalents	298,424	291,202
Securities available for sale	192,982	197,309
Other investments	827	786
Loans, net of unearned income:
Originated	990,379	901,883
Acquired	120,880	153,442
Allowance for loan losses	(15,296)	(15,228)
Loans, net	1,095,963	1,040,097
Premises and equipment, net	33,812	35,136
Cash surrender value of bank owned life insurance	35,104	34,634
Other real estate owned	857	857
Accrued interest receivable	3,190	3,240
Goodwill	28,275	28,275
Core deposit intangible, net	6,809	7,283
Deferred tax asset, net	13,975	12,093
Other assets	2,814	3,653
Total assets	$1,713,032	1,654,565
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$527,023	485,754
Interest-bearing	959,425	941,684
Total deposits	1,486,448	1,427,438
Securities sold under agreements to repurchase	22,266	23,988
Lines of credit	34,688	34,188
Junior subordinated debentures	9,480	9,403
Accrued expenses and other liabilities	10,163	5,588
Total liabilities	1,563,045	1,500,605
Commitments
Shareholders’ equity:
Common stock, $0.10 par value, 50,000,000 shares authorized; 7,020,849 and 7,026,210 shares issued and outstanding	702	703
Additional paid in capital	117,328	117,444
Retained earnings	44,966	37,797
Accumulated other comprehensive income (loss)	(13,009)	(1,984)
Total shareholders’ equity	149,987	153,960
Total liabilities and shareholders’ equity	$1,713,032	1,654,565

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Income (Unaudited)
For the Six Months Ended June 30, 2022 and 2021
(In thousands, except share and per share data)
	2022	2021
Interest and dividend revenue:
Loans, including fees	$25,536	27,312
Investment securities	1,410	892
Federal funds sold, deposits in banks and other investments	705	134
Total interest and dividend revenue	27,651	28,338
Interest expense:
Deposits	1,320	1,829
Repurchase agreements	24	16
Line of credit	589	234
Junior subordinated debentures	188	163
Subordinated debt	—	600
Total interest expense	2,121	2,842
Net interest revenue	25,530	25,496
Provision for loan losses	—	—
Net interest revenue after provision for loan losses	25,530	25,496
Noninterest revenue:
Service charges and fees	2,959	2,574
Interchange and ATM fees	3,001	3,201
Bank owned life insurance income	470	440
Gain on sale of loans	849	1,644
Other	1,173	1,244
Total noninterest revenue	8,452	9,103
Operating expenses:
Salaries and employee benefits	14,318	13,079
Occupancy	2,775	2,845
Communications, data processing and equipment	3,465	3,504
Professional fees	581	887
FDIC assessment and other regulatory charges	406	507
Other real estate expenses, including losses on sales and impairments, net	13	172
Advertising and public relations	167	383
Postage, printing and supplies	314	300
Amortization of intangibles	475	475
Transaction costs	919	1.612
Other	1,492	1,572
Total other operating expenses	24,925	25,336
Income before income tax expense	9,057	9,263
Income tax expense	1,888	2,061
Net income	$7,169	7,202
Weighted-average number of shares outstanding:
Basic	7,009,946	6,964,250
Diluted	7,222,787	7,208,987
Earnings per share:
Basic	$1.02	1.03
Diluted	$0.99	1.00
See accompanying notes to consolidated financial statements.

HERITAGE SOUTHEAST BANCORPATION, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income (Unaudited)
For the Six Months Ended June 30, 2022 and 2021
(In thousands)
	2022	2021
Net income	$7,169	7,202
Other comprehensive income (loss):
Unrealized losses on securities available for sale	(14,781)	(1,753)
Income tax benefit related to other comprehensive income (loss):
Unrealized losses on securities available for sale	(3,756)	(456)
Total other comprehensive income (loss), net of tax	(11,025)	(1,297)
Comprehensive income (loss)	$(3,856)	5,905

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
For the Six Months Ended June 30, 2022 and 2021
(In thousands, except share data)
	Common Shares	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2020	7,023,344	$702	116,825	23,983	1,323	142,833
Stock-based compensation	(6,793)	—	327	—	—	327
Net income	—	—	—	7,202	—	7,202
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	(1,297)	(1,297)
Balance, June 30, 2021	7,016,551	$702	117,152	31,185	26	149,065
Balance, December 31, 2021	7,026,210	$703	117,444	37,797	(1,984)	153,960
Stock-based compensation	(5,361)	(1)	(116)	—	—	(117)
Net income	—	—	—	7,169	—	7,169
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	(11,025)	(11,025)
Balance, June 30, 2022	7,020,849	$702	117,328	44,966	(13,009)	149,987

HERITAGE SOUTHEAST BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2022 and 2021
(In thousands)
	2022	2021
Cash flows from operating activities:
Net income	$7,169	7,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	2,345	2,343
Provision for loan losses	—	—
Deferred income tax expense	1,874	2,043
Loss on sale and disposal of premises and equipment	37	10
Loss (gain) on sale of other real estate owned	—	101
Writedowns of other real estate owned	—	51
Stock-based compensation	(117)	327
Increase in cash surrender value of bank owned life insurance	(470)	(440)
Change in assets and liabilities:
Other assets and accrued interest receivable	890	794
Accrued expenses and other liabilities	4,575	(1,717)
Net cash provided by operating activities	16,303	10,714
Cash flows from investing activities:
Proceeds from maturities and calls of securities available for sale	23,258	29,941
Purchases of securities available for sale	(34,627)	(37,058)
Purchases of other investments	(41)	—
Proceeds from redemption of other investments	—	417
Net change in loans	(55,396)	11,422
Proceeds from sales of other real estate owned	—	1,409
Purchase of bank owned life insurance policies	—	(5,000)
Purchases of premises and equipment	(138)	(1,053)
Proceeds from sale of premises and equipment	75	199
Net cash used in investing activities	(66,869)	277
Cash flows from financing activities:
Net change in deposits	59,010	72,911
Net change in securities sold under agreements to repurchase	(1,722)	2,055
Proceeds from line of credit	500	8,000
Redemption of subordinated notes	—	(6,500)
Net cash provided by financing activities	57,788	76,466
Net change in cash and cash equivalents	7,222	87,457
Cash and cash equivalents at beginning of year	291,202	218,625
Cash and cash equivalents at beginning of year	298,424	306,082
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	2,227	3,209
Noncash investing and financing activities:
Transfer of premises and equipment to other real estate owned	—	500

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ bylaws also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances.
Under its bylaws, First Bancshares shall indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with the proceeding, provided the indemnified person acted in a manner he believed in good faith to be in or not opposed to the best interests of First Bancshares, and in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
To the extent First Bancshares has funds reasonably available to be used for this purpose, indemnified persons are entitled to have First Bancshares advance expenses incurred prior to final disposition of the proceeding, upon delivery of  (1) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met. The board of directors shall then make a determination that the facts then known would not preclude indemnification under the MBCA. Pursuant to such authority and the provisions of First Bancshares’ bylaws, First Bancshares has purchased insurance against certain liabilities that may be incurred by it and its officers and directors.
Under the bylaws, indemnification may not be authorized if it is established that the person appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit.
In addition to the bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to its articles of incorporation or bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
Item 21.   Exhibits and Financial Statements
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 27, 2022 by and between The First Bancshares, Inc. and Heritage Southeast Bancorporation, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement). **
3.1	Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to First Bancshares’ Current Report on Form 8-K filed on July 28, 2016).
3.2	Amendment to the Amended and Restated Articles of Incorporation of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Quarterly Report on Form 10-Q filed on August 9, 2018).
3.3	Amended and Restated Bylaws of The First Bancshares, Inc., effective as of March 17, 2016 (incorporated herein by reference to Exhibit 3.2 to First Bancshares’ Current Report on Form 8-K filed on March 18, 2016).
3.4	Amendment No. 1 to the Amended and Restated Bylaws of The First Bancshares, Inc. effective as of May 7, 2020 (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020).
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.3 to First Bancshares’ Registration Statement No. 333-220491 on Form S-3 filed on September 15, 2017).
4.2	Description of Registered Securities (incorporated herein by reference to Exhibit 4.6 to First Bancshares’ Annual Report on Form 10-K filed on March 11, 2022).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.*
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.*
8.2	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain U.S. federal income tax matters.*
21.1	Subsidiaries of The First Bancshares, Inc. (incorporated herein by reference to Exhibit 21.1 to First Bancshares’ Annual Report on Form 10-K filed on March 11, 2022).
23.1	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).*
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in the opinion referred to in Exhibit 8.2 above).*
23.3	Consent of Forvis, LLP (formerly BKD, LLP) (with respect to The First Bancshares, Inc.).
23.4	Consent of Crowe LLP (with respect to The First Bancshares, Inc.).
23.5	Consent of Wipfli LLP (with respect to Heritage Southeast Bancorporation, Inc.).
24	Power of Attorney (included on the signature page hereto).
99.1	Consent of Piper Sandler & Co.
99.2	Consent of Keefe, Bruyette & Woods, Inc.
99.3	Consent of D.A. Davidson & Co.
99.4	Form of Proxy of The First Bancshares, Inc.*
99.5	Form of Proxy of Heritage Southeast Bancorporation, Inc.*
107	Filing Fee Table

*
To be filed by amendment.

**
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on October 11, 2022.
THE FIRST BANCSHARES, INC.
By:
/s/ M. Ray (Hoppy) Cole, Jr.

Name:
M. Ray (Hoppy) Cole, Jr.

Title:
President and Chief Executive Officer

By:
/s/ Donna T. (Dee Dee) Lowery

Name:
Donna T. (Dee Dee) Lowery

Title
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Ray (Hoppy) Cole, Jr. and Donna T. (Dee Dee) Lowery his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ M. Ray (Hoppy) Cole, Jr. M. Ray (Hoppy) Cole, Jr.	Chairman of the Board and Director, President and Chief Executive Officer (Principal Executive Officer)	October 11, 2022
/s/ Donna T. (Dee Dee) Lowery Donna T. (Dee Dee) Lowery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 11, 2022
/s/ Rodney D. Bennett Rodney D. Bennett	Director	October 11, 2022
/s/ David W. Bomboy David W. Bomboy	Director	October 11, 2022
/s/ E. Ricky Gibson E. Ricky Gibson	Director	October 11, 2022
/s/ Charles R. Lightsey Charles R. Lightsey	Director	October 11, 2022

Signature	Title	Date
/s/ Jonathan A. Levy Jonathan A. Levy	Director	October 11, 2022
/s/ Fred A. McMurry Fred A. McMurry	Director	October 11, 2022
/s/ Thomas E. Mitchell Thomas E. Mitchell	Director	October 11, 2022
/s/ Renee Moore Renee Moore	Director	October 11, 2022
/s/ Ted E. Parker Ted E. Parker	Director	October 11, 2022
/s/ J. Douglas Seidenburg J. Douglas Seidenburg	Director	October 11, 2022
/s/ Andrew D. Stetelman Andrew D. Stetelman	Director	October 11, 2022